As filed with the Securities and Exchange Commission on April 18, 2013

Registration No. 333-185742

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gulf Coast Ultra Deep Royalty Trust

Freeport-McMoRan Copper & Gold Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6792 1000	46-6448579 74-2480931
	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 N. Central Ave.

Phoenix, AZ 85004

(602) 366-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas N. Currault II

Assistant General Counsel and Secretary

Freeport-McMoRan Copper & Gold Inc., as depositor of the Royalty Trust

333 N. Central Ave.

Phoenix, AZ 85004

(602) 366-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Shapiro Wachtell, Lipton, Rosen, & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	Michael J. Aiello Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Royalty Trust Units	241,688,791 units	N/A	$217,193,516	$29,625.20

(1)	The maximum number of units that could be issuable pursuant to this registration statement upon completion of the merger described herein. This number is based on the number of shares of McMoRan Exploration Co. (MMR) common stock estimated to be outstanding, including shares reserved for issuance upon conversion of MMR’s outstanding convertible securities, the exercise of options and the vesting of restricted stock units under incentive plans, and the exchange of each of those shares of MMR common stock, for cash and royalty trust units pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of December 5, 2012, by and among MMR, Freeport-McMoRan Copper & Gold Inc. (FCX) and INAVN Corp. (the merger agreement).
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s royalty trust units was calculated based upon the market value of shares of MMR common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (A) the product of (1) $15.67, the average of the high and low prices per share of MMR common stock on December 20, 2012, as quoted on the New York Stock Exchange, multiplied by (2) 236,079,909, the maximum number of shares of MMR common stock which may be cancelled in the merger as described in footnote 1, less (B) the amount of cash to be paid by FCX in exchange for shares of MMR common stock (which equals $3,482,178,658 or $14.75 per share of MMR common stock).
(3)	Calculated pursuant to Section 6(b) of the Securities Act and Securities and Exchange Commission Fee Rate revised October 2012 at a rate equal to $136.40 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 18, 2013

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear McMoRan Exploration Co. Stockholders:

On December 5, 2012, McMoRan Exploration Co., which is referred to herein as MMR, agreed to the acquisition of MMR by Freeport-McMoRan Copper & Gold Inc., which is referred to herein as FCX, under the terms of the Agreement and Plan of Merger, which is referred to herein as the merger agreement, between MMR, FCX and INAVN Corp., a wholly owned subsidiary of FCX, which is referred to herein as Merger Sub. Upon completion of the merger of Merger Sub with and into MMR, pursuant to the merger agreement MMR will become a wholly owned subsidiary of FCX. We refer to this transaction as the merger. We are sending you this proxy statement/prospectus to invite you to attend a special meeting of MMR stockholders being held to vote on the merger and to ask you to vote at the special meeting in favor of the merger.

If the merger is completed, each outstanding share of common stock of MMR (other than shares owned by FCX and its subsidiaries and shares held by stockholders who properly exercise dissenters’ rights) will be converted into the right to receive $14.75 in cash, without interest, and 1.15 units, which are referred to herein as the royalty trust units, representing beneficial interests in Gulf Coast Ultra Deep Royalty Trust, which is referred to herein as the Royalty Trust. Holders of royalty trust units will be entitled to share in a 5% gross overriding royalty interest in hydrocarbons saved and produced from MMR’s existing shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects. Cash will be paid in lieu of any fractional royalty trust units. As of the date of this proxy statement/prospectus, none of the prospects related to the royalty trust units had any reserves classified as proved, probable or possible, other than MMR’s onshore Lineham Creek well, and none of them had any associated production.

Certain of MMR’s directors and executive officers may have material financial interests in the merger that are different from, or in addition to, the interests of MMR stockholders generally. See “Special Factors—Interests of MMR Directors and Executive Officers in the Merger,” beginning on page 76.

We cannot complete the merger unless the MMR stockholders approve a proposed amendment to the amended and restated certificate of incorporation of MMR and the adoption of the merger agreement. We are seeking approval of both proposals at the special meeting of stockholders of MMR to be held on             , 2013. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the MMR special meeting in person, please submit your voting instructions as promptly as possible by (1) accessing the Internet website specified on your proxy card or (2) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the MMR special meeting. A failure to vote your shares is the equivalent of a vote against the charter amendment and the merger.

Under Delaware law, if the merger is completed, holders of shares of MMR common stock who do not vote in favor of the adoption of the merger agreement may, under certain circumstances, have the right to seek appraisal of the fair value of their shares, but only if they comply with all procedures and requirements of Delaware law explained in the accompanying proxy statement/prospectus.

The MMR board of directors, upon the unanimous recommendation of the special committee of the MMR board of directors, determined that the merger and related matters are fair to, advisable and in the best interests of MMR and its stockholders, and the MMR board of directors recommends that the MMR stockholders vote “FOR” the proposal to approve the amendment to the charter, “FOR” the proposal to approve the adoption of the merger agreement and “FOR” the other proposals to be submitted to the MMR stockholders at the MMR special meeting.

The obligations of FCX and MMR to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about MMR, the charter amendment and the merger is contained in this proxy statement/prospectus. We encourage you to read this entire proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 99.

We thank you for your continued support of MMR and look forward to the successful acquisition of MMR by FCX.

Sincerely,
James R. Moffett Co-Chairman of the Board of Directors, President & Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2013, and is first being mailed to MMR stockholders on or about                 , 2013.

MCMORAN EXPLORATION CO.

1615 Poydras St.

New Orleans, LA 70112

(504) 582-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2013

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of McMoRan Exploration Co., a Delaware corporation, which is referred to herein as MMR, will be held at                 , local time, on                 , 2013 at                 to consider and vote upon the following proposals:

1.	to approve the proposed amendment to Article X section (k) of the amended and restated certificate of incorporation of MMR to exclude FCX from the definition of “Interested Stockholder,” which is referred to herein as the charter amendment proposal;

2.	to approve the adoption of the Agreement and Plan of Merger, dated as of December 5, 2012, by and among MMR, Freeport-McMoRan Copper & Gold Inc., which is referred to herein as FCX, and INAVN Corp., a wholly owned subsidiary of FCX, which is referred to herein as Merger Sub, as such agreement may be amended from time to time, which is referred to herein as the merger agreement, which provides for, among other things, the merger of Merger Sub with and into MMR, with MMR surviving the merger as a wholly owned subsidiary of FCX, which is referred to herein as the merger proposal; and

3.	to approve the adjournment of the MMR special meeting, if necessary or appropriate, in the view of the MMR board of directors, to solicit additional proxies in favor of the charter amendment proposal or the merger proposal if there are not sufficient votes at the time of such adjournment to approve either proposal, which is referred to herein as the adjournment proposal.

These matters are described more fully in the accompanying proxy statement/prospectus, which MMR stockholders are urged to read thoroughly. The MMR board of directors, upon the unanimous recommendation of the MMR special committee, recommends that the MMR stockholders vote:

•	“FOR” the proposal to approve the proposed amendment to the charter;

•	“FOR” the proposal to approve the adoption of the merger agreement; and

•	“FOR” any adjournment of the special meeting, if necessary to solicit additional proxies in favor of the charter amendment proposal or the merger proposal.

All MMR stockholders are cordially invited to attend this special meeting with proper identification and, if applicable, acceptable proof of ownership, although only holders of record of MMR common stock at the close of business on April 4, 2013, will be entitled to receive notice of, and to vote at, the MMR special meeting, or any adjournment or postponement thereof. A list of stockholders entitled to receive notice of and vote at the MMR special meeting will be available in MMR’s offices located at 1615 Poydras Street, New Orleans, Louisiana 70112, during ordinary business hours for the ten-day period preceding the date of the MMR special meeting. A stockholder list will also be available at the MMR special meeting.

Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of MMR common stock. Approval of the merger proposal requires the affirmative vote of holders of (1) a majority of the outstanding shares of MMR common stock and (2) a majority of the outstanding shares of MMR common stock, excluding shares owned by FCX and its subsidiaries, Plains Exploration &

Production Company, which is referred to herein as PXP, and its subsidiaries, and certain MMR executive officers and directors who also serve as officers and/or directors of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr., who are referred to herein as the interested stockholders.

In connection with MMR’s solicitation of proxies for the special meeting, MMR began mailing the accompanying proxy statement/prospectus and proxy card on or about                 , 2013. Whether or not you expect to attend the MMR special meeting in person, please submit your voting instructions as promptly as possible by (1) accessing the Internet website specified on your proxy card or (2) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the MMR special meeting. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of MMR common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before its exercise at the MMR special meeting in the manner described in the accompanying proxy statement/prospectus.

BY ORDER OF THE BOARD OF DIRECTORS,

Nancy D. Parmelee

Senior Vice President, Chief Financial Officer & Secretary

McMoRan Exploration Co.

                , 2013

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR VOTING INSTRUCTIONS USING ONE OF THE METHODS ABOVE TO ENSURE THAT YOUR VOTE WILL BE COUNTED, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING. YOUR PROXY

MAY BE REVOKED AT ANY TIME BEFORE THE VOTE AT THE MMR SPECIAL MEETING BY FOLLOWING THE PROCEDURES OUTLINED IN THE ACCOMPANYING

PROXY STATEMENT/PROSPECTUS. YOU CAN FIND INSTRUCTIONS FOR VOTING ON

THE ENCLOSED PROXY CARD.

INFORMATION ABOUT ATTENDING THE MMR SPECIAL MEETING

Only stockholders of record on the record date of April 4, 2013 are entitled to notice of and to attend or vote at the MMR special meeting. If you plan to attend the MMR special meeting in person, please bring the following:

1.	Proper identification.

2.	Acceptable Proof of Ownership if your shares are held in street name.

Street name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is either (a) a letter from your broker stating that you beneficially owned MMR stock on the record date or (b) an account statement showing that you beneficially owned MMR stock on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF MMR STOCKHOLDERS TO BE HELD ON                 , 2013.

This proxy statement is available at

http://www.edocumentview.com/MMR_MTG.

ANNEXES

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about FCX and MMR from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Freeport-McMoRan Copper & Gold Inc. 333 N. Central Ave. Phoenix, AZ 85004 (602) 366-8100 Email: fcx_communications@fmi.com	McMoRan Exploration Co. 1615 Poydras Street New Orleans, Louisiana 70112 (504) 582-4000

The firms assisting MMR with the solicitation of proxies are:

Georgeson Inc. 199 Water Street, 26th Floor New York, New York 10038 Stockholders: (888) 607-9252 Bank, broker or other nominee: (212) 440-9800	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (800) 322-2885

You will not be charged for any of these documents that you request. If you would like to receive documents before the special meeting, please request them by                 , 2013 (which is five business days before the scheduled date of the MMR special meeting).

Investors may also consult MMR’s website and FCX’s website for more information concerning the merger described in this proxy statement/prospectus. MMR’s website is www.mcmoran.com. FCX’s website is www.fcx.com. Information included on MMR’s website and/or FCX’s website is not incorporated by reference into this proxy statement/prospectus.

See the section entitled “Where You Can Find More Information” beginning on page 160.

ABOUT THIS DOCUMENT

This document, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which is referred to herein as the SEC, constitutes a prospectus of FCX and the Royalty Trust under Section 5 of the Securities Act of 1933, which is referred to herein as the Securities Act, with respect to the royalty trust units to be issued to MMR stockholders as part of the consideration in connection with the merger. This document also constitutes a proxy statement of MMR under Section 14(a) of the Securities Exchange Act of 1934, which is referred to herein as the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of MMR’s stockholders to consider and vote upon the charter amendment, the merger and related matters.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus is dated                 , 2013. You should not assume that the information contained in this proxy statement/prospectus is

i

accurate as of any date other than such date, or that the information incorporated by reference in, this proxy statement/prospectus is accurate as of any date other than the date of such incorporated documents. Neither the mailing of this proxy statement/prospectus to MMR stockholders nor the issuance of the royalty trust units in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

QUESTIONS AND ANSWERS ABOUT THE MMR SPECIAL MEETING

The following are answers to some questions that you, as a stockholder of MMR, may have regarding the merger and the other matters being considered at the special meeting of stockholders of MMR, which is referred to herein as the special meeting or the MMR special meeting. MMR urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	The board of directors of McMoRan Exploration Co., which is referred to herein as MMR, is soliciting your proxy to vote at the MMR special meeting of stockholders because you owned shares of MMR common stock at the close of business on April 4, 2013, the record date for the MMR special meeting, and are therefore entitled to vote at the MMR special meeting. This proxy statement/prospectus, along with a proxy card or a voting instruction card, is being mailed to stockholders on or about , 2013. MMR has made these materials available to you on the internet, and MMR has delivered printed proxy materials to you. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote at the special meeting. You do not need to attend the special meeting in person to vote your shares of MMR common stock.

In order to complete the merger, MMR stockholders must vote to adopt the charter amendment and the merger proposal, and all other conditions to the merger must be satisfied or waived.

Q:	When and where will the special meeting be held?

A:	The MMR special meeting will be held at , local time, on , 2013 at .

Q:	On what matters will I be voting?

A:	You are being asked to approve a proposed amendment to Article X section (k) of the amended and restated certificate of incorporation of MMR to exclude FCX from the definition of “Interested Stockholder,” which is referred to herein as the charter amendment proposal.

You also are being asked to approve a proposal to adopt the Agreement and Plan of Merger, dated December 5, 2012, which is referred to herein as the merger agreement, by and among McMoRan Exploration Co., which is referred to herein as MMR, Freeport-McMoRan Copper & Gold Inc., which is referred to herein as FCX, and INAVN Corp., a wholly owned subsidiary of FCX, which is referred to herein as Merger Sub. The merger agreement provides for, among other things, the merger of Merger Sub with and into MMR, with MMR surviving the merger as a wholly owned subsidiary of FCX, which is referred to herein as the merger proposal. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In addition you are also being asked to vote on a proposal to adjourn the MMR special meeting, if necessary or appropriate, in the view of the MMR board of directors, to solicit additional proxies in favor of the charter amendment proposal or the merger proposal if there are not sufficient votes at the time of such adjournment to approve either proposal, which is referred to herein as the adjournment proposal.

Q:	How does the MMR board of directors recommend that I vote?

A:	The MMR board of directors, upon the unanimous recommendation of the MMR special committee, recommends that MMR stockholders vote “FOR” the charter amendment proposal, “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	How do I vote?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of MMR common stock, please vote your shares promptly.

Stockholders of Record

If your shares of MMR common stock are registered directly in your name with MMR’s transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been mailed to you by MMR. You may vote your shares by internet or by mail as further described below. Your vote authorizes each of James R. Moffett, Richard C. Adkerson, Nancy D. Parmelee and Kathleen L. Quirk, as your proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•	Vote by Internet—http://www.ivselection.com/explor2013_special

•	Use the internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Central Time) on , 2013.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the MMR special meeting. If you vote by internet, you do not also need to mail your proxy card. You may also vote in person at the MMR special meeting.

Beneficial Owners

If your shares of MMR common stock are held in a stock brokerage account, by a bank, broker or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker or nominee that is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares via the internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. Please note that you may not vote shares held in street name by returning a proxy card directly to MMR or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold shares of MMR common stock on your behalf may not give a proxy to MMR to vote those shares without specific instructions from you.

For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “If I am a beneficial owner of shares of MMR common stock, what happens if I don’t provide voting instructions? What is discretionary voting? What is a broker non-vote?”

Participants in MMR’s Employee Capital Accumulation Program

If you hold shares of MMR common stock through MMR’s Employee Capital Accumulation Program (ECAP), you may only vote your shares by mail. Accordingly, please complete, date and sign your proxy card and return it in the postage-paid envelope provided to you.

Q:	What vote is required to adopt each proposal?

A:	Approval of the charter amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MMR common stock.

Approval of the merger proposal requires the affirmative vote of holders of (1) a majority of the outstanding shares of MMR common stock and (2) a majority of the outstanding shares of MMR common stock, excluding shares owned by FCX and its subsidiaries, PXP and its subsidiaries, and certain MMR executive officers and directors who also serve as officers and/or directors of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr., who collectively are referred to herein as the interested stockholders. As of April 4, 2013, the record date, the interested stockholders as a group owned and were entitled to vote 60,070,442 shares of MMR common stock, or representing approximately 36.8% of the outstanding shares of MMR common stock on that date (excluding 31.25 million shares of MMR common stock beneficially owned by FCX due to its ownership of shares of MMR 5.75% convertible perpetual preferred stock, Series 2, which shares of common stock are not outstanding as of such date). Accordingly, if the interested stockholders were to maintain their holdings as of the record date for the MMR special meeting and the number of outstanding shares of MMR common stock remained unchanged, the affirmative vote of approximately 51,515,084 shares of MMR outstanding common stock held by persons other than the interested stockholders would be required to satisfy the required approval of the merger proposal by a majority of the outstanding shares of MMR common stock, excluding the shares held by the interested stockholders.

If the charter amendment were not adopted, the consummation of the merger would require the approval of a supermajority of the outstanding shares of MMR common stock. Under the version of Article X section (k) of the amended and restated MMR certificate of incorporation currently in effect, FCX is an “interested stockholder” of MMR due to its ownership of shares of MMR convertible preferred stock convertible into approximately 16.1% of the outstanding shares of MMR common stock as of April 4, 2013, the record date. Approval of the charter amendment proposal is a condition to the consummation of the merger. In addition, if the charter amendment proposal is adopted but the merger is not consummated, FCX will no longer constitute an “interested stockholder” of MMR and will be permitted to engage in certain transactions with MMR on the same basis as parties who are not affiliates of MMR, without being subject to heightened approval requirements.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MMR common stock entitled to vote on the proposal present in person or represented by proxy at the special meeting.

Q:	How many votes do I and others have?

A:	You are entitled to one vote for each share of MMR common stock that you held as of the record date. As of the close of business on April 4, 2013, the record date, there were 163,100,608 outstanding shares of MMR common stock.

In connection with entry into the merger agreement, FCX, MMR and PXP entered into a voting and support agreement, which is referred to herein as the support agreement, with respect to the merger. The support agreement generally requires that PXP, in its capacity as a stockholder of MMR, vote all of its shares of MMR common stock in favor of the charter amendment proposal and the merger proposal and against alternative transactions and generally prohibits PXP from transferring its shares of MMR common stock prior to the consummation of the merger. As of April 4, 2013, the record date, PXP held 51,000,000 shares of MMR common stock, representing approximately 31.3% of the outstanding shares of MMR common stock, all of which are subject to the support agreement.

As of April 4, 2013, the record date, the directors and executive officers of MMR as a group owned and were entitled to vote 9,110,202 shares of the common stock of MMR, representing approximately 5.6% of the outstanding shares of MMR common stock on that date (including 9,070,442 shares of MMR common stock, representing approximately 5.6% of the outstanding shares of MMR common stock, which are beneficially owned by the directors and executive officers of MMR who are interested stockholders). MMR currently expects that its directors and executive officers will vote their shares in favor of the charter amendment proposal and the merger proposal, but none of MMR’s directors or executive officers have entered into any agreement obligating them to do so.

v

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Your failure to vote will have the same effect as a vote against the charter amendment proposal and the merger proposal, but will have no effect on the adjournment proposal. Your abstention from voting will have the same effect as a vote against the charter amendment proposal, the merger proposal and the adjournment proposal.

Q:	How many shares must be present to hold the MMR special meeting?

A:	Under Delaware law and the amended and restated by-laws of MMR, the presence in person or by proxy of a majority of the outstanding shares of MMR common stock entitled to vote at the special meeting is necessary to constitute a quorum at the MMR special meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined above) of shares of MMR common stock and you do not instruct your bank, broker or other nominee how to vote your shares on any of the proposals, your shares will not be counted as present at the special meeting for purposes of determining whether a quorum exists. Votes of stockholders of record who are present at the special meeting in person or by proxy will be counted as present at the special meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on all of the proposals.

Q:	If I am a beneficial owner of shares of MMR common stock, what happens if I don’t provide voting instructions? What is discretionary voting? What is a broker non-vote?

A:	If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. The rules of the NYSE determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the rules of the NYSE, each of the proposals to be presented at the MMR special meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the proposals. A broker non-vote would have the same effect as a vote against the charter amendment proposal and the merger proposal, but no effect on the adjournment proposal. In addition, such shares will not be considered present at the special meeting for purposes of determining the existence of a quorum. Because there are no proposals being voted upon at the MMR special meeting that brokers have discretionary authority to vote on, MMR does not expect any broker non-votes on any of the proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the MMR common stock represented by your proxy will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the MMR special meeting and cannot be voted.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date;

•	you can send a signed notice of revocation; or

•

if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of MMR, as specified in this proxy statement/prospectus, no later than the beginning of the special meeting. If your shares are held in street name by your broker, bank or nominee, you should contact them to change your vote.

Q:	Do I need identification to attend the MMR special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of shares of MMR common stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of MMR common stock on the record date.

Q:	What consideration will MMR stockholders receive if the merger is completed, and what do the royalty trust units represent?

A:	If the merger is completed, each outstanding share of common stock of MMR (other than shares owned by FCX and its subsidiaries and shares held by stockholders who properly exercise dissenters’ rights) will be converted into the right to receive $14.75 in cash, without interest, and 1.15 units, which are referred to herein as the royalty trust units, representing beneficial interests in Gulf Coast Ultra Deep Royalty Trust, which is referred to herein as the Royalty Trust, that will be entitled to share in a 5% gross overriding royalty interest in hydrocarbons saved and produced from the subject interests (as defined below) during the life of the Royalty Trust. An overriding royalty interest in general represents a non-operating interest in an oil and gas property that provides the owner a specified share of production without any related operating expenses or development costs and is carved out of an oil and gas lessee’s working or cost-bearing interest under the lease. A working or cost-bearing interest in general represents an interest in an oil and gas property that provides the owner a specified share of production that is subject to all production expense and development costs. An owner of a working or cost-bearing interest, subject to the terms of applicable operating agreements, generally has the right to participate in the selection of a prospect, drilling location, or drilling contractor to propose the drilling of a well, to determine the timing and sequence of drilling operations, to commence or shut down production, to take over operations, or to share in any operating decision. An owner of an overriding royalty interest in general has none of the rights described in the preceding sentence, and holders of royalty trust units will not have such rights. Unlike royalty interests that are retained by the mineral rights owner that grants the leasehold, an “overriding” royalty is generally granted to a party that does not own any interest in the underlying minerals, and the overriding royalty interest expires when production ceases and the lease terminates. For more information, see the section entitled “Description of the Royalty Interests” beginning on page 144.

The Royalty Trust will dissolve on the earliest of the twentieth anniversary of the closing of the merger, the sale of all of the overriding royalty interests by the Royalty Trust, a vote in favor of termination by the holders of the required percentage of the royalty trust units, upon the election of the Trustee following its resignation for cause (as more fully described in the amended and restated trust agreement) or the exercise by FCX of the right to call all of the royalty trust units described in the following sentence. FCX has the right to call all of the royalty trust units beginning on the fifth anniversary of the closing at a price of $10 per royalty trust unit, or, if the applicable trading price of the royalty trust units falls below $0.25 per unit for a nine-month period, at a price of $0.25 per royalty trust unit. As of the date of this proxy statement/prospectus, none of the subject interests had any reserves classified as proved, probable or possible, other than MMR’s onshore Lineham Creek well, and none of the subject interests had any associated production. MMR’s independent reserve engineers have assigned initial estimates of 12.9 Bcfe of net proved reserves, 46.6 Bcfe of net probable reserves and 82.2 Bcfe of net possible reserves, associated with interim drilling results through December 31, 2012, from the sands encountered above 24,000 feet in the Lineham Creek well, located on one of the onshore subject interests. Upon the execution of the amended and restated trust agreement, the Royalty Trust will issue a number of royalty trust units equal to the fully diluted number of shares of MMR common stock outstanding immediately prior to the effective time of the merger (including shares beneficially owned by FCX and its subsidiaries, excluding shares issuable pursuant to equity awards which will be converted into FCX equity awards in connection with the consummation of the merger, and calculated assuming each of MMR’s convertible securities are converted at a conversion rate calculated assuming the maximum possible make-whole premium is received). We currently estimate that the total number of royalty trust units to be issued will approximate 230 million. This expectation is based on the maximum number of MMR common shares that could be issued to holders of MMR’s outstanding convertible securities at the maximum applicable make-whole premiums based on an assumed trading price and closing date for the merger and the assumption that no options are exercised prior to the closing of the merger. The exact number of royalty trust units to be issued will not be known until immediately prior to the closing of the merger. FCX, through one of its wholly owned subsidiaries, beneficially owns 500,000 shares of MMR’s 5.75% convertible perpetual preferred stock, series 2, which is currently convertible into 31,250,000 shares of MMR common stock. If the PXP merger is consummated prior to the consummation of the merger, FCX will beneficially own an additional 51 million shares of MMR common stock currently owned by PXP. Those shares beneficially owned by FCX will not be converted into the merger consideration. Accordingly, FCX will not directly receive royalty trust units. However, FCX will be entitled to retain the difference between the full number of royalty trust units issued and the number of royalty trust units required to be delivered as merger consideration (subject to an ongoing obligation to deliver royalty trust units to holders of certain outstanding convertible securities of MMR). If the PXP merger is not consummated prior to the consummation of the merger, PXP, due to ownership of approximately 31.3% of the outstanding shares of MMR common stock as of April 15, 2013, is expected to be the largest holder of royalty trust units following the consummation of the merger. If the PXP merger is consummated prior to the consummation of the merger, FCX, due to its retention of the royalty trust units which would no longer need to be delivered as merger consideration in respect of the shares previously held by PXP, is expected to be the largest holder of royalty trust units following the consummation of the merger, with anticipated holdings of approximately 27.1% of the outstanding royalty trust units at the time of closing of the merger (assuming that all holders of MMR convertible securities have exercised their conversion rights immediately following the closing of the merger). If the PXP merger is not consummated prior to the consummation of the MMR merger, it is anticipated that FCX would hold approximately 1.6% of the outstanding royalty trust units at the time of closing of the MMR merger (assuming that all holders of MMR convertible securities have exercised their conversion rights immediately following the closing of the merger). These percentages are approximate, and will vary with changes in the number of shares of MMR common stock outstanding, the closing date of the merger and the trading price of MMR common stock used to determine the conversion rate applicable to the MMR convertible securities at the time of the closing of the merger. As a function of the fact that the number of royalty trust units to be issued will be fixed at MMR’s fully diluted outstanding share count, but the number of outstanding shares of MMR common stock beneficially owned by persons other than FCX and its affiliates (and therefore entitled to receive the merger consideration) will fluctuate, FCX will retain a number of royalty trust units at the closing of the merger which will vary based on the number of outstanding shares of MMR common stock held by persons other than FCX and its affiliates at closing. Among other factors, the number of outstanding shares of MMR common stock beneficially owned by persons other than FCX and its affiliates will fluctuate based on the exercise of equity awards related to MMR common stock and, due to the impact of such variables on the make-whole conversion adjustment applicable to MMR’s convertible securities, the closing date of the merger and the trading price of MMR common stock at the time of closing of the merger.

Set forth below is a table showing FCX’s and PXP’s expected percentage ownership of the outstanding royalty trust units (i) immediately after the closing of the merger in the event that the PXP merger has been completed at or prior to that time, (ii) immediately after the closing of the merger in the event that the PXP merger has not been completed at or prior to that time and (iii) immediately after the closing of the PXP merger in the event that the PXP merger is completed after the closing of the merger.

	Percentage of Outstanding Royalty Trust Units Owned (1)
	FCX	PXP
If the PXP merger has been completed at closing	27.1%	N/A
If the PXP merger has not been completed at closing	1.6%	25.5%
If the PXP merger is completed after closing	27.1%	N/A

(1)	Percentages are approximate, assume that all holders of MMR convertible securities have exercised their conversion rights immediately following the closing of the merger, and will vary based upon the closing date of the merger, the number of shares of MMR common stock outstanding, the trading price of MMR common stock used to determine the conversion rate applicable to MMR’s convertible securities, and the timing of the conversion of such securities by the holders thereof.

Q:	Will I be able to trade the royalty trust units that I receive in the merger?

A:	The parties to the merger do not currently expect that the royalty trust units will be listed on a national securities exchange at the time of issuance. The parties to the merger intend to seek to list the royalty trust units for trading on a national securities exchange or market in the future; however, there can be no assurance that they will be successful in doing so, that a market will develop for the royalty trust units, or that you will be able to sell your royalty trust units.

Q:	What are the “subject interests”?

A:	The “subject interests” consist of 20 ultra-deep (target depths generally greater than 18,000 total vertical depth) prospects. The offshore “subject interests” consist of the following: (1) Barataria; (2) Barbosa; (3) Blackbeard East; (4) Blackbeard West; (5) Blackbeard West #3; (6) Bonnet; (7) Calico Jack; (8) Captain Blood; (9) Davy Jones; (10) Davy Jones West; (11) Drake; (12) England; (13) Hook; (14) Hurricane; (15) Lafitte; (16) Morgan; and (17) Queen Anne’s Revenge. The onshore “subject interests” consist of the following: (1) Highlander; (2) Lineham Creek; and (3) Tortuga. All of the subject interests are located in relatively shallow waters offshore of the state of Louisiana, or onshore in Louisiana. MMR does not own 100% of the working interest of any of the subject interests. The 5% gross overriding royalty interest in hydrocarbons saved and produced from the subject interests will burden all of MMR’s current leasehold interests associated with such prospects, as well as any leasehold interests associated with such prospects which are acquired by MMR on or before December 5, 2017. The gross overriding royalty interest will apply only to MMR’s working interest in each leasehold, as opposed to the working interest owned by any other interest owners in that leasehold. As a result, the 5% gross overriding royalty interest will be proportionately reduced based on MMR’s working interest to equal the product of five per cent (5%) multiplied by a fraction, the numerator of which is the working interest held by MMR and its affiliates in the applicable subject interest and the denominator of which is one hundred per cent (100%). As of the date of the merger agreement, the subject interests comprised all of MMR’s ultra-deep prospects and none of the subject interests had any reserves classified as proved, probable or possible, and none of the subject interests had any associated production. MMR may develop additional ultra-deep prospects subsequent to the date of the merger agreement, which will not be included in the subject interests. As of the date of this proxy statement/prospectus, MMR’s independent reserve engineers have assigned initial estimates of 12.9 Bcfe of net proved reserves, 46.6 Bcfe of net probable reserves and 82.2 Bcfe of net possible reserves, associated with interim drilling results through December 31, 2012, from the sands encountered above 24,000 feet in the Lineham Creek well, located on one of the onshore subject interests. As of the date of this proxy statement/prospectus, none of the subject interests had any associated production.

Q:	What is MMR’s estimated working interest with respect to each of the subject interests?

A:	MMR’s estimated working interest for each subject interest is as follows:

Subject Interest Name	Estimated Working Interest
Davy Jones	63.40%
Blackbeard East	72.00%
Lafitte	72.00%
Blackbeard West	69.40%
England	36.00%
Barbosa	72.00%
Morgan	72.00%
Barataria	72.00%
Blackbeard West #3	69.40%
Drake	72.00%
Davy Jones West	36.00%
Hurricane	72.00%
Hook	72.00%
Captain Blood	72.00%
Bonnet	72.00%
Queen Anne’s Revenge	72.00%
Calico Jack	36.00%
Highlander	72.00%
Lineham Creek	36.00%
Tortuga	72.00%

Q:	Are MMR stockholders entitled to appraisal rights?

A:	Yes. MMR stockholders may exercise appraisal rights in connection with the merger under Delaware law. The full text of the applicable section of the General Corporation Law of Delaware, which is referred to herein as the DGCL, is attached to this proxy statement/prospectus as Annex D. For more information, see the section entitled “Special Factors—Rights of Dissenting Stockholders” beginning on page 92.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials for the MMR special meeting, including multiple copies of this proxy statement/prospectus, proxy cards and/or voting instruction forms. This can occur if you hold your shares of MMR common stock in more than one brokerage account, if you hold shares directly as a record holder and also in street name, or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares of MMR common stock are voted.

Q:	If I am a MMR stockholder, should I send in my MMR stock certificates with my proxy card?

A:	No. Please DO NOT send your MMR stock certificates with your proxy card. After the merger is completed, if you held certificates representing shares of MMR common stock prior to the merger, Computershare Trust Company N.A., FCX’s exchange agent, will send you a letter of transmittal and instructions for exchanging your shares of MMR common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, you will receive the merger consideration.

x

Q:	Do you expect the merger to be taxable to MMR stockholders?

A:	Yes. The receipt of the merger consideration in exchange for shares of MMR common stock in the merger will be a fully taxable transaction. Please review carefully the information under “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80, for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors as to the specific tax consequences to you of the merger and of the ownership and disposition of the royalty trust units, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in light of your particular circumstances.

Q:	When do you expect the merger to be completed?

A:	MMR expects to complete the merger in the second quarter of 2013. However, MMR cannot assure you when or if the merger will occur. The merger is subject to regulatory and stockholder approvals and other conditions, and it is possible that factors outside the control of both MMR and FCX could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the MMR special meeting and the completion of the merger. MMR hopes to complete the merger as soon as reasonably practicable following the receipt of all required approvals.

Q:	How will the Royalty Trust be managed?

A:	The Royalty Trust will be managed by , as the trustee. The duties and liabilities of the trustee will be set forth in the amended and restated trust agreement to be entered into and are governed by the laws of the State of Delaware. The trustee will not make business decisions affecting the assets of the Royalty Trust. Therefore, substantially all of the trustee’s functions under the amended and restated trust agreement are expected to be ministerial in nature.

Q:	How does the proposed transaction relate to FCX’s proposed transaction with PXP?

A:	On December 5, 2012, FCX entered into an Agreement and Plan of Merger with PXP and IMONC LLC, a wholly owned subsidiary of FCX, which, as amended from time to time, is referred to herein as the PXP merger agreement, pursuant to which FCX will acquire PXP, which is referred to herein as the PXP merger. Concurrently with the filing of this proxy statement/prospectus, FCX and PXP are filing a proxy statement/prospectus in connection with the PXP merger that will be mailed to stockholders of PXP. The PXP merger is a separate transaction and the completion of the PXP merger is not a condition to the completion of the merger, nor is completion of the merger a condition to the completion of the PXP merger.

Q:	Whom should I call with questions about the special meeting or the merger?

A:	MMR stockholders should call MMR’s proxy solicitors, Georgeson Inc., toll-free at (888) 607-9252, or MacKenzie Partners, Inc., toll-free at (800) 322-2885, with any questions about the merger and related transactions.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you. MMR urges you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, and the other documents to which MMR has referred you because this section does not provide all the information that might be important to you with respect to the charter amendment and merger being considered at the MMR special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 160. MMR has included page references to direct you to a more complete description of the topics presented in this summary.

Special Factors (see page 24)

General Description and Effects of the Merger (see page 24)

At the effective time, Merger Sub will merge with and into MMR, with MMR surviving the merger as a wholly owned subsidiary of FCX.

Pursuant to the merger agreement, at the effective time, each issued and outstanding share of MMR common stock, other than any dissenting shares or shares held by FCX and any of its subsidiaries (including any shares acquired in connection with the consummation of the transactions contemplated by the PXP merger agreement), will be converted into the right to receive $14.75 in cash and 1.15 royalty trust units, which is referred to herein as the merger consideration. As of the date of this proxy statement/prospectus, none of the subject interests associated with the royalty trust units had any reserves classified as proved, probable or possible, other than MMR’s onshore Lineham Creek well, and none of such subject interests had any associated production. Cash will be paid in lieu of any fractional royalty trust units. Pursuant to the merger agreement, equity awards relating to shares of MMR common stock will either be cancelled and converted upon the consummation of the merger into the right to receive the merger consideration or will be converted into comparable equity awards relating to FCX common stock on generally the same terms and conditions as prior to the merger. Concurrently with the execution of the merger agreement, certain executive officers of MMR waived their contractual rights to accelerated vesting of equity awards as a result of the merger. For additional information on equity awards relating to shares of MMR, see the section entitled “Special Factors—Treatment of Options and Restricted Stock Units” beginning on page 92.

The corporate headquarters of the combined company will be located in Phoenix, Arizona, and the combined company expects to maintain offices in Houston, Texas and New Orleans, Louisiana, to support its oil and gas operations and existing administrative functions. FCX and MMR expect to complete the merger in the second quarter of 2013. However, the merger is subject to approvals and other conditions, and it is possible that factors outside the control of MMR and FCX could result in the merger being completed at a later time, or not at all.

MMR’s Reasons for the Merger and Recommendation of the MMR Special Committee and Board of Directors (see page 39)

The MMR special committee has unanimously (i) determined that the charter amendment and merger are fair to, advisable and in the best interests of MMR and its stockholders; (ii) approved the merger agreement; and (iii) recommended that the MMR board of directors adopt and approve the merger agreement.

Acting upon the unanimous recommendation of the MMR special committee, the MMR board of directors has approved the charter amendment and the merger agreement and recommends that MMR stockholders vote to approve the charter amendment and adopt the merger agreement.

Subject to certain conditions, the MMR board of directors, acting upon the recommendation of the MMR special committee, may change its recommendation in response to either (i) an intervening event or (ii) a superior proposal, if it determines, after consultation with its outside financial advisors and outside counsel, that not doing so would be inconsistent with its fiduciary duties under applicable law.

Opinion of Financial Advisor to the MMR Special Committee (see page 56)

In connection with the merger, on July 16, 2012, the MMR special committee retained Evercore Group L.L.C., which is referred to herein as Evercore, to act as a financial advisor to the MMR special committee. On December 5, 2012, at a meeting of the MMR special committee, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion later that day, that, as of December 5, 2012 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of shares of MMR common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of MMR common stock entitled to receive such merger consideration (other than PXP or any of its subsidiaries).

The full text of the written opinion of Evercore, dated as of December 5, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the MMR special committee (in its capacity as such) in connection with its evaluation of whether the merger consideration to be received by the holders of shares of MMR common stock was fair, from a financial point of view, to the holders of shares of MMR common stock entitled to receive such merger consideration (other than PXP or any of its subsidiaries) and did not address any other aspects or implications of the merger. Evercore’s opinion does not address the fairness of the proposed merger, or any consideration received in connection with the proposed merger, to the holders of any other securities, creditors or other constituencies of MMR, nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of MMR, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the merger as compared to any other business or financial strategies that might be available to MMR, nor does it address the underlying business decision of MMR to engage in the merger. Evercore’s opinion does not constitute a recommendation to the MMR special committee or to any other persons in respect of the merger, including as to how any holder of shares of common stock of MMR should act or vote in respect of the merger. Finally, Evercore did not express any opinion as to the price at which shares of MMR capital stock or shares of FCX capital stock will trade at any time or as to the price at which the royalty trust units will trade at any time.

Opinion of Financial Advisor to the FCX Special Committee (see page 68)

On December 4, 2012, Credit Suisse Securities (USA) LLC, which is referred to herein as Credit Suisse, rendered its oral opinion to the special committee of the FCX board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to FCX of the aggregate merger consideration (which, for purposes of the opinion, refers to the aggregate cash consideration and royalty trust units) to be paid or issued by FCX for the outstanding shares of MMR common stock in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the FCX special committee (in its capacity as such), and only addressed the fairness, from a financial point of view, to FCX of the aggregate merger consideration to be paid or issued by FCX in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger, including, without limitation, the fairness from a financial point of view to MMR’s stockholders of the merger consideration to be received by MMR’s stockholders in the merger pursuant to the merger agreement. The Credit Suisse opinion did not address the fairness to the holders of MMR common stock (in their capacity as such) of the merger or the merger consideration to be received by such holders in the merger or the differing interests of such holders, discussed under “Differing Interests of MMR Stockholders and FCX.” This proxy statement/prospectus includes a summary of Credit Suisse’s opinion and the material financial analyses performed by Credit Suisse in connection with the preparation of its opinion. The full text of Credit Suisse’s written opinion is included as an exhibit to the Rule 13e-3 transaction statement on Schedule 13E-3 with respect to the merger filed with the SEC as of the date hereof, which is referred to herein as the Schedule 13E-3, and is incorporated by reference hereby and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute a recommendation to the FCX special committee or the FCX board of directors with respect to the proposed merger or advice or a recommendation to any holder of MMR common stock as to how such holder should vote or act on any matter relating to the proposed merger. See the section entitled “Special Factors—Opinion of Financial Advisor to the FCX Special Committee” beginning on page 68.

Differing Interests of MMR Stockholders and FCX in the Merger (see page 50)

The interests of MMR stockholders other than FCX with respect to the merger consideration are significantly different from the interests of FCX. Among other things, FCX will pay the merger consideration in exchange for all of the outstanding equity interests in MMR while MMR stockholders other than FCX will receive the merger consideration in exchange for their equity interests in MMR and, following the consummation of the merger, MMR stockholders will not have a direct or indirect equity ownership interest in MMR or any of its assets. However, the royalty trust units that MMR stockholders receive as merger consideration pursuant to the merger agreement will provide the right to have an economic interest with respect to MMR’s ultra-deep assets.

Interests of MMR Directors and Executive Officers in the Merger (see page 76)

In considering the recommendation of the MMR board of directors, acting upon the unanimous recommendation of the MMR special committee, to adopt the merger agreement, MMR stockholders should be aware that certain MMR executive officers and directors may be deemed to have interests in the merger that are different from, or in addition to, those of MMR stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Special Factors—Interests of MMR Directors and Executive Officers in the Merger” beginning on page 76. The MMR board of directors was aware of these potential conflicts of interest and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to MMR stockholders that the merger agreement be adopted. These interests include the following:

•

Other than equity awards to which certain executive officers of MMR waived their contractual rights to accelerated vesting as a result of the merger, all outstanding options and restricted stock units held by non-employee directors of MMR will vest in connection with the completion of the merger; assuming the merger was consummated on April 15, 2013, the aggregate value of such as converted options is $661,461 and the aggregate value of such accelerated restricted stock units is merger consideration consisting of $774,378 in cash and 60,371 royalty trust units. See the section entitled “Special Factors—Interests of MMR Directors and Executive Officers in the Merger—Outstanding Equity Awards of MMR Non-Employee Directors that Will Vest” beginning on page 77.

•	MMR directors and officers are entitled to continued indemnification and insurance coverage pursuant to the merger agreement.

In addition, certain MMR directors and executive officers own significant amounts of MMR common stock, as described in the section entitled “Stock Ownership of FCX and MMR Directors and Executive Officers and Certain Beneficial Owners—Ownership of MMR Directors and Executive Officers” beginning on page 142. Shares of MMR common stock held by MMR directors and executive officers will be treated in the merger in the same manner as shares held by unaffiliated holders. Assuming the merger was consummated on April 15, 2013, the merger consideration payable to the MMR directors in the aggregate would consist of approximately $134.9 million in cash and 10.5 million royalty trust units. See the section entitled “Special Factors—Interests of MMR Directors and Executive Officers in the Merger—Merger Consideration Payable to MMR Directors” beginning on page 78.

Interests of the FCX Parties in the Merger (see page 154)

In considering voting on the proposals to be presented at the special meeting and other matters related to the merger, MMR stockholders should be aware that FCX has interests in the merger that are different from, or in addition to, those of MMR stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Related Party Transactions” beginning on page 154. The MMR board of directors and the special committee of the MMR board of directors were aware of these potential conflicts of interest and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to MMR stockholders that the merger agreement be adopted. These interests include the following:

•

FCX is currently the owner of shares of MMR convertible preferred stock representing approximately 16.1% of the total shares of MMR common stock outstanding as of April 15, 2013, on an as-converted basis.

•	Several of MMR’s directors and executive officers also serve as directors or officers of FCX.

•	Certain FCX directors and executive officers own significant amounts of MMR common stock.

In addition, on December 5, 2012, FCX entered into the PXP merger agreement, pursuant to which FCX agreed to acquire PXP. The PXP merger is a separate transaction and the completion of the PXP merger is not a condition to the completion of the merger, nor is completion of the merger a condition to the completion of the PXP merger. PXP is the owner of shares of MMR common stock representing approximately 31.3% of the outstanding shares of MMR common stock as of April 4, 2013, the record date, and PXP has entered into a support agreement with respect to the merger, which generally obligates PXP, in its capacity as a stockholder of MMR, to vote all of its shares of MMR common stock in favor of the charter amendment proposal and the merger proposal and against alternative transactions and generally prohibits PXP from transferring its shares of MMR common stock prior to the consummation of the merger.

For a discussion of certain relationships between MMR and FCX, see the section entitled “Related Party Transactions” beginning on page 154.

Material U.S. Federal Income Tax Consequences of the Merger (see page 80)

The MMR stockholders’ receipt of the merger consideration in exchange for their shares of MMR common stock in the merger will be a fully taxable transaction for U.S. federal income tax purposes.

The Royalty Trust intends to treat itself as a grantor trust. Accordingly, the Royalty Trust unitholders will be taxed directly on their pro-rata share of the income attributable to the assets of the Royalty Trust. The U.S. federal income tax treatment of the royalty interests held by the Royalty Trust is subject to uncertainty. Based on the state of facts as of the date hereof, however, the Royalty Trust intends to treat the royalty interests as mineral royalty interests for U.S. federal income tax purposes, generating ordinary income subject to depletion. If the royalty interests are not properly treated as mineral royalty interests, then the royalty interests would be treated as a debt instrument for U.S. federal income tax purposes and a Royalty Trust unitholder, in that event, will be required to include in such Royalty Trust unitholder’s income its share of the interest income on such debt instrument as it accrues in accordance with the rules applicable to contingent payment debt instruments contained in the Internal Revenue Code of 1986, as amended, and the corresponding regulations. In such a case, the amount, timing and character of income, gain, or loss in respect of an investment in the Royalty Trust could be affected.

For more information, see the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80.

MMR URGES YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Before deciding whether to vote for the proposals presented in this proxy statement/prospectus, you should carefully consider all of the information contained in or incorporated by reference herein, as well as the specific material U.S. federal income tax consequences under the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80.

Regulatory Approvals Required for the Merger (see page 91)

To complete the merger, FCX and MMR must make filings with antitrust authorities in the United States and obtain the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations, which is referred to herein as the HSR Act, which provide that certain transactions may not be completed until required information has been furnished to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired. MMR and FCX each filed a notification and report form with the Antitrust Division and the FTC on December 14, 2012. Early termination of the HSR waiting period was granted by the FTC on December 26, 2012.

FCX and MMR will seek to complete the merger in the second quarter of 2013.

Legal Proceedings (see page 96)

Purported MMR stockholders have filed a number of putative class actions challenging the merger on behalf of all MMR stockholders. In addition, purported FCX stockholders have filed a number of derivative actions challenging the merger on behalf of FCX. The defendants in these lawsuits include, among others, MMR, FCX, members of their boards of directors, the Royalty Trust, Merger Sub and PXP. The lawsuits seek various forms of relief, including an injunction barring or rescinding the merger and damages. Additional information on these legal proceedings related to the merger is provided in the section entitled “Special Factors—Legal Proceedings,” beginning on page 96. The MMR and FCX defendants believe the lawsuits are without merit and intend to defend vigorously against them.

Risk Factors (see page 99)

Before deciding whether to vote for the proposals presented in this proxy statement/prospectus, you should carefully consider all of the information contained in or incorporated by reference herein, as well as the section entitled “Risk Factors” beginning on page 99.

The Companies (see page 108)

MMR

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

McMoRan Oil & Gas Co., the immediate predecessor of McMoRan Exploration Co. (MMR), was incorporated under the laws of the State of Delaware on April 15, 1994. On May 12, 1994, Freeport-McMoRan Inc. spun off its oil and gas operations to its shareholders through a distribution of shares of McMoRan Oil & Gas Co. At the time of the spin-off, James R. Moffett and Richard C. Adkerson were (1) Co-Chairman of the Board and Co-Chairman of the Board and Chief Executive Officer, respectively, of McMoRan Oil & Gas Co. and (2) Chairman of the Board and Senior Vice President, respectively, of Freeport-McMoRan Inc. Following its separation from Freeport-McMoRan Inc., McMoRan Oil & Gas Co. pursued a business plan of exploring for and producing oil and gas, primarily in the Gulf of Mexico and onshore in the Gulf Coast area. Freeport Sulphur Company was incorporated under the laws of the State of Delaware on August 26, 1997 (name was changed to Freeport-McMoRan Sulphur Inc. on October 21, 1997). MMR was incorporated under the laws of the State of Delaware on July 30, 1998. MMR began doing business as a publicly-traded company on November 17, 1998 when McMoRan Oil & Gas Co. and Freeport-McMoRan Sulphur Inc. combined their operations. As a result, McMoRan Oil & Gas LLC and Freeport-McMoRan Sulphur LLC (name was changed to Freeport-McMoRan Energy LLC on September 29, 2003), the successors to those companies, became MMR’s wholly owned subsidiaries.

MMR’s oil and gas operations are conducted through McMoRan Oil & Gas LLC, its principal operating subsidiary. MMR engages in the exploration, development and production of oil and natural gas in the shallow waters (less than 500 feet of water) of the Gulf of Mexico and onshore in the Gulf Coast area of the United States. MMR’s exploration strategy is focused on targeting large structures on the “deep gas play,” and on the “ultra-deep play.” Deep gas prospects target large deposits at depths typically between 15,000 and 25,000 feet. Ultra-deep prospects target objectives at depths typically below 25,000 feet. MMR has one of the largest acreage positions in the shallow waters of the Gulf of Mexico and Gulf Coast areas, MMR’s regions of focus. MMR has rights to approximately 855,000 gross acres, including approximately 381,000 gross acres associated with the ultra-deep gas play below the salt weld. MMR’s focused strategy enables it to make efficient use of its geological, engineering and operational expertise in these areas where MMR has more than 40 years of operating experience. MMR also believes that the scale of its operations in the Gulf of Mexico allows it to realize certain operating synergies and provides a strong platform from which to pursue its business strategy.

Royalty Trust

The Royalty Trust is a statutory trust created by FCX under the Delaware Statutory Trust Act pursuant to a trust agreement entered into on December 18, 2012, between FCX, as depositor, Wilmington Trust, National Association, as Delaware trustee and certain officers of FCX, as regular trustees. The Royalty Trust was created to hold certain overriding royalty interests, which are referred to herein as the royalty interests, in hydrocarbons saved and produced from MMR’s shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects, which are referred to herein as the subject interests. MMR owns less than 100% of the working interest in each of the subject interests.

Since 2008, MMR’s ultra-deep drilling activities (below the salt weld, i.e., the listric fault) have confirmed MMR’s geologic model and the highly prospective nature of this emerging geologic trend. Data from seven wells drilled to date tie geologic formations encountered below the salt weld to productive zones onshore, in the deepwater Gulf of Mexico and in Mexico. Each of these seven wells is included in the subject interests, along with additional exploration prospects that will also be burdened by the Royalty Trust. To date, only the Davy Jones No. 1 well has been completed and efforts continue to obtain a measurable flow rate. As such, the subject interests remain “exploration concepts” and further drilling and flow testing will be required to determine the commercial potential of the subject interests.

AT THIS TIME, THERE IS NO PRODUCTION AND THERE ARE NO RESERVES CLASSIFIED AS PROVED, PROBABLE OR POSSIBLE ASSOCIATED WITH THE SUBJECT INTERESTS, OTHER THAN THE LINEHAM CREEK WELL, OR THE ROYALTY TRUST UNITS. The Royalty Trust will have no ability to influence the exploration or development of the subject interests. In addition, FCX will be under no obligation to fund or to commit any other resources to the exploration or development of the subject interests.

FCX

Freeport-McMoRan Copper & Gold Inc.

333 North Central Avenue

Phoenix, Arizona 85004

(602) 366-8100

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum. FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America, and the highly prospective Tenke Fungurume minerals district in the Democratic Republic of Congo.

Merger Sub

INAVN Corp.

333 North Central Avenue

Phoenix, Arizona 85004

(602) 366-8100

INAVN Corp., a wholly owned subsidiary of FCX, which is referred to herein as the Merger Sub, is a Delaware corporation formed on December 3, 2012 for the purpose of effecting the merger.

Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable notice filings in connection with the merger.

Relationships Among FCX, MMR and PXP

Certain officers and directors of each of FCX and PXP serve as officers and/or directors of MMR, as set forth below.

Name	FCX	PXP	MMR
James R. Moffett	Director and Chairman of the Board	—	Co-Chairman of the Board, President and Chief Executive Officer
Richard C. Adkerson	President, Chief Executive Officer and Director	—	Co-Chairman of the Board

Robert A. Day	Director	—	Director

Gerald J. Ford	Director	—	Director

H. Devon Graham, Jr.	Director	—	Director

B.M. Rankin, Jr.	Director and Vice Chairman	—	Director and Vice Chairman

Kathleen L. Quirk	Executive Vice President, Chief Financial Officer and Treasurer	—	Senior Vice President and Treasurer

James C. Flores	—	Chairman of the Board, President and Chief Executive Officer	Director

John F. Wombwell	—	Executive Vice President, General Counsel and Secretary	Director

In addition, each of FCX and PXP owns outstanding shares of MMR capital stock as of April 15, 2013, as set forth below.

	Capital Stock of MMR Beneficially Owned	Shares of MMR Common Stock Issuable Upon Conversion of Convertible Securities	Percentage of Outstanding Common Stock of MMR Beneficially Owned
FCX	500,000 shares of MMR 5.75% Convertible Perpetual Preferred Stock, Series 2 (1)	31,250,000	16.1%
PXP	51,000,000 shares of MMR common stock	—	31.3%

(1)	Assumes all shares of MMR convertible preferred stock held by FCX are converted into MMR common stock.

The Merger Agreement (see page 110)

The merger agreement is included as Annex A hereto. FCX and MMR encourage you to read carefully the merger agreement in its entirety. It is the principal document governing the merger and the other related transactions.

MMR Stockholder Approval (see page 111)

The merger agreement contemplates that the merger is conditioned upon the following stockholder approvals, which collectively are referred to herein as the MMR stockholder approval:

•	approval of the charter amendment proposal by a majority of the outstanding shares of MMR common stock;

•	approval of the merger proposal by a majority of the outstanding shares of MMR common stock; and

•

approval of the merger proposal by a majority of the outstanding shares of MMR common stock, excluding shares owned by FCX and its subsidiaries, PXP and its subsidiaries, and certain MMR executive officers and directors who also serve as officers and/or directors of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr. of MMR and FCX, which are referred to herein as the disinterested stockholders.

Conditions to the Completion of the Merger (see page 123)

FCX and MMR currently expect to complete the merger during the second quarter of 2013, subject to receipt of required stockholder and regulatory approvals and the satisfaction or waiver of the conditions to the merger in the merger agreement.

The obligation of each of FCX and MMR to complete the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the MMR stockholder approval;

•	the absence of any injunction or law prohibiting the consummation of the merger or any related transaction;

•	the expiration or termination of all waiting periods applicable to the merger under the HSR Act;

•

the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part and the absence of any stop order or proceedings seeking a stop order or initiation or threat of such proceeding by the SEC;

•	delivery of a fully executed amended and restated trust agreement for the Royalty Trust.

The obligation of MMR to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of FCX, subject to certain standards, including materiality and material adverse effect qualifications;

•

FCX and Merger Sub having complied, in all material respects, with their obligations contained in the merger agreement required to be performed or complied with by either of them prior to or on the closing date of the merger; and

•	MMR’s receipt of an officer’s certificate executed by FCX’s chief executive officer or another senior officer certifying that the preceding conditions have been satisfied.

The obligation of FCX to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of MMR, subject to certain standards, including materiality and material adverse effect qualifications;

•

MMR having complied, in all material respects, with its obligations contained in the merger agreement required to be performed or complied with by MMR prior to or on the closing date of the merger agreement; and

•	FCX’s receipt of an officer’s certificate executed by MMR’s chief executive officer or another senior officer certifying that the preceding conditions have been satisfied.

Termination of the Merger Agreement (see page 124)

Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, under the following circumstances:

•	by the mutual written consent of the parties;

•	by either FCX or MMR if:

•

the merger has not been consummated on or before June 5, 2013, except that, if on June 5, 2013, all of the conditions to closing have been satisfied (other than the condition requiring that there be no injunction or law prohibiting the merger, the condition requiring that all HSR Act waiting periods have expired or been terminated or the condition requiring the effectiveness of the Form S-4 filing), the date may be extended to September 5, 2013, subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement” on page 124;

•

a final and nonappealable injunction has been entered permanently prohibiting the consummation of the merger, subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement” on page 124; or

•	the MMR stockholder approval is not obtained at the special meeting or any adjournment or postponement of the special meeting;

•	by MMR if:

•

FCX breaches or fails to comply with its representations, warranties, agreements or covenants in the merger agreement which would give rise to the failure of certain conditions to closing and cannot be cured by June 5, 2013 (as such date may be extended as described above) (or, if curable by such date, is not cured within 45 days following delivery of written notice received from MMR), subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement” on page 124; and

•	by FCX if:

•	prior to the MMR stockholder approval, the MMR board of directors changes its recommendation in favor of the merger and related matters to MMR stockholders; or

•

MMR breaches or fails to comply with its representations, warranties, agreements or covenants in the merger agreement which would give rise to the failure of certain conditions to closing and cannot be cured by June 5, 2013 (as such date may be extended as described above) (or, if curable by such date, is not cured within 45 days following delivery of written notice received from FCX), subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement” on page 124.

Termination Fees (see page 125)

The merger agreement provides that MMR is required to pay FCX up to $19.5 million in connection with FCX’s expenses in connection with the merger agreement if:

•	either MMR or FCX terminates the merger agreement because the MMR stockholder approval is not obtained; or

•

FCX terminates the merger agreement because, prior to obtaining the MMR stockholder approval, the MMR board of directors changes its recommendation in favor of the merger and related matters due to an intervening event other than receipt of an alternative takeover proposal.

The merger agreement also provides that MMR is required to pay FCX a termination fee of $98 million if:

•

FCX terminates the merger agreement because, prior to obtaining MMR stockholder approval, the MMR board of directors changes its recommendation in favor of the merger and related matters due to a superior proposal; or

•

MMR or FCX terminates the merger agreement because the merger has not been consummated on or before June 5, 2013 or because the MMR stockholder approval is not obtained, and, in either case, (i) an alternative takeover proposal is publicly announced or publicly known and not withdrawn at least 15 business days prior to the special meeting and (ii) at any time on or prior to the twelve-month anniversary of such termination, MMR or any of its subsidiaries enters into a definitive agreement with respect to any takeover proposal, or the transactions contemplated by any takeover proposal are consummated.

No Solicitation by MMR of Takeover Proposals (see page 117)

The merger agreement restricts the ability of MMR to, directly or indirectly:

•

solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a takeover proposal; or

•

approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a takeover proposal.

If, however, at any time prior to the MMR stockholder approval having been obtained, MMR, directly or indirectly, receives a bona fide, unsolicited written takeover proposal from any person that does not result from a breach of the non-solicitation provisions of the merger agreement and if the MMR board of directors, acting upon the recommendation of the MMR special committee, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal, then MMR may directly or indirectly engage in or otherwise participate in discussions or negotiations with the person making such takeover proposal and its representatives and potential sources of financing regarding such takeover proposal.

The MMR Special Meeting (see page 132)

The special meeting of MMR stockholders is scheduled to be held at                 , local time, on                 , 2013 at                 . At the MMR special meeting stockholders of MMR will be asked:

•

to approve the proposed amendment to Article X section (k) of the amended and restated certificate of incorporation of MMR to exclude FCX from the definition of “Interested Stockholder,” which is referred to herein as the charter amendment proposal;

•

to approve the adoption of the merger agreement, which provides for, among other things, the merger of Merger Sub with and into MMR, with MMR surviving the merger as a wholly owned subsidiary of FCX, which is referred to herein as the merger proposal; and

•

to approve the adjournment of the MMR special meeting, if necessary or appropriate, in the view of the MMR board of directors, to solicit additional proxies in favor of the charter amendment proposal or the merger proposal if there are not sufficient votes at the time of such adjournment to approve either proposal, which is referred to herein as the adjournment proposal.

You may vote at the MMR special meeting if you owned common stock of MMR at the close of business on the record date, April 4, 2013.

You may cast one vote for each share of common stock of MMR that you owned on the record date.

Approval of the charter amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MMR common stock. Approval of the merger proposal requires the affirmative vote of holders of (1) a majority of the outstanding shares of MMR common stock and (2) a majority of the outstanding shares of MMR common stock, excluding shares owned by FCX and its subsidiaries, PXP and its subsidiaries, and certain MMR executive officers and directors who also serve as officers and/or directors of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr., who are referred to herein as the interested stockholders. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MMR common stock entitled to vote on the proposal present in person or represented by proxy at the special meeting.

As of April 4, 2013, the record date, the directors and executive officers of MMR as a group owned and were entitled to vote 9,110,202 shares of the common stock of MMR, representing approximately 5.6% of the outstanding shares of MMR common stock on that date (including 9,070,442 shares of MMR common stock, representing approximately 5.6% of the outstanding shares of MMR common stock, which are beneficially owned by the directors and executive officers of MMR who are interested stockholders). MMR currently expects that its directors and executive officers will vote their shares in favor of the charter amendment proposal and the merger proposal, but none of MMR’s directors or executive officers have entered into any agreement obligating them to do so.

As of April 4, 2013, the record date, the directors and executive officers of FCX as a group owned and were entitled to vote 10,043,446 shares of the common stock of MMR, representing approximately 6.2% of the outstanding shares of MMR common stock on that date (including 9,070,442 shares of MMR common stock, representing approximately 5.6% of the outstanding shares of MMR common stock, which are beneficially owned by the directors and executive officers of FCX who are interested stockholders).

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA OF FCX

The following selected historical consolidated financial data is derived from FCX’s audited consolidated financial statements for each of the years ended December 31, 2012, 2011, 2010, 2009 and 2008. These historical results are not necessarily indicative of results that you can expect for any future period. You should read this data in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and FCX’s consolidated financial statements and notes thereto contained in FCX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

	As of or for the years ended December 31,
	2012		2011		2010		2009		2008
	(In Millions, Except Per Share Amounts)
FCX CONSOLIDATED FINANCIAL DATA
Revenues	$18,010		$20,880		$18,982		$15,040		$17,796
Operating income (loss)	5,814	(a),(b)	9,140	(b)	9,068		6,503	(c),(d)	(12,710	)(c),(d),(e)
Net income (loss)	3,980		5,747		5,544		3,534		(10,450)
Net income (loss) attributable to FCX common stockholders	3,041	(a),(b),(f),(g)	4,560	(b),(f),(g)	4,273	(f)	2,527	(c),(d),(f)	(11,341	)(c),(d),(e),(f)
Basic net income (loss) per share attributable to FCX common stockholders	$3.20		$4.81		$4.67		$3.05		$(14.86)
Basic weighted-average common shares outstanding	949		947		915		829		763
Diluted net income (loss) per share attributable to FCX common stockholders	$3.19	(a),(b),(f),(g)	$4.78	(b),(f),(g)	$4.57	(f)	$2.93	(c),(d),(f)	$(14.86	)(c),(d),(e),(f)
Diluted weighted-average common shares outstanding	954		955		949		938		763
Dividends declared per share of common stock	$1.25		$1.50		$1.125		$0.075		$0.6875
Operating cash flows	3,774	(h)	6,620	(h)	6,273	(h)	4,397	(h)	3,370	(h)
Capital expenditures	3,494		2,534		1,412		1,587		2,708
Cash and cash equivalents	3,705		4,822		3,738		2,656		872
Property, plant, equipment and development costs, net	20,999		18,449		16,785		16,195		16,002
Total assets	35,440		32,070		29,386		25,996		23,353
Total debt, including current portion	3,527		3,537		4,755		6,346		7,351
Total FCX stockholders’ equity	17,543		15,642		12,504		9,119		5,773

(a)	Includes a gain of $59 million ($31 million to net income attributable to common stockholders or $0.03 per share) for the settlement of the insurance claim for business interruption and property damage relating to the 2011 incidents affecting PT Freeport Indonesia’s concentrate pipeline.
(b)	Includes charges totaling $16 million ($8 million to net income attributable to common stockholders or $0.01 per share) associated with labor agreement costs at Candelaria in 2012, and $116 million ($50 million to net income attributable to common stock or $0.05 per share) primarily associated with bonuses for new labor agreements and other employee costs at PT Freeport Indonesia, Cerro Verde and El Abra in 2011.
(c)	Includes charges totaling $23 million ($18 million to net income attributable to common stockholders or $0.02 per share) associated with restructuring charges in 2009 and $17.0 billion ($12.7 billion to net loss attributable to common stockholders or $16.60 per share) associated with impairment and restructuring charges in 2008.
(d)	Includes charges for lower of cost or market inventory adjustments totaling $19 million ($15 million to net income attributable to common stockholders or $0.02 per share) in 2009 and $782 million ($479 million to net loss attributable to common stockholders or $0.63 per share) in 2008.
(e)	Includes purchase accounting impacts related to the 2007 acquisition of Freeport-McMoRan Corporation (FMC) totaling $1.0 billion ($622 million to net loss attributable to common stockholders or $0.82 per share) in 2008.
(f)

Includes net losses on early extinguishment and conversion of debt totaling $149 million ($0.16 per share) in 2012, $60 million ($0.06 per share) in 2011, $71 million ($0.07 per share) in 2010, $43 million ($0.04 per share) in 2009 and $5 million ($0.01 per share) in 2008; 2008 also includes charges totaling $22 million ($0.03 per share) associated with privately negotiated transactions to induce conversion of a portion of FCX’s 5 1/2% Convertible Perpetual Preferred Stock into FCX common stock.

(g)	Includes a net tax credit associated with adjustments to Cerro Verde’s deferred income taxes totaling $98 million, net of noncontrolling interests ($0.11 per share) in 2012, and a tax charge for additional taxes associated with Cerro Verde’s election to pay a special mining burden during the remaining term of its current stability agreement totaling $49 million, net of noncontrolling interests ($0.05 per share) in 2011.
(h)	Net of working capital uses and other tax payments totaling $1.4 billion in 2012, $461 million in 2011, $834 million in 2010, $770 million in 2009 and $965 million in 2008.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

OF FCX (CONTINUED)

	Years ended December 31,
	2012	2011	2010	2009	2008
	(unaudited)
FCX CONSOLIDATED MINING OPERATING DATA
Copper (recoverable)
Production (millions of pounds)	3,663	3,691	3,908	4,103	4,030
Production (thousands of metric tons)	1,662	1,674	1,773	1,861	1,828
Sales, excluding purchases (millions of pounds)	3,648	3,698	3,896	4,111	4,066
Sales, excluding purchases (thousands of metric tons)	1,655	1,678	1,767	1,865	1,844
Average realized price per pound	$3.60	$3.86	$3.59	$2.60	$2.69
Gold (thousands of recoverable ounces)
Production	958	1,383	1,886	2,664	1,291
Sales, excluding purchases	1,010	1,378	1,863	2,639	1,314
Average realized price per ounce	$1,665	$1,583	$1,271	$993	$861
Molybdenum (millions of recoverable pounds)
Production	85	83	72	54	73
Sales, excluding purchases	83	79	67	58	71
Average realized price per pound	$14.26	$16.98	$16.47	$12.36	$30.55
NORTH AMERICA COPPER MINES
Operating Data, Net of Joint Venture Interest
Copper (recoverable)
Production (millions of pounds)	1,363	1,258	1,067	1,147	1,430
Production (thousands of metric tons)	618	571	484	520	649
Sales, excluding purchases (millions of pounds)	1,351	1,247	1,085	1,187	1,434
Sales, excluding purchases (thousands of metric tons)	613	566	492	538	650
Average realized price per pound	$3.64	$3.99	$3.42	$2.38	$3.07
Molybdenum (millions of recoverable pounds)
Production	36	35	25	25	30
100% Operating Data
Solution extraction/electrowinning (SX/EW) operations
Leach ore placed in stockpiles (metric tons per day)	998,600	888,300	648,800	589,400	1,095,200
Average copper ore grade (percent)	0.22	0.24	0.24	0.29	0.22
Copper production (millions of recoverable pounds)	866	801	746	859	943
Mill operations
Ore milled (metric tons per day)	239,600	222,800	189,200	169,900	249,600
Average ore grade (percent):
Copper	0.37	0.38	0.32	0.33	0.40
Molybdenum	0.03	0.03	0.03	0.02	0.02
Copper recovery rate (percent)	83.9	83.1	83.0	86.0	82.9
Copper production (millions of recoverable pounds):	592	549	398	364	599

	Years ended December 31,
	2012	2011	2010	2009	2008
	(unaudited)
SOUTH AMERICA MINING
Copper (recoverable)
Production (millions of pounds)	1,257	1,306	1,354	1,390	1,506
Production (thousands of metric tons)	570	592	614	631	683
Sales (millions of pounds)	1,245	1,322	1,335	1,394	1,521
Sales (thousands of metric tons)	565	600	606	632	690
Average realized price per pound	$3.58	$3.77	$3.68	$2.70	$2.57
Gold (thousands of recoverable ounces)
Production	83	101	93	92	114
Sales	82	101	93	90	116
Average realized price per ounce	$1,673	$1,580	$1,263	$982	$853
Molybdenum (millions of recoverable pounds)
Production	8	10	7	2	3
SX/EW operations
Leach ore placed in stockpiles (metric tons per day)	229,300	245,200	268,800	258,200	279,700
Average copper ore grade (percent)	0.55	0.50	0.41	0.45	0.45
Copper production (millions of recoverable pounds)	457	439	504	565	560
Mill operations
Ore milled (metric tons per day)	191,400	189,200	188,800	181,300	181,400
Average ore grade:
Copper (percent)	0.60	0.66	0.65	0.66	0.75
Gold (grams per metric ton)	0.10	0.12	0.10	0.10	0.13
Molybdenum (percent)	0.02	0.02	0.02	0.02	0.02
Copper recovery rate (percent)	90.1	89.6	90.0	88.9	89.2
Copper production (millions of recoverable pounds)	800	867	850	825	946
INDONESIA MINING
Operating Data, Net of Joint Venture Interest
Copper (recoverable)
Production (millions of pounds)	695	846	1,222	1,412	1,094
Production (thousands of metric tons)	315	384	554	640	496
Sales (millions of pounds)	716	846	1,214	1,400	1,111
Sales (thousands of metric tons)	325	384	551	635	504
Average realized price per pound	$3.58	$3.85	$3.69	$2.65	$2.36
Gold (thousands of recoverable ounces)
Production	862	1,272	1,786	2,568	1,163
Sales	915	1,270	1,765	2,543	1,182
Average realized price per ounce	$1,664	$1,583	$1,271	$994	$861
100% Operating Data
Ore milled (metric tons per day)	165,000	166,100	230,200	238,300	192,900
Average ore grade:
Copper (percent)	0.62	0.79	0.85	0.98	0.83
Gold (grams per metric ton)	0.59	0.93	0.90	1.30	0.66
Recovery rates (percent):
Copper	88.7	88.3	88.9	90.6	90.1
Gold	75.7	81.2	81.7	83.7	79.9
Production (recoverable):
Copper (millions of pounds)	695	882	1,330	1,641	1,109
Gold (thousands of ounces)	862	1,444	1,964	2,984	1,163

	Years ended December 31,
	2012		2011	2010	2009	2008
	(unaudited)
AFRICA MINING(a)
Copper (recoverable)
Production (millions of pounds)	348		281	265	154	—
Production (thousands of metric tons)	158		127	120	70	—
Sales (millions of pounds)	336		283	262	130	—
Sales (thousands of metric tons)	152		128	119	59	—
Average realized price per pound	$3.51		$3.74	$3.45	$2.85	—
Cobalt (millions of contained pounds)
Production	26		25	20	—	—
Sales	25		25	20	—	—
Average realized price per pound	$7.83		$9.99	$10.95	—	—
Ore milled (metric tons per day)	13,000		11,100	10,300	7,300	—
Average ore grade (percent):
Copper	3.62		3.41	3.51	3.69	—
Cobalt	0.37		0.40	0.40	—	—
Copper recovery rate (percent)	92.4		92.5	91.4	92.1	—
MOLYBDENUM OPERATIONS
Molybdenum (millions of recoverable pounds) Production	41	(b)	38	40	27	40
Sales, excluding purchases(c)	83		79	67	58	71
Average realized price per pound	$14.26		$16.98	$16.47	$12.36	$30.55
Henderson molybdenum mine
Ore milled (metric tons per day)	20,800		22,300	22,900	14,900	24,100
Average molybdenum ore grade (percent)	0.23		0.24	0.25	0.25	0.23
Molybdenum production (millions of recoverable pounds)	34		38	40	27	40

(a)	Results for 2009 represent mining operations that began production in March 2009.
(b)	Includes production of 7 million pounds of molybdenum from the Climax mine, which began commercial operations in May 2012.
(c)	Includes sales of molybdenum produced at FCX’s North and South America copper mines.

Ratio of Earnings to Fixed Charges

For FCX’s ratio of earnings to fixed charges calculation, earnings consist of income (loss) from operations before income taxes, noncontrolling interests in consolidated subsidiaries, equity in affiliated companies’ net earnings, cumulative effect of accounting changes and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest. For ratio of earnings to fixed charges and preferred stock dividends calculation, FCX assumed that its preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. FCX computed pre-tax earnings using the effective tax rate for each year. FCX’s ratio of earnings to fixed charges was as follows for the periods presented:

	Years ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	19.8x	20.7x	16.3x	9.3x	—	(a)
Ratio of earnings to fixed charges and preferred stock dividends	19.8x	20.7x	13.9x	6.1x	—	(b)

(a)	As a result of the loss recorded in 2008, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $13.4 billion to achieve coverage of 1:1 in 2008.
(b)	As a result of the loss recorded in 2008, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $13.8 billion to achieve coverage of 1:1 in 2008.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MMR

The following table sets forth MMR’s selected consolidated audited historical financial data for each of the years ended December 31, 2012, 2011, 2010, 2009 and 2008.

These historical results are not necessarily indicative of MMR’s future results. You should read this data in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and MMR’s consolidated financial statements and notes thereto contained in MMR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this proxy statement/ prospectus. See the section entitled “Where You Can Find More Information” beginning on page 160.

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(In Thousands, Except Per Share Amounts)

Revenues [a]	$376,888	$555,414	$434,376	$435,435	$1,072,482
Depreciation and amortization [b]	173,817	307,902	282,062	313,980	854,798
Exploration expenses [c]	127,994	81,742	42,608	94,281	79,116
Main Pass Energy Hub™ costs	287	588	1,011	1,615	6,047
Insurance recoveries [d]	(1,229)	(91,076)	(38,944)	(24,592)	(3,391)
Gain on sale of oil and gas properties	(40,453)[e]	(900)	(3,455)	—	—
Operating income (loss)	(91,646)	1,368	(78,985)	(168,434)	(155,234)
Interest expense, net	—	(8,782)	(38,216)	(42,943)	(50,890)
Loss from continuing operations	(97,033)	(6,604)	(116,976)	(204,889)	(211,198)
Income (loss) from discontinued operations	(7,261)	(9,364)	(3,366)	(6,097)	(5,496)
Net loss applicable to common stock	(145,570)	(58,768)	(197,443)	(225,318)	(238,980)

Basic and diluted net income (loss) per share of common stock:
Continuing operations	$(0.86)	$(0.31)	$(2.04)	$(2.79)	$(3.79)
Discontinued operations	(0.04)	(0.06)	(0.04)	(0.08)	(0.09)

Basic and diluted net loss per share	$(0.90)	$(0.37)	$(2.08)	$(2.87)	$(3.88)

Average basic and diluted common shares outstanding [f]	161,702	159,216	95,125	78,625	61,581

At December 31:
Working capital (deficit)	$(144,368)	$265,508	$628,597	$148,357	$3,601
Property, plant and equipment, net	2,394,522	2,181,926	1,785,607 [g]	796,223	992,563
Total assets	2,677,122	2,939,214	2,899,364	1,248,882	1,330,282
Oil and gas reclamation obligations	245,581	326,394	358,624	428,711	421,201
Long-term debt, including current portion	557,302	553,586	559,976 [f]	374,720	374,720
Stockholders’ equity	1,603,211	1,722,964	1,724,337 [f,g]	265,808	309,023

a.	Includes service revenues for the years ended December 31, totaling $13.9 million in 2012, $13.1 million in 2011, $15.6 million in 2010, $12.5 million in 2009 and $13.7 million in 2008.
b.	Includes impairment charges for the years ended December 31, totaling $46.2 million in 2012, $71.1 million in 2011, $107.2 million in 2010, $75.3 million in 2009 and $332.6 million in 2008.

c.	Includes charges to exploration expense for leasehold cost write-offs and non-productive exploration well costs for the years ended December 31, totaling $93.5 million in 2012, $42.3 million in 2011, $14.5 million in 2010, $61.5 million in 2009 and $38.9 million in 2008.
d.	Reflects proceeds received primarily in connection with MMR’s oil and gas property hurricane-related insurance claims.
e.	Reflects gain on sale of oil and gas properties resulting from the sale of two traditional Gulf of Mexico shelf oil and gas property packages in 2012.
f.	Reflects the applicable impact of common and preferred stock and convertible debt transactions during the periods presented.
g.	Includes the impact of the approximate $1 billion acquisition of Gulf of Mexico shallow water properties from PXP, including the issuance of 51 million shares of MMR common stock on December 30, 2010.

UNAUDITED PRO FORMA STATEMENT OF ASSETS, LIABILITIES

AND TRUST CORPUS

The following unaudited pro forma statement of assets, liabilities and trust corpus (the “Pro Forma Financial Statement”) has been prepared to reflect the Royalty Trust’s receipt of the five percent overriding royalty interest in MMR’s ultra-deep prospects. The Pro Forma Financial Statement has been prepared in accordance with accounting principles generally accepted in the United States, and is presented as if the receipt of the overriding royalty interest from MMR had occurred on December 31, 2012.

The Pro Forma Financial Statement is provided for informational purposes only and does not purport to represent what the actual statement of assets, liabilities and trust corpus would have been had the receipt of the overriding royalty interest occurred on December 31, 2012, nor are they indicative of the Royalty Trust’s future financial condition. This Pro Forma Financial Statement should be read in conjunction with the accompanying notes to the Pro Forma Financial Statement and the audited statement of assets, liabilities and trust corpus of the Royalty Trust, as set forth on the following pages.

GULF COAST ULTRA DEEP ROYALTY TRUST

UNAUDITED PRO FORMA STATEMENT OF ASSETS, LIABILITIES AND TRUST CORPUS

AT DECEMBER 31, 2012

	Historical (1)	Pro Forma Adjustment (2)		Pro Forma
ASSETS
Cash	$10	$—		$10
Overriding royalty interest in MMR’s ultra-deep prospects	—	268,000,000	A	268,000,000

Total assets	$10	$268,000,000		$268,000,010

LIABILITIES AND TRUST CORPUS
Trust corpus	$10	268,000,000	A	$268,000,010

Total liabilities and trust corpus	$10	$268,000,000		$268,000,010

NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF ASSETS, LIABILITIES AND TRUST CORPUS

(1)	Historical Financial Information

The Royalty Trust’s historical financial information has been derived from the section entitled “Historical Financial Data of the Royalty Trust,” beginning on page 22.

(2)	Pro Forma Adjustment

A.	Royalty Interest in MMR’s Ultra-Deep Prospects

The estimated fair value of the overriding royalty interest in MMR’s ultra-deep prospects was derived from the closing share price of MMR common stock at February 28, 2013, as follows:

Closing price of MMR common stock at February 28, 2013	$16.09
Less: Per share cash consideration to be received by MMR shareholders	$(14.75)

	$1.34
Divided by: Royalty trust units to be issued per share of MMR common stock	1.15

Implied fair value per royalty trust unit to be issued	$1.17
Estimated number of royalty units to be issued	230,000,000	(i)

Estimated fair value of the overriding royalty interest in MMR’s ultra-deep prospects	$268,000,000	(ii)

(i)	As further discussed in the section entitled “The Royalty Trust Agreement,” beginning on page 127, the total number of royalty trust units to be issued is estimated at 230 million. However, the exact number of royalty trust units to be issued at closing will not be known until immediately prior to the closing of the merger.
(ii)	The final fair value of the overriding royalty interest in MMR’s ultra-deep prospects will be determined based on the actual number of royalty units issued and MMR’s closing price for its common stock immediately prior to the effective time of the merger.

HISTORICAL FINANCIAL DATA OF THE ROYALTY TRUST

STATEMENT OF ASSETS, LIABILITIES AND TRUST CORPUS

December 31, 2012
ASSETS
Cash	$10

Total assets	$10

LIABILITIES AND TRUST CORPUS
Trust corpus	$10

Total trust corpus	$10

STATEMENT OF CHANGES IN TRUST CORPUS

December 18, 2012 (inception) to December 31, 2012
Trust corpus, beginning of period	$—
Initial trust contribution	10

Trust corpus, end of period	$10

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

1.	FORMATION OF THE ROYALTY TRUST AND BASIS OF ACCOUNTING

Gulf Coast Ultra Deep Royalty Trust (the Royalty Trust), is a statutory trust created under the Delaware Statutory Trust Act pursuant to a trust agreement entered into on December 18, 2012 (inception), between Freeport-McMoRan Copper & Gold Inc. (FCX), as depositor, Wilmington Trust, National Association, as the Delaware trustee, and certain officers of FCX, as trustees. Prior to the first issuance of beneficial interests in the Royalty Trust pursuant to the registration statement of which this proxy statement/prospectus forms a part, the depositor and trustees will enter into an amended and restated trust agreement to provide for the contemplated operation of the Royalty Trust and the issuance of beneficial interests therein. Other than its formation, the Royalty Trust has not conducted any activities.

The financial statements of the Royalty Trust are prepared on a modified cash basis and are not intended to present the financial position and results of operations in conformity with U.S. generally accepted accounting principles (GAAP). This comprehensive basis of accounting other than GAAP corresponds to the accounting permitted for royalty trusts by the Securities Exchange Commission, as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts.

2.	CONTINGENCIES

Between December 11, 2012 and December 26, 2012, ten putative class actions challenging the proposed merger of FCX with McMoRan Exploration Co. (MMR), were filed on behalf of all MMR stockholders by purported MMR stockholders. Nine were filed in the Court of Chancery of the State of Delaware (the Court of Chancery). On January 9, 2013, one of the actions was voluntarily dismissed by the plaintiff. On January 25, 2013, the Court of Chancery consolidated the remaining eight actions into a single action, In re McMoRan Exploration Co. Stockholder Litigation, No. 8132-VCN. One action was also filed on December 19, 2012 in the Civil District Court for the Parish of Orleans of the State of Louisiana: Langley v. Moffett et al., No. 2012-11904. The actions name some or all of the following as defendants: MMR and its directors, FCX, the Royalty Trust, subsidiaries of FCX, and Plains Exploration & Production Company. The lawsuits allege, among other things, that members of MMR’s board of directors breached their fiduciary duties to MMR’s stockholders because they, among other things, pursued their own interests at the expense of stockholders, failed to maximize stockholder value with respect to the merger, and failed to disclose material facts regarding the merger. These lawsuits seek, among other things, an injunction barring or rescinding the merger, damages, and attorney’s fees and costs. The Court of Chancery has scheduled a hearing on April 12, 2013, regarding any motions for preliminary injunction that are made in the consolidated actions described above. The MMR and FCX defendants believe the lawsuits are without merit and intend to defend vigorously against them.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees of Gulf Coast Ultra Deep Royalty Trust:

We have audited the accompanying statement of assets, liabilities and trust corpus as of December 31, 2012 and the related statement of changes in trust corpus for the period from December 18, 2012 (inception) to December 31, 2012 of Gulf Coast Ultra Deep Royalty Trust (the Royalty Trust). These financial statements are the responsibility of the Trustee. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Royalty Trust’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Royalty Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, these financial statements were prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and trust corpus of the Royalty Trust at December 31, 2012 and its changes in trust corpus for the period from December 18, 2012 (inception) to December 31, 2012, on the basis of accounting described in Note 1.

/s/ ERNST & YOUNG LLP

Phoenix, Arizona

March 11, 2013

SPECIAL FACTORS

General Description and Effects of the Merger

Under the terms of the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of FCX, will merge with and into MMR, with MMR surviving the merger as a wholly owned subsidiary of FCX.

The completion of the merger, which is referred to herein as the closing, will take place no later than the fourth business day after the closing conditions contained in the merger agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another time is agreed to by the parties in writing. The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at a later time as agreed by MMR and FCX and specified in the certificate of merger, which is referred to herein as the effective time of the merger.

Pursuant to the merger agreement, at the effective time of the merger, each issued and outstanding share of MMR common stock (other than any dissenting shares or shares held by FCX and any of its subsidiaries (including any shares beneficially acquired in connection with the consummation of the PXP merger agreement)) will be converted into the right to receive $14.75 in cash and 1.15 royalty trust units that will be entitled to share in a 5% gross overriding royalty interest in hydrocarbons saved and produced from MMR’s shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects, which is referred to herein as the merger consideration. Cash will be paid in lieu of any fractional royalty trust units. As of the date of this proxy statement/prospectus, none of the subject interests associated with the royalty trust units had any reserves classified as proved, probable or possible, other than MMR’s onshore Lineham Creek well, and none of such subject interests had any associated production. MMR’s independent reserve engineers have assigned initial estimates of 12.9 Bcfe of net proved reserves, 46.6 Bcfe of net probable reserves and 82.2 Bcfe of net possible reserves, associated with interim drilling results through December 31, 2012, from the sands encountered above 24,000 feet in the Lineham Creek well, located on one of the onshore subject interests. Pursuant to the merger agreement, equity awards relating to shares of MMR common stock will either be cancelled and converted upon the consummation of the merger into the right to receive the merger consideration or will be converted into comparable equity awards relating to FCX common stock on generally the same terms and conditions as prior to the merger. Concurrently with the execution of the merger agreement, certain executive officers of MMR waived their contractual rights to accelerated vesting of equity awards as a result of the merger. For additional information on equity awards relating to shares of MMR, see the section below entitled “—Treatment of Options and Restricted Stock Units.”

The corporate headquarters of the combined company will be located in Phoenix, Arizona, and the combined company expects to maintain offices in Houston, Texas and New Orleans, Louisiana, to support its oil and gas operations and existing administrative functions. The companies are targeting to complete the merger in the second quarter of 2013. However, the merger is subject to approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all.

Background of the Merger

The management and board of directors of MMR continually review MMR’s results of operations as well as strategic alternatives to create and maximize value for MMR stockholders. In connection with these reviews, MMR from time to time has evaluated potential transactions that would further its strategic objectives.

FCX periodically evaluates opportunities to achieve long-term operational and financial goals and to enhance stockholder value through strategic transactions, including business combinations, divestitures, acquisitions and joint ventures.

FCX’s management regularly reviews business strategy and financial policy with the FCX board of directors. With FCX’s positive outlook for commodities in recent years and FCX’s strong financial position, the FCX board of directors has encouraged management to identify internal and external growth opportunities. The FCX board of directors also periodically considers cash returns to stockholders through regular and supplemental dividends and share purchases. The FCX board of directors reinstated a quarterly common stock dividend in 2009, increased the dividend twice during 2010, and paid a supplemental dividend in December 2010.

Also during 2009 and 2010, FCX’s management identified several financially attractive organic growth projects in the copper and molybdenum markets and the FCX board of directors approved investments in these projects. In addition, FCX’s management identified a pipeline of potential brownfield development projects for future growth. Because of the nature and scale of mining investments, requirements for feasibility studies, detailed engineering, permitting and other factors, projects typically take many years to develop. FCX’s management has also regularly evaluated external opportunities for investments in mining projects but has found limited opportunities in recent years to acquire high quality copper assets from other companies on financial terms that would be attractive to FCX.

During 2010, the FCX board of directors discussed the possibility of using some of the cash flow generated by FCX’s mining operations to invest in other natural resources, including a potential investment in oil and gas resources with MMR. After concluding that such an investment may be in FCX’s interest, the FCX board of directors appointed an independent committee in May 2010 to consider the opportunity of investing in MMR.

In December 2010, MMR purchased all of PXP’s interests in PXP’s U.S. Gulf of Mexico leasehold acreage located in less than 500 feet of water in exchange for consideration including cash and 51 million shares of MMR common stock. In connection with the acquisition of PXP’s interest, and in order to fund its expanded drilling program, MMR raised $900 million through the issuance of convertible securities. FCX invested $500 million in MMR’s convertible preferred stock on the same terms as institutional investors. Beginning with the closing of MMR’s asset acquisition in December 2010, PXP was granted the right to appoint two members of MMR’s board of directors as long as it maintained certain minimum ownership levels of MMR common stock, and PXP appointed James C. Flores and John F. Wombwell to serve as its designees on the MMR board. As a result of these transactions, FCX beneficially owns approximately 16.1% of the outstanding shares of MMR common stock as of April 15, 2013 on an as-converted basis, and PXP beneficially owns approximately 31.3% of the outstanding shares of MMR common stock as of April 15, 2013.

During 2011 and 2012, FCX’s management continued to advance its investments in brownfield development projects, with three expansion projects expected to increase annual copper production by one billion pounds in the next few years. FCX’s management and the FCX board of directors also continued to evaluate and consider external opportunities for investments in mining but found limited opportunities to acquire copper assets that met FCX’s investment criteria. In addition, the FCX board of directors continued to consider cash returns to stockholders, paying a supplemental dividend in June 2011 and increasing the regular dividend in February 2012.

James R. Moffett, FCX’s Chairman and MMR’s Co-Chairman and Chief Executive Officer, and James C. Flores, PXP’s Chairman and Chief Executive Officer, have periodically had, since the negotiation of the 2010 transactions between MMR and PXP, informal discussions regarding the long-term strategic goals and objectives of each of FCX, MMR and PXP, including with respect to each of FCX’s and PXP’s investment in MMR’s securities. Such discussions took place in the course of Mr. Moffett’s and Mr. Flores’ interactions due to the fact that each of Mr. Moffett and Mr. Flores served as a member of the MMR board of directors and are experts in the oil and gas business, and that each of FCX and PXP are significant shareholders of MMR, and did not progress into the formal exploration of any potential transactions. In January 2012, pursuant to registration rights granted to PXP in connection with its acquisition of MMR securities, PXP requested MMR to file a registration statement with the SEC with respect to the sale of a portion of the shares of MMR common stock owned by PXP. Subsequent to such request and during the first quarter of 2012, Mr. Moffett and Mr. Flores discussed in general terms the potential of FCX acquiring the shares of MMR common stock owned by PXP or a potential combination transaction among the three companies.

In April 2012, FCX’s management retained Hanover Advisors LLC to provide financial consulting services with respect to FCX’s potential acquisition of certain oil and gas assets.

On April 30, 2012, in connection with regularly scheduled meetings of the board of directors of FCX and MMR, Mr. Moffett discussed with all of the members of the FCX and MMR boards of directors the potential combination of FCX and MMR, along with PXP, to create a premier U.S.-based natural resources company with a successful record of building values through mineral and oil and gas exploration, development and production. During this discussion, Mr. Moffett noted the proven track record of the companies’ management teams in finding and developing world class mineral and oil and gas assets and described the potential benefits of combining the companies.

During the executive session at a meeting of the FCX board of directors on May 1, 2012, the FCX board of directors discussed the potential of increasing FCX’s North American operations, and diversifying into oil and gas exploration and production. In particular, the FCX board of directors discussed potential business combination transactions with one or both of MMR and PXP because of FCX’s understanding of the oil and gas industry and positive view of the assets of MMR and PXP. The FCX board of directors was not considering any alternative oil and gas business combination transaction in view of FCX’s existing investment in MMR. Subsequent to the April 30, 2012 discussions, and the May 1, 2012 FCX board of directors meeting, Mr. Moffett contacted Mr. Flores to inform him of FCX’s continued interest in a possible combination with PXP and MMR.

At a meeting on May 24, 2012, the FCX board of directors again discussed potential business combination transactions with one or both of MMR and PXP and established a special committee of the FCX board of directors made up of independent directors, which is referred to herein as the FCX special committee, which the FCX board of directors authorized to review, evaluate and, as appropriate, negotiate with either or both MMR and PXP regarding a possible transaction, with a view toward making a recommendation to the FCX board of directors as to whether FCX should pursue a transaction with either or both of the companies. The FCX board of directors also authorized the FCX special committee to do all things that, in the judgment of the members of the FCX special committee, would be necessary, appropriate or advisable to assist the FCX special committee in carrying out its responsibilities with respect to any potential transaction with either MMR or PXP. While the FCX special committee was presented with data on other oil and gas companies during the process described below, the FCX special committee focused on considering the potential transactions with MMR and PXP. The FCX board of directors appointed Messrs. Allison, Krulak, Lackey, Madonna and McCoy to the FCX special committee. None of these directors served on the board of directors or as a member of management of either MMR or PXP, and all were the same directors who constituted the special committee of the FCX board of directors formed in connection with FCX’s 2010 purchase of shares of MMR convertible preferred stock. The FCX special committee determined to elect Mr. Allison as chairman of the FCX special committee for reasons including his past experience as the Chairman and Chief Executive Officer of Anadarko Petroleum Corporation, and to retain Wachtell, Lipton, Rosen & Katz, which is referred to herein as Wachtell Lipton, as legal counsel to the FCX special committee.

Given that FCX was considering the acquisition of both MMR and PXP and in light of FCX’s and PXP’s beneficial ownership of MMR securities, the MMR board of directors determined on May 24, 2012 that it would be in the best interests of MMR and its stockholders to establish a special committee of the MMR board of directors made up of directors unaffiliated with FCX or PXP, which is referred to herein as the MMR special committee, comprised of Messrs. William P. Carmichael and A. Peyton Bush, III, two of the three independent directors of MMR, to consider any potential proposals made by FCX with respect to MMR as well as any alternatives available to MMR, including potential transactions with third parties. In arriving at its decision to elect Messrs. Carmichael and Bush to the MMR special committee the MMR board took into account the fact that Messrs. Carmichael and Bush were also selected by the MMR board in 2010 to serve as members of a special committee of the MMR board of directors to consider FCX’s initial investment in MMR. In 2010, the third independent director of MMR, Suzanne T. Mestayer, had declined to serve on the special committee citing insufficient time due to outstanding business commitments. In light of Messrs. Carmichael and Bush’s prior service and experience, the MMR board of directors concluded that Messrs. Carmichael and Bush were best suited to serve on the MMR special committee. The MMR board of directors delegated to the MMR special committee the full power and authority of the MMR board of directors to, among other things, (1) consider and evaluate any proposals with respect to MMR and any alternatives, (2) negotiate the terms of any potential transaction, (3) reject any potential transaction, and (4) recommend a potential transaction or any other alternatives to the MMR board of directors. Messrs. Flores and Wombwell recused themselves from, and did not participate in, this meeting.

On May 31, 2012, Mr. Allison and counsel from Wachtell Lipton interviewed representatives of several investment banking firms who had been determined to be independent with respect to potential transactions involving MMR and PXP, including Credit Suisse Securities (USA) LLC, which is referred to herein as Credit Suisse. On June 6, 2012, Mr. Allison discussed with the FCX special committee the qualifications of each investment bank and the FCX special committee determined to retain Credit Suisse as its financial advisor in connection with potential transactions involving either or both of PXP and MMR, subject to negotiation of an acceptable engagement letter.

In May 2012, the MMR special committee considered potential legal counsel based on their experience and lack of any relationship with FCX and/or PXP to assist the MMR special committee in connection with a potential transaction. On May 30, 2012, the MMR special committee retained Weil, Gotshal & Manges LLP, which is referred to herein as Weil, as independent legal counsel to the MMR special committee in connection with a potential transaction, based on Weil’s reputation, its experience advising special committees in comparable situations, its lack of any relationship with FCX and/or PXP and its independence with respect to a potential transaction involving MMR.

During May 2012 and June 2012, the MMR special committee together with Weil, considered potential financial advisors based on their experience and lack of any relationship with FCX or PXP to assist the MMR special committee in connection with a potential transaction.

On June 12, 2012, the MMR special committee met in person at Weil’s offices in New York, New York to interview three potential independent financial advisors. After meeting with each potential financial advisor, the MMR special committee and Weil discussed the background, experience and qualifications of each financial advisor, including any potential conflicts of interests involving the potential financial advisors. At the conclusion of the meeting, the MMR special committee decided to retain Evercore Group L.L.C., which is referred to herein as Evercore, based on Evercore’s reputation, experience and expertise in the oil and gas industry, its experience advising special committees in comparable situations, its lack of any relationship with FCX or PXP and its independence with respect to a potential transaction involving MMR. An engagement letter was subsequently entered into between Evercore and the MMR special committee on July 16, 2012.

On June 15, 2012, Wachtell Lipton delivered a confidentiality agreement to Weil. Wachtell Lipton and Weil negotiated the terms of the confidentiality agreement, which provided that the standstill obligations imposed on FCX by the existing stockholder agreement between MMR and FCX would continue for a minimum of six months from the date of the confidentiality agreement even if they would otherwise terminate earlier pursuant to the terms of the stockholder agreement, which provides for the termination of FCX’s standstill obligations on the date that FCX’s beneficial ownership interest in MMR falls below 15% of the outstanding shares of MMR common stock (as determined according to the procedures set forth in the stockholder agreement). MMR and FCX entered into the confidentiality agreement on July 11, 2012. Around this same time, Weil and Latham & Watkins, LLP, which is referred to herein as Latham & Watkins, counsel to PXP, negotiated the terms of a separate confidentiality agreement between MMR and PXP relating to a possible transaction with FCX, which provided that the standstill obligations imposed on PXP by the existing stockholder agreement between MMR and PXP would continue for a minimum of six months from the date of the confidentiality agreement even if they would otherwise terminate earlier pursuant to the terms of the stockholder agreement, which provides for the termination of PXP’s standstill obligations on the later of the date that PXP’s beneficial ownership interest in MMR falls below 20% of the outstanding shares of MMR common stock (as determined according to the procedures set forth in the stockholder agreement) and the date that is six months after PXP has ceased to have any designees serving as members of the MMR board of directors. MMR and PXP subsequently entered into the confidentiality agreement on July 16, 2012.

After executing the confidentiality agreement, PXP and MMR began to exchange non-public information in connection with their evaluation of the potential transactions, in light of the possibility that either or both transactions could have included FCX common stock as a portion of the merger consideration and therefore resulted in stockholders of each of PXP and MMR owning an interest in the combined company. At no time did MMR engage in direct discussions with PXP regarding a potential transaction between PXP and MMR. In light of the fact that FCX was contemplating transactions with both PXP and MMR and the fact that PXP had not separately approached MMR regarding a potential transaction, the MMR special committee did not pursue a potential transaction with PXP.

On June 22, 2012, FCX and PXP entered into a confidentiality agreement, after which FCX and PXP began to exchange non-public information in connection with the potential transaction.

On June 28, 2012, at a meeting of the FCX special committee in Houston, Texas, the FCX special committee, with the assistance of representatives of Credit Suisse and Wachtell Lipton, reviewed and discussed potential transactions with each of PXP and MMR. The FCX special committee also decided to retain petroleum engineers in connection with its evaluation of the potential transactions. The FCX special committee subsequently engaged the RPS Group, which is referred to herein as RPS, to perform a review and analysis of the reserves and resource potential of each of MMR and PXP.

On July 2, 2012, members of the FCX special committee met with Mr. Moffett in Austin, Texas to discuss matters related to the governance structure of the combined company resulting from consummation of the potential transactions with PXP and MMR.

Throughout this period, Mr. Allison, in his capacity as chairman of the FCX special committee, periodically spoke with each of Mr. Flores, PXP’s Chairman and Chief Executive Officer, and Mr. Bush, a member of the MMR special committee, with respect to the review process and the potential for a transaction with either or both of their respective companies.

On July 31, 2012, the FCX special committee held a telephonic meeting attended by representatives of Credit Suisse and Wachtell Lipton. During the meeting, Credit Suisse updated the FCX special committee with regard to the status of its review of information with respect to PXP, including the review and analysis being conducted by RPS, and the FCX special committee authorized Credit Suisse, RPS and Wachtell Lipton to continue reviewing information with respect to each of PXP and MMR. This review continued during the month of August.

From August 2012 through October 2012, FCX and PXP each conducted review and analysis of MMR. Evercore also conducted review and analysis on MMR during this time and periodically updated the MMR special committee regarding its financial analysis of MMR. The MMR special committee, Weil and Evercore had periodic discussions during this period on the status of their reviews and recent developments affecting MMR, FCX and PXP, including developments regarding MMR’s Davy Jones No. 1 prospect and whether MMR would be able to successfully conduct a flow test on the prospect in the near future. The MMR special committee, Weil and Evercore also discussed PXP’s recent $6.1 billion acquisition of certain deepwater Gulf of Mexico assets from BP Exploration & Production Inc., BP America Production Company and Shell Offshore Inc. and whether PXP’s pursuit of financing in order to consummate such acquisition would impact the timing of any potential transaction between MMR and FCX.

On August 14, 2012, Mr. Moffett and three MMR geologists met with PXP representatives to discuss PXP’s Gulf of Mexico exploration properties for purposes of assessing those properties and the possible impact the data on those properties could have on MMR’s exploration activities. This meeting was in the context of potential acquisitions by FCX of each of MMR and PXP in transactions potentially involving the payment of shares of FCX common stock as all or a portion of the merger consideration.

On August 15, 2012, representatives of RPS, Credit Suisse, Wachtell Lipton and Evercore met with management of MMR in Houston to gather and discuss information regarding certain aspects of MMR’s operations.

During September and October 2012, representatives of Credit Suisse and representatives of Evercore periodically discussed matters relating to a potential transaction between MMR and FCX, including the possibility of including an overriding royalty trust structure as part of the consideration in any such transaction.

On September 13, 2012, representatives of RPS and Evercore met with management of MMR in Houston to conduct a review of certain aspects of MMR’s operations.

On September 20, 2012, at a meeting of the FCX special committee held in Houston and attended by representatives of Credit Suisse, Wachtell Lipton and RPS, representatives of RPS discussed certain aspects of RPS’ ongoing review of the exploration prospects and production assets of PXP and MMR. The update included an analysis of the assets and prospects of each company located in various geologic regions, management estimates, and historical success levels in each such region. Also during this meeting, the FCX special committee met with Mr. Flores and discussed with him PXP’s recently announced acquisitions and plans for future development, and PXP’s existing equity ownership interest in MMR.

In the weeks following September 20, 2012, Credit Suisse, Wachtell Lipton and RPS continued their review of information relating to the assets and business of each of MMR and PXP. At a telephonic meeting on October 9, 2012, Credit Suisse and Wachtell Lipton updated the FCX special committee on the status of their reviews. At the request of the FCX special committee, Credit Suisse discussed matters relating to the potential transaction with PXP, including information received from RPS based on its ongoing review of PXP’s existing assets and the assets to be acquired in PXP’s pending Gulf of Mexico acquisitions. RPS continued its review of information relating to the assets and business of each of MMR and PXP through the beginning of December.

On September 20, 2012, Mr. Flores informed Mr. Allison that PXP had determined to focus on its recently announced Gulf of Mexico acquisition and terminated its discussions with FCX concerning a possible combination.

On October 16, 2012, representatives of RPS and Credit Suisse met with representatives of Evercore in Houston to conduct a further review of certain aspects of MMR’s operations, including risking and resource potential estimates.

On October 24, 2012, at a meeting of the FCX special committee in Houston attended by representatives of Credit Suisse and Wachtell Lipton, the FCX special committee discussed the status of each potential transaction, including the possibility of including an overriding royalty trust structure (as previously discussed between Evercore and Credit Suisse) as part of the consideration in a potential transaction. The FCX special committee asked Mr. Adkerson and Ms. Quirk to attend part of the meeting to provide input on the pro forma balance sheet and capitalization of the companies, if combined, and to comment on potential stockholder reaction to the proposed transactions. At the request of the FCX special committee, Mr. Moffett also attended a portion of the meeting for the purpose of discussing the operating characteristics of a combined company resulting from the potential transactions with each of PXP and MMR.

On October 27, 2012, Messrs. Allison and Flores spoke to determine that PXP was willing to re-engage in discussions with FCX with respect to a potential transaction.

On October 28, 2012, at a telephonic meeting of the FCX special committee attended by representatives of Credit Suisse and Wachtell Lipton, Mr. Allison informed the FCX special committee of recent discussions with Mr. Flores in which Mr. Flores expressed PXP’s preference that any potential transaction with PXP include FCX common stock as a significant proportion (approximately two-thirds) of the consideration payable to PXP stockholders. PXP’s preference was aimed at minimizing the tax impact of the potential transaction and allowing PXP’s stockholders to own an interest in the combined company on a tax deferred basis. Separately, Latham & Watkins informed Wachtell Lipton that, in addition to the price to be paid to PXP stockholders, PXP was focused on any potential conditionality of a transaction, and was not interested in pursuing any transaction that would be conditioned on the closing of a transaction with MMR or would require a vote of the FCX stockholders. Mr. Allison also informed the FCX special committee of recent discussions between Messrs. Allison and Bush during which Mr. Bush informed Mr. Allison of the MMR special committee’s opinion that a form of contingent consideration could be desirable as a component of any potential transaction between the parties. The FCX special committee discussed potential cash, stock and contingent consideration structures for acquisitions of each of MMR and PXP, including the accretive or dilutive effect of the various structures to FCX’s stockholders, the availability of debt financing, prevailing interest rates at which FCX would anticipate being able to raise financing to fund any cash consideration, and the appropriate valuation and consideration mixes that could be explored with the representatives of each company, and agreed to schedule a follow-up meeting to further discuss those issues. In addition, the FCX special committee, with the assistance of Credit Suisse and Wachtell Lipton, discussed certain matters relating to potential transactions or actions with respect to FCX’s capital structure that might be undertaken either as alternatives to, or in connection with, any potential transaction with PXP and/or MMR.

On October 30, 2012, at a regularly scheduled telephonic meeting of the FCX board of directors, the FCX special committee provided the FCX board of directors with an update on the status of each transaction.

At a telephonic meeting on October 30, 2012 attended by representatives of Credit Suisse and Wachtell Lipton, the FCX special committee, with the assistance of Credit Suisse and Wachtell Lipton, discussed the potential consideration structures for the acquisition of each of MMR and PXP (including the effect on FCX’s post-transaction capital structure of offering consideration consisting of either cash or FCX common stock), and thereafter the FCX special committee authorized Mr. Allison to discuss a potential transaction with PXP at a price of up to $47 per share, with the consideration consisting of half cash and half FCX common stock, and to discuss a potential transaction with MMR at a price of up to $15 per share in cash, subject in each case to the FCX special committee deciding to recommend a transaction to the FCX board of directors.

On November 1, 2012, the MMR special committee met by telephone with Evercore and Weil to inform them of a conversation with Mr. Allison, who informed Mr. Bush that, while FCX had not made a decision with respect to whether to pursue a transaction with MMR and had not made any changes in its investment intent with respect to its current ownership of MMR securities, it was willing to discuss the potential for an acquisition of MMR by FCX for $15 per share in cash, subject to FCX board of directors approval. The MMR special committee, Evercore and Weil determined to meet in person the following week after Evercore had an opportunity to analyze and evaluate this information and determine next steps.

On November 1, 2012, Mr. Allison contacted Mr. Flores and indicated that the FCX special committee had continued its evaluation of PXP and was willing to discuss a potential acquisition of PXP, with consideration of up to $47 per share, consisting of half cash and half FCX common stock.

On November 9, 2012, the MMR special committee, Evercore and Weil met in person at Evercore’s offices in Houston, Texas to discuss and evaluate the FCX special committee’s proposal. Evercore reviewed with the MMR special committee its preliminary financial analyses of MMR and the FCX special committee’s proposal. The MMR special committee, Evercore and Weil discussed, among other things, the fact that a significant portion of MMR’s potential value is linked to the results of its ultra-deep prospects (including the uncertain results at Davy Jones No. 1), which had resulted in widely diverging views regarding the potential value of

MMR. Given the uncertainty surrounding MMR’s ultra-deep prospects, the MMR special committee, Evercore and Weil then discussed the possibility of using a contingent value security, such as an overriding royalty trust structure, to allow MMR stockholders to continue to participate in any future upside in MMR’s ultra-deep prospects while at the same time providing certainty of value to MMR stockholders for the remainder of MMR in the form of cash consideration. The MMR special committee also considered proposing that MMR stockholders receive shares of FCX common stock as part of the merger consideration, but decided against making such a proposal given that MMR stockholders would have limited participation in future upside in MMR’s ultra-deep prospects given the relative size of FCX as compared to MMR. While MMR had some liquidity through cash on hand and an undrawn bank credit line, an additional capital raise of up to $700 million through asset sales, joint ventures and/or equity or debt offerings would be required to continue MMR’s aggressive drilling and development plans. The MMR special committee considered the relative risks of raising this additional capital and the cost to raise such capital and the impact of such decisions on MMR’s valuation. The MMR special committee, Evercore and Weil also discussed the feasibility of MMR remaining independent given the strong likelihood that MMR would need to raise additional cash to fund future capital expenditures as soon as the end of the first quarter of 2013. The MMR special committee, Evercore and Weil agreed that, given these financing and standalone risks, the MMR special committee should consider entering into a potential transaction with FCX. After further discussion, the MMR special committee determined to respond to the FCX special committee with a proposal to discuss a potential transaction that would give MMR shareholders the option of receiving $17.50 per share in cash or $16.00 per share in cash and one unit of a trust that would hold a 4% overriding royalty interest in all of MMR’s existing ultra-deep exploration prospects, which the MMR special committee valued at $1.50 per unit (at no point did the parties contemplate that less than all of MMR’s existing ultra-deep prospects would be covered by the overriding royalty interest). Under this proposal, the total number of royalty trust units would have been equal to the total number of fully diluted shares of MMR common stock, and the subject interests with respect to the royalty trust would include all of the areas in which MMR was currently conducting or planning to conduct ultra-deep oil and gas exploration activity. Weil then discussed with the MMR special committee other matters related to the proposed transaction, and noted that MMR’s amended and restated certificate of incorporation provides that the approval of any merger with an “interested stockholder”, such as FCX, would require the affirmative vote of holders of at least 80% of the outstanding shares of MMR common stock and the affirmative vote of 75% of the outstanding shares held by the disinterested stockholders, such approvals are referred to herein as the “supermajority approvals.” Evercore, Weil and the MMR special committee also discussed the standstill obligations, which are referred to herein as the standstills, imposed on FCX and PXP by the existing stockholder agreements between MMR and FCX and MMR and PXP respectively. The MMR special committee, Evercore and Weil also discussed whether any third parties would be interested in a transaction with MMR and certain additional matters related to the exploration of strategic alternatives. The MMR special committee discussed the challenges in a transaction with third parties given the significant ownership positions in MMR held by FCX and PXP. Based on discussions with Evercore and Weil regarding MMR and the market, the MMR special committee and Evercore identified two large oil and gas companies, referred to as Party A and Party B, that might be interested in a transaction with MMR. Evercore selected these companies based on their respective experience with assets similar to MMR’s ultra-deep resource base. Additionally, Evercore selected only companies that had the financial wherewithal to acquire MMR, had extensive experience with assets similar to MMR’s and had the ability to make an acquisition decision within the short timeframe associated with this potential transaction. The MMR special committee confirmed with MMR management that no prior discussions had taken place with any third parties about a possible transaction with MMR and then instructed Evercore to reach out to Party A and Party B to determine whether they might be interested in considering a potential transaction with MMR.

On November 9, 2012, Mr. Allison discussed with Mr. Flores the possibility of a business combination transaction with PXP. Mr. Flores indicated that PXP would potentially be interested in a transaction at $55 per share with one-third of the consideration in the form of cash and two-thirds of the consideration in the form of FCX common stock.

On November 9, 2012, the FCX special committee held a telephonic meeting attended by Credit Suisse and Wachtell Lipton during which Mr. Allison updated the members of the FCX special committee with respect to his discussions with Mr. Flores. Also at this meeting, representatives of Credit Suisse discussed with the FCX special committee certain matters relating to the potential transaction with each of PXP and MMR. The FCX special committee authorized Mr. Allison to continue discussions with each of PXP and MMR, and authorized Mr. Allison to discuss with Mr. Flores a potential valuation of PXP of $49 to $50 per share.

At a telephonic meeting on November 11, 2012 attended by representatives of Credit Suisse and Wachtell Lipton, the FCX special committee authorized Mr. Allison to continue discussing potential transactions with each of PXP and MMR. During this meeting, Credit Suisse informed the FCX special committee that representatives of Evercore had recently reiterated that the MMR special committee desired the consideration in any transaction to include a contingent component such as an overriding royalty interest in MMR’s future production.

On November 11, 2012, Mr. Allison informed Mr. Bush that the FCX special committee would be willing to discuss a potential transaction involving consideration of $15 per share in cash and units in a royalty trust holding a 4% overriding royalty interest in future production from MMR’s ultra-deep exploration prospects, which was a structure that had been previously used in a public company acquisition of an oil and gas exploration and production company. Mr. Bush stated that the MMR special committee would discuss the potential consideration with its advisors.

On November 11, 2012, Mr. Allison indicated to Mr. Flores that FCX would be interested in a transaction valued at $49 per share of PXP common stock. Messrs. Flores and Allison then discussed a potential transaction in the range of $49-$51 per share of PXP common stock. Both Messrs. Flores and Allison agreed to convey such discussion to the PXP board of directors and the FCX special committee, as applicable, for discussion.

On November 13, 2012, the MMR special committee, Evercore and Weil met by telephone to discuss the FCX special committee’s rejection of the terms proposed by the MMR special committee on November 9, 2012 and the FCX special committee’s terms proposed in response (subject to FCX board of directors approval). Evercore described the FCX special committee’s new proposal, which included the right to receive $15 per share in cash and one unit of a 4% overriding royalty interest trust, with MMR stockholders having an option to elect to increase the number of units they would receive for each share of MMR common stock and decrease the cash component by a value to be agreed by the parties for each additional trust unit they elect to receive. Under this proposal, the total number of royalty trust units would have been equal to the total number of fully diluted shares of MMR common stock. Evercore also informed the MMR special committee that Party A had indicated that it might be interested in exploring a potential transaction with MMR and requested a confidentiality agreement. On November 13, 2012, at the request of the MMR special committee, Evercore sent Party A a confidentiality agreement.

On November 15, 2012, during a telephonic meeting of the FCX special committee attended by representatives of Credit Suisse and Wachtell Lipton, Mr. Allison informed the FCX special committee that in a recent discussion with Mr. Flores, they discussed a potential transaction between PXP and FCX at a price range of $49 – $51 per share with consideration to consist of half cash and half FCX common stock, and that Mr. Allison and Mr. Flores had discussed Mr. Flores’ potential role in the management of the combined company. Also on November 15, 2012, management of each of FCX and PXP met in Houston, together with their respective legal and financial advisors, with each party answering questions of the other party’s management and representatives. Mr. Allison attended this meeting in his capacity as chairman of the FCX special committee.

On November 16, 2012, to help facilitate the discussion, Mr. Bush called Mr. Allison and indicated that he would be sending him a summary outlining the MMR special committee’s revised proposal. Later that evening, Mr. Bush sent Mr. Allison a revised proposal with consideration of $16 per share in cash and one unit in a royalty trust holding a 4% overriding royalty interest in future production from MMR’s ultra-deep exploration prospects per share, which the MMR special committee valued at $1.50 per unit, with MMR stockholders having an option to elect to increase the number of units they would receive for each share of MMR common stock and decrease the cash component by $1.50 for each additional trust unit they elect to receive. As with the prior proposals, the total number of royalty trust units would have been equal to the total number of fully diluted shares of MMR common stock. However, in this proposal, the additional trust units exchanged for the cash consideration in the election would come from the trust units that otherwise would be attributable to the shares of MMR common stock owned by FCX on an as-converted basis (and, if the PXP merger had been consummated prior to the consummation of the MMR merger, PXP) and would be subject to proration.

On the afternoon of November 18, 2012, the MMR special committee met with Weil and Evercore by telephone to receive an update on Evercore’s discussions with Credit Suisse regarding the FCX special committee’s reaction to the MMR special committee’s revised proposal.

On November 18, 2012, the FCX special committee met telephonically to discuss the potential transactions with representatives of Credit Suisse and Wachtell Lipton present. During this meeting, Mr. Allison informed the FCX special committee that Mr. Bush had indicated to Mr. Allison that the MMR special committee would potentially be interested in discussing a transaction with consideration consisting of $16 per share in cash and units in a royalty trust holding a 4% overriding royalty interest in future production from MMR’s ultra-deep exploration prospects. Later that day, Mr. Allison called Mr. Bush and proposed revised terms of $15.50 per share in cash and one unit in a royalty trust holding a 4% overriding royalty interest in MMR’s ultra-deep exploration prospects per share, which the MMR special committee valued at $1.50 per unit, subject to FCX board of directors approval. Under the proposed terms, each share of MMR common stock would receive identical consideration, without an option to exchange cash for additional royalty trust units, in order to increase the clarity of the proposed consideration to holders of MMR common stock and to avoid the possibility that the royalty trust units would become oversubscribed. Furthermore, these proposed terms would give each shareholder a proportionately equal opportunity to benefit from any potential future production from MMR’s ultra-deep prospects. After this conversation with Mr. Allison, the MMR special committee convened a telephonic meeting later in the evening of November 18, 2012 with Weil and Evercore to discuss the proposed terms. The MMR special committee, Weil and Evercore agreed to further evaluate the proposed terms and regroup on November 21, 2012.

On November 19, 2012, Wachtell Lipton sent Weil an initial draft term sheet outlining the terms of the proposed overriding royalty interest trust, which included, among other things, a 10-year term and a 4% overriding royalty interest in the hydrocarbons produced from MMR’s ultra-deep exploration prospects.

On November 21, 2012, the MMR special committee met by telephone with Weil and Evercore to further review and discuss the counteroffer received from the FCX special committee on November 18, 2012, the potential value of the overriding royalty interest trust and the term sheet forwarded by Wachtell Lipton. Evercore presented the MMR special committee with preliminary discussion materials regarding the potential value of the overriding royalty interest trust, including a sensitivity analysis based on various risk assumptions, duration of the trust, oil prices and discount rates. The MMR special committee also reviewed the proposed terms of the overriding royalty interest trust, including the prospects that would be included in the trust, the duration of the trust (initially proposed to be a 10-year term), and FCX’s ability to have a call right on the royalty trust units and the impact of these terms on the potential value of the royalty trust units. After discussion, the MMR special committee authorized Evercore to respond to Credit Suisse on the terms of the royalty trust units by proposing, among other things, a 25-year term and a $12 call price after the expiration of a five-year no call period. The MMR special committee was willing to agree to FCX’s request to have a finite term for the trust, but only if the term was long enough that the present value of the royalty trust units was not materially affected. Furthermore, the MMR special committee was willing to give FCX a call right on the royalty trust units, but only if the call price was significantly higher than the current implied value of the royalty trust units. Following the discussion regarding the royalty trust term sheet, Weil then discussed with the MMR special committee the supermajority approvals provisions in MMR’s amended and restated certificate of incorporation. Weil noted to the MMR special committee that FCX was unwilling to enter into transaction without an agreement by MMR to submit a stockholder proposal at the special meeting to amend MMR’s amended and restated certificate of incorporation to exclude FCX from the definition of “interested stockholder”, which is referred to herein as the charter amendment, thereby making the supermajority approvals provisions inapplicable, and conditioning closing of the merger on adoption of such proposal.

Later on November 21, 2012, Wachtell Lipton sent Weil an initial draft of the merger agreement.

On November 26, 2012, Evercore and Weil met with Mr. Moffett and the MMR special committee in New Orleans, Louisiana to discuss MMR’s prospects. The MMR special committee also discussed MMR’s current position in the market and its general ability to raise financing. Mr. Adkerson attended part of the meeting at which the potential royalty trust was discussed. In addition, on November 26, 2012, MMR issued a press release providing an update on its Gulf of Mexico exploration and development activities, including delays in completing a production test on and the need for additional work to be conducted on the Davy Jones No. 1 well, positive drilling results at MMR’s onshore Lineham Creek well, and logging results from MMR’s Blackbeard West No. 2 ultra-deep exploration well. That same day, MMR’s stock price declined approximately 22%.

On November 27, 2012, the MMR special committee met by telephone with Weil and Evercore to discuss their meeting with Messrs. Moffett and Adkerson and to discuss the recent decline in the MMR stock price and the impact it would have on the discussions about a potential transaction. The MMR special committee also discussed that they had been informed that Mr. Moffett had discussions with a foreign energy company as part of MMR’s ongoing capital raising program regarding that company potentially acquiring 25% of MMR’s interest in all of its ultra-deep prospects and properties for $500 million and participating in MMR’s ultra-deep exploration program for an additional $500 million by paying 2.5 times its proportionate 25% share of capital expenditures for existing and future ultra-deep prospects. The MMR special committee considered these discussions to be indicative of the market’s valuation of MMR’s ultra-deep prospects, although the discussions did not lead to an agreement on terms or to an offer being made by the foreign energy company to acquire MMR or a portion of its assets.

On November 29, 2012, the FCX special committee held a telephonic meeting attended by representatives of Credit Suisse and Wachtell Lipton and discussed recent trading activity in shares of MMR common stock, including a review of the transcript of an investor call recently held by MMR and recently released research analyst reports relating to MMR’s common stock. In light of the decline in MMR’s stock price, the FCX special committee authorized Mr. Allison to discuss a potential transaction with Mr. Bush involving reduced consideration of $14 per share in cash and units in a royalty trust holding a 4% overriding royalty interest in future production from MMR’s ultra-deep exploration prospects.

On November 29, 2012, the MMR special committee met by telephone with Evercore and Weil on numerous occasions over the course of the day to discuss the status of conversations with the FCX special committee and legal and financial advisors of the FCX special committee regarding the potential transaction and the terms of the royalty trust units, including in light of the recent decline in the MMR stock price. Evercore informed the MMR special committee that in light of the recent decline in the MMR stock price, the FCX special committee had proposed revised consideration of $14 per share in cash and units in a royalty trust holding a 4% overriding royalty interest in future production from certain of MMR’s exploration prospects. A discussion ensued regarding the merger consideration and the appropriate response and the MMR special committee authorized Evercore to propose consideration of $14.75 per share in cash and one unit of a 6% overriding royalty interest trust which the MMR special committee valued at $2.25 per unit, with the total number of royalty trust units to equal the total number of fully diluted shares of MMR’s common stock. Weil then discussed with the MMR special committee the proposed terms of the merger agreement, including FCX’s desire to have (1) a 20 business day marketing period in order to secure financing for the proposed transaction, (2) the charter amendment and no requirement to obtain approval of the merger agreement by a majority of the disinterested stockholders, referred to as the “majority of the disinterested stockholders condition”, and (3) no ability of MMR to terminate the merger agreement if the MMR board of directors changes its recommendation in response to a superior proposal, referred to as a “superior proposal termination right.”

On November 30, 2012, representatives of MMR, Evercore, Credit Suisse and RPS held a conference call to discuss recent results from the Lineham Creek well. MMR confirmed its discovery of apparent hydrocarbon-bearing sands above 24,000 feet, which was not previously reflected in MMR’s estimate of total resource potential.

On November 30, 2012, representatives of Evercore discussed the potential merger consideration with representatives of Credit Suisse. At the direction of the FCX special committee, representatives of Credit Suisse informed the representatives of Evercore that the FCX special committee was unlikely to recommend in favor of a transaction involving a 6% overriding royalty interest due to concerns regarding dilution of FCX’s interest in the subject properties.

On November 30, 2012, the MMR special committee met by telephone with Weil and Evercore to discuss the FCX special committee’s reaction to the proposal of the MMR special committee. Evercore informed the MMR special committee that the FCX special committee had rejected the 6% overriding royalty interest counteroffer of the MMR special committee because it would be too dilutive to their interests and would not agree to an overriding royalty interest greater than 5%. The MMR special committee discussed the potential value of a 5% overriding royalty interest and after careful consideration authorized Evercore to propose $14.75 per share in cash and 1.15 units of a 5% overriding royalty interest trust, which the MMR special committee valued at approximately $2.45 per 1.15 units (reflecting a revised value for the overriding royalty interest based on newly available information on MMR’s Lineham Creek well that was in the process of being drilled), with the total number of royalty trust units to equal the total number of fully diluted shares of MMR’s common stock. Weil then discussed with the MMR special committee the progress of negotiations regarding the merger agreement, including the FCX special committee’s desire to include an expense reimbursement fee payable by MMR if stockholder approval was not obtained and a termination fee payable by MMR in certain instances, including if FCX terminated the agreement upon the MMR board of directors changing its recommendation, and also that, although the FCX special committee agreed not to require a marketing period, the FCX special committee remained unwilling to enter into a transaction including a majority of the disinterested stockholders condition or a superior proposal termination right. Following this discussion, the MMR special committee directed Weil to continue to insist on the majority of the disinterested stockholders condition in light of the potential inclusion of the charter amendment condition and the superior proposal termination right. The MMR special committee also noted the importance of being able to withdraw its support for a transaction with FCX if things changed.

On November 30, 2012, Mr. Bush informed Mr. Allison of the MMR special committee’s proposed transaction consideration of $14.75 per share in cash and 1.15 units of a 5% overriding royalty interest trust. Mr. Allison discussed this proposed consideration with the individual members of the FCX special committee, and informed Mr. Bush that, based on such discussions, he believed that the FCX special committee was likely to support recommendation of a transaction involving this level of consideration.

During this period, Wachtell Lipton and Weil continued to exchange drafts of the merger agreement and to negotiate remaining open items in the merger agreement (including applicable termination fees which might be payable by MMR and the definition of “intervening event” with respect to the MMR board’s ability to change its recommendation in favor of the merger to MMR stockholders) subject to the guidance received from the FCX special committee and the MMR special committee.

On December 1, 2012, the MMR special committee met by telephone with Weil and Evercore to discuss the latest developments in the potential transaction with FCX. Evercore reported to the MMR special committee that the FCX special committee had tentatively agreed (subject to the FCX board of directors approval) to the proposal of the MMR special committee of $14.75 per share in cash and a certain number of units in a royalty trust with a 5% overriding royalty interest. After further discussion, the MMR special committee agreed to move forward with a proposal by which each MMR stockholder (excluding FCX and its subsidiaries) would receive $14.75 in cash and 1.15 units of a 20 year royalty trust with a 5% overriding royalty interest, in exchange for one share of MMR common stock. Weil then discussed with the MMR special committee the terms of the merger agreement and the progress of negotiations regarding the merger agreement, including that the FCX special committee remained unwilling to enter into a transaction including a majority of the disinterested stockholders condition or a superior proposal termination right. Weil discussed further FCX’s desire to include an expense reimbursement fee of 1% of the equity value of MMR payable by MMR if stockholder approval was not obtained and a termination fee of 3% of the equity value of MMR payable by MMR in certain instances, including if FCX terminated the agreement upon the MMR board of directors changing its recommendation. The MMR special committee advised Weil to circulate a revised draft of the merger agreement to Wachtell to include a majority of the disinterested stockholders condition, a superior proposal termination right, an expense reimbursement fee of up to $10 million and a termination fee of 2% of the equity value of MMR.

On December 2, 2012, the MMR special committee met by telephone with Weil and Evercore to discuss the insistence of the FCX special committee on not including a majority of the disinterested stockholders condition or a superior proposal termination right. The MMR special committee, Weil and Evercore discussed the implications of not having a majority of the disinterested stockholders condition in light of the potential inclusion of the charter amendment condition given the significant ownership positions in MMR held by FCX and PXP. In light of FCX’s position, Evercore reviewed and discussed with the MMR special committee available alternatives outside of the proposed merger, including the implications of continuing as a standalone entity. Evercore discussed that the available alternatives, including seeking a partner to engage in a joint venture and raising capital in the equity markets, were uncertain (as MMR had yet to receive any response from Party A or Party B) and unlikely to be economically more favorable than the potential transaction with FCX and that MMR would face an immediate cash shortfall if it tried to pursue a standalone plan. Evercore reiterated, as previously discussed by Evercore and the MMR special committee, that MMR required significant capital to pursue a standalone plan. Weil discussed with the MMR special committee the legal standards applicable to its decisions and actions with respect to the proposed transaction. After further discussion regarding available alternatives and applicable legal standards, the MMR special committee determined that although it would consider not requiring a superior proposal termination right in light of the fact that the MMR board of directors would still be able to change its recommendation in response to an intervening event or a superior proposal, it was unwilling to approve a transaction which included the charter amendment condition without a majority of the disinterested stockholders condition, and instructed Weil and Evercore to communicate such to Wachtell Lipton and Credit Suisse.

On December 3, 2012, the MMR board of directors met in person in Austin, Texas to receive an update from the MMR special committee regarding the status and progress of negotiations between the FCX special committee and the MMR special committee. At the meeting, the MMR special committee informed the MMR board of directors that the parties have made significant progress on the terms of the merger agreement and related documents.

On December 3, 2012, at a meeting of the FCX special committee in Austin, Texas attended by representatives of Credit Suisse and Wachtell Lipton, Mr. Allison informed the FCX special committee that Mr. Flores had indicated that he was prepared to recommend to the PXP board that PXP enter into a definitive agreement providing for a transaction at a price of $50 per share consisting of an equal amount of cash and FCX common stock as merger consideration, and that, subject to negotiation of the final terms of the merger agreement, the MMR special committee had indicated that it was prepared to recommend to its board that MMR enter into a transaction at a price of $14.75 in cash per share of MMR common stock and units in a royalty trust holding a 5% overriding royalty interest in future production from MMR’s ultra-deep exploration prospects. At the request of the FCX special committee, Credit Suisse then reviewed its preliminary financial analysis of MMR, the royalty trust units and the merger with the FCX special committee. The FCX special committee then reviewed and discussed matters relating to the proposed PXP merger. After discussion, the FCX special committee agreed to move forward with its recommendation of the potential transactions, subject to the FCX special committee’s receiving additional information as to the management structure of the combined company.

In the evening of December 3, 2012, the FCX special committee held a meeting that Messrs. Moffett, Adkerson and Flores, at the invitation of the FCX special committee, also attended to discuss the roles that each of them would play in the combined company after a transaction. In addition, the meeting was attended by representatives of Wachtell Lipton. At this meeting, it was agreed that, upon completion of the proposed transaction, Mr. Moffett would continue to serve as the Chairman of FCX, that Mr. Adkerson would continue to serve as President and Chief Executive Officer of FCX and would be appointed Vice Chairman of FCX, and that Mr. Flores would be appointed as Vice Chairman of FCX and Chief Executive Officer of FCX’s oil and gas operations. After speaking with Messrs. Moffett, Adkerson and Flores, the FCX special committee tentatively determined to recommend to the FCX board of directors the transactions with each of PXP and MMR on the terms that had been described earlier that day to the FCX special committee.

On December 4, 2012, the MMR special committee met by telephone with Weil and Evercore for the purpose of updating the MMR special committee on continuing discussions since the December 2, 2012 meeting. At the meeting, Evercore and Weil updated the MMR special committee that Party A had responded that it did not have any interest in pursuing a potential transaction and Party B had not responded to phone inquiries. The MMR special committee then discussed with Weil and Evercore the terms of the merger agreement and related agreements and the advisability of the proposed transaction. Weil informed the MMR special committee that the FCX special committee would accept a majority of the disinterested stockholders condition in light of the inclusion of the charter amendment condition. The MMR special committee then discussed the risks associated with not being able to terminate the merger agreement in response to a superior proposal, including that the MMR board would be required to submit the merger agreement to a vote of the MMR stockholders even if a superior proposal had been submitted to the MMR board, but that the MMR board would not be prohibited from changing its recommendation in the event of an intervening event or if it was presented with a superior proposal. Weil then discussed with the MMR special committee the legal standards applicable to its decisions and actions with respect to the merger. After discussion and careful consideration, the MMR special committee determined to accept the FCX special committee’s proposal to include the majority of the disinterested stockholders condition in the merger agreement in exchange for excluding the right to terminate the merger agreement in response to a superior proposal, particularly in light of the fact that the MMR board of directors would not be prohibited from changing its recommendation in the event of an intervening event or if it was presented with a superior proposal. Weil then discussed with the MMR special committee that the definition of “intervening event” would exclude events or changes relating to the expectation, discovery or development of hydrocarbons which may be contained in or which may be accessible, produced, marketed or sold from any oil and gas interest of MMR or any of its subsidiaries. Weil and the MMR special committee also discussed that any such positive events or changes related to the subject interests would also result in an increase in the value of the units of the overriding royalty interest trust that MMR’s existing shareholders would receive as part of the merger consideration. In addition, the MMR special committee discussed with Evercore and Weil the FCX special committee’s latest proposal to include an expense reimbursement fee of up to $19.5 million payable by MMR in the event MMR stockholder approval was not obtained or if the MMR board of director changed its recommendation due to an intervening event and to include a termination fee of $98 million in certain instances, including if the MMR board of directors changed its recommendation in response to a superior proposal. Evercore noted to the MMR special committee that such termination fees were customary for a transaction of this nature and would not deter a third party from potentially offering a superior proposal for MMR. Following review and discussion among the members of the MMR special committee, the MMR special committee authorized its advisors to seek to finalize the merger agreement and the agreements related thereto on the terms described to the MMR special committee at the meeting. Following this discussion, Evercore updated its financial analyses from the prior meeting of the MMR special committee and orally advised the MMR special committee that it would be prepared to render its opinion to the effect that, as of the date of its opinion, and subject to and based on the qualifications, limitations and assumptions set forth in its opinion, the merger consideration to be received by the holders of shares of MMR common stock entitled to receive merger consideration (other than PXP and its subsidiaries) in the merger was fair to such holders. The MMR special committee then noted that it would be prepared to approve and adopt the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment) and recommend to the MMR board of directors that it approve and adopt the merger agreement and the transactions related thereto at the December 5, 2012 meeting.

Following the meeting of the MMR special committee, the MMR board of directors met by telephone with Weil and Evercore. Evercore summarized the key terms of the merger and presented its financial analyses on the merger. Weil then discussed with the MMR board of directors the fact that the advisors were in the process of finalizing the merger agreement and related documents thereto. The MMR board of directors agreed to vote on the merger at the December 5, 2012 meeting.

The FCX board of directors and the FCX special committee met concurrently on December 4, 2012 to consider the proposed transactions with each of PXP and MMR. At the invitation of the FCX board of directors and the FCX special committee, certain members of FCX’s management and representatives of Hanover Advisors also participated in the meeting. At the request of the FCX special committee, representatives of Credit Suisse and Wachtell Lipton also participated in the meeting. At the request of the FCX special committee, Credit Suisse reviewed and discussed with the FCX special committee and the FCX board of directors its financial analysis with respect to MMR, the royalty trust units and the merger.

Representatives of Wachtell Lipton then reviewed the terms of each of the proposed merger agreements to be entered into with PXP and MMR and other related transaction documents. Representatives of Wachtell Lipton then reviewed the terms of waiver letters and other employment arrangements to be entered into by Mr. Flores and other PXP officers in connection with the PXP transaction and the terms of the financing to be entered into in connection with the transactions, and reviewed with the FCX special committee and FCX board of directors their fiduciary duties with respect to the transactions. Credit Suisse then rendered its oral opinion to the FCX special committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated December 4, 2012) with respect to the fairness, from a financial point of view, to FCX of the aggregate merger consideration to be paid or issued by FCX in the merger pursuant to the merger agreement. See the section below entitled “—Opinion of Financial Advisor to the FCX Special Committee.”

Following that discussion, the members of the FCX special committee approved and declared advisable each of the merger agreements with PXP and MMR, the related transactions, and the additional transaction documents, and recommended that the FCX board of directors approve the same. Wachtell Lipton then described to the FCX board of directors the resolutions proposed to be adopted in connection with each of the transactions. At this time, each of Messrs. Adkerson, Moffett and Stephen Siegele recused themselves from the meeting due to their relationships with MMR. Following discussion, the FCX board of directors, upon recommendation of the FCX special committee, approved each of the merger agreements with PXP and MMR, the related transactions, the transaction documents and other matters in connection with the transactions, with Messrs. Allison, Krulak, Lackey and Madonna voting in favor and Messrs. Robert Day, Gerald Ford and Devon Graham abstaining from the vote due to their positions as members of the MMR board of directors.

On the morning of December 5, 2012, the MMR special committee met again by telephone with Weil and Evercore. Weil reviewed the terms of the merger agreement and other transaction documents and informed the MMR special committee that all documents were agreed to and in final form. Evercore reviewed with the MMR special committee the structure and other terms of the merger. In connection with the deliberation by the MMR special committee, Evercore rendered to the MMR special committee its oral opinion (subsequently confirmed in writing), as described in the section below entitled “—Opinion of Financial Advisor to the MMR Special Committee,” that, based upon the qualifications, limitations and assumptions set forth in Evercore’s opinion, as of the date of its opinion, from a financial point of view, the merger consideration to be received by the holders of MMR common stock entitled to receive merger consideration (other than PXP and its subsidiaries) in the merger was fair to such holders. Following these discussions, and discussions among the members of the MMR special committee and its advisors, including consideration of the factors described in the section below entitled “—MMR’s Reasons for the Merger and Recommendation of the MMR Special Committee and Board of Directors,” the MMR special committee unanimously determined that the transactions contemplated by the merger agreement and the related transactions and agreements are fair to, advisable for, and in the best interests of MMR and its stockholders, and, voted unanimously to approve and adopt the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment) and to recommend to the MMR board of directors that it approve and adopt the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment).

Following the meeting of the MMR special committee, the MMR board of directors met by telephone with Weil and Evercore. Weil reviewed the terms of the merger agreement and other transaction documents and informed the MMR board of directors that all documents were agreed to and in final form. Evercore reviewed with the MMR board of directors the structure and other terms of the proposed transaction. The MMR special committee informed the MMR board of directors that the terms of the merger agreement and other transaction documents have been agreed to and are in final form, that Evercore had rendered its fairness opinion to the MMR special committee, as described above, and that the special committee had voted unanimously to approve and adopt the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment). Weil then described to the MMR board of directors the resolutions in connection with the merger and noted to the MMR board of directors that the charter amendment would need to be first adopted by both a majority of the MMR board of directors and a majority of the disinterested directors, voting as a separate group. The MMR special committee then recommended to the MMR board of directors that it approve and adopt the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment). Following these discussions and consideration of the factors described in the section below entitled “—MMR’s Reasons for the Merger and Recommendation of the MMR Special Committee and Board of Directors,” the MMR board of directors determined that the transactions contemplated by the merger agreement and the related transactions and agreements are fair to, advisable for, and in the best interests of MMR and its stockholders. The MMR board of directors conducted two votes with Messrs. Moffett and Adkerson recusing themselves: a vote of the disinterested directors only (consisting of Messrs. Bush and Carmichael and Ms. Mestayer) and a vote of the full MMR board of directors, with all disinterested directors and all directors present (subject to the recusal by Messrs. Moffett and Adkerson) voting in favor of approving and adopting the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment). Messrs. Flores and Wombwell also recused themselves from, and did not participate in, this meeting due to their positions as members of the PXP board of directors.

On December 5, 2012, the merger agreements and related transaction documents were executed by the parties thereto, and FCX, PXP and MMR issued a joint press release announcing the transactions.

MMR’s Reasons for the Merger and Recommendation of the MMR Special Committee and Board of Directors

After careful consideration, the MMR special committee and the MMR board of directors determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of MMR as a whole and the unaffiliated stockholders of MMR. Based on such determination, the MMR board of directors, upon the unanimous recommendation of the MMR special committee, adopted the merger agreement and the transactions contemplated thereby, and now recommend that the MMR stockholders vote “FOR” the charter amendment proposal, “FOR” the merger proposal and “FOR” the adjournment proposal. The purpose of the merger for MMR is to enable its stockholders to immediately realize the value of their investment in MMR through their receipt of the cash consideration of $14.75 per share, while still maintaining the opportunity for MMR stockholders to benefit from future hydrocarbon production from the subject interests. In evaluating the merger and the other transactions contemplated by the merger agreement, the members of the MMR special committee and the MMR board of directors as a whole consulted with their legal and financial advisors and considered a number of factors that supported their decision (described in detail in “—Background of the Merger” above), including the following:

•

the fact that the $14.75 in cash being paid for each outstanding share of MMR common stock represented a premium of 74.3% based on the closing price of MMR on December 4, 2012, the last trading day before the merger agreement was signed, a premium of 44.2% based on MMR’s 30-day volume-weighted average price at that date, a premium of 28.4% based on MMR’s 90-day volume-weighted average price at that date, a premium of 35.3% based on MMR’s 180-day volume-weighted average price at that date, a premium of 27.8% based on MMR’s one-year volume-weighted average price at that date and a premium of 11.5% based on MMR’s two-year volume-weighted average price at that date;

•

the directors’ familiarity with, and presentations by MMR’s management regarding, the business, operations, properties and assets, financial condition, business strategy, the estimated value of MMR’s assets and prospects of MMR, as well as the risks involved in achieving those prospects, the nature of the industry in which MMR competes, industry trends and economic and market conditions, both on an historical and on a prospective basis;

•

the potential stockholder value that could be expected to be generated from the strategic alternatives available to MMR (including the alternative of (1) remaining independent and (2) negotiating and entering into a potential sale transaction with another party) and their belief that the merger agreement and the transactions contemplated thereby were more favorable to stockholders than pursuing such strategic alternatives given the risks and uncertainty associated with executing such strategic alternatives such as the ability to raise additional capital to fund the approximately $700 million cash shortfall in future capital requirements required to remain independent and the voting influence that FCX has (due to its ability to convert its preferred shares of MMR into common stock) on the ability of MMR to execute an alternative transaction;

•

the financial presentation of Evercore and its opinion, dated December 5, 2012, to the MMR special committee, to the effect that, as of December 5, 2012 and based upon and subject to the factors and assumptions set forth therein, the merger consideration, consisting of $14.75 in cash and 1.15 royalty trust units per share, to be received by the holders of MMR common stock entitled to receive merger consideration (other than PXP and its subsidiaries) was fair from a financial point of view to holders of such shares. The full text of the opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached to this proxy statement as Annex C. A discussion of the opinion and presentation appears in the section below entitled “—Opinion of Financial Advisor to the MMR Special Committee”;

•

the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby as reviewed by the MMR special committee and the fact that they were the product of extensive negotiations between the parties;

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, MMR is permitted under certain circumstances to directly or indirectly engage in or otherwise participate in discussions or negotiations with third parties that make an unsolicited proposal relating to a competing transaction for the acquisition of MMR (as defined in the section below entitled “The Merger Agreement—No Solicitation by MMR of Takeover Proposals” beginning on page 117);

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, including, without limitation, MMR’s payment of the appropriate termination fee under certain circumstances, the MMR board of directors, acting upon the recommendation of the MMR special committee, may change its recommendation to MMR stockholders in response to either (1) an intervening event or (2) a superior proposal, if it determines, after consultation with its outside financial advisors and outside counsel, that not doing so would be inconsistent with its fiduciary duties under applicable law. (see the sections below entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 124 and “The Merger Agreement—Termination Fees” beginning on page 125);

•

the fact that a portion of the merger consideration is payable in royalty trust units providing stockholders the opportunity to participate in future hydrocarbon production from the subject interests; and

•	the availability of appraisal rights for stockholders who properly exercise such statutory rights.

Except as otherwise described in “—Opinion of Financial Advisor to the MMR Special Committee” below, the MMR special committee did not specifically consider the net book value or the liquidation value of MMR as factors in assessing the fair value of MMR because the MMR special committee did not consider them relevant to its determination. The MMR special committee did not consider the liquidation value of MMR because it considers MMR to be a viable going concern. Therefore, the MMR special committee believes that the liquidation value of MMR is irrelevant to a determination as to whether the merger is fair to MMR’s unaffiliated stockholders, and no appraisal of liquidation value was sought for purposes of valuing the MMR common stock. Further, net book value, which is an accounting concept, was not considered as a factor because the MMR special committee believes that net book value is not a material indicator of the value of MMR as a going concern but rather is indicative of historical costs. The MMR special committee was not aware of any firm offer made to MMR by any unaffiliated person during the past two years for the merger or consolidation of MMR into another company, the sale or transfer of all or any substantial part of the assets of MMR to another company, or the purchase of a controlling stake in MMR by another company, and no such firm offer was considered as a factor in the MMR special committee’s decision.

The MMR special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to MMR’s disinterested stockholders and to permit the MMR special committee to represent effectively the interests of MMR’s disinterested stockholders. These procedural safeguards include the following:

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the fact that the MMR special committee is comprised entirely of independent directors to whom the MMR board of directors delegated the full power and authority of the board to, among other things, (1) consider and evaluate any prospects with respect to MMR and any alternatives, (2) negotiate the terms of any potential transaction, (3) reject any potential transaction, and (4) recommend a potential transaction or any other alternatives to the MMR board of directors;

•

the fact that the MMR special committee and the MMR board of directors were aware of the existing relationships among FCX, MMR and PXP, and the fact that FCX intended to contemporaneously enter into the PXP merger agreement and the voting and support agreement, and could take such relationships and plans into account when conducting the MMR special committee process and in considering whether to enter into the proposed transaction on the contemplated terms, or at all;

•

the fact that, other than the indemnification of and provision of directors and officers liability insurance for each director for six years from and after the effective time of the merger, and the accelerated vesting of certain MMR stock options and MMR restricted stock units held by each non-employee director of MMR, the members of the MMR special committee will not receive any consideration in connection with the merger that is different from that received by any other stockholder of MMR;

•

the fact that the MMR special committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement/prospectus, independent of management, and with knowledge of the interests of management in the merger;

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, MMR is permitted under certain circumstances to directly or indirectly engage in or otherwise participate in discussions or negotiations in response to unsolicited inquiries regarding proposals for a competing proposal for the acquisition of MMR, and the MMR board of directors is permitted to change its recommendation in light of a superior proposal;

•

the fact that the MMR special committee retained Evercore to provide an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of MMR common stock entitled to receive merger consideration (other than PXP and its subsidiaries) in connection with the merger; and

•	the fact that approval of the holders of a majority of the shares of MMR common stock held by disinterested stockholders is required for the approval of the merger agreement.

The MMR special committee and board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

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the fact that the merger is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all, and that the failure to complete the merger could have material and adverse effects on MMR;

•	the fact that certain of MMR’s directors and executive officers may be deemed to have interests in the merger that are different from, or in addition to, the interests of MMR stockholders generally;

•

the fact that the merger agreement contains provisions that limit MMR’s ability to pursue alternatives to the merger, including the fact that the MMR board of directors does not have the right to terminate the merger agreement if the MMR board of directors changes its recommendation in response to an intervening event or superior proposal, which could discourage a potential acquirer of MMR from making an alternative transaction proposal and, in certain circumstances, could require MMR to pay to FCX a termination fee;

•

the fact that the opinion obtained by the MMR special committee from its financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger;

•	the fact that the value and tax consequences of the royalty trust units are uncertain;

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the fact that the operations of MMR will be restricted by interim operating covenants during the period between signing the merger agreement and the closing of the merger, which could effectively prohibit MMR from undertaking any strategic initiatives or other material transactions to the detriment of MMR and its stockholders;

•

the fact that because none of the subject interests are at present producing hydrocarbons, and upon completion of the merger will have no source of income, the Royalty Trust will depend on FCX for funding until it generates revenue; and

•	the fact that the Royalty Trust unitholders have no influence or control over the operations or future development of the underlying properties.

The implied reference ranges per share of MMR common stock and the values attributable to the royalty trust units indicated by the financial analyses of the financial advisors to each of the MMR special committee and the FCX special committee varied as a result of the differences in assumptions, analyses and implied valuation ranges used by each financial advisor. As more fully discussed under “—Special Factors—Opinion of Financial Advisor to the MMR special committee,” for purposes of its analyses Evercore, the financial advisor to the MMR special committee, among other things, reviewed reports regarding MMR’s proved, probable and possible reserves prepared by Ryder Scott Company, L.P., each as of July 1, 2012, which are referred to herein together as the Ryder Scott reserve report, and applied customary adjustments to reflect an effective date of October 1, 2012 for MMR’s reserve estimates; reviewed and discussed with MMR’s technical personnel MMR’s unrisked resource potential from its inventory of subsalt ultra-deep assets prepared and furnished to Evercore by the management of MMR; developed risking assumptions of MMR’s resource potential from its ultra-deep assets utilizing Evercore’s technical team, which on a weighted average basis was a 30% risking assumption, resulting in an estimated risked resource potential for MMR’s ultra-deep assets of 17,887 Bcfe; and reviewed the impact of different commodity price assumptions on the net asset value of MMR’s proved, probable and possible reserves, as well as the resources potential of the ultra-deep assets. “Risking assumptions” are industry standard geologic and mechanical methodologies that estimate the probability of success for discovering oil and gas volumes that can be recovered. Evercore discussed these risking assumptions with MMR’s technical personnel, who deemed the assumptions reasonable. For purposes of Evercore’s net asset valuation analysis of MMR’s assets, Evercore calculated indicative values of shares of MMR common stock based on the present value of the future after-tax cash flows expected to be generated from MMR’s proved and non-proved reserves based on the Ryder Scott reserve report rolled forward to October 1, 2012 and MMR’s resource estimates for its ultra-deep assets (which reflected the application of the Evercore technical team’s risking assumptions described above to MMR’s ultra-deep resource potential). As more fully discussed under “—Special Factors—Opinion of Financial Advisor to the MMR Special Committee,” Evercore also performed a peer group trading analysis with companies Evercore deemed to have assets similar to MMR in one or more respects. However, with respect to an analysis of MMR’s ultra-deep assets, which do not currently include any producing assets, Evercore excluded from its peer group trading analysis any companies that had mature, producing deepwater assets. As more fully discussed under

“—Special Factors—Opinion of Financial Advisor to the MMR Special Committee,” Evercore also reviewed publicly-available information for certain precedent transactions that included assets Evercore deemed similar to MMR’s assets, certain precedent corporate transactions in which the target company was an exploration and production company with exploration and production assets in the United States and certain precedent corporate takeover transactions, in each case that were announced within certain recent time periods. In arriving at its fairness determination, Evercore considered the results of all its analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor.

As more fully discussed under “Special Factors—Background of the Merger,” the FCX special committee retained RPS, third-party oil and gas reserve consultants, to perform a review and analysis of the reserves and resource potential of MMR. MMR provided RPS and Credit Suisse with the Ryder Scott reserve report and provided RPS and Credit Suisse with the same resource development plan as MMR had provided to Evercore with respect to certain contingent oil and gas resources of MMR prepared by management of MMR, which Credit Suisse referred to as the MMR resource development plan. Based on, among other things, its review of the Ryder Scott reserve report, the MMR resource development plan and discussions with the management and other representatives of MMR, RPS analyzed the assets and prospects of MMR located in various geologic regions, management estimates, and historical success levels in each such region, and reviewed with the FCX special committee and with Credit Suisse its analysis of the oil and gas reserves and contingent oil and gas resources of MMR.

As more fully discussed under “Special Factors—Opinion of Financial Advisor to the FCX Special Committee,” for purposes of its analyses, Credit Suisse, the financial advisor to the FCX Special Committee, reviewed, among other things, the Ryder Scott reserve report; reviewed the MMR resource development plan (which collectively with the Ryder Scott reserve report were referred to by Credit Suisse as the MMR reserve and resource analysis); and discussed the MMR reserve and resource analysis with RPS. In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the MMR reserve and resource analysis that Credit Suisse reviewed, management of MMR advised Credit Suisse, and Credit Suisse assumed, that such data and analysis were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of the management of MMR and Ryder Scott, as applicable, as to the oil and gas reserves and contingent oil and gas resources of MMR, and were a reasonable basis on which to evaluate MMR, and Credit Suisse expressed no opinion with respect to such MMR reserve and resource analysis or the assumptions upon which they were based. With respect to the RPS analyses that Credit Suisse received, which reflected the application by RPS of a 13.1% weighted average risking to MMR’s ultra deep resources resulting in an estimated risked resource potential of MMR’s ultra deep resources of 2.8 Tcfe (or approximately 2,800 Bcfe), Credit Suisse was advised and assumed that RPS’s analyses were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of RPS as to the oil and gas reserves and contingent oil and gas resources of MMR, and were a reasonable basis on which to evaluate MMR, and Credit Suisse expressed no opinion with respect to RPS’s analyses or the assumptions upon which they were based. For purposes of Credit Suisse’s analyses, Credit Suisse, at the direction of the FCX special committee, assumed that the capital expenditures, expenses and production development plans contemplated by the MMR resource development plan will, in all respects material to Credit Suisse’s analyses, be incurred and achieved in the amounts and at the times indicated thereby. At the direction of the FCX special committee, Credit Suisse relied upon the MMR reserve and resource analysis and RPS’s analyses for purposes of Credit Suisse’s analyses and assumed that they were a reasonable basis on which to evaluate MMR. As more fully discussed under “—Special Factors—Opinion of Financial Advisor to the FCX Special Committee,” in addition to a Discounted Cash Flow/Net Asset Value

(NAV) Analysis in reliance upon, among other things, the MMR reserve and resource analysis and RPS’s analyses, Credit Suisse also performed a Selected Companies Analysis of selected companies in the oil and gas industry deemed by Credit Suisse to be similar to MMR in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration and a Selected Transactions Analysis of selected publicly-announced transactions involving target companies in the oil and gas industry or sales of oil and gas assets in the Gulf of Mexico. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it, assessed as a whole, and did not draw, in isolation, conclusion from or with regard to any individual analysis, analytic method or factor. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses.

As a result of these and other differences in interpretation of resource potential, risking, commodity price and other assumptions and analyses, the implied equity value range per share of MMR indicated by the various financial analyses performed by Evercore differed from the implied reference range per share of MMR common stock indicated by the various financial analyses performed by Credit Suisse. See “Special Factors—Opinion of Financial Advisor to the MMR Special Committee” and “Special Factors—Opinion of Financial Advisor to the FCX Special Committee.”

In the course of negotiations prior to the signing of the merger agreement, and prior to the delivery by Evercore of its opinion to the MMR special committee on December 5, 2012 and the delivery by Credit Suisse of its opinion to the FCX special committee on December 4, 2012, neither Evercore nor Credit Suisse was provided a copy of the other’s financial analyses or opinion.

The MMR special committee and board of directors took these variations and differences into account in reaching their conclusion as to fairness for purposes of inclusion in this proxy statement/prospectus, viewing the implied reference range per share of MMR common stock indicated by the financial analyses of the financial advisor to the FCX special committee as an additional data point indicative of an alternative view of the value of MMR’s common stock and the resource potential of MMR’s ultra-deep exploration prospects. The MMR special committee and board of directors did not view the analyses and assumptions utilized by the financial advisor to the FCX special committee as determinative, or as indicative of knowledge of any additional or different factual information which would require a change in the analysis otherwise conducted by or on behalf of the MMR special committee and board of directors.

The foregoing discussion summarizes the material factors considered by the MMR special committee and board of directors in their consideration of the merger. After considering these factors, the MMR special committee and board of directors both concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by the MMR special committee and board of directors, the MMR special committee and board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the MMR special committee and board of directors may have assigned different weights to various factors. The MMR special committee and board of directors both adopted and now recommend the merger agreement and the merger based upon the totality of the information presented to and considered by them, respectively.

The following materials prepared by Evercore and Credit Suisse have been filed as exhibits to the Schedule 13E-3:

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the preliminary discussion materials prepared by Evercore and reviewed with the MMR Special Committee on November 9, 2012 and November 21, 2012 and the fairness opinion discussion materials prepared by Evercore and reviewed with the MMR Special Committee on December 4, 2012

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the preliminary discussion materials prepared by Credit Suisse and reviewed with the FCX special committee on November 26, 2012 and November 29, 2012 and the discussion materials reviewed with the FCX special committee on December 4, 2012

Position of the FCX Parties as to the Fairness of the Merger and Purpose of the Merger

Under the SEC rules governing “going private” transactions, each of FCX, Merger Sub, Freeport-McMoRan Preferred LLC, a wholly owned subsidiary of FCX referred to herein as FCX Preferred, and the Royalty Trust may be deemed to be affiliates of MMR, and, therefore, required to express their beliefs as to the fairness of the proposed merger to MMR’s unaffiliated stockholders. We refer to FCX, Merger Sub, FCX Preferred and the Royalty Trust collectively as the FCX Parties. The FCX Parties are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The FCX Parties believe that the terms of the merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) are fair to MMR’s unaffiliated stockholders on the basis of the factors described in “—MMR’s Reasons for the Merger and Recommendation of the MMR Special Committee and Board of Directors” beginning on page 39 (which analysis and resulting conclusions the FCX Parties adopt) and the additional factors described below.

None of the FCX Parties participated in the deliberations of MMR’s special committee or board of directors regarding, or received advice from MMR’s legal advisors or financial advisors as to, the fairness of the proposed merger. Certain directors and executive officers of each of FCX, Merger Sub and FCX Preferred and certain ordinary trustees of the Royalty Trust serve as directors and/or executive officers of MMR and, in their capacity as directors and/or executive officers of MMR, received certain information presented by MMR’s legal and financial advisors. However, such individuals were bound by their obligations to MMR to refrain from sharing such information with FCX, and none of such individuals served on either the MMR special committee or the FCX special committee. None of the FCX Parties has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed merger to MMR’s unaffiliated stockholders. Based on the knowledge and analysis by the FCX Parties of available information regarding MMR, the FCX Parties believe that the merger is both procedurally and substantively fair to such stockholders. The FCX Parties base this belief on the following factors, each of which, in their judgment, supports their view as to the fairness of the merger:

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as merger consideration, each MMR stockholder, excluding FCX and FCX Preferred, will be entitled to receive, for each share of MMR common stock such stockholder owns, $14.75 in cash and 1.15 royalty trust units. The FCX Parties believe that this is relevant to the following factors supporting their view as to the fairness of the merger:

•	the cash portion of the merger consideration, as described above and excluding any incremental value that may be attributable to the royalty trust units, represents a premium of:

•	74.3% to the closing price of the shares of MMR common stock on December 4, 2012, the last trading day prior to the date of the announcement of the merger;

•	72.3% to the average closing prices of the shares of MMR common stock for the one-week period prior to the date of the announcement of the merger;

•	31.2% to the average closing prices of the shares of MMR common stock for the 30-day period prior to the date of the announcement of the merger; and

•	29.1% to the average closing prices of the shares of MMR common stock for the 60-day period prior to the date of the announcement of the merger.

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in addition to receiving the cash portion of the merger consideration MMR stockholders will be able to participate and share in the potential future revenues of MMR’s ultra-deep exploration prospects through their receipt of units of the Royalty Trust;

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the merger, once completed, will shift the majority of the risk of MMR’s future financial performance away from MMR’s public stockholders to FCX, eliminating the exposure of such stockholders to fluctuations in the market price of MMR or FCX common stock; and

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the merger is not subject to a financing condition, which limits the execution risk attached to the completion of the merger, subject to satisfaction of the conditions to the completion of the merger as described in this proxy statement/prospectus.

In addition, the FCX Parties believe that the merger is procedurally fair to the unaffiliated stockholders of MMR, based on the following factors:

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consummation of the merger is subject to the adoption of the merger agreement by the holders of a majority of the outstanding shares of MMR common stock and by holders of the majority of the shares of MMR common stock held by the disinterested stockholders;

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the fact that the MMR board of directors granted the authority to negotiate the terms of the merger agreement, to recommend for or against MMR entering into the merger, and to explore alternative transactions, to the MMR special committee (comprised entirely of independent directors unaffiliated with either FCX or PXP);

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the fact that the MMR special committee and the MMR board of directors were aware of the existing relationships among FCX, MMR and PXP, and the fact that FCX intended to contemporaneously enter into the PXP merger agreement and the voting and support agreement, and could take such relationships and plans into account when conducting the MMR special committee process and in considering whether to enter into the proposed transaction on the contemplated terms, or at all;

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the MMR board of directors, after considering the unanimous recommendation of the MMR special committee (which reached its conclusion after consultation with independent legal and financial advisors) has approved and declared advisable the merger agreement, has determined that it and the merger are fair to and in the best interests of MMR and its stockholders, including its unaffiliated stockholders, and has recommended that MMR stockholders vote for approval of the proposal to adopt the merger agreement;

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the MMR special committee requested and received from Evercore an opinion, delivered orally and subsequently confirmed in writing, with respect to the fairness, from a financial point of view, of the merger consideration to be received by MMR’s stockholders, including unaffiliated stockholders, pursuant to the merger agreement; and

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the fact that if the merger is completed, the stockholders of MMR have the right under Delaware law to dissent from the merger and to seek payment of the fair value of their shares provided that any such stockholders comply with the procedures provided under Delaware law.

The FCX Parties also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed merger, including:

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that the stockholders of MMR will only participate in the revenues or growth of MMR’s business to the extent of such stockholders’ ownership of units of the Royalty Trust and will otherwise not benefit from any potential appreciation in MMR’s value in the future;

•	the risk that the proposed merger might not be completed in a timely manner or at all;

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the restrictions on the conduct of MMR’s business prior to the completion of the merger, which may delay or prevent MMR from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of MMR pending completion of the merger;

•	the potential negative effect that the pendency of the merger, or a failure to complete the merger, could have on MMR’s business and relationships with its employees, partners and investors;

•	the fact that certain executive officers and directors of MMR are also executive officers and/or directors of FCX;

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the fact that FCX contemporaneously entered into the PXP merger agreement and the voting and support agreement, and that PXP has a significant ownership interest in MMR and certain officers and directors of PXP serve on the MMR board;

•	the fact that under certain circumstances the going concern value of MMR could exceed the merger consideration;

•	the fact that FCX and other investors had invested in shares of MMR capital stock at a price valuing MMR common stock at $16 per share in 2010;

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the fact that certain executive officers and directors of MMR owned substantial amounts of MMR common stock and will consequently receive significant payments in the form of the merger consideration in exchange for such MMR common stock if the merger is completed;

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that, in general, unless and until the merger agreement is terminated, MMR is restricted from, among other things, soliciting, initiating, knowingly facilitating or knowingly encouraging any inquiries regarding, or making any competing takeover proposal;

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the possibility that the amounts that may be payable by MMR upon the termination of the merger agreement, including a termination fee of $98 million and up to $19.5 million in expenses, and the processes required to terminate the merger agreement, including the opportunity for FCX to make revisions to its merger proposal, could discourage other potential acquirors from making a competing bid to acquire MMR; and

•	the fact that the merger consideration would be taxable to MMR’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The implied reference ranges per share of MMR common stock and the values attributable to the royalty trust units indicated by the financial analyses of the financial advisors to each of the MMR special committee and the FCX special committee varied as a result of the differences in assumptions, analyses and implied valuation ranges used by each financial advisor. As more fully discussed under “—Special Factors—Opinion of Financial Advisor to the MMR special committee,” for purposes of its analyses Evercore, the financial advisor to the MMR special committee, among other things, reviewed reports regarding MMR’s proved, probable and possible reserves prepared by Ryder Scott Company, L.P., each as of July 1, 2012, which are referred to herein together as the Ryder Scott reserve report, and applied customary adjustments to reflect an effective date of October 1, 2012 for MMR’s reserve estimates; reviewed and discussed with MMR’s technical personnel MMR’s unrisked resource potential from its inventory of subsalt ultra-deep assets prepared and furnished to Evercore by the management of MMR; developed risking assumptions of MMR’s resource potential from its ultra-deep assets utilizing Evercore’s technical team, which on a weighted average basis was a 30% risking assumption, resulting in an estimated risked resource potential for MMR’s ultra-deep assets of 17,887 Bcfe; and reviewed the impact of different commodity price assumptions on the net asset value of MMR’s proved, probable and possible reserves, as well as the resources potential of the ultra-deep assets. “Risking assumptions” are industry standard geologic and mechanical methodologies that estimate the probability of success for discovering oil and gas volumes that can be recovered. Evercore discussed these risking assumptions with MMR’s technical personnel, who deemed the assumptions reasonable. For purposes of Evercore’s net asset valuation analysis of MMR’s assets, Evercore calculated indicative values of shares of MMR common stock based on the present value of the future after-tax cash flows expected to be generated from MMR’s proved and non-proved reserves based on the Ryder Scott reserve report rolled forward to October 1, 2012 and MMR’s resource estimates for its ultra-deep assets (which reflected the application of the Evercore technical team’s risking assumptions described above to MMR’s ultra-deep resource potential). As more fully discussed under “—Special Factors—Opinion of Financial Advisor to the MMR Special Committee,” Evercore also performed a peer group trading analysis with companies Evercore deemed to have assets similar to MMR in one or more respects. However, with respect to an analysis of MMR’s ultra-deep assets, which do not currently include any producing assets, Evercore excluded from its peer group trading analysis any companies that had mature, producing deepwater assets. As more fully discussed under “—Special Factors—Opinion of Financial Advisor to the MMR Special Committee,” Evercore also reviewed publicly-available information for certain precedent transactions that included assets Evercore deemed similar to MMR’s assets, certain precedent corporate transactions in which the target company was an exploration and production company with exploration and production assets in the United States and certain precedent corporate takeover transactions, in each case that were announced within certain recent time periods.

In arriving at its fairness determination, Evercore considered the results of all its analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor.

As more fully discussed under “Special Factors—Background of the Merger,” the FCX special committee retained RPS, third-party oil and gas reserve consultants, to perform a review and analysis of the reserves and resource potential of MMR. MMR provided RPS and Credit Suisse with the Ryder Scott reserve report and provided RPS and Credit Suisse with the same resource development plan as MMR had provided to Evercore with respect to certain contingent oil and gas resources of MMR prepared by management of MMR, which Credit Suisse referred to as the MMR resource development plan. Based on, among other things, its review of the Ryder Scott reserve report, the MMR resource development plan and discussions with the management and other representatives of MMR, RPS analyzed the assets and prospects of MMR located in various geologic regions, management estimates, and historical success levels in each such region, developed risking assumptions of MMR’s resource potential from its ultra-deep assets and reviewed with the FCX special committee and with Credit Suisse its analysis of the oil and gas reserves and contingent oil and gas resources of MMR.

As more fully discussed under “Special Factors—Opinion of Financial Advisor to the FCX Special Committee,” for purposes of its analyses, Credit Suisse, the financial advisor to the FCX Special Committee, reviewed, among other things, the Ryder Scott reserve report; reviewed the MMR resource development plan (which collectively with the Ryder Scott reserve report were referred to by Credit Suisse as the MMR reserve and resource analysis); and discussed the MMR reserve and resource analysis with RPS. In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the MMR reserve and resource analysis that Credit Suisse reviewed, management of MMR advised Credit Suisse, and Credit Suisse assumed, that such data and analysis were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of the management of MMR and Ryder Scott, as applicable, as to the oil and gas reserves and contingent oil and gas resources of MMR, and were a reasonable basis on which to evaluate MMR, and Credit Suisse expressed no opinion with respect to such MMR reserve and resource analysis or the assumptions upon which they were based. With respect to the RPS analyses that Credit Suisse received, which reflected the application by RPS of a 13.1% weighted average risking to MMR’s ultra deep resources resulting in an estimated risked resource potential of MMR’s ultra deep resources of 2.8 Tcfe (or approximately 2,800 Bcfe), Credit Suisse was advised and assumed that RPS’s analyses were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of RPS as to the oil and gas reserves and contingent oil and gas resources of MMR, and were a reasonable basis on which to evaluate MMR, and Credit Suisse expressed no opinion with respect to RPS’s analyses or the assumptions upon which they were based. For purposes of Credit Suisse’s analyses, Credit Suisse, at the direction of the FCX special committee, assumed that the capital expenditures, expenses and production development plans contemplated by the MMR resource development plan will, in all respects material to Credit Suisse’s analyses, be incurred and achieved in the amounts and at the times indicated thereby. At the direction of the FCX special committee, Credit Suisse relied upon the MMR reserve and resource analysis and RPS’s analyses for purposes of Credit Suisse’s analyses and assumed that they were a reasonable basis on which to evaluate MMR. As more fully discussed under “—Special Factors—Opinion of Financial Advisor to the FCX Special Committee,” in addition to a Discounted Cash Flow/Net Asset Value

(NAV) Analysis in reliance upon, among other things, the MMR reserve and resource analysis and RPS’s analyses, Credit Suisse also performed a Selected Companies Analysis of selected companies in the oil and gas industry deemed by Credit Suisse to be similar to MMR in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration and a Selected Transactions Analysis of selected publicly-announced transactions involving target companies in the oil and gas industry or sales of oil and gas assets in the Gulf of Mexico. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it, assessed as a whole, and did not draw, in isolation, conclusion from or with regard to any individual analysis, analytic method or factor. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses.

As a result of these and other differences in reserves, risking assumptions, commodity prices and other assumptions and analyses, the implied equity value range per share of MMR indicated by the various financial analyses performed by Evercore differed from the implied reference range per share of MMR common stock indicated by the various financial analyses performed by Credit Suisse. See “Special Factors—Opinion of Financial Advisor to the MMR Special Committee” and “Special Factors—Opinion of Financial Advisor to the FCX Special Committee.”

In the course of negotiations prior to the signing of the merger agreement, and prior to the delivery by Evercore of its opinion to the MMR special committee on December 5, 2012 and the delivery by Credit Suisse of its opinion to the FCX special committee on December 4, 2012, neither Evercore nor Credit Suisse was provided a copy of the other’s financial analyses or opinion.

The FCX Parties took these variations and differences into account in reaching their conclusion as to fairness for purposes of inclusion in this proxy statement/prospectus, viewing the implied reference range per share of MMR common stock and the values attributable to the royalty trust units utilized by the financial advisor to the MMR special committee as an additional data point indicative of an alternative view of the value of MMR’s common stock and the resource potential of MMR’s ultra-deep exploration prospects. The FCX Parties did not view the analyses and assumptions utilized by the financial advisor to the MMR special committee or the results of such analyses as determinative, or as indicative of knowledge of any additional or different factual information which would require a change in the analysis otherwise conducted by the FCX Parties. The FCX Parties did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. In reaching their conclusion as to fairness, the FCX Parties did not consider the liquidation value of MMR because they consider MMR to be a viable going concern and have no plans to liquidate MMR. Therefore, the FCX Parties believe that the liquidation value of MMR is irrelevant to a determination as to whether the merger is fair to MMR stockholders unaffiliated with the FCX Parties, and no appraisal of liquidation value was sought for purposes of valuing the MMR common stock. Further, net book value, which is an accounting concept, was not considered as a factor because the FCX Parties believe that net book value is not a material indicator of the value of MMR as a going concern but rather is indicative of historical costs. The FCX Parties are not aware of any firm offers made by a third party to acquire MMR during the past two years. The foregoing discussion of the information and factors considered and given weight by the FCX Parties is not intended to be exhaustive, but includes the factors considered by the FCX Parties that each believes to be material.

Purposes and Reasons of the FCX Parties for the Merger

Under the SEC rules governing “going private” transactions, each of the FCX Parties may be deemed to be affiliates of MMR, and, therefore, required to express their reasons for the merger to MMR’s unaffiliated stockholders. The FCX Parties are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. For each of the FCX Parties, the purpose of the merger is to enable FCX to acquire all of the outstanding shares of MMR common stock so that FCX will benefit from any future earnings and growth of MMR (excluding amounts payable on the royalty trust units to other parties) after shares of MMR common stock cease to be publicly traded. An additional purpose of the merger for the FCX Parties is to enable FCX to create a premier U.S. based natural resource company with an asset portfolio complementary to FCX’s existing portfolio of mining assets, increasing the geographic diversity and scale of the resulting combined company. FCX believes that the combined company resulting from the merger and the expected PXP merger will be an industry leading company with a global portfolio of mineral assets, significant oil and gas resources and a growing production profile. In addition, the merger provides financially attractive opportunities to augment growth for FCX, at a time when attractive growth opportunities are limited in the mining business and during a time when oil and gas production is growing in the United States. The combination is expected to provide opportunities for the combined company to achieve superior returns through the allocation of capital investments to the highest-potential assets across a broader portfolio of opportunities at any given time.

The FCX Parties believe that the transaction structure of the merger is preferable to other structures because it will enable FCX to acquire all of the outstanding shares of MMR common stock at one time, while allowing the unaffiliated stockholders of MMR to receive consideration of $14.75 per share in cash and also retain an opportunity to participate and share in the potential future revenues of MMR’s ultra-deep exploration prospects through their receipt of 1.15 royalty trust units per share.

Differing Interests of MMR Stockholders and FCX in the Merger

The interests of MMR stockholders other than FCX with respect to the merger consideration are significantly different from the interests of FCX. Among other things, FCX will pay the merger consideration in exchange for all of the outstanding equity interests in MMR while MMR stockholders other than FCX will receive the merger consideration in exchange for their equity interests in MMR and, following the consummation of the merger, MMR stockholders will not have a direct or indirect equity ownership interest in MMR or any of its assets. However, the royalty trust units that MMR stockholders receive as merger consideration pursuant to the merger agreement will provide the right to have an economic interest with respect to MMR’s ultra-deep assets. For a further discussion of the differing effects of the merger on FCX and MMR stockholders, see “—Certain Effects of the Merger.”

Certain Effects of the Merger

If the merger agreement is adopted by MMR’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into MMR with MMR being the surviving corporation, and continuing in existence as a wholly owned subsidiary of FCX.

At the effective time of the merger each issued and outstanding share of MMR common stock (other than shares held by FCX, Merger Sub or any of their respective subsidiaries that will be cancelled and holders who have perfected and not withdrawn a demand for appraisal rights) will be converted into the right to receive $14.75 in cash and 1.15 royalty trust units, without interest and less any applicable withholding taxes. Also at the effective time of the merger, FCX will cause MMR to convey the subject interests to the Royalty Trust and the Royalty Trust will issue a number of royalty trust units equal to the fully diluted number of shares of MMR common stock outstanding immediately prior to the effective time of the merger. FCX will retain ownership of any royalty trust units issued which are not required to be paid to holders of shares of MMR common stock as merger consideration, with a portion of such shares to remain subject to FCX’s ongoing obligation to deliver royalty trust units to holders of certain of MMR’s outstanding convertible securities upon conversion.

A primary benefit of the merger to MMR’s stockholders will be the right of such stockholders to receive a cash payment of $14.75, without interest, for each share of MMR common stock held by such stockholders as described above, representing a premium of approximately 74.3% to the closing market price of the MMR common stock on December 4, 2012, the last trading day before the merger agreement was signed, and 1.15 royalty trust units. Additionally, after the merger such stockholders will no longer be subject to the risk of any possible decrease in the value of MMR common stock, but will retain an opportunity to participate and share in the potential future revenues which may be produced by the assets of MMR which are subject to the overriding royalty interest.

The primary detriments of the merger to such stockholders include that the stockholders of MMR will only participate in the revenues or growth of MMR’s business to the extent of such stockholders’ ownership of royalty trust units and will otherwise not benefit from any potential appreciation in MMR’s value in the future. Additionally, the receipt of the merger consideration will generally be a taxable sale transaction for U.S. federal income tax purposes to MMR stockholders who surrender shares of MMR common stock in the merger.

Following the merger, all of the equity interests in MMR will be owned by FCX. The primary benefit of the merger to FCX is that after the merger, FCX will be the sole beneficiary of MMR’s future earnings and growth, if any, other than the Royalty Trust to the extent there is production of oil and gas associated with its royalty interests. In addition, FCX will be the only person entitled to vote on corporate matters affecting MMR following the merger. Similarly, FCX will also bear the risks of ongoing operations, including the risks of any decrease in the value of MMR after the merger, which is the primary detriment of the merger to FCX.

FCX Preferred currently jointly with FCX beneficially owns 16.1% of the outstanding shares of MMR common stock as of April 15, 2013, through its ownership of shares of MMR convertible preferred stock. Following the merger, FCX Preferred will cease to beneficially own any MMR common stock. FCX Preferred and Merger Sub, as wholly owned subsidiaries and instrumentalities of FCX, will not experience any material benefits or detriments as distinct from FCX resulting from the merger. The Royalty Trust will not experience any material benefits or detriments resulting from the merger, other than the benefit of receipt of an overriding royalty interest on the subject interests.

MMR common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “MMR.” As a result of the merger, MMR will be a wholly owned subsidiary of FCX and there will be no public market for its common stock, which will cease to be quoted on the NYSE. In addition, registration of the common stock under the Exchange Act will be terminated and MMR will no longer file periodic reports with the SEC with respect to the common stock. Termination of registration of MMR’s common stock under the Exchange Act will reduce the information required to be furnished by MMR to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to MMR. As a result, FCX will benefit from any regulatory compliance cost savings realized by MMR following it ceasing to be a publicly traded company.

Merger Sub’s certificate of incorporation and bylaws will become the certificate of incorporation and bylaws of the surviving entity, until amended.

FCX beneficially owns 31,250,000 shares of MMR common stock, or approximately 16.2% of the outstanding shares of MMR common stock as of December 31, 2012, through its ownership of shares of MMR convertible preferred stock. Following consummation of the merger, FCX will own 100% of the outstanding common stock of MMR and will have a corresponding interest in MMR’s net book value and net earnings. Each stockholder of FCX will have an interest in MMR’s net book value and net earnings in proportion to such stockholder’s ownership interest in FCX. The table below sets forth the direct and indirect interests in MMR’s net book value and net earnings of each filing person prior to and immediately after the merger, based on the unaudited net book value at December 31, 2012 and unaudited net earnings for the year ended December 31, 2012.

	Ownership of MMR Prior to the Merger				Ownership of MMR After the Merger
	($ in thousands)				($ in thousands)
	% Ownership		Net book value at December 31, 2012	Net earnings for the year ended December 31, 2012	% Ownership	Net book value at December 31, 2012(b)		Net earnings for the year ended December 31, 2012(b)
FCX	16.2	%(a)	$259,112	$(23,527)	100.0%	$1,603,211		($145,570)
FCX Preferred	16.2	%(a)	259,112	(23,527)	0.0%	0		0
Royalty Trust	0.0%		0	0	0.0%	0		0
Merger Sub	0.0%		0	0	(c )	(c	)	(c	)

(a)	Reflects shares held by FCX Preferred and beneficially owned by FCX
(b)	Amounts are derived from MMR’s December 31, 2012 unaudited financial statements and do not reflect the application of acquisition accounting.
(c)	Merger Sub’s separate corporate existence will cease as a result of the Merger

Certain Information Prepared by the Management of MMR

MMR does not as a matter of course make public forecasts on projected financial performance because of the unpredictability of the underlying assumptions and estimates. At the request of the MMR special committee and its financial advisor, MMR provided to Evercore and Credit Suisse model information on potential future financial performance under a range of assumptions, such information is referred to here as the MMR models. In addition, MMR provided information regarding its oil and gas reserves classified as proved, probable and possible. MMR also provided data on its unrisked resource potential. MMR initially provided model information in July 2012 which was updated in October 2012 to incorporate actual results through September 2012, updated forecast assumptions and pending property sale transactions.

All of MMR’s proved reserve estimates included in the Ryder Scott reserve report (which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part and which are incorporated by reference herein), were prepared by Ryder Scott Company, L.P., which is referred to herein as Ryder Scott, an independent petroleum engineering firm, in accordance with the current regulations and guidelines established by the Securities and Exchange Commission, which is referred to herein as the SEC. To achieve reasonable certainty, Ryder Scott employs technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of MMR’s proved reserves include, but are not limited to, well logs, geologic maps, seismic data, well test data, production data, historical price and cost information and property ownership interests. Among other things, the accuracy of the estimates of MMR’s reserves is a function of:

•	the quality and quantity of available data and the engineering and geological interpretation of that data;
•	estimates regarding the amount and timing of future operating costs, severance taxes, development costs and workovers, all of which may vary considerably from actual results;
•	the accuracy of various mandated economic assumptions such as future prices of oil and natural gas; and
•	the judgment of the persons preparing the estimates.

The scope and results of the procedures employed by Ryder Scott are summarized in the Ryder Scott reserve report (which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part and which are incorporated by reference herein). There is a primary technical person from Ryder Scott who is responsible for overseeing the preparation of MMR’s reserve estimates. He has a Bachelor of Science degree in Chemical Engineering and is a Licensed Professional Engineer in the State of Texas. He has over nine years of experience in the estimation and evaluation of petroleum reserves and has attained the professional qualifications as a Reserve Estimator set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

MMR also maintains an internal staff of reservoir engineers and geoscientists who work closely with Ryder Scott in connection with their preparation of MMR’s reserve estimates, including assessing the integrity, accuracy and timeliness of the methods and assumptions used in this process. MMR’s internal reservoir engineering staff coordinates with MMR’s land, marketing, accounting and other departments to provide the appropriate data to Ryder Scott in support of the reserve estimation process. This process is coordinated and completed on a semi-annual basis (as of June 30 and December 31). To the extent any operational or other matters occur during periods between these semi-annual assessments that significantly impact previous reserve estimates, adjustments to those estimates are recognized at that time.

Because these estimates depend on many assumptions, any or all of which may differ substantially from actual results, reserve estimates may be different from the quantities of oil and natural gas that MMR ultimately recovers.

Ryder Scott has no relationship with MMR other than its engagement as MMR’s independent petroleum engineering firm.

The Ryder Scott reserve report will be made available for inspection and copying at the principal executive offices of MMR during its regular business hours by any interested MMR stockholder or representative who has been so designated in writing. A copy of the Ryder Scott reserve report will be transmitted by MMR to any MMR stockholder or representative who has been so designated in writing upon written request and at the expense of the requesting stockholder.

Model results provided to Evercore and Credit Suisse included all or portions of the following:

•	Internal estimates of production volumes and revenues based on production from existing fields:

($ in millions)	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E
Production Volume (Bcfe)	50.5	38.5	27.3	23.6	19.6	21.6	23.2	10.5
Oil & Gas Revenues	$367	$287	$219	$218	$186	$136	$152	$80
EBITDAX (1)	$185	$132	$82	$93	$75	$59	$84	$11

(1)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not defined under accounting principles generally accepted in the United States of America, which is referred to herein as GAAP. As defined herein, EBITDAX reflects MMR’s adjusted oil and gas operating income. EBITDAX is derived from net income (loss) from continuing operations before other income (expense), interest expense (net), startup costs for Main Pass Energy HubTM project, exploration expenses (net), depreciation, depletion and amortization expense, stock-based compensation charged to general and administrative expenses, gain on oil and gas derivative contracts and all unusual onetime items, net of insurance proceeds and insurance recoveries. EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of MMR’s profitability or liquidity. Because EBITDAX excludes some, but not all, items that affect net income (loss), this measure varies among companies. The EBITDAX data presented above may not be comparable to similarly titled measures of other oil and gas companies.

Ultra-Deep Drilling and Development Activities

•	Management provided financial models under two price scenarios, both of which assumed a four rig drilling and development program.

•

The model assumed drilling and development activity at four rigs, which included, on average, three rigs drilling exploration or development wells and one rig performing well completion and development activities resulting in an average of three ultra-deep wells drilled and completed each year.

•

All ultra-deep exploration and development wells in the models were assumed to be successful. The models include successful drilling and development of 28 ultra-deep wells over the period from 2013 to 2019.

•

Each ultra-deep exploration or development well was assumed to take approximately one year to drill and six months to develop. Gross average costs for each ultra-deep well in the program approximated $100 million to drill ($60 million net to MMR) and $143 million to complete and develop ($85.8 million net to MMR).

•	Production costs per well were estimated to approximate $150 thousand per month gross ($90 thousand per month net to MMR) with variable production cost of approximately $0.15/Mcfe.

•

Gross estimated reserves of approximately 200 Bcfe per ultra-deep well consisting of 95% gas and 5% oil/condensate (approximating an oil/condensate yield of 9 barrels of oil/condensate per 1 million cubic feet of gas).

•	Finding and development costs were assumed to be $1.50 per mcfe.

•	Initial gross production rates for ultra-deep wells averaged 70 MMcfe/day (35 MMcfe/day net to MMR).

•

The material limitations on these assumptions include the uncertain nature of exploration and development expenditures and associated geologic risks, which may impact future production and ultimate recovery of reserves, uncertainties about future development costs given the limited history of ultra-deep drilling and development activities, the timing of development of ultra-deep prospects, and future commodity prices.

•

Under these assumptions and the NYMEX forward curve pricing as of October 26, 2012, the model results (which are net to MMR), including existing production and the ultra-deep drilling and development program are summarized in the table below:

($ in millions)	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E
Production Volume (Bcfe)	50.5	54.8	110.6	164.6	207.2	248.1	285.0	301.0
Oil & Gas Revenues	$367	$360	$615	$910	$1,140	$1,335	$1,597	$1,758
EBITDAX	$185	$198	$452	$746	$980	$1,200	$1,462	$1,614
Operating Cash Flow	$37	$23	$363	$639	$835	$873	$1,051	$1,183
Capital Expenditures	$550	$500	$749	$551	$489	$493	$443	$437

•	The NYMEX forward curve pricing assumptions as of October 26, 2012 used in the model results in the table above were as follows:

	2013	2014	2015	2016	2017	2018	2019
Natural Gas ($/MMbtu)	$3.93	$4.23	$4.41	$4.60	$4.82	$5.06	$5.33
WTI Crude Oil ($/barrel)	$88.62	$88.41	$87.01	$86.11	$85.88	$85.97	$86.11

•

Under the same assumptions described above and based on a stable pricing case of $6/MMbtu and $100/barrel, the model results (which are net to MMR), including existing production and the ultra-deep drilling and development program are summarized in the table below:

($ in millions)	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E
Production Volume (Bcfe)	50.5	54.8	110.6	164.6	207.2	248.1	285.0	301.0
Oil & Gas Revenues	$367	$470	$813	$1,183	$1,447	$1,644	$1,889	$1,990
EBITDAX	$185	$308	$649	$1,019	$1,288	$1,512	$1,758	$1,847
Capital Expenditures	$550	$500	$749	$551	$489	$493	$443	$437

•

The potential values from MMR’s entire interest in the ultra-deep prospects will vary depending on the amount of reserves recovered and other factors, including costs and commodity prices. Using the same assumptions described above, MMR provided Evercore and Credit Suisse with model results of potential values, depending on success, as shown in the table below. To develop the potential values indicated below, MMR assumed finding and development costs of $1.50 per mcfe as described above and varied the number of successful wells drilled. MMR calculated the potential value of 2 Tcfe (1 Tcfe net to MMR) or 10 ultra-deep wells. The amounts of net reserves were scaled pro rata to calculate the potential values as shown in the table below.

	Pre-tax PV-10% (in Billions)
Net Reserves	$4/Mcf	$6/Mcf	$8/Mcf
5 Tcfe	$5.1	$9.8	$14.5
10 Tcfe	$10.3	$19.6	$28.9
20 Tcfe	$20.5	$39.2	$57.9
50 Tcfe	$51.3	$98.0	$144.7

The MMR models were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles in the United States, which are referred to herein as GAAP. Neither Ernst & Young LLP, MMR’s independent registered public accounting firm, which is referred to herein as Ernst & Young, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the MMR models contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the MMR models. The Ernst & Young report incorporated by reference in this proxy statement/prospectus relates to MMR’s historical financial information. It does not extend to the MMR models and should not be read to do so. The summary of the MMR models is being included in this proxy statement/prospectus not to influence your decision whether to vote for the merger proposal, but because the MMR models were made available to the MMR special committee, the special committee of the FCX board of directors and the respective financial advisors to the MMR and FCX special committees in connection with the merger.

While presented herein with numeric specificity, the information set forth in the summary of the MMR models contained herein was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of MMR’s management, including, among others, an assumption that MMR would continue to operate as an integrated, standalone company and financing would be available to fund the exploration and development costs associated with the projected drilling program. In addition, since the MMR models cover multiple years, such information by its nature becomes less predictive with each successive year. MMR believes the assumptions in the MMR models were reasonable at the time the MMR models were prepared, given the information MMR had at the time. However, important factors that may affect actual results and cause the results reflected in the MMR models not to be achieved include, but are not limited to, risks and uncertainties relating to MMR’s business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section entitled “Cautionary Statement Regarding

Forward-Looking Statements” beginning on page 107. The MMR models also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from the results reflected in the MMR models. Accordingly, there can be no assurance that the results reflected in the MMR models will be realized.

The inclusion of the MMR models in this proxy statement/prospectus should not be regarded as an indication that any of MMR, FCX or any of their respective affiliates, advisors, officers, directors, partners or representatives considered the MMR models to be material or predictive of actual future events, and the MMR models should not be relied upon as such. None of MMR, FCX or any of their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the results reflected in the MMR models, and none undertakes any obligation to update or otherwise revise or reconcile the MMR models to reflect circumstances existing after the date the MMR models were generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the MMR models are shown to be in error. MMR does not intend to make publicly available any update or other revision to the MMR models. MMR has made publicly available its actual results of operations for the fiscal year ended December 31, 2012, and you should review carefully MMR’s Annual Report on Form 10-K for such period, which is incorporated by reference into this proxy statement/prospectus. None of MMR or its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding MMR’s ultimate performance compared to the information contained in the MMR models or that model results will be achieved. MMR has made no representation to FCX, in the merger agreement or otherwise, concerning the MMR models.

THE MMR MODELS DO NOT REPRESENT PROJECTIONS, BUT RATHER POTENTIAL SCENARIOS BASED ON VARYING DEGREES OF SUCCESS. ACCORDINGLY, RESULTS ARE DEPENDENT ON THE OUTCOME OF FUTURE EXPLORATION AND DEVELOPMENT ACTIVITY, WHICH IS SUBJECT TO SIGNIFICANT RISK AND UNCERTAINTY. MMR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE MMR MODELS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN THE MMR MODELS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS.

Opinion of Financial Advisor to the MMR Special Committee

In connection with the merger, on July 16, 2012, the MMR special committee retained Evercore Group L.L.C., which is referred to herein as Evercore, to act as a financial advisor to the MMR special committee. On December 5, 2012, at a meeting of the MMR special committee, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion later that day, that, as of December 5, 2012 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of shares of MMR common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of MMR common stock entitled to receive such merger consideration (other than PXP or any of its subsidiaries).

The full text of the written opinion of Evercore, dated as of December 5, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the MMR special committee (in its capacity as such) in connection with its evaluation of whether the merger consideration to be received by the holders of shares of MMR common stock was fair, from a financial point of view, to the holders of shares of MMR common stock entitled to receive such merger consideration (other than PXP or any of its subsidiaries) and did not address any other aspects or implications of the merger. Evercore’s opinion does not address the fairness of the proposed merger, or any consideration received in connection with the proposed merger, to the holders of any other securities, creditors or other constituencies of MMR, nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of MMR, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the merger as compared to any other business or financial strategies that might be available to MMR, nor does it address the underlying business decision of MMR to engage in the merger. Evercore’s opinion does not constitute a recommendation to the MMR special committee or to any other persons in respect of the merger, including as to how any holder of shares of common stock of MMR should act or vote in respect of the merger. Finally, Evercore did not express any opinion as to the price at which shares of MMR capital stock or shares of FCX capital stock will trade at any time or as to the price at which the royalty trust units will trade at any time.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•	reviewed certain publicly-available business and financial information relating to MMR that Evercore deemed to be relevant, including publicly-available research analysts’ estimates;

•	reviewed and discussed with the management of MMR certain non-public projected financial and operating data relating to MMR prepared and furnished to Evercore by the management of MMR;

•

discussed past and current operations, financial projections and current financial condition of MMR with the management of MMR (including their views on the risks and uncertainties of achieving such projections);

•

reviewed and discussed two reports regarding MMR’s proved, probable and possible reserves prepared by Ryder Scott Company, L.P., which Evercore treated as one reserve report because there is no overlap in the properties covered and because both reports were prepared as of July 1, 2012 (as a result of which they are referred to herein together as the Ryder Scott reserve report);

•	reviewed and discussed with MMR’s technical personnel MMR’s unrisked resource potential from its inventory of subsalt ultra-deep assets prepared and furnished to Evercore by the management of MMR;

•

developed risking assumptions of MMR’s resource potential from its ultra-deep assets utilizing Evercore’s technical team, which Evercore discussed with MMR’s technical personnel, who deemed the assumptions reasonable;

•

reviewed the impact of different commodity price assumptions on the net asset value of MMR’s proved, probable and possible reserves, as well as the resources potential of the ultra-deep assets, using customary adjustments to reflect an October 1, 2012 effective date for this analysis;

•	reviewed the reported prices and the historical trading activity of MMR common stock;

•	compared the financial performance of MMR and its stock market trading multiples with those of certain other publicly-traded companies that Evercore deemed relevant;

•	compared the financial performance of MMR and the valuation multiples implied by the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the merger agreement dated December 4, 2012; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to MMR referred to above, Evercore assumed that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MMR as to the future financial performance of MMR under the alternative business assumptions reflected therein.

Evercore expressed no view as to any projected financial data relating to MMR or the assumptions on which they were based. Evercore assumed that the Ryder Scott reserve report and MMR-provided information on the ultra-deep assets were a reasonable basis upon which to evaluate the proved, probable and possible reserves and the resource potential of MMR. Evercore expressed no view as to any reserve or resource data relating to MMR or the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on MMR or the consummation of the merger or materially reduce the benefits of the merger to the holders of shares of MMR common stock.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of MMR, nor was Evercore furnished with any such valuation or appraisal. Evercore did not evaluate the solvency or fair value of MMR under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. Evercore’s opinion noted that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to opine upon, and expressed no opinion with respect to, any matter other than the fairness of the merger consideration to the holders of shares of MMR common stock entitled to receive the merger consideration (other than PXP or any of its subsidiaries), from a financial point of view. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of MMR, or the fairness of the amount or nature of any compensation to be paid or payable to any of the directors, officers or employees of MMR, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to MMR, nor did it address the underlying business decision of MMR to engage in the merger. Evercore’s opinion did not constitute a recommendation to the MMR special committee or to any other persons in respect of the merger, including as to how any holder of shares of MMR common stock should vote or act in respect of the merger. Evercore expressed no opinion as to the price at which shares of MMR common stock or shares of FCX common stock will trade at any time. Furthermore, Evercore expressed no opinion as to the price at which the royalty trust units will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by MMR and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed and reviewed by Evercore with the MMR special committee in connection with rendering its oral opinion on December 5, 2012 and the preparation of its written opinion letter dated December 5, 2012. Each analysis was provided to the MMR special committee. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including the closing price for MMR common stock) that existed on December 3, 2012, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Valuation Analyses

Evercore performed a series of analyses to derive an indicative valuation range of the per share merger consideration, which includes cash and royalty trust units by utilizing the following methodologies to value MMR’s assets. The royalty trust units represent, in the aggregate, a beneficial interest in a 5% gross overriding royalty interest, which are referred to herein as the royalty interests, in hydrocarbons saved and produced from certain of MMR’s shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects, which are referred to herein as the subject interests.

Net Asset Valuation Analysis

Evercore performed a net asset valuation analysis of MMR’s assets to determine indicative values of MMR common stock based on the present value of the future after-tax cash flows expected to be generated from MMR’s proved and non-proved reserves based on the Ryder Scott reserve report rolled forward to October 1, 2012 and MMR’s resource potential estimates for its ultra-deep assets. The term “resource potential” refers to estimated ranges of recoverable oil and gas volumes, assuming such volumes can be discovered and developed. The term “unrisked resource potential” refers to the portion of resource potential that cannot be classified as proved, probable or possible reserves. In calculating the future revenue streams from MMR’s assets for purposes of applying the applicable discount rates for the net asset valuation analysis, Evercore developed geologic and mechanical risking assumptions of MMR’s resource potential from its ultra-deep assets utilizing Evercore’s technical team. “Risking assumptions” are industry standard geologic and mechanical methodologies that estimate the probability of success for discovering oil and gas volumes that can be recovered. Evercore discussed these risking assumptions with MMR’s technical personnel, who deemed the assumptions reasonable. “Risked resources” refers to the application of those industry standard risking assumptions to the unrisked resource potential. Evercore did not apply any risk weighting to MMR’s conventional assets, which are covered by the Ryder Scott reserve report.

Evercore evaluated four scenarios in which the principal variables were oil and gas prices. The four pricing scenarios represent long-term price cases for MMR’s Gulf of Mexico offshore and onshore assets. One scenario was based on the annual average of oil and gas futures contract prices quoted on the New York Mercantile Exchange as of December 3, 2012 through 2017 and then held flat thereafter. Benchmark prices for the other three scenarios were projected to be fixed prices of $75.00, $90.00, and $105.00 per barrel of oil, respectively, and $3.00, $4.00, and $5.00 per million British thermal units for gas, respectively. Applying various after-tax discount rates ranging from 8% to 40%, depending on reserve category, to the after-tax cash flows of the proved and non-proved reserve estimates, and adjusting for the present value of future estimated general and administrative, insurance and sulfur reclamation expenses, Evercore calculated the following implied equity value ranges per share of MMR common stock:

	NYMEX Strip (12/3/12)		$75.00 Oil & $3.00 Gas		$90.00 Oil & $4.00 Gas		$105.00 Oil & $5.00 Gas
	Low	High	Low	High	Low	High	Low	High
Implied Equity Value $/Share	$12.61	$17.25	($2.72)	$0.26	$8.33	$13.14	$17.59	$22.35

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of MMR by reviewing the market values and trading multiples of the following four publicly-traded companies that Evercore deemed to be similar to MMR in one or more respects, which included the nature of assets, particularly those comparable to MMR’s conventional assets, the size of the company and the location of the assets:

Peer Group:

Energy XXI (Bermuda) Limited

W&T Offshore, Inc.

Stone Energy Corporation

EPL Oil & Gas, Inc.

In addition, Evercore reviewed the market value and trading multiples of Cobalt International Energy, Inc., which Evercore deemed to have assets comparable to MMR’s ultra-deep assets. Because MMR’s ultra-deep assets are not yet producing, Evercore did not include in its peer group trading analysis any companies that had mature, producing deepwater assets.

Although the peer group was compared to MMR for purposes of this analysis, no entity included in the peer group analysis is identical to MMR because of differences between the business mix of MMR and other characteristics of the peer group and MMR. In evaluating the peer group, Evercore relied on publicly-available filings and equity research analyst estimates. These estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of MMR, such as the impact of competition on the business of MMR, as well as on the industry, generally, industry growth and the absence of any adverse material change in the financial condition and prospects of MMR or the industry or in the markets generally.

All peer group multiples were based on closing stock prices on December 3, 2012. For each of the peer group entities with conventional assets, Evercore calculated the following:

•

Enterprise Value/Proved Reserves, which is defined as market value of equity, plus debt and preferred stock, less cash, which is referred to herein as enterprise value, divided by proved reserves as of latest published reserve report, adjusted for subsequent acquisitions and divestitures;

•	Enterprise Value/Current Production, which is defined as enterprise value divided by the latest quarter’s average daily production;

•	Enterprise Value/2013E Production, which is defined as enterprise value divided by projected average daily 2013 production;

•

Enterprise Value/2012E EBITDAX, which is defined enterprise value divided by estimated earnings before interest, taxes, depreciation and amortization, and exploration expense, which is referred to herein as EBITDAX, for the calendar year 2012;

•	Enterprise Value/2013E EBITDAX, which is defined as enterprise value divided by estimated EBITDAX for the calendar year 2013;

•	Price/2012E CFPS, which is defined as the share price of MMR common stock divided by cash flow from operations per share, which is referred to herein as CFPS, for the calendar year 2012; and

•	Price/2013E CFPS, which is defined as the share price of MMR common stock divided by CFPS for the calendar year 2013.

The maximum, minimum, mean and median trading multiples are set forth below.

Benchmark	Max	Min	Mean	Median
EV/Proved Reserves ($/Mcfe)	$5.26	$2.24	$3.25	$2.75
EV/Current Production ($/Mcfed)	$16,864	$6,516	$11,846	$12,003
EV/2013E Production ($/Mcfed)	$10,721	$5,883	$7,571	$6,840
EV/2012E EBITDAX	4.2x	2.6x	3.6x	3.8x
EV/2013E EBITDAX	3.5x	2.2x	2.9x	2.9x
Price/2012E CFPS	3.4x	1.7x	2.7x	3.0x
Price/2013 CFPS	2.6x	1.7x	2.1x	2.1x

With respect to Cobalt International Energy’s assets, Evercore calculated a trading multiple for its risked resources (based on the average of street research estimates) by dividing the estimated enterprise value by its risked resources. To provide a comparable trading multiple, Evercore converted Cobalt International Energy’s oil resources into their gas equivalent on an economic equivalent basis (instead of an energy-equivalent basis of 6:1) using the average forward strip pricing quoted on the New York Mercantile Exchange as of December 3, 2012 for WTI Oil and HHUB gas for the next 60 months, which resulted in a ratio of 21.13 thousand cubic feet of gas to 1 barrel of oil. With respect to assets located in the Gulf of Mexico that Evercore deemed similar to MMR’s ultra-deep assets, Evercore’s calculations resulted in a trading multiple range between $0.10 and $0.18 per thousand cubic feet equivalent of gas.

The following table includes implied enterprise value ranges for MMR selected by Evercore based on the resulting range of multiples.

Benchmark	Reference Range	Implied MMR Value Range ($MM)
Conventional Assets:
EV/Proved Reserves ($/Mcfe)	$2.50 – $3.25	$521 – $678
EV/Latest Quarterly Production ($/Mcfed)	$6,500 –$7,000	$870 – $937
EV/2012E EBITDAX ($MM)	3.5x – 4.2x	$557 – $668
Ultra-Deep Assets:
EV/Net Risked Resources ($/Mcfe (Converted on a 21.13:1 basis as described above))	$0.10 – $0.18	$1,789 – $3,220

Evercore applied the relevant multiples to MMR’s proved reserves, latest quarterly production and 2012E EBITDAX and selected an asset value range of $550 million to $675 million for MMR’s conventional assets. This value was increased for MMR’s ultra-deep assets, resulting in an implied enterprise value range of $2,339 million to $3,895 million. Evercore then adjusted for net debt and preferred shares, as appropriate, to determine an implied equity value range of $7.68 to $16.33 per share of MMR common stock.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly-available information for transactions announced between December 2009 and November 2012 that included oil and gas assets in the Gulf of Mexico shelf and onshore Gulf Coast that had a transaction value greater than $20 million. In addition, Evercore reviewed selected publicly-available information for oil and gas transactions that included assets in the Gulf of Mexico deepwater and ultra-deep shelf. Evercore reviewed all transactions with publicly-available information that it deemed to have certain characteristics that are similar to those of MMR, which transactions included assets in the Gulf of Mexico shelf since 2010 and onshore Gulf Coast since 2011, in each case, with a transaction value greater than $20 million, and transactions involving assets in the Gulf of Mexico deepwater and ultra-deep shelf since December 2009 with a transaction value in excess of $20 million, although Evercore noted that none of the reviewed transactions or the companies that participated in the reviewed transactions (other than five transactions in which MMR participated) were directly comparable to the merger or MMR.

Precedent Transactions – Gulf of Mexico shelf

Date Announced	Buyer	Seller
10/18/2012	NGP/Northstar	Undisclosed Private
09/26/2012	Arena Energy	McMoRan
09/17/2012	EPL	Hilcorp
09/07/2012	Renaissance	McMoRan
05/15/2012	EPL	W&T
02/02/2012	SandRidge	Dynamic/Riverstone
12/01/2011	KNOC/SCL/STX/Samhully	NGP/Northstar
11/01/2011	Apache	Stone
11/01/2011	EPL	Stone
08/25/2011	Dynamic Offshore	Moreno/SPN
07/29/2011	Dynamic Offshore	Exxon Mobil
05/01/2011	Dynamic Offshore	Gryphon/Woodside
04/07/2011	TRT/Tana	Maritech/TETRA
03/09/2011	Undisclosed	National Fuel/Seneca
01/13/2011	EPL	Anglo-Suisse
11/21/2010	Energy XXI (Bermuda)	Exxon Mobil
09/20/2010	McMoRan	Plains
11/03/2010	W&T	Shell

Precedent Transactions – Gulf Coast onshore

Date Announced	Buyer	Seller
10/12/2012	Texas Petr.	Forest
10/04/2012	Undisclosed	Carrizo
03/19/2012	Undisclosed	Comstock
11/04/2011	Undisclosed	Plains
08/31/2011	Encore Energy Part.	Undisclosed
08/17/2011	EnergyQuest II	Swift
06/06/2011	Linc Energy Ltd.	ERG
05/13/2011	Undisclosed Private	Energy XXI (Bermuda)
03/03/2011	Legend Nat. Gas	Smith
01/18/2011	Gulf Coast Energy	Cypress
01/17/2011	Undisclosed	Strike

Precedent Transactions – Gulf of Mexico deepwater

Date Announced	Buyer	Seller
07/02/2012	INPEX	Anadarko
10/01/2010	Hess	BP
12/22/2009	Maersk/Various	Devon

Precedent Transactions – Gulf of Mexico ultra-deep shelf

Date Announced	Buyer	Seller
09/20/2010	McMoRan	Plains
09/08/2011	McMoRan	Whitney

Based on the multiples implied by these transactions and Evercore’s judgment on the comparability of each comparable transaction versus MMR’s assets, Evercore applied relevant transaction multiples to MMR’s assets to calculate implied equity value ranges per share of MMR common stock. With respect to MMR’s Gulf of Mexico shelf assets, Evercore applied transaction multiples ranging from $2.50 to $3.50 per thousand cubic feet equivalent of proved reserves and $5,000 to $7,000 per average daily produced thousand cubic feet equivalent. With respect to MMR’s Gulf Coast onshore assets, Evercore applied transaction multiples ranging from $2.50 to $4.00 per thousand cubic feet equivalent of proved reserves and $3,500 to $5,000 per average daily produced thousand cubic feet equivalent. With respect to MMR’s ultra-deep assets, Evercore applied various transaction multiples based on the prospects included in the ultra-deep assets and the nature of MMR’s interest in such prospects to calculate an implied value for MMR’s net risked resources. Based on the application of these transaction multiples, Evercore selected an asset value range of $550 million to $775 million for MMR’s conventional assets. This value was increased for MMR’s ultra-deep assets, resulting in an implied enterprise value range of $3,306 million to $4,943 million. Evercore then adjusted for net debt and preferred shares, as appropriate, to determine an implied equity value range of $13.49 to $20.83 per share of MMR.

Evercore also reviewed transactions with publicly-available information for oil and gas corporate transactions announced between September 2005 and November 2012 with a transaction value in excess of $100 million in which the acquired or target company was an exploration and production company with exploration and production assets in the United States, although Evercore noted that none of the reviewed transactions or the companies involved in the reviewed transactions were directly comparable to the merger or MMR.

Date Announced	Buyer	Target
04/25/2012	Halcon	GeoResources
10/17/2011	Statoil ASA	Brigham Exploration
07/15/2011	BHP Billiton	Petrohawk
11/09/2010	Chevron	Atlas Energy
06/02/2010	SandRidge Energy	Arena Resources
04/15/2010	Apache	Mariner Energy
12/14/2009	Exxon Mobil	XTO
11/01/2009	Denbury Resources	Encore Acquisition Co.
04/27/2009	Atlas Energy, Inc.	Atlas Energy Resources
04/30/2008	Stone Energy	Bois d’Arc Energy
07/17/2007	Plains E&P	Pogo Producing Co.
01/07/2007	Forest Oil	Houston Exploration
06/23/2006	Anadarko	Western Gas Res.
06/23/2006	Anadarko	Kerr-McGee
04/21/2006	Petrohawk	KCS Energy
01/23/2006	Helix	Remington
12/12/2005	ConocoPhillips	Burlington Resources
10/13/2005	Occidental Petroleum	Vintage Petroleum
09/19/2005	Norsk Hydro ASA	Spinnaker Exploration

Based on the multiples applied by these transactions and Evercore’s judgment on the comparability of each comparable transaction versus MMR’s assets, Evercore calculated implied equity value ranges for MMR. Evercore applied relevant transaction multiples ranging from 14.5x to 18.0x 2012E Cash Flow, 10.0x to 15.0x the forward year Cash Flow, 14.5x to 17.0x 2012E EBITDAX, 12.0x to 15.5x the forward year EBITDAX, $8.00 to $12.00 per thousand cubic feet equivalent of proved reserves, and $20,000 to $25,000 per average daily produced thousand cubic feet equivalent. Based on the application of these transaction multiples, Evercore selected an enterprise value range of $2,500 million to $3,000 million. Evercore then adjusted for net debt and preferred shares, as appropriate, to determine an implied equity value range of $8.66 to $11.67 per share of MMR common stock.

Evercore also reviewed transactions with publicly-available information for corporate takeover transactions announced or closed between January 1, 2012 and December 3, 2012 that included 100% cash consideration and had a transaction value between $1.0 billion and $10.0 billion, although Evercore noted that none of the reviewed transactions or the companies involved in the reviewed transactions were directly comparable to the merger or MMR.

Date Announced	Buyer	Target
11/27/2012	Ralcorp Holdings Inc.	ConAgra Foods, Inc.
11/15/2012	Schiff Nutrition International Inc.	Reckitt Benckiser LLC
11/09/2012	Titanium Metals Corporation	Precision Castparts Corp.
11/01/2012	JDA Software Group Inc.	RedPrairie Corporation
10/25/2012	PSS World Medical Inc.	McKesson Corporation
10/22/2012	Ancestry.com Inc.	Permira/Spectrum
10/18/2012	Orient-Express Hotels Ltd.	The Indian Hotels Company Limited
10/11/2012	Oshkosh Corporation	Carl C. Icahn
10/08/2012	TPC Group Inc	Innospec Inc.
09/27/2012	Sealy Corporation	Tempur-Pedic International Inc.
09/13/2012	Citizens Republic Bancorp, Inc	FirstMerit Corporation
09/06/2012	American Realty Capital Trust, Inc.	Realty Income Corp.
09/03/2012	Medicis Pharmaceutical Corp.	Valeant Pharmaceuticals International, Inc.
08/27/2012	Kenexa Corp.	IBM
08/27/2012	TPC Group Inc.	First Reserve/SK Capital Partners
08/22/2012	Sunrise Senior Living Inc.	Health Care REIT, Inc.
08/20/2012	Coventry Health Care Inc.	Aetna Inc.
08/13/2012	Focus Media Holdings Ltd.	The Carlyle Group
08/09/2012	Robbins & Myers Inc.	National Oilwell Varco, Inc.
08/06/2012	Best Buy Co., Inc.	Richard Schulze
07/09/2012	AMERIGROUP Corporation	WellPoint Inc.
06/29/2012	Elster Group SE	Melrose Industries PLC
03/12/2012	Pacific Capital Bancorp	UnionBanCal Corporation
02/21/2012	CH Energy Group Inc.	Fortis Inc.
02/16/2012	CVR Energy, Inc.	Icahn Enterprises Holdings L.P.

Evercore evaluated the premium paid in connection with each corporate takeover transaction based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company one day, five days and one month prior to the announcement date of the transaction. Evercore applied relevant premium multiples ranging from a 20% to 30% for a one-day premium, 25% to 35% for a five-day premium and 30% to 40% for a one-month premium. Evercore applied the relevant multiples to MMR’s closing stock price one day prior, five days prior and one month prior to the announcement of the merger to determine an implied equity value range of $10.23 to $16.98 per share of MMR common stock.

Research Analyst Price Targets

Evercore analyzed research analyst estimates of potential future value for shares of MMR common stock, commonly referred to as price targets, based on publicly-available equity research published with respect to MMR. Evercore observed that, as of December 3, 2012, research analyst one-year forward price targets for shares of MMR common stock ranged from $10.00 to $21.00 per share, with a median price target of $15.00 and an average price target of $15.43. Evercore then discounted the price targets 12 months at an assumed discount rate of 13.3%, derived by taking into consideration a cost of equity calculation among other things, resulting in a present value range from $8.83 to $18.53 per share of MMR common stock.

Illustrative Joint Venture Analysis

Evercore performed an illustrative joint venture analysis of MMR, which included a risked net asset valuation analysis of MMR’s assets, to ascertain the value of MMR should it raise $800 million through a hypothetical joint venture transaction. No such joint venture transaction has been proposed, and Evercore performed this analysis for illustrative purposes only. In performing the illustrative joint venture analysis, Evercore assumed, among other things, MMR would sell a 25% working interest in the ultra-deep assets for $800 million in the form of upfront cash and drilling carry for future capital expenditures. By utilizing the net asset valuation analysis described in the “Net Asset Valuation Analysis” section above and adjusting it for the upfront cash payable by the joint venture partner less taxable gain, Evercore calculated an implied equity value range of $12.46 to $16.13 per share of MMR common stock.

Royalty Interests Analysis

Using information provided by MMR with respect to its ultra-deep assets, Evercore performed an illustrative discounted cash flow analysis to determine indicative values of the royalty trust units based on the present value of the future risked cash flows expected to be generated by the subject interests in which the Royalty Trust unitholders will be entitled to share in a 5% gross overriding royalty interest. For this analysis, Evercore assumed, based on its consultations with MMR, certain metrics relating to future development of the subject interests, including, among other things, marketing and transportation costs of $0.15 per thousand cubic feet equivalent. Evercore further assumed that the Royalty Trust would continue for its projected term of 20 years. In calculating the future revenue streams from MMR’s ultra-deep assets for purposes of calculating the net present value of those assets, Evercore developed geologic and mechanical risking assumptions of MMR’s resource potential from its ultra-deep assets utilizing Evercore’s technical team. Evercore discussed these risking assumptions with MMR’s technical personnel, who deemed the assumptions reasonable.

Evercore evaluated four scenarios in which the principal values were oil and gas prices. The four pricing scenarios represent long-term price cases for the subject interests. One scenario was based on the annual average of oil and gas futures contract prices quoted on the New York Mercantile Exchange as of December 3, 2012 through 2017 and then held flat thereafter. Using this baseline pricing and the assumptions described above, Evercore calculated that the estimated net revenue attributable to a 5% overriding royalty interest in the subject interests would be as follows: $0 in 2013, $2.6 million in 2014, $13.4 million in 2015, $26.0 million in 2016, $44.7 million in 2017, $65.0 million in 2018, $87.7 million in 2019, $108.7 million in 2020, $115.1 million in 2021 and $116.8 million in 2022.

Benchmark prices for the other three pricing scenarios were projected to be fixed prices of $75.00, $90.00, and $105.00 per barrel of oil, respectively, and $3.00, $4.00, and $5.00 per million British thermal units for gas, respectively. Evercore discounted all risked cash flows to December 31, 2012 using discount rates ranging from 8% to 20% (which was the range Evercore considered appropriate for this sort of analysis) and adjusted for the present value of future estimated marketing and transportation costs and severance and ad valorem taxes. Evercore calculated an implied aggregate equity value range of the royalty interests of $160.5 million to $680.6 million. By dividing the range of implied total equity values by the number of royalty trust units to be issued in connection with the merger, assuming a December 31, 2012 closing date for the merger, Evercore determined a range of implied values per royalty trust unit of $0.70 to $2.97. Evercore then calculated an implied aggregate equity value for the transaction using a value for the royalty trust units from its calculations equal to $2.4528 per 1.15 units, the midpoint of the per unit value of the royalty trust units at the 10% discount rate and the 11% discount rate, in each case under New York Mercantile Exchange strip pricing as of December 3, 2012, which, together with the cash consideration of $14.75, resulted in an implied transaction equity value of $3.988 billion and an implied transaction enterprise value of $4.096 billion.

Other Analysis

Based on Evercore’s experience analyzing exploration and production companies, Evercore believes that the industry standard for valuing an oil and gas company with an asset mix similar to that of MMR is the net asset valuation standard, not discounted cash flow. Unlike the net asset valuation analysis, the discounted cash flow analysis does not incorporate risking assumptions related to the nature of the assets and thus was not an appropriate analysis of MMR’s assets in Evercore’s opinion. The analysis was included in the appendix of the presentation materials and this proxy statement/prospectus for completeness but was not taken into account in Evercore’s determination of fairness. However, as part of its procedures, Evercore did perform a discounted cash flow analysis of MMR based on the present value as of October 1, 2012 of MMR’s unlevered free cash flows through 2017 and forecasted terminal values as of December 31, 2017. In performing this discounted cash flow analysis, Evercore utilized MMR management forecasts of EBITDA and future capital expenditures and, to calculate the terminal value of MMR as of December 31, 2017, applied a multiple of 5.0x and a perpetual growth rate of 0.5% to MMR’s projected unlevered free cash flows for 2017. Evercore discounted projected unlevered free cash flows back to October 1, 2012 using a 10% discount rate (which discount rate Evercore determined based on its professional judgment and experience, taking into account MMR’s weighted average cost of capital). The discounted cash flow analysis indicated an implied reference range per share of MMR common stock of $17.22 to $22.34. The MMR special committee, for purposes of its fairness determination, did not take into account Evercore’s discounted cash flow analysis because, unlike the net asset valuation analysis, the discounted cash flow analysis does not incorporate risking assumptions related to the nature of MMR’s assets and thus was not an appropriate analysis of MMR’s assets in the MMR special committee’s opinion.

Miscellaneous

In preparing its opinion to the MMR special committee, Evercore performed a variety of analyses, including those described above. The summary of Evercore’s financial analyses is not a complete description of the analyses underlying Evercore’s opinion. In connection with the review of the merger by the MMR special committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of MMR common stock or royalty trust units. No company or partnership used in the above analyses as a comparison is directly comparable to MMR, and no transaction used is directly comparable to the merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MMR and its respective advisors.

Evercore prepared these analyses solely for the purpose of providing an opinion to the MMR special committee as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of shares of MMR common stock entitled to receive such merger consideration (other than PXP or any of its subsidiaries). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by an opinion committee of Evercore.

The merger consideration pursuant to the merger agreement was determined through arm’s-length negotiations between the MMR special committee and the FCX special committee, which the MMR special committee approved and recommended to the MMR board of directors for approval. Evercore provided advice to the MMR special committee during these negotiations. Evercore did not, however, recommend any specific merger consideration to the MMR special committee or MMR or that any specific merger consideration constituted the only appropriate consideration for the merger. Evercore’s opinion to the MMR special committee was one of many factors taken into consideration by the MMR special committee in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the MMR special committee with respect to the merger consideration or of whether the MMR special committee would have been willing to agree to different consideration.

Under the terms of Evercore’s engagement letter with the MMR special committee, Evercore provided the MMR special committee financial advisory services and a financial opinion in connection with the merger. Pursuant to the terms of its engagement letter, MMR has agreed to pay Evercore customary fees for its services in connection with its engagement, including a success fee payable to Evercore upon consummation of the merger, determined in the following manner. Upon execution of its engagement letter, Evercore received a $500,000 retainer and has subsequently received monthly work fees totaling $1,000,000. However, all of these amounts are credited toward Evercore’s $2,000,000 opinion fee, which Evercore earned upon delivery of its fairness opinion to the MMR special committee. As a result, the total compensation earned by Evercore prior to the date hereof is $2,000,000, which will be credited to Evercore’s success fee. Because of these credits for the opinion fee, the contingent portion of Evercore’s success fee will be equal to 0.53% of the transaction value of the merger, less the amount of $2,000,000 that Evercore has already earned. The “transaction value” is equal to the aggregate value of the cash and royalty trust units received as merger consideration, plus the aggregate value of any debt outstanding at the closing of the merger. The value of the royalty trust units has not yet been determined for purposes of calculating the success fee. However, Evercore estimates that its total success fee would be approximately $21.7 million (or $19.7 million after deducting the $2 million credit), assuming that the royalty trust units are valued at $2.45 per share of MMR common stock, which is the mid-point of the value range for the royalty trust units that Evercore used in its financial analysis. In addition, the MMR special committee has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, parties, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

During the two-year period prior to the date of Evercore’s opinion, no material relationship existed between Evercore and its affiliates, on the one hand, and MMR, PXP or FCX or any of their respective affiliates, on the other hand, pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to MMR, PXP and FCX in the future, and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of MMR, FCX, PXP and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The MMR special committee engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Opinion of Financial Advisor to the FCX Special Committee

On December 4, 2012, Credit Suisse rendered its oral opinion to the special committee of the FCX board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to FCX of the aggregate merger consideration to be paid or issued by FCX in exchange for the outstanding shares of MMR common stock in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the FCX special committee (in its capacity as such), and only addressed the fairness, from a financial point of view, to FCX of the aggregate merger consideration to be paid or issued by FCX in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger, including, without limitation, the fairness from a financial point of view to MMR’s stockholders of the merger consideration to be received by MMR’s stockholders in the merger pursuant to the merger agreement. The Credit Suisse opinion did not address the fairness to holders of MMR common stock (in their capacity as such) of the merger or the merger consideration to be received by such holders in the merger or the differing interests of such holders, discussed under “—Differing Interests of MMR Stockholders and FCX in the Merger.” The following is a summary of Credit Suisse’s opinion and the material financial analyses performed by Credit Suisse in connection with the preparation of its opinion. The full text of Credit Suisse’s written opinion is included as an exhibit to the Schedule 13E-3 and is incorporated by reference hereby, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to the FCX special committee or the FCX board of directors with respect to the proposed merger or advice or a recommendation to any holder of MMR common stock as to how such holder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated December 4, 2012, of the merger agreement, and reviewed a draft, dated December 4, 2012, of Exhibit A thereto;

•

reviewed certain publicly available business and financial information relating to MMR, including estimates of MMR’s proved, probable and possible oil and gas reserves and contingent oil and gas resources included or reflected in certain filings of MMR with the SEC and other publicly available filings, which collectively are referred to herein as the MMR reserve and resource data;

•

reviewed certain other information relating to MMR, including financial forecasts, provided to or discussed with Credit Suisse by MMR and certain alternative commodity pricing and reserve and resource risk assumptions provided to Credit Suisse by MMR;

•

reviewed certain oil and gas reserve reports prepared by MMR’s third-party oil and gas reserves consultants with respect to MMR’s proved, probable and possible oil and gas reserves, which collectively are referred to herein as the MMR reserve reports;

•

reviewed resource development plans prepared by management of MMR with respect to certain contingent oil and gas resources of MMR, which are referred to herein as the MMR resource development plans, and collectively with the MMR reserve and resource data and the MMR reserve reports, as the MMR reserve and resource analysis;

•

reviewed analyses of the MMR reserve and resource analysis by the FCX special committee’s third-party oil and gas reserves consultants, which are referred to herein as the FCX special committee consultant’s analyses and together with the MMR reserve and resource analysis, as the oil and gas analyses;

•	met with managements of MMR and FCX and certain of their representatives, including the FCX special committee’s third-party oil and gas reserves consultants to discuss the business and prospects of

MMR, MMR’s oil and gas reserves and MMR’s contingent oil and gas resources, including oil and gas reserve and contingent oil and gas resource estimates and riskings;

•

considered certain financial and stock market data of MMR, and compared that data with similar data for other companies with publicly traded securities in businesses that Credit Suisse deemed similar to that of MMR;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for MMR that Credit Suisse used in its analyses, management of MMR advised Credit Suisse, and Credit Suisse assumed, that such financial forecasts were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of the management of MMR as to the future financial performance of MMR, and Credit Suisse expressed no opinion with respect to such financial forecasts or the assumptions upon which they were based. With respect to the MMR reserve and resource analysis that Credit Suisse reviewed, management of MMR advised Credit Suisse, and Credit Suisse assumed, that such data and analysis were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of the management of MMR and MMR’s third party oil and gas reserve consultants, as applicable, as to the oil and gas reserves and contingent oil and gas resources of MMR, and were a reasonable basis on which to evaluate MMR, and Credit Suisse expressed no opinion with respect to such MMR reserve and resource analysis or the assumptions upon which they were based. With respect to the FCX special committee consultant’s analyses which Credit Suisse reviewed, Credit Suisse was advised and assumed, that the FCX special committee consultant’s analyses were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of the FCX special committee’s third-party oil and gas reserves consultants as to the oil and gas reserves and contingent oil and gas resources of MMR, and were a reasonable basis on which to evaluate MMR, and Credit Suisse expressed no opinion with respect to such FCX special committee consultant’s analyses or the assumptions upon which they were based. For purposes of Credit Suisse’s analyses, Credit Suisse, at the direction of the FCX special committee, assumed that the capital expenditures, expenses and production development plans contemplated by the MMR resource development plans will, in all respects material to Credit Suisse’s analyses, be incurred and achieved in the amounts and at the times indicated thereby. At the direction of the FCX special committee, Credit Suisse relied upon the MMR reserve and resource analysis and the FCX special committee consultant’s analyses for purposes of Credit Suisse’s analyses and assumed that they were a reasonable basis on which to evaluate MMR.

In addition, Credit Suisse relied upon, without independent verification (i) the assessments of the management of FCX with respect to FCX’s ability to integrate the businesses of MMR and FCX and (ii) the assessments of the management of MMR as to MMR’s existing technology and future capabilities with respect to the extraction of MMR’s contingent oil and gas resources and, with the consent of the FCX special committee, Credit Suisse assumed that there were no developments since the dates of financial forecasts relating to MMR provided to or discussed with Credit Suisse by the management of MMR that would adversely affect such management’s views with respect to such technologies and capabilities. Credit Suisse also assumed, with the consent of the FCX special committee, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on MMR, FCX or the contemplated benefits of the merger, that the merger would be consummated in the form and structure described above in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to Credit Suisse’s analyses and that any modification to the form or structure of the merger as described above, whether pursuant to the merger agreement or otherwise, would not be material to Credit

Suisse’s analyses or Credit Suisse’s opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MMR, nor was Credit Suisse furnished with any such evaluations or appraisals other than the oil & gas analyses. Credit Suisse is not an expert in the evaluation of oil and gas reserves and Credit Suisse expressed no view as to MMR’s oil and gas reserves and contingent oil and gas resources, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil or gas properties of MMR. With the consent of the FCX special committee, Credit Suisse also assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to Credit Suisse’s analyses.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to FCX of the aggregate merger consideration to be issued or paid by FCX in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, any aspect or implication of the other potential acquisition involving PXP being contemporaneously considered by FCX, the appropriate capital structure of FCX (including, without limitation, whether or not the Royalty Trust formed by MMR and FCX should issue the royalty trust units or the potential tax and other implications of the royalty trust units), the fairness of the per share merger consideration to the holders of MMR common stock or any group thereof, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders, or affiliates of any party to the merger, or class of such persons, relative to the aggregate merger consideration, the per share merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice including, without limitation, any advice regarding the amounts, risking and other aspects of MMR’s oil and gas reserves and contingent oil and gas resources. It was assumed that such opinions, counsel, interpretations or advice had been or would be obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of the opinion. In addition, as the FCX special committee was aware, the financial projections and estimates Credit Suisse reviewed relating to the future financial performance of MMR reflect certain assumptions regarding the oil and gas industry, and the future commodity prices associated with that industry that are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analysis. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to FCX, nor did it address the underlying business decision of the FCX special committee, the FCX board of directors or FCX to proceed with the merger. Credit Suisse did not express any opinion as to what the value of the royalty trust units actually will be when issued pursuant to the merger or the price or range of prices at which MMR common stock or the royalty trust units may be purchased or sold at any time.

Credit Suisse’s opinion was for the information of the FCX special committee (in its capacity as such) in connection with its consideration of the merger and does not constitute a recommendation to the FCX special committee or the FCX board of directors with respect to the proposed merger or advice or a recommendation to any holder of MMR common stock as to how such holder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to the FCX special committee, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it, assessed as a whole, and did not draw, in isolation, conclusion from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to MMR or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Credit Suisse’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond FCX’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the FCX special committee (in its capacity as such) in connection with its consideration of the proposed merger and were among many factors considered by the FCX special committee in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the per share merger consideration, the aggregate merger consideration or of the views of the FCX special committee or the FCX board of directors with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with Credit Suisse’s opinion rendered to the FCX special committee on December 4, 2012. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

Enterprise Value – generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, equity values for the selected companies used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of November 30, 2012. Estimates of MMR’s reserves, resources, and daily production for 2012 and 2013 were based on data provided by MMR management and by the FCX special committee’s third-party oil and gas reserves consultants. Estimates of reserves, resources, and daily production data for the selected companies listed below for 2012 and 2013 were based on publicly available information and research analyst estimates.

Discounted Cash Flow/Net Asset Value (NAV) Analysis

Credit Suisse calculated the net present value of unlevered after-tax cash flows from MMR’s proved, probable and possible oil and gas reserves and contingent oil and gas resources based on the oil and gas reserves and contingent resource estimates and associated riskings for MMR’s proved, probable and possible oil and gas reserves and contingent oil and gas resources included in the MMR reserve and resource analysis and the FCX special committee consultant’s analyses. At the FCX special committee’s direction, Credit Suisse considered three cases. The first case, which is referred to herein as case 1, utilized the oil and gas reserves and contingent resource estimates and the riskings included in the FCX special committee consultant’s analyses. The second case, which is referred to herein as case 2, utilized the oil and gas reserves and contingent resource estimates included in the MMR reserve and resource analysis and the riskings included in the FCX special committee consultant’s analyses. The third case, which is referred to herein as case 3, utilized the oil and gas reserves and contingent resource estimates and the riskings included in the MMR reserve and resource analysis.

In performing this analysis, Credit Suisse used West Texas Intermediate oil and Henry Hub gas forward curve pricing as of November 30, 2012. Credit Suisse discounted projected unlevered free cash flows back to September 30, 2012 applying discount rates ranging from 11% to 13% to unlevered free cash flows through 2026 and projected unlevered free cash flows thereafter based on the weighted average remaining life of production. The discounted cash flow analysis indicated an implied reference range per share of MMR common stock of $14.68 to $17.36 under case 1, $29.71 to $35.57 under case 2 and $58.25 to $71.01 under case 3. Credit Suisse also performed analyses with respect to the royalty trust units under each of the three cases that indicated an implied value of 1.15 royalty trust units of $1.54 under case 1, $4.26 under case 2 and $9.53 under case 3, applying an illustrative discount rate of 12%, the mid-point of the discount rate range of 11% to 13%.

Selected Companies Analysis

Credit Suisse calculated the multiples of enterprise value to certain financial metrics for the selected companies in the oil and gas industry deemed to be similar to MMR in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration.

The calculated multiples included:

Enterprise Value as a multiple of proved oil and gas reserves as of December 31, 2011;

Enterprise Value as a multiple of estimated 2012 daily oil and gas production;

Enterprise Value as a multiple of estimated 2013 daily oil and gas production; and

Enterprise value as a multiple of total resources.

The selected companies with significant assets in the Gulf of Mexico were:

Energy XXI

W&T Offshore

Stone Energy Corporation

EPL Oil & Gas, Inc.

Contango Oil & Gas Company

PetroQuest Energy, Inc.

Crimson Exploration Inc.

The selected companies with significant global exploration potential were:

Tullow Oil plc

OGX Petroleo e Gas SA

Cobalt International Energy

Kosmos Energy Ltd.

Afren plc

Ophir Energy plc

The analysis of selected oil and gas companies with significant assets in the Gulf of Mexico indicated the following:

Multiple Description	Median	Mean
Enterprise Value as a multiple of:
Proved Oil and Gas Reserves ($/Mcfe)	$2.79	$2.80
2012E Daily Oil and Gas Production ($/Mcfe/d)	$8,986	$9,839
2013E Daily Oil and Gas Production ($/Mcfe/d)	$8,116	$7,878
Total Resources ($/Mcfe)	$0.39	$0.65

The analysis of selected oil and gas companies with significant global exploration potential indicated the following:

Multiple Description	Median	Mean
Enterprise Value as a multiple of:
Proved Oil and Gas Reserves ($/Mcfe)	$11.66	$10.47
2012E Daily Oil and Gas Production ($/Mcfe/d)	$47,753	$51,657
2013E Daily Oil and Gas Production ($/Mcfe/d)	$27,718	$27,034
Total Resources ($/Mcfe)	$0.33	$0.76

Credit Suisse applied multiple ranges based on the selected companies analysis to corresponding financial data for MMR including estimates with respect to MMR’s total resources included in the MMR reserve and resource analysis and the FCX special committee consultant’s analyses. The selected companies analysis indicated an implied reference range per share of MMR common stock of $7.23 to $14.71.

Selected Transactions Analysis

Credit Suisse calculated the multiples of transaction value (calculated on an enterprise value basis) to certain financial metrics based on the purchase prices paid in selected publicly-announced transactions involving target companies in the oil and gas industry or sales of oil and gas assets in the Gulf of Mexico.

The calculated multiples included:

Transaction Value as a multiple of proved reserves;

Transaction Value as a multiple of daily production; and

Transaction Value as a multiple of total resources.

The selected corporate transactions involving target companies in the oil and gas industry were:

Date Announced	Buyer	Target
07/23/2012	CNOOC, Ltd.	Nexen, Inc.
04/25/2012	Halcon Resources Corp.	GeoResources, Inc.
02/01/2012	SandRidge Energy	Dynamic Offshore Resources, LLC
10/17/2011	Statoil ASA	Brigham Exploration Co.
07/15/2011	BHP Billiton Ltd.	Petrohawk Energy Corporations
11/09/2010	Chevron Corporation	Atlas Energy, L.P.
04/15/2010	Apache Corporation	Mariner Energy, Inc.
04/01/2010	Sandridge Energy	Arena Resources, Inc.
03/22/2010	CONSOL Energy Incorporated	CNX Gas Corporation
12/14/2009	Exxon Mobil Corporation	XTO Energy Incorporated
11/01/2009	Denbury Resources Inc.	Encore Acquisition Company
04/30/2008	Stone Energy Corporation	Bois d’Arc Energy Inc.
07/14/2008	Royal Dutch Shell plc	Duvernay Oil Corp
07/17/2007	PXP	Pogo Producing Company
01/07/2007	Forest Oil Corporation	Houston Exploration Company
06/23/2006	Anadarko Petroleum Corporation	Kerr-McGee Corporation
06/23/2006	Anadarko Petroleum Corporation	Western Gas Resources Incorporated
04/21/2006	Petrohawk Energy Corporation	KCS Energy Inc.
01/23/2006	Helix Energy Solutions	Remington Oil & Gas Corporation
12/12/2005	ConocoPhillips	Burlington Resources Incorporated
10/13/2005	Occidental Petroleum Corporation	Vintage Petroleum, Inc.
09/19/2005	Norsk Hydro ASA	Spinnaker Exploration Company
04/04/2005	Chevron Corporation	Unocal Corporation
01/26/2005	Cimarex Energy Co.	Magnum Hunter Resources

The selected asset transactions involving the sale of oil and gas assets in the Gulf of Mexico were:

Date Announced	Buyer	Seller
09/17/2012	EPL Oil & Gas, Inc.	Hilcorp Energy Company
09/10/2012	PXP	Royal Dutch Shell plc
09/10/2012	PXP	BP plc
07/02/2012	INPEX Corporation	Anadarko Petroleum Corporation
02/24/2012	Apollo Global Management	EP Energy Corporation; El Paso Corporation
11/21/2010	Energy XXI (Bermuda) Limited	Exxon Mobil Corporation
10/25/2010	Marubeni Corporation	BP plc
09/20/2010	MMR	PXP
04/12/2010	Apache Corporation	Devon Energy Corporation
03/11/2010	BP plc	Devon Energy Corporation
12/22/2009	Chevron Corporation; Eni S.p.A; Exxon Mobil; Maersk Oil; Petroleo Brasileiro S.A.; Statoil ASA	Devon Energy Corporation
09/03/2008	Ecopetrol S.A.	Chevron Corporation
02/01/2008	Korea National Oil Corporation; Samsung C&T Corporation	Taylor Energy Company
06/21/2007	MMR	Newfield Exploration Company
04/30/2007	Eni S.p.A.	Dominion Resources Inc.
07/12/2006	Repsol S.A.	BP plc
05/16/2006	Beryl Resources LP; First Reserve; Superior Energy	Noble Energy Incorporated
04/20/2006	Mitsui & Company, Ltd.; Mitsui Oil Exploration Co., Ltd.	Pogo Producing Company
04/19/2006	Apache Corporation; Mariner Energy, Inc.; Stone Energy Corporation	BP plc
04/07/2006	Merit Energy Company	The Houston Exploration Company
02/23/2006	Marubeni Corporation	Pioneer Natural Resources Company
01/02/2006	W&T Offshore, Inc.	Kerr-McGee Corporation
09/12/2005	Mariner Energy, Inc.	Forest Oil Corporation
04/28/2005	Statoil ASA	Encana Corporation
04/04/2005	Nippon Oil Corporation	Devon Energy Corporation
08/20/2004	Apache Corporation	Anadarko Petroleum Corporation
01/13/2003	Apache Corporation	BP plc
02/20/2001	Hess Corporation	LLOG Exploration Company

The analysis of selected corporate transactions involving target companies in the oil and gas industry indicated the following:

Description	Mean	Median
Transaction Value as a multiple of:
Proved Reserves ($/Mcfe)	$4.44	$3.55
Daily Production ($/Mcfe/d)	$19,655	$14,087
Total resources ($/Mcfe)	$1.05	$0.90

The analysis of selected transactions involving the sale of oil and gas assets in the Gulf of Mexico indicated the following:

Description	Mean	Median
Transaction Value as a multiple of:
Proved Reserves ($/Mcfe)	$4.42	$3.40
Daily Production ($/Mcfe/d)	$10,068	$8,045
Total resources ($/Mcfe)	$1.56	$1.22

Credit Suisse applied multiple ranges based on the selected transactions analysis to corresponding financial data for MMR including estimates with respect to MMR’s proved reserves, estimated 2012 daily production and MMR’s total resources included in the MMR reserve and resource analysis and the FCX special committee consultant’s analyses. The selected analysis indicated an implied reference range per share of MMR common stock of $17.16 to $25.57.

Other Matters

FCX engaged Credit Suisse pursuant to a letter agreement dated as of September 20, 2012 to act as lead financial advisor to the FCX special committee in connection with the merger as well as other potential transactions. FCX selected Credit Suisse based on Credit Suisse’s experience and reputation and knowledge of FCX, MMR and its industry. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse acted as financial advisor to the FCX special committee and will receive a fee of $8 million for its services, of which a portion became payable upon the delivery of its opinion and the principal portion of which is contingent upon the consummation of the merger. In addition, FCX has agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of Credit Suisse’s engagement.

Credit Suisse is currently providing financial advisory services to the FCX special committee in connection with another potential acquisition involving PXP for which Credit Suisse expects to receive aggregate fees of $22.5 million. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to MMR, FCX and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse and Credit Suisse’s affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of MMR, FCX and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates.

Interests of MMR Directors and Executive Officers in the Merger

In considering the recommendation of the MMR board of directors, acting upon the unanimous recommendation of the MMR special committee, to adopt the merger agreement, MMR stockholders should be aware that certain MMR executive officers and directors may be deemed to have interests in the merger that are different from, or in addition to, those of MMR stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described below. The MMR special committee was aware of these potential conflicts of interest and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending it to the MMR board of directors. The MMR board of directors was also aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement, upon the unanimous recommendation of the special committee, and in recommending to MMR stockholders that the merger agreement be adopted.

Treatment of MMR Equity Awards.  Concurrently with the execution of the merger agreement, each of the executive officers of MMR waived his or her contractual right to accelerated vesting as a result of the merger. MMR equity awards held by other parties will be affected as described below. Pursuant to the terms of the merger agreement, each outstanding and unexercised MMR stock option as of the closing will convert into a stock option relating to shares of FCX common stock on the same terms and conditions as the MMR stock option immediately prior to closing, adjusted to reflect the exchange ratio between the trading price of MMR common stock and FCX common stock. Each outstanding restricted stock unit of MMR as of the closing will convert into restricted stock units relating to FCX common stock, adjusted to reflect the exchange ratio between the trading price of MMR common stock and FCX common stock, in each case for the five trading days immediately preceding the closing date of the merger, with each adjusted restricted stock unit subject to the same terms and conditions as the MMR restricted stock unit prior to closing. Each other equity-based right, whether contingent or accrued, to receive shares of MMR common stock or cash based on the value of a number of shares granted under a MMR deferred compensation plan that are outstanding immediately prior to the closing, other than options or restricted stock units outstanding at the closing, will, as of closing, be converted into the right to receive (or to be credited with) such number of shares of, or other payments based on, FCX common stock, adjusted to reflect the exchange ratio between the trading price of MMR common stock and FCX common stock, in each case for the five trading days immediately preceding the closing date of the merger, and subject to the same terms and conditions as the MMR award prior to closing.

Outstanding Equity Awards of MMR Non-Employee Directors that Will Vest. The following table identifies, for each non-employee director of MMR as of April 15, 2013, the number of MMR stock options outstanding and unexercised, and the number of MMR outstanding restricted stock units, in each case that will vest, assuming the merger was consummated on April 15, 2013, and the approximate value of such accelerated equity awards.

Name	Shares Underlying Unexercisable MMR Options that Will Vest and Become Exercisable	Approximate Value of Options (Unvested and Accelerated) (1)	Shares Underlying Unvested MMR RSUs that Will Vest	Approximate Value of RSUs (Unvested and Accelerated)
				Cash	Royalty Trust Units
A. Peyton Bush, III (2)	20,000	$69,953	5,625	$82,969	6,468
William P. Carmichael (2)	20,000	69,953	5,625	82,969	6,468
Robert A. Day	21,250	80,817	6,250	92,188	7,187
James C. Flores	18,750	58,735	5,000	73,750	5,750
Gerald J. Ford	21,250	80,817	6,250	92,188	7,187
H. Devon Graham, Jr.	21,250	80,817	6,250	92,188	7,187
Suzanne T. Mestayer	21,250	80,817	6,250	92,188	7,187
B. M. Rankin, Jr.	21,250	80,817	6,250	92,188	7,187
John F. Wombwell	18,750	58,735	5,000	73,750	5,750

Total	183,750	$661,461	52,500	$774,378	60,371

(1)	Includes the number of unvested and accelerated MMR options that will be converted into vested FCX options calculated in accordance with the exchange ratio provided under the merger agreement, which is (i) the average, rounded to the nearest one hundredth of a cent, of the closing sales prices of shares of MMR common stock for the five trading days immediately preceding the closing date of the merger, divided by (ii) the average, rounded to the nearest one hundredth of a cent, of the closing sales prices of shares of FCX common stock for the five trading days immediately preceding the closing date of the merger, and (iii) rounded to the nearest one ten thousandth. Includes only in-the-money as converted FCX stock options, based on $29.27, the April 15, 2013 closing price of the FCX common stock, to determine which options, if any, were in-the-money, and assumes each non-employee director paid the exercise price and any related taxes in cash.
(2)	Messrs. Bush and Carmichael served on the MMR special committee.

Merger Consideration Payable to MMR Directors. Certain MMR directors and executive officers own significant amounts of MMR common stock. See the section entitled “Stock Ownership of FCX and MMR Directors and Executive Officers and Certain Beneficial Owners—Ownership of MMR Directors and Executive Officers” beginning on page 142. Shares of MMR common stock held by MMR directors and executive officers will be treated in the merger in the same manner as shares held by unaffiliated holders. The following table identifies, for each director of MMR, the number of shares of MMR common stock held as of April 15, 2013 and the number of outstanding MMR restricted stock units that will vest, assuming the merger was consummated on April 15, 2013, and the approximate amount of merger consideration that would be payable for such shares of MMR common stock.

Name	Shares Not Subject to Options	Restricted Stock Units (Unvested and Accelerated)	Total Shares (1)	Merger Consideration
				Cash	Royalty Trust Units
Richard C. Adkerson (2)	473,870	—	473,870	$6,989,583	544,950
A. Peyton Bush, III (3)	2,875	5,625	8,500	125,375	9,775
William P. Carmichael (3)	6,556	5,625	12,181	179,670	14,008
Robert A. Day	964,560	6,250	970,810	14,319,448	1,116,432
James C. Flores	9,452	5,000	14,452	213,167	16,620
Gerald J. Ford (2)	1,917,873	6,250	1,924,123	28,380,814	2,212,742
H. Devon Graham, Jr.	10,250	6,250	16,500	243,375	18,975
Suzanne T. Mestayer	19,627	6,250	25,877	381,686	29,758
James R. Moffett	5,092,143	—	5,092,143	75,109,110	5,855,964
B. M. Rankin, Jr.	591,712	6,250	597,962	8,819,940	687,656
John F. Wombwell	1,250	5,000	6,250	92,188	7,187

Total	9,090,168	52,500	9,142,668	$134,854,356	10,514,067

(1)	Excludes shares of MMR common stock that would be received upon exercise of outstanding MMR options that are exercisable and in-the-money as of April 15, 2013, which are reflected in the table below. If a director of MMR opted to exercise such exercisable and in-the-money options prior to the closing of the merger, such director would receive merger consideration for such shares of MMR common stock, the approximate value of which is reflected in the table below assuming the merger was consummated on April 15, 2013.

Name	Shares Subject to Exercisable, In-the- Money Options (*)	Merger Consideration		Aggregate Exercise Price of Exercisable, In-the-Money Options (*)
		Cash	Royalty Trust Units
Richard C. Adkerson	1,187,500	$17,515,625	1,365,625	$14,710,750
A. Peyton Bush, III (3)	2,500	36,875	2,875	25,525
William P. Carmichael (3)	2,500	36,875	2,875	25,525
Robert A. Day	16,750	247,063	19,262	198,500
James C. Flores	—	—	—	—
Gerald J. Ford	16,750	247,063	19,262	198,500
H. Devon Graham, Jr.	16,750	247,063	19,262	198,500
Suzanne T. Mestayer	11,500	169,625	13,225	126,173
James R. Moffett	1,950,000	28,762,500	2,242,500	24,253,000
B. M. Rankin, Jr.	5,875	86,657	6,756	55,624
John F. Wombwell	—	—	—	—

Total	3,210,125	$47,349,346	3,691,642	$39,792,096

(*)	Assumes each MMR director exercised all outstanding, in-the-money, vested MMR options as of April 15, 2013, based on $16.25, the April 15, 2013 closing price of the MMR common stock, to determine which options, if any, were in-the-money, and assumes each director paid the exercise price as reflected in the last column of the table above and any related taxes in cash. This table does not include unvested MMR options, as the directors will not receive merger consideration in connection with such awards. Instead, the unvested MMR options will convert to FCX options in accordance with the formula set forth in the merger agreement. See the sections above entitled “—Treatment of MMR Equity Awards” and “— Outstanding Equity Awards of MMR Non-Employee Directors that Will Vest.”

(2)	Excludes shares of MMR common stock issuable upon conversion of 500 and 1,000 shares of MMR’s 8% convertible perpetual preferred stock held by Messrs. Adkerson and Ford, respectively.
(3)	Messrs. Bush and Carmichael served on the MMR special committee.

Director and Officer Indemnification and Insurance.  MMR’s directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement for a period of six years after the merger is completed.

No Compensation Payable to MMR Executive Officers.  Concurrently with the execution of the merger agreement, each of the executive officers of MMR waived his or her contractual right to accelerated vesting as a result of the merger. Accordingly, none of MMR’s executive officers are entitled to receive compensation that is based on or otherwise relates to the merger.

No Compensation Payable to FCX Named Executive Officers or Directors.  None of FCX’s executive officers or directors are entitled to receive compensation that is based on or otherwise relates to the merger. Certain of FCX’s executive officers and directors own substantial amounts of MMR common stock as shown in the table below, and will receive the merger consideration with respect to such shares if the merger is completed.

Unless otherwise indicated, the table below shows the amount of MMR’s common stock each of FCX’s directors and executive officers, who do not serve as a director and/or executive officer of MMR, beneficially owned as of April 15, 2013, and all shares shown are held with sole voting and investment power.

Name	Shares of MMR Common Stock
Robert J. Allison, Jr.	0
Michael J. Arnold	9,057
Charles C. Krulak	0
Bobby Lee Lackey	10,335
Jon C. Madonna	2,000
Dustan E. McCoy	0
Stephen H. Siegele (1)	951,612

Disinterested FCX directors and executive officers as a group	973,004

(1)	Includes 20,000 shares of MMR common stock held in a trust.

For a discussion of certain relationships between MMR and FCX, see the section entitled “Related Party Transactions” beginning on page 154.

Board and Management After the Merger

Upon completion of the merger, the current directors and executive officers of FCX are expected to continue in their current positions. Information regarding the current FCX directors and executive officers is included in FCX’s filings with the SEC.

Additionally, the Chief Executive Officer of PXP and two other current members of the PXP board of directors who are mutually acceptable to PXP and FCX will join the FCX board of directors as of the completion of the PXP merger, if completed. Information about the PXP Chief Executive Officer and members of the PXP board of directors is included in PXP’s 2012 proxy statement filed with the SEC on April 13, 2012, and in the proxy statement/prospectus filed by FCX and PXP with the SEC in connection with the PXP merger. FCX entered into employment arrangments with Mr. Flores, the Chief Executive Officer of PXP, and Mr. Wombwell, an Executive Vice President, General Counsel and Secretary of PXP, each of whom are MMR directors, in connection with their employment with FCX following the PXP merger. The terms of those employment arrangements are fully described in the proxy statement/propectus filed by FCX and PXP with the SEC in connection with the PXP merger.

Material U.S. Federal Income Tax Consequences of the Merger

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a general summary of the material U.S. federal income tax consequences of the merger to, except as otherwise specifically noted, U.S. holders (as defined below) and non-U.S. holders (as defined below). The following discussion does not address any aspects of U.S. taxation other than U.S. federal income taxation. This discussion does not address any non-income or other taxes or any foreign, state or local tax consequences of the merger.

MMR URGES YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as a controlled foreign corporation, passive foreign investment company, person that at any time owns more than 5% of the aggregate fair market value of the MMR common stock, company that accumulates earnings to avoid U.S. federal income tax, tax-exempt organization, bank, financial institution, broker or dealer in securities, insurance company, mutual fund, person subject to the alternative minimum tax, regulated investment company, real estate investment trust, trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, U.S. person whose functional currency is not the U.S. dollar, person who holds MMR common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, or person who holds MMR common stock through a partnership or other pass-through entity for U.S. federal income tax purposes or a person who acquired MMR common stock pursuant to the exercise of an option otherwise as compensation). This discussion is based on the Internal Revenue Code of 1986, which is referred to herein as the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion applies only to a holder that holds its MMR common stock as a “capital asset” (generally, an asset held for investment).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of MMR common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States for U.S. federal income tax purposes;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (as defined for U.S. federal income tax purposes) or that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

The term “non-U.S. holder” means any beneficial owner of MMR common stock, other than an entity that is classified for U.S. federal income tax purposes as a partnership, that is not a U.S. holder.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds MMR common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding MMR common stock should consult their own tax advisors regarding the tax consequences of the merger to them.

Tax Consequences of the Merger to U.S. Holders

The MMR stockholders’ receipt of the merger consideration in exchange for their MMR common stock in the merger will be a fully taxable transaction. Accordingly, a U.S. holder will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of (A) the amount of any cash received by such holder and (B) the fair market value, at the time of the merger, of the royalty trust units received by such holder, and (2) such holder’s adjusted basis in shares of MMR common stock owned by such holder immediately prior to the merger.

Any such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period in the shares of MMR common stock immediately prior to the merger is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of MMR common stock surrendered. For U.S. holders that are individuals, long-term capital gain is generally taxed at a minimum rate of 20%. The deductibility of capital losses is subject to certain limitations. U.S. holders are urged to consult their tax advisor regarding the manner in which gain or loss should be calculated as a result of the merger.

The U.S. holder’s tax basis in the royal trust units will equal the fair market value of such units at the time of the merger and the holding period for such units will begin on the date immediately following the merger.

Tax Consequences of the Merger to Non-U.S. Holders

Any gain realized on the receipt of cash and royalty trust units in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a 30% rate on the gain derived from the merger, which may be offset by U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

MMR Stockholders Exercising Dissenters’ Rights

A holder of MMR common stock that receives solely cash in exchange for such stock in the merger pursuant to the exercise of dissenters’ rights under Delaware law will recognize gain or loss equal to the difference between (1) the tax basis of the MMR common stock surrendered and (2) the amount of the cash received therefor. Any such gain or loss will generally be long-term capital gain or loss if the holder’s holding period in the shares of MMR common stock immediately prior to the merger is more than one year.

Backup Withholding

Backup withholding is currently imposed at a rate of 28%. Backup withholding may apply with respect to payments received in connection with the merger unless the holder of the MMR common stock receiving such a payment (i) is an exempt holder (generally, a corporation, tax-exempt organization, qualified pension or profit-sharing trust, or individual retirement account which, when required, certifies as to its status), (ii) is a non-U.S. holder and complies with certification procedures to establish that it is not subject to backup withholding (usually by providing an IRS Form W-8BEN or other applicable Form W-8) or (iii) provides a certificate (usually on an IRS Form W-9) containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is a U.S. person and is not subject to backup withholding.

Payments received in connection with the merger effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to a payment of merger consideration effected outside of the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the merger consideration effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund from the Internal Revenue Service, which is referred to herein as the IRS, or credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Royalty Trust Units

The following discussion is a general summary of the material U.S. federal income tax consequences of the ownership and disposition of the royalty trust units received in the merger to Royalty Trust unitholders (as defined below). The following discussion does not address any aspects of U.S. taxation other than U.S. federal income taxation. This discussion does not address any U.S. federal estate or gift tax laws or any foreign, state or local tax consequences of the ownership and disposition of royalty trust units.

MMR URGES YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE ROYALTY TRUST

UNITS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS (INCLUDING CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION) IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

All references to “Royalty Trust unitholders” (including U.S. Royalty Trust unitholders and non-U.S. Royalty Trust unitholders as defined below) are to beneficial owners of the royalty trust units. This summary does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the law of any state, local or non-U.S. jurisdiction. Moreover, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Royalty Trust unitholder in light of that holder’s particular circumstances or to a holder subject to special rules (such as a bank, insurance company or other financial institution, broker or dealer in securities or commodities, regulated investment company, real estate investment trust, tax-exempt organization, person subject to the alternative minimum tax, trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, “controlled foreign corporation” or “passive foreign investment company”, person that is an S-corporation, partnership or other pass-through entity, person that own its interest in the royalty trust units through an S-corporation, partnership or other pass-through entity, person that at any time own more than 5% of the aggregate fair market value of the royalty trust units, expatriate and certain former citizen or long-term resident of the United States, U.S. person whose functional currency is not the U.S. dollar, person who hold the royalty trust units as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, or person deemed to sell the royalty trust units under the constructive sale provisions of the Code). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

Accordingly, Royalty Trust unitholders are encouraged to consult their own tax advisor as to the particular consequences to them of the ownership and disposition of an investment in royalty trust units, including the applicability of any U.S. federal income, federal estate or gift tax, state, local and foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.

No ruling has been requested from the IRS regarding any matter affecting the royalty trust or prospective Royalty Trust unitholders. Instead, the Royalty Trust will rely on opinions of counsel. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the royalty trust units and the prices at which royalty trust units trade. Furthermore, the tax treatment of the Royalty Trust, or of an investment in the Royalty Trust, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Weil, Gotshal & Manges LLP and are based on the accuracy of the representations made by MMR and the Royalty Trust.

As used herein, the term “U.S. Royalty Trust unitholder” means a beneficial owner of royalty trust units that for U.S. federal income tax purposes is:

•	an individual who is a citizen or a resident of the United States for U.S. federal income tax purposes;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (as defined for U.S. federal income tax purposes) or that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

The term “non-U.S. Royalty Trust unitholder” means any beneficial owner of a royalty trust unit, other than an entity that is classified for U.S. federal income tax purposes as a partnership, that is not a U.S. Royalty Trust unitholder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of royalty trust units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A Royalty Trust unitholder that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of owning and disposing of royalty trust units.

Classification and Taxation of the Royalty Trust

In the opinion of Weil, Gotshal & Manges LLP, for U.S. federal income tax purposes, the Royalty Trust will be treated as a grantor trust and not as an unincorporated business entity. As a grantor trust, the Royalty Trust will not be subject to tax at the Royalty Trust level. Rather, the Royalty Trust unitholders will be considered to own and receive the Royalty Trust’s assets and income and will be directly taxable thereon as though no trust were in existence. A grantor trust files an information return, reporting all items of income or deduction which must be included in the tax returns of the Royalty Trust unitholders based on their respective accounting methods and taxable years without regard to the accounting method and tax year of the Royalty Trust. Each Royalty Trust unitholder, depending upon its accounting method, will recognize taxable income when the Royalty Trust receives or accrues it, even if it is not distributed until later.

If the Royalty Trust were classified as a business entity, it would be taxable as a partnership unless it failed to meet certain qualifying income tests applicable to “publicly traded partnerships.” The income of the Royalty Trust is expected to meet such qualifying income tests. As a result, even if the Royalty Trust were considered to be a publicly traded partnership it should not be taxable as a corporation. The principal tax consequence of the Royalty Trust’s possible categorization as a partnership rather than a grantor trust is that all Royalty Trust unitholders would be required to report their share of taxable income from the Royalty Trust on the accrual method of accounting regardless of their own method of accounting.

The remainder of the discussion below is based on Weil, Gotshal & Manges LLP’s opinion that the Royalty Trust will be classified as a grantor trust for U.S. federal income tax purposes.

Reporting Requirements for Widely-Held Fixed Investment Trusts

Under Treasury Regulations, the Royalty Trust is classified as a widely-held fixed investment trust. Those Treasury Regulations require the sharing of tax information among trustees and intermediaries that hold a trust interest on behalf of or for the account of a beneficial owner or any representative or agent of a trust interest holder of fixed investment trusts that are classified as widely-held fixed investment trusts. These reporting requirements provide for the dissemination of trust tax information by the trustee to intermediaries who are ultimately responsible for reporting the investor-specific information through Form 1099 to the investors and the IRS. Every trustee or intermediary that is required to file a Form 1099 for a trust unitholder must furnish a written tax information statement that is in support of the amounts as reported on the applicable Form 1099 to the trust unitholder. Any generic tax information provided by the trustee of the Royalty Trust is intended to be used only to assist Royalty Trust unitholders in the preparation of their U.S. federal and state income tax returns.

Tax Rates

Beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. Moreover these rates are subject to change by new legislations at any time.

The recently enacted Health Care and Education Reconciliation Act of 2010 will impose a 3.8% Medicare tax on certain investment income earned by individuals and certain estates and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income would generally include interest income derived from investments such as the royalty trust units and gain realized by a Royalty Trust unitholder from a sale of royalty trust units. In the case of an individual, the tax will be imposed on the lesser of (i) the Royalty Trust unitholder’s net income from all investments, and (ii) the amount by which the Royalty Trust unitholder’s modified adjusted gross income exceeds $250,000 (if the Royalty Trust unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the Royalty Trust unitholder is not married). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Tax Consequences to U.S. Royalty Trust Unitholders

Classification and Tax Treatment of the Royalty Trust Units. The royalty interests held by the Royalty Trust will have the tax characteristics of mineral royalty interests to the extent they are, at the time of their creation, reasonably expected to have an economic life that corresponds substantially to the economic life of the mineral property or properties burdened thereby. Payments out of production that are received in respect of a mineral interest that constitutes a royalty interest for U.S. federal income tax purposes are taxable under current law as ordinary income subject to an allowance for cost or percentage depletion in respect of such income.

In contrast, the royalty interest held by the Royalty Trust will have the tax characteristics of production payments governed by Section 636 of the Code to the extent they are not, at the time of their creation, reasonably expected to extend in substantial amounts over the entire productive lives of the mineral property or properties they burden. Payments out of production that are received in respect of a mineral interest that constitutes a production payment for federal income tax purposes are treated under current law as consisting of a receipt of principal and interest on a nonrecourse debt obligation, with the interest component being taxable as ordinary income.

The tax treatment of royalty interests in specified developed wells that have been drilled is well developed. The law is less developed in the area of royalty interests in prospects that are only exploration concepts, on which there is no production and there are no reserves classified as proved, probable or possible. As a result, the treatment of the royalty trust units is uncertain, and counsel is unable to express any opinion as to their proper tax treatment. Based on the state of facts as of the date hereof, MMR and the Royalty Trust intends to treat the royalty trust units as mineral royalty interests for U.S. federal income tax purposes; however, there can be no assurance that the IRS will not assert, or that a court would not sustain, that the royalty trust units should be treated as, with respect to one or more of the prospects, debt instruments for U.S. federal income tax purposes subject to the Treasury Regulations applicable to contingent payment debt instruments, which are referred to herein as the CPDI regulations. Moreover, it is possible that between the date hereof and the date of the merger, there could be a change in the relevant facts that would cause MMR and the Royalty Trust to treat the royalty trust units as production payments as to one or more of the prospects. Accordingly, the summary below includes discussion of the tax consequences of the royalty trust units being treated as production payments subject to the CPDI regulations.

Royalty Trust Units Treated as Mineral Royalty Interests. Payments out of production that are received in respect of a mineral royalty interest for U.S. federal income tax purposes are taxable under current law as ordinary income subject to an allowance for cost or percentage depletion in respect of such income. The depletion allowance must be computed separately by each Royalty Trust unitholder for each oil or gas property, within the meaning of Section 614 of the Code.

Percentage depletion is generally available with respect to Royalty Trust unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, oil and natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the Royalty Trust unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the Royalty Trust unitholder from the property for each taxable year, computed without the depletion allowance.

A Royalty Trust unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the Royalty Trust unitholder’s average daily production of domestic oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic oil and natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a Royalty Trust unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, the deduction for domestic production activities, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the Royalty Trust unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

In addition to the limitations on percentage depletion discussed above, President Obama’s budget proposal for the fiscal year 2013 proposes to eliminate certain tax preferences applicable to taxpayers engaged in the exploration or production of natural resources. Specifically, the budget proposes to repeal the deduction for percentage depletion with respect to wells, in which case only cost depletion would be available (as described below). It is uncertain whether this or any other legislative proposals will ever be enacted and, if so, when any such proposal would become effective.

The Royalty Trust unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the Royalty Trust unitholder’s allocated share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the Royalty Trust unitholder’s share of the total adjusted tax basis in the property. Each Royalty Trust unitholder will compute cost depletion using their basis in their royalty trust units. Information will be provided to each Royalty Trust unitholder reflecting how his basis should be allocated among each property represented by his royalty trust units.

It should be noted that the deductions for depletion may be itemized deductions, the deductibility of which would be subject to limitations that disallow itemized deductions that are less than 2% of a taxpayer’s adjusted gross income, or reduce the amount of itemized deductions that are otherwise allowable by the lesser of (i) 3% of (A) adjusted gross income over (B) $100,000 ($50,000 in the case of a separate return filed by a married individual), subject to adjustment for inflation and (ii) 80% of the amount of itemized deductions that are otherwise allowable, or both. Although the matter is not free from doubt, deductions in respect of basis recovery should not be itemized deductions, as the deductions should, under Section 62(a)(4) of the Code, be considered deductions that are attributable to property held for the productions of royalty income.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the Royalty Trust unitholders. Further, because depletion is required to be computed separately by each Royalty

Trust unitholder and not by the Royalty Trust, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the Royalty Trust unitholders for any taxable year. The Royalty Trust encourages Royalty Trust unitholders to consult their own tax advisors to determine whether percentage depletion would be available to them.

Royalty Trust Units Treated as Production Payments. As discussed above, there can be no assurance that the IRS will not assert, or that a court would not sustain, that the royalty trust units should be treated as production payments under Section 636 of the Code or otherwise as a debt instrument for U.S. federal income tax purposes that is subject to the CPDI regulations.

Under the CPDI regulations, a U.S. Royalty Trust unitholder generally would be required to accrue income on the royalty trust units in the amounts described below, regardless of whether the U.S. Royalty Trust unitholder uses the cash or accrual method of tax accounting. The CPDI regulations provide that a U.S. Royalty Trust unitholder must accrue an amount of ordinary interest income for U.S. federal tax purposes, for each accrual period prior to and including the maturity date of the debt instrument that equals:

•

the product of (i) the adjusted issue price of the debt instrument represented by ownership of royalty trust units as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of such debt instrument, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the Royalty Trust unitholder held the royalty trust units.

For these purposes, the “issue price” of the debt instrument represented by each production payment held by the Royalty Trust is the portion of the fair market value of the royalty trust units at the time of the merger that is allocable to the production payment based on the relative fair market value of the production payment to the other assets of the Royalty Trust. The “adjusted issue price” of such a debt instrument is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments scheduled to be made with respect to the debt instrument at an earlier time (without regard to the actual amount paid).

Under the CPDI regulations, MMR would be required to establish the comparable yield for the debt instrument represented by ownership of the royalty trust units. The term “comparable yield” means the annual yield MMR would be expected to pay, as of the closing date of the merger, on a fixed rate debt security with no contingent payments but with terms and conditions otherwise comparable to those of the debt instruments represented by ownership of royalty trust units. The CPDI regulations also require that MMR provide to the Royalty Trust, solely for determining the amount of interest accruals for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which are referred to as projected payments, on the debt instrument held by the Royalty Trust. These payments set forth on the schedule must produce a total return on such debt instrument equal to its comparable yield. Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Under the CPDI regulations, if the Royalty Trust receives in a taxable year actual payments with respect to the debt instrument held by the Royalty Trust that in the aggregate exceed the total amount of projected payments for that taxable year, the Royalty Trust unitholders would incur a “net positive adjustment” equal to the amount of such excess. The Royalty Trust unitholders would treat a “net positive adjustment” as additional ordinary interest income for that taxable year.

Conversely, if the Royalty Trust receives in a taxable year actual payments with respect to the debt instrument held by the Royalty Trust that in the aggregate are less than the amount of projected payments for that taxable year, the Royalty Trust unitholders would incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment would (a) first reduce the Royalty Trust unitholders’ interest income on the debt instrument held by the Royalty Trust for that taxable year, and (b) to the extent of any excess after the application of (a) give rise to an ordinary loss to the extent of the Royalty Trust unitholders’ interest income on such debt instrument during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will carry forward, as a negative adjustment to offset future interest income in respect of the debt instrument held by the royalty trust or to reduce the amount realized on a sale, exchange, conversion or retirement of such debt instrument.

If the royalty trust units are treated as production payments, under Section 636 of the Code or otherwise as a debt instrument, neither the Royalty Trust nor the Royalty Trust unitholders would be entitled to claim depletion deductions with respect to the royalty trust units or the subject interests.

Royalty Trust Administrative Expenses. Expenses of the Royalty Trust will include administrative expenses of the trustee. The deductions so allowed may be itemized deductions which may be subject to limitations on deductibility. Under these rules, administrative expenses attributable to the royalty trust units are miscellaneous itemized deductions that generally will have to be aggregated with an individual Royalty Trust unitholder’s other miscellaneous itemized deductions. These rules disallow itemized deductions that are less than 2% of a taxpayer’s adjusted gross income, or reduce the amount of itemized deductions that are otherwise allowable by the lesser of (i) 3% of (A) adjusted gross income over (B) $100,000 ($50,000 in the case of a separate return by a married individual), subject to adjustment for inflation, and (ii) 80% of the amount of itemized deductions that are otherwise allowable, or both. Although the matter is not free from doubt, deductions with respect to such administrative expenses should not be itemized deductions, as the deductions should, under Section 62(a)(4) of the Code, be considered deductions that are attributable to property held for the production of royalty income. If the royalty trust units are treated as production payments under Section 636 of the Code, however, deductions with respect to such administrative expenses should be itemized deductions subject to the limitations described above. Royalty Trust expenses that are borne by FCX may result in income for federal income tax purposes to the Royalty Trust unitholders.

Disposition of Royalty Trust Units. For U.S. federal income tax purposes, a sale of royalty trust units will be treated as a sale by the U.S. Royalty Trust unitholder of his interest in the assets of the Royalty Trust. Generally, a holder will recognize gain or loss on the sale or exchange of his royalty trust units measured by the difference between the amount realized on the sale or exchange and his adjusted basis for such royalty trust units. Unless the royalty trust units are treated as production payments under Section 636 of the Code, gain or loss on the sale of royalty trust units by a holder who is not a dealer of the royalty trust units generally be a capital gain or loss. In the case of non-corporate taxpayers, such capital gains will be taxable at a maximum rate of 20% if the royalty trust units have been held for more than one year. A portion of the gain will be treated as ordinary income to the extent of the depletion recapture amount explained below.

A Royalty Trust unitholder’s basis in his royalty trust units will be equal to the fair market value of such royalty trust units on the date of the merger, reduced by deductions for depletion claimed by the holder, but not below zero. Upon the sale of royalty trust units, the holder must treat as ordinary income his or her depletion recapture amount equal to the lesser of the gain on such sale or the sum of the prior depletion deductions taken with respect to the royalty trust units, but not in excess of the initial basis of the royalty trust units. In addition, the IRS could take the position that a portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of the sale that was allocable to the royalty trust units sold even though the cash representing such income had not been distributed to the selling Royalty Trust unitholder.

Should the IRS treat the royalty trust units as a production payment under Section 636 of the Code, the CPDI regulations require that gain recognized upon a sale or exchange of a royalty trust unit attributable to the royalty trust units (the amount of which is reduced by any unused adjustments as discussed above) will generally be treated as ordinary interest income. Any loss will be ordinary loss to the extent of interest previously included in income (reduced by any negative adjustments thereto), and thereafter, capital loss (which will be long-term if the royalty trust unit is held for more than one year). Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals, and in the case of corporations may only be used to offset capital gain.

Backup Withholding. Backup withholding is currently taxed at a rate of 28%. Backup withholding may apply with respect to payments received in connection with the merger, including distributions of trust income, unless the Royalty Trust unitholder receiving such a payment (i) is an exempt holder (generally, a corporation, tax-exempt organization, qualified pension or profit-sharing trust, individual retirement account, or nonresident alien individual who or which, when required, certifies as to his, her or its status) or (ii) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is a U.S. person and is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund from the IRS or credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Royalty Trust Unitholders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a non-U.S. Royalty Trust unitholder. Non-U.S. Royalty Trust unitholders should consult their own independent tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Tax Treatment of the Royalty Trust Units. The Royalty Trust (or the appropriate intermediary if the royalty trust units are held in street name) will be required to withhold at 30% on royalty income paid to non-U.S. Royalty Trust unitholders unless such holder is eligible for a lower rate under an applicable income tax treaty or the interest is effectively connected with the non-U.S. Royalty Trust unitholder’s conduct of a trade or business in the United States. The same result would occur if the royalty trust units are treated as a debt instrument subject to the CPDI regulations. See “—Classification and Tax Treatment of the Royalty Trust Units” above.

A non-U.S. Royalty Trust unitholder that is eligible for a lower rate under an applicable income tax treaty or if such income is effectively connected with such holder’s conduct of a trade or business in the United States may provide appropriate certification to the Royalty Trust (or the appropriate intermediary if the royalty trust units are held in street name) on IRS Form W-8BEN (in the case of a claim of treaty benefits) or Form W-8ECI (with respect to the non-U.S. Royalty Trust unitholder’s conduct of a trade or business in the United States).

If a non-U.S. Royalty Trust unitholder is engaged in a trade or business in the United States, and if payments on or gain realized on a sale or other disposition of a royalty trust unit are effectively connected with the conduct of this trade or business, the non-U.S. Royalty Trust unitholder, although exempt from U.S. withholding tax (if the appropriate certification is furnished), will generally be taxed in the same manner as a U.S. Royalty Trust unitholder. See “—Tax Consequences to U.S. Royalty Trust Unitholders” above. Any such non-U.S. Royalty Trust unitholder should consult its own tax advisors with respect to other tax consequences of the ownership of the royalty trust units, including the possible imposition of a 30% branch profits tax in the case of a non-U.S. Royalty Trust unitholder that is classified for U.S. federal income tax purposes as a corporation.

Sale or Exchange of Royalty Trust Units. The royalty trust units will be treated as “United States real property interests” for U.S. federal income tax purposes. However, as long as the royalty trust units are regularly traded on an established securities market, gain realized by a non-U.S. Royalty Trust unitholder on a sale of royalty trust units will be subject to U.S. federal income tax only if:

•

the gain is, or is treated as, effectively connected with business conducted by the non-U.S. Royalty Trust unitholder in the United States, and in the case of an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. Royalty Trust unitholder;

•	the non-U.S. Royalty Trust unitholder is an individual who is present in the United States for at least 183 days in the year of the sale; or

•	the non-U.S. Royalty Trust unitholder owns currently or owned at certain earlier times directly or by applying certain attribution rules, more than 5% of the royalty trusts units.

Backup Withholding Tax and Information Reporting. Payments to non-U.S. Royalty Trust unitholders of interest, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. Royalty Trust unitholder.

A non-U.S. Royalty Trust unitholder may be subject to backup withholding tax, currently at a rate of 28% with respect to payments from the Royalty Trust and the proceeds from dispositions of royalty trust units, unless such non-U.S. Royalty Trust unitholder complies with certain certification requirements (usually satisfied by providing a duly completed IRS Form W-8BEN) or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a non-U.S. Royalty Trust unitholder’s U.S. federal income tax liability, provided certain required information is provided to the IRS.

Payments of the proceeds of a sale of a royalty trust unit effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the non-U.S. Royalty Trust unitholder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the non-U.S. Royalty Trust unitholder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a royalty trust unit effected outside of the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the holder is a non-U.S. Royalty Trust unitholder and certain other conditions are met, or the non-U.S. Royalty Trust unitholder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of a royalty trust unit effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against the non-U.S. Royalty Trust unitholder’s U.S. federal income tax liability and any excess may be refundable if the required information is timely provided to the IRS.

Accounting Treatment

Each of MMR and FCX prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with FCX treated as the acquirer of MMR for accounting purposes. Under the acquisition method of accounting assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair values and added to those of FCX. The reported financial condition and results of operations of FCX issued after completion of the merger will reflect MMR’s balances and results of operations after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of MMR.

Regulatory Approvals Required for the Merger

The merger requires the filing of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to herein as the HSR Act. Under the HSR Act certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice, which is referred to herein as the Antitrust Division, and the Federal Trade Commission, which is referred to herein as the FTC, and all statutory waiting period requirements have been satisfied. MMR and FCX each filed a notification and report form with the Antitrust Division and the FTC on December 14, 2012, and the FTC granted early termination of the HSR waiting period on December 26, 2012.

At any time before or after the effective time of the merger, the Antitrust Division, the FTC or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of MMR or FCX or subject to other remedies. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Treatment of Convertible Securities

MMR has the following convertible securities outstanding that are convertible into shares of MMR common stock: $67,832,000 aggregate principal amount of its 5 1/4% convertible senior notes due 2013; $200,000,000 aggregate principal amount of its 4% convertible senior notes due 2017; 12,118 shares of its 8.0% convertible perpetual preferred stock, liquidation preference $1,000 per share; and 200,000 shares of its 5.75% convertible perpetual preferred stock, Series 1, liquidation preference $1,000 per share; and 500,000 shares of its 5.75% convertible perpetual preferred stock, Series 2, liquidation preference $1,000 per share.

Holders of convertible securities who elect to convert convertible securities into MMR common stock prior to the effective time will be entitled to receive the merger consideration, as described herein. The convertible securities that are owned by FCX and its subsidiaries immediately prior to the effective time shall be cancelled and cease to exist at the effective time, and no consideration shall be delivered in exchange therefor.

The merger will constitute a “change of control” under the indentures governing both series of the convertible notes. As a result, following the consummation of the merger, each holder of outstanding convertible notes may require MMR to repurchase such notes for cash at 100% of the principal amount, plus accrued and unpaid interest. MMR must mail a notice, which is referred to herein as a change of control notice, to each holder of a convertible note within 30 days of the consummation of the merger that includes an offer by MMR to repurchase the convertible notes. All notes tendered during the change of control offer will be repurchased by MMR on the date that is 45 days from the date that the change of control notice is delivered to holders, which is referred to herein as the change of control purchase date. Any convertible notes not tendered for repurchase will continue to accrue interest in accordance with their terms, and will be convertible into the kind and amount of merger consideration receivable upon the merger by a holder of the number of shares of MMR common stock issuable upon conversion of the convertible note.

Alternatively, solely with respect to the 4% convertible senior notes due 2017, during the period following delivery of the change of control notice through the business day preceding the change of control purchase date, a holder of such notes may convert such notes at an increased, or “make-whole,” conversion rate as provided in the indenture governing such notes.

The merger will constitute a “fundamental change” under the certificates of designations governing each series of the convertible preferred stock. For a period of 25 trading days following the consummation of the merger, which is referred to herein as the fundamental change period, each holder of shares of convertible preferred stock (other than shares which do not remain outstanding following the merger) may convert such shares into the kind and amount of merger consideration receivable upon the merger by a holder of the number of shares of MMR common stock issuable upon conversion of such convertible preferred stock at the “make whole” conversion rate described in the applicable certificate of designations. Thereafter, each share of convertible preferred stock shall continue to be convertible into the kind and amount of merger consideration receivable upon the merger by a holder of the number of shares of MMR common stock issuable upon conversion of such convertible preferred stock at the conversion rate described in the applicable certificate of designations.

Treatment of Options and Restricted Stock Units

Pursuant to the terms of the merger agreement, each outstanding and unexercised MMR stock option as of the closing of the merger will convert into a stock option relating to shares of FCX common stock on the same terms and conditions as the MMR stock option immediately prior to closing, adjusted to reflect the exchange ratio between the trading price of MMR common stock and FCX common stock, in each case for the five trading days immediately preceding the closing date of the merger. Each outstanding restricted stock unit, which are referred to herein as RSUs, of MMR as of the closing of the merger will convert into an RSU relating to FCX common stock, adjusted to reflect the exchange ratio between the trading price of MMR common stock and FCX common stock, with each adjusted RSU subject to the same terms and conditions as the MMR RSU prior to the closing of the merger. Each other equity-based right, whether contingent or accrued, to receive shares of MMR common stock (or cash based on the value of a number of shares granted under a MMR deferred compensation plan outstanding immediately prior to the closing of the merger), other than options or RSUs outstanding at the closing of the merger will, as of the closing of the merger, be converted into the right to receive (or to be credited with) such number of shares of, or other payments based on, FCX common stock, adjusted to reflect the exchange ratio between the trading price of MMR common stock and FCX common stock, in each case for the five trading days immediately preceding the closing date of the merger, and subject to the same terms and conditions as the MMR award prior to the closing of the merger. Notwithstanding the foregoing, concurrently with the execution of the merger agreement, Messrs. Moffett and Adkerson and Mses. Parmelee and Quirk each waived his or her contractual right to accelerated vesting as a result of the merger.

Listing of the Royalty Trust Units

FCX and MMR intend to seek to list the royalty trust units on a national securities exchange or market in the future, but do not currently expect that the royalty trust units will be listed on a national securities exchange at the time of issuance.

Rights of Dissenting Stockholders

Holders of shares of MMR common stock who do not vote in favor of the merger proposal and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of Delaware, which is referred to herein as the DGCL.

The following discussion is intended to summarize the material provisions of the Delaware statutory procedures to be followed in order to perfect appraisal rights. We urge you to carefully read the full text of Section 262 of the DGCL which is attached as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, holders of shares of MMR common stock who do not vote in favor of the merger proposal and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, which is referred to herein as the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus shall constitute such notice, and the full text of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex D. Any holder of MMR common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of MMR common stock, MMR believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand. Any holder of MMR common stock wishing to exercise appraisal rights must deliver to MMR, before the vote on the merger proposal at the special meeting at which the merger proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares. A holder of shares of MMR common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the merger proposal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. Neither voting against the merger proposal, nor abstaining from voting or failing to vote on the merger proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. The demand must reasonably inform MMR of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of MMR common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of MMR common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of MMR common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to MMR at 1615 Poydras Street, New Orleans, Louisiana 70112, Attention: General Counsel.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to MMR, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation. Within ten days after the effective date of the merger, the surviving corporation must notify each holder of MMR common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the merger proposal, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any holder of MMR common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to, and has no present intention to, file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of MMR common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of MMR common stock within the time prescribed in Section 262 of the DGCL. Within 120 days after the effective date of the merger, any holder of MMR common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of MMR common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from MMR the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of MMR common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After the Delaware Court of Chancery determines the holders of MMR common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL. Although MMR believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither FCX nor MMR anticipate offering more than the applicable merger consideration to any of MMR’s stockholders exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of MMR common stock is less than the merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of MMR common stock under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of MMR common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, at any time within 60 days after the effective date of the merger, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with the requirements of Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

De-Listing and Deregistration of MMR Common Stock

If the merger is completed, MMR’s common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act and MMR will no longer file periodic reports with the SEC.

Legal Proceedings

Between December 11, 2012 and December 26, 2012, ten putative class actions challenging the merger were filed on behalf of all MMR stockholders by purported MMR stockholders. Nine were filed in the Court of Chancery of the State of Delaware, which is referred to herein as the Delaware Court of Chancery. On January 9, 2013, one of the actions was voluntarily dismissed by the plaintiff. On January 25, 2013, the Delaware Court of Chancery consolidated the remaining eight actions into a single action, In re McMoRan Exploration Co. Stockholder Litigation, No. 8132-VCN. One action was also filed on December 19, 2012 in the Civil District Court for the Parish of Orleans of the State of Louisiana: Langley v. Moffett et al., No. 2012-11904. The actions name some or all of the following as defendants: MMR and its directors, FCX, the Royalty Trust, Merger Sub, another subsidiary of FCX, and PXP. The lawsuits allege, among other things, that members of MMR’s board of directors breached their fiduciary duties to MMR’s stockholders because they, among other things, pursued their own interests at the expense of stockholders, failed to maximize stockholder value with respect to the merger, and failed to disclose material facts regarding the merger, and that FCX, Merger Sub and PXP aided and abetted that breach of fiduciary duties. The consolidated Delaware action also asserts breach of contract claims against FCX and PXP derivatively on behalf of MMR. These lawsuits seek, among other things, an injunction barring or rescinding the merger, damages, and attorney’s fees and costs.

In addition, between December 14, 2012 and March 5, 2013 fourteen derivative actions challenging the merger and/or the PXP merger were filed on behalf of FCX by purported FCX stockholders. Eleven were filed in the Delaware Court of Chancery and three were filed in the Superior Court of the State of Arizona, County of Maricopa, which is referred to herein as the Arizona Superior Court. On January 25, 2013, the Delaware Court of Chancery consolidated ten of the Delaware actions into a single action, In re Freeport-McMoRan Copper & Gold Inc. Derivative Litigation, No. 8145-VCN. An eleventh Delaware action, Stephen Blau MD Money Purchase Pension Plan Trust v. Moffett et al., No. 8384-VCN, filed March 5, 2013 has not yet been consolidated. By orders dated January 17, 2013 and February 8, 2013, the Arizona Superior Court consolidated the three Arizona actions into In re Freeport-McMoRan Derivative Litigation, No. CV2012-018351. The parties to the consolidated Delaware action have agreed to allow the Arizona plaintiffs to intervene in the consolidated Delaware action, and the Arizona plaintiffs have agreed to seek a permanent stay of the Arizona action. The actions name some or all of the following as defendants: the directors and certain officers of FCX, two FCX subsidiaries, MMR and certain of its directors and officers, and PXP and certain of its directors. These lawsuits allege, among other things, that the FCX directors breached their fiduciary duties to FCX stockholders because they, among other things, pursued their own interests at the expense of stockholders in approving the merger and the PXP merger. These lawsuits further allege that the other defendants aided and abetted that breach of fiduciary duties. These lawsuits seek, among other things, an injunction barring or rescinding both the merger and the PXP merger and requiring submission of both the merger and the PXP merger to a vote of FCX stockholders, damages, and attorneys’ fees and costs.

The Delaware Court of Chancery has scheduled a hearing on May 1, 2013, regarding any motions for preliminary injunction that are made in the consolidated actions described above. The MMR plaintiffs have filed a motion for preliminary injunction. The FCX plaintiffs have told the court that they do not intend to file a motion for preliminary injunction. The MMR and FCX defendants believe the lawsuits are without merit and intend to defend vigorously against them.

Description of Financing

FCX intends to finance the cash portion of the merger consideration with a combination of a term loan and proceeds from the issuance of senior unsecured notes as described below.

Term Loan

On February 14, 2013, FCX entered into a term loan agreement, referred to herein as the term loan, with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, HSBC Bank USA, National Association, Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-documentation agents, and each of the lenders party thereto.

The term loan, subject to the terms and conditions thereof, provides for an aggregate principal amount of up to $4.0 billion of term loans, the proceeds of which will be used (1) to finance all or a portion of the cash consideration payable by FCX in connection with the merger and the PXP merger, (2) to refinance any indebtedness of PXP or MMR or any of their subsidiaries that becomes due or otherwise in default upon consummation of the merger or the PXP merger (including by making a loan, advance or capital contribution to PXP or MMR, as applicable, in order to satisfy and discharge any portion of such indebtedness prior to the consummation of the applicable merger), (3) to pay fees, expenses and other costs in connection with the merger or the PXP merger and (4) for general corporate purposes.

No amounts are currently available to FCX under the term loan. If the PXP merger is consummated before the merger is consummated, then the full aggregate principal amount of up to $4.0 billion will be made available to FCX under the term loan on the date of consummation of the PXP merger and an aggregate principal amount of up to the lesser of $2.5 billion and $4.0 billion less the aggregate principal amount of loans drawn upon the consummation of the PXP merger will be made available to FCX on the subsequent date of consummation of the merger. If the merger is consummated before the PXP merger is consummated, then an aggregate principal amount of up to $2.5 billion will be made available to FCX under the term loan on the date of consummation of the merger and an aggregate principal amount of up to $4.0 billion less the aggregate principal amount of loans drawn upon for the consummation of the merger will be made available to FCX on the subsequent date of consummation of the PXP merger.

The term loan will amortize in equal quarterly installments during the second, third and fourth years of the term loan in annual amounts equal to 10 percent, 15 percent and 20 percent, respectively, of the original aggregate principal amount of the term loan and will mature 5 years from the date of the first borrowing thereunder. Borrowings under the term loan will bear interest at either adjusted LIBOR or the alternate base rate (as such terms are defined under the term loan) plus a spread to be determined by reference to FCX’s credit ratings that consists of five pricing levels, with the lowest spread to be used if FCX has a credit rating of BBB+/Baa1 or higher and the highest spread to be used if FCX has a credit rating of BB/Ba2 or lower. Under the term loan, the alternate base rate means, for any day, a rate per annum equal to the greatest of (1) the prime rate in effect on such day, (2) the federal funds effective rate in effect on such day plus half of one percent and (3) the adjusted LIBOR on such day for a deposit in dollars with a maturity of one month plus one percent. As of the date of this proxy statement/prospectus, the interest rate for borrowings under the term loan would be based on level two, which is equal to LIBOR plus 150 basis points or the alternate base rate plus 50 basis points. Under the term loan, FCX may select whether LIBOR or the alternate base rate is used. FCX expects to select LIBOR for amounts drawn at closing. The interest rate for borrowings under the term loan could change subject to future changes in FCX’s credit ratings.

Senior Notes

On March 7, 2013, FCX completed the issuance of $6.5 billion of senior unsecured notes, which are referred to herein as the senior notes, for net proceeds of $6.4 billion. The senior notes were issued in four tranches, consisting of 5-year, 7-year, 10-year and 30-year notes with an aggregate weighted-average interest cost of approximately 3.9%. FCX intends to use the net proceeds from the senior notes, together with the net proceeds of the term loan, primarily to fund the merger and the PXP merger, including for the payment of cash consideration for the mergers and the repayment of certain indebtedness of PXP. If the PXP merger is not consummated, FCX will be required to redeem all of the outstanding 7-year, 10-year and 30-year senior notes, representing an aggregate face value of $5 billion, at 101% of face value plus accrued and unpaid interest.

Availability of financing is not a condition to any party’s obligation to complete the merger. For further information on conditions to the completion of the merger, see “The Merger Agreement—Conditions to Complete the Merger.”

RISK FACTORS

In addition to the other information included and incorporated by reference herein, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 107, you should carefully consider the matters described below in deciding how to vote.

Risks Related to the Merger

The requisite stockholder votes required to approve the merger may not be obtained.

The completion of the merger is subject to a number of conditions, including the approval of the merger proposal by a majority of the outstanding shares of MMR common stock, excluding shares owned by FCX and its subsidiaries, PXP and its subsidiaries, and certain MMR executive officers and directors who also serve as officers and/or directors of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr., which is referred to herein as the majority of the disinterested stockholder approval. As such, even if a majority of the outstanding shares of MMR common stock vote in favor of the merger agreement, the merger will not be consummated if the majority of the disinterested stockholder approval is not obtained.

The merger is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the merger could have material and adverse effects on MMR.

The completion of the merger is subject to a number of conditions, including the majority of the disinterested stockholder approval of the merger proposal, which make the completion and timing of the completion of the merger uncertain. See the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 123 for a more detailed discussion.

If the merger is not completed on a timely basis, or at all, MMR’s ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the merger, MMR will be subject to a number of risks, including the following:

•

MMR may be required to pay to FCX, in certain circumstances, an expense reimbursement fee of up to $19.5 million or a termination fee equal to $98 million, as described in the merger agreement. See the section entitled “The Merger Agreement—Termination Fees,” beginning on page 125;

•	time and resources committed by MMR’s management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	the market price of MMR common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed;

•

if the merger agreement is terminated and MMR’s board of directors seeks another business combination, stockholders of MMR cannot be certain that MMR will be able to find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms that FCX has agreed to in the merger;

•

the interim covenants in the merger agreement that restrict MMR from taking certain specified actions while the merger is pending may prevent MMR from pursuing otherwise attractive business opportunities and making other changes to its business prior to completion of the merger or termination of the merger agreement. Because MMR does not expect to complete the merger until the second quarter of 2013, MMR is expecting to operate under these restrictions for a significant period of time. See the section entitled “The Merger Agreement—Covenants of MMR Relating to the Conduct of its Business,” beginning on page 114; and

•

uncertainty regarding the completion of the merger may foster uncertainty among employees about their future roles, which could adversely affect the ability of MMR to attract and retain key management, sales, marketing, trading and technical personnel.

Certain of MMR’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of MMR stockholders generally.

In considering the recommendation of MMR’s board of directors with respect to the merger, MMR stockholders should be aware that certain of MMR’s directors and executive officers may have material financial interests in the merger that are different from, or in addition to, the interests of MMR stockholders generally. Also, certain MMR executive officers and directors also serve as officers and/or directors of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr. See the section entitled “Special Factors—Interests of MMR Directors and Executive Officers in the Merger,” beginning on page 76. In addition, certain MMR directors and executive officers own significant amounts of MMR common stock, as described in the section entitled “Stock Ownership of FCX and MMR Directors and Executive Officers and Certain Beneficial Owners—Ownership of MMR Directors and Executive Officers” beginning on page 142. Shares of MMR common stock held by MMR directors and executive officers will be treated in the merger in the same manner as shares held by disinterested stockholders.

The merger agreement contains provisions that limit MMR’s ability to pursue alternatives to the merger, which could discourage a potential acquirer of MMR from making an alternative transaction proposal and, in certain circumstances, could require MMR to pay to FCX a significant termination fee.

Under the terms of the merger agreement, MMR is restricted, subject to limited exceptions, from entering into alternative transactions in lieu of the merger. In general, unless and until the merger agreement is terminated, MMR is restricted from, among other things, soliciting, initiating, knowingly facilitating or knowingly encouraging any inquiries regarding or making any competing takeover proposal. The MMR board of directors is limited in its ability to change its recommendation with respect to the MMR merger proposal. Although the MMR board of directors may change its recommendation due to an intervening event or in response to a superior proposal, it may not terminate the merger agreement as a result of any such change in recommendation. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of MMR from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. In addition, FCX and PXP and their respective subsidiaries have agreed to vote their respective shares of MMR common stock, if any, in favor of the merger agreement, which is likely to reduce the likelihood that a competing acquisition proposal is made or, if made, is approved. See the sections entitled “The Merger Agreement—No Solicitation by MMR of Takeover Proposals,” beginning on page 117 and “The Merger Agreement—Termination Fees,” beginning on page 125.

The opinion obtained by the MMR special committee from its financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

The MMR special committee has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from its financial advisor, nor will it receive one prior to the consummation of the merger. Changes in MMR’s operations, prospects, general market and economic conditions and other factors that may be beyond the control of MMR, and on which the fairness opinions were based, may significantly alter the value of MMR or the prices of shares of MMR common stock by the time the merger is completed. Because the merger consideration is fixed pursuant to the merger agreement, MMR stockholders will not realize any increase in the merger consideration they receive if the trading price of MMR common stock increases during the pendency of the merger. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because the MMR special committee does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that the MMR special committee received from its financial advisor and a summary of the material financial analyses it provided to the MMR special committee in connection with rendering such opinion, please refer to the section entitled “Special Factors—Opinion of Financial Advisor to the MMR Special Committee” beginning on page 56. The opinion is included as Annex C to this proxy statement/prospectus.

Putative stockholder class actions challenging the merger have been filed against MMR, FCX, the members of their boards of directors, Merger Sub and PXP, and an unfavorable judgment or ruling in any of these lawsuits could prevent or delay the consummation of the merger and result in substantial costs.

Putative class and derivative actions challenging the merger have been filed on behalf of MMR and FCX stockholders in the Court of Chancery of the State of Delaware, in the Superior Court of the State of Arizona, County of Maricopa and in the Civil District Court for the Parish of Orleans of the State of Louisiana. The defendants in these lawsuits include MMR, FCX, the members of their boards of directors, Merger Sub and PXP. The plaintiffs seek as relief, among other things, an injunction barring or rescinding the merger and damages. If a final settlement is not reached, or if dismissals are not obtained, these lawsuits could prevent or delay completion of the merger and result in substantial costs to MMR, FCX and PXP, including any costs associated with the indemnification of MMR’s directors. Additional lawsuits related to the merger may be filed against MMR, FCX and PXP, their respective affiliates and MMR’s directors. See the section entitled “Special Factors—Legal Proceedings” beginning on page 96.

If FCX consummates the PXP merger, failing to complete the merger could have consequences under the Clayton Antitrust Act and negatively affect MMR’s future businesses and financial results.

If the PXP merger is completed and the merger is not completed, then the boards of directors and executive management of FCX and MMR may need to be reconstituted in order to comply with the Clayton Antitrust Act (15 U.S.C. § 19), which is referred to herein as the Clayton Act. Subject to certain de minimis exceptions, Section 8 of the Clayton Act prohibits individuals from serving as directors or officers of two competing corporations when each corporation has capital, surplus and undivided profits in excess of $27,784,000. Currently, FCX and MMR share overlapping board and management members, an overlap that is expected to continue even after the PXP merger is consummated. In the event that the PXP merger closes without the merger also closing, the DOJ or FTC could investigate whether FCX and MMR are competitors for purposes of the Clayton Act, and could seek to eliminate the interlock by securing resignation of the interlocked individuals or by pursuing injunctive relief. Private plaintiffs could also bring suits against the combined company following the PXP merger seeking an injunction against the interlock. The potential distraction from operations, loss of key executive talent and cost of litigation could adversely affect MMR’s business, financial condition or result of operations.

Risks Related to the Royalty Trust Units

The value of the royalty trust units to be received as portion of the merger consideration is uncertain.

The only assets and sources of income to the Royalty Trust will be certain overriding royalty interests burdening the subject interests. These overriding royalty interests will entitle the Royalty Trust to receive a portion of the proceeds derived from the sale of hydrocarbons from the subject interests, if any. To the extent there is no production from the subject interests, the Royalty Trust will receive no income.

While data from the seven ultra-deep wells drilled on the subject interests thus far tie ultra-deep geologic formations to productive zones encountered (i) onshore, (ii) in the deepwater Gulf of Mexico and (iii) in Mexico, only the Davy Jones No. 1 well has been completed and efforts continue to obtain a measurable flow rate. No other exploratory well in the subject interests has been completed and consequently none of the seven wells is producing. As such, the subject interests remain “exploration concepts” and further drilling and flow testing will be required to determine the commercial potential of the subject interests.

As of the date of this proxy statement/prospectus, none of the subject interests have any proved, probable or possible reserves associated with them, other than MMR’s onshore Lineham Creek well, and none of the subject interests have any associated production. As such, it is possible that no production is derived from the subject interests in the future, the result of which would be that the Royalty Trust receives no income from the subject interests.

Further, the Royalty Trust will have no ability to direct or influence the exploration or development of the subject interests. Additionally, FCX will be under no obligation to fund or to commit any other resources to the exploration or development of the subject interests. See the section entitled “Description of Royalty Trust Units” beginning on page 150.

The subject interests target ultra-deep formations in the shallow water Gulf of Mexico and onshore Gulf Coast, which have greater risks and costs associated with their exploration and development than conventional Gulf of Mexico prospects. The subject interests also include the Davy Jones ultra-deep prospect, which has not yet been fully evaluated.

MMR’s objectives in the subject interests are formations below the salt weld (i.e. ultra-deep targets) in the shallow water of the Gulf of Mexico and onshore in South Louisiana. These ultra-deep targets have not traditionally been the subject of exploratory activity in these regions, thus little direct comparative data is available. To date, there has been no production of hydrocarbons from ultra-deep reservoirs in these areas. As a result of the unavailability of direct comparative data and limitations of diagnostic tools that operate in the extreme temperatures and pressures encountered, it is much more difficult to predict with accuracy the reservoir quality and performance of ultra-deep formations. Additionally, ultra-deep formations are significantly more expensive to drill and complete than their conventional shallow water counterparts. Major contributors to such increased costs include (i) far higher temperatures and pressures encountered down hole and (ii) longer drilling times. Thus, costs for drilling and completing ultra-deep wells are significantly higher than shelf equivalents at more conventional depths.

For example, the Davy Jones ultra-deep prospect has not yet been fully evaluated, and the ultimate impact of this potentially significant discovery will depend on, among other things, the volume of recoverable resources from the Davy Jones location, which will require significant capital expenditures for commercial development. In January 2010, MMR announced a potentially significant discovery at its Davy Jones ultra-deep prospect. However, flow testing is required to confirm the ultimate hydrocarbon flow rates from the separate zones within this prospect. Because of the pressures and temperatures encountered down hole, certain specialty completion equipment was required. Completion activities were initiated in the fourth quarter of 2011, and initial flow testing procedures were attempted in March 2012; however, MMR encountered mechanical issues with the originally designed perforating equipment. Operations to obtain a measurable flow test at the Davy Jones ultra-deep prospect were temporarily halted in January 2013 while MMR develops plans to pump a large scale hydraulic fracture treatment including proppant to facilitate hydrocarbon movement into the wellbore. Future plans will incorporate data gained to date at Davy Jones as well as potential core and log data from the in progress well at Lineham Creek, located onshore approximately 50 miles northwest of Davy Jones. The rig has been moved off location for several months while the hydraulic fracture treatment is designed. There is no assurance that MMR will be able to effectively complete the flow testing of this prospect, or that once completed, the potential of the discovery in terms of recoverable product will be confirmed. MMR’s total investment in Davy Jones, which includes $474.8 million in allocated property acquisition costs, totaled $1,024.0 million at December 31, 2012. The continuing commercial development and exploitation of the Davy Jones prospect will also require significant additional capital expenditures.

An active public market for the royalty trust units may not develop or the royalty trust units may trade at low volumes, both of which could have an adverse effect on the resale price, if any, of the royalty trust units.

The parties to the merger agreement do not expect the royalty trust units to be listed on a national securities exchange at the time of issuance. There is no market for the royalty trust units and a market may not develop, making it difficult or impossible to resell the royalty trust units, which would have an adverse effect on the resale price, if any, of the royalty trust units. Holders of royalty trust units may incur brokerage charges in connection with the resale of the royalty trust units, which in some cases could exceed the proceeds realized by the holder from the resale of its royalty trust units. Neither FCX nor MMR can predict the price, if any, at which the royalty trust units will trade following the completion of the merger.

Because there has not been any public market for the royalty trust units, the market price and trading volume of the royalty trust units may be volatile.

Neither FCX nor MMR can predict the extent to which investor interest will lead to a liquid trading market in the royalty trust units or whether the market price of the royalty trust units will be volatile following the merger. The market price of the royalty trust units could fluctuate significantly for many reasons, including, without limitation:

•	as a result of the risk factors listed in this proxy statement/prospectus;

•	the inability of the underlying properties to achieve production of hydrocarbons;

•	reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by competitors regarding their own performance;

•	legal or regulatory changes that could impact the business of FCX or MMR; and

•	general economic, securities markets and industry conditions.

The tax treatment of the royalty trust units to be received as a portion of the merger consideration is uncertain.

Although the tax treatment of overriding royalty interests in specified developed wells that have been drilled is well developed, the law is less well developed in the area of overriding royalty interests on exploration prospects that are not classified as proved, probable or possible reserves and are undeveloped wells that may be drilled in the future. As a result, there is uncertainty as to the proper tax treatment of the royalty interests held by the Royalty Trust, and counsel is unable to express any opinion as to the proper tax treatment as either a mineral royalty interest or a production payment. Based on the state of facts as of the date hereof, MMR and the Royalty Trust intend to treat the royalty trust units as mineral royalty interests for U.S. federal income tax purposes. But no ruling has been requested from the IRS regarding the proper treatment of the royalty trust units; therefore, there can be no assurance that the IRS will not assert, or that a court would not sustain, that the royalty trust units should be treated as “production payments” that are debt instruments for U.S. federal income tax purposes subject to the Treasury Regulations applicable to contingent payment debt instruments. Please review carefully the information under the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Royalty Trust Units” beginning on page 82, for a description of the material U.S. federal income tax consequences of the ownership and disposition of the royalty trust units.

Please consult your tax advisors as to the specific tax consequences to you of the merger and the ownership and disposition of the royalty trust units, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in light of your particular circumstances.

No assurance can be given with respect to the availability and extent of percentage depletion deductions to the Royalty Trust unitholders for any taxable year.

Payments out of production that are received by a Royalty Trust unitholder in respect of a mineral royalty interest for U.S. federal income tax purposes are taxable under current law as ordinary income subject to an allowance for cost or percentage depletion in respect of such income. The rules with respect to this depletion allowance are complex and must be computed separately by each Royalty Trust unitholder and not by the

Royalty Trust for each oil or gas property. As a result, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the Royalty Trust unitholders for any taxable year. Please review carefully the information under section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Royalty Trust Units—Tax Consequences to U.S. Royalty Trust Unitholders—Classification and Tax Treatment of the Royalty Trust Units” beginning on page 85, for a more detailed discussion of the availability percentage depletion deduction to the Royalty Trust unitholders.

The Royalty Trust encourages Royalty Trust unitholders to consult their own tax advisors to determine whether and to what extent percentage depletion would be available to them.

The tax treatment of an investment in royalty trust units could be affected by recent and potential legislative changes, possibly on a retroactive basis.

In taxable years beginning after December 31, 2012, an individual having modified adjusted gross income in excess of $200,000 (or $250,000 for married taxpayers filing joint returns) may be subject to a “medicare tax” equal generally to 3.8% of the lesser of such excess or the individual’s net investment income, which appears to include royalty or interest income derived from investments such as the royalty trust units as well as any net gain from the disposition of royalty trust units.

In addition, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

The Royalty Trust has not requested a ruling from the IRS regarding the tax treatment of ownership of the royalty trust units. If the IRS were to determine (and be sustained in that determination) that the Royalty Trust is not a “grantor trust” for federal income tax purposes, or that the royalty interests are not properly treated as mineral royalty interests for U.S. federal income tax purposes, the Royalty Trust unitholders may receive different and potentially less advantageous tax treatment.

If the Royalty Trust were not treated as a grantor trust for U.S. federal income tax purposes, the Royalty Trust should be treated as a partnership for such purposes. Although the Royalty Trust would not become subject to U.S. federal income taxation at the entity level as a result of treatment as a partnership, and items of income, gain, loss and deduction would flow through to the Royalty Trust unitholders, the Royalty Trust’s tax reporting requirements would be more complex and costly to implement and maintain, and its distributions to Royalty Trust unitholders could be reduced as a result.

If the royalty interests were not treated as a mineral royalty interest the amount, timing and character of income, gain, or loss in respect of an investment in the Royalty Trust could be affected. See the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Royalty Trust Units” beginning on page 82.

Neither MMR nor the Royalty Trust has requested a ruling from the IRS regarding these tax questions, and neither MMR nor the Royalty Trust can assure you that the IRS will not challenge these positions on audit or that a court will not sustain such a challenge.

Certain U.S. federal income tax preferences currently available with respect to oil and natural gas production may be eliminated as a result of future legislation.

Among the changes contained in President Obama’s Budget Proposal for Fiscal Year 2013 is the elimination of certain key U.S. federal income tax preferences relating to oil and natural gas exploration and production. The

President’s budget proposes to eliminate certain tax preferences applicable to taxpayers engaged in the exploration or production of natural resources. Specifically, the budget proposes to repeal the deduction for percentage depletion with respect to wells, including interests such as the royalty interests, in which case only cost depletion would be available.

You will be required to pay taxes on your pro-rata share of the taxable income attributable to the assets of the Royalty Trust even if you do not receive any cash distributions from the Royalty Trust.

Because the Royalty Trust unitholders will be taxed directly on its pro-rata share of the taxable income attributable to the assets of the Royalty Trust and such taxable income could be different in amount than the cash the Royalty Trust distributes, you will be required to pay any U.S. federal income taxes and, in some cases, state and local income taxes on such taxable income even if you receive no cash distributions from the Royalty Trust. You may not receive cash distributions from the Royalty Trust equal to your pro-rata share of the taxable income attributable to the assets of the Royalty Trust or even equal to the actual tax liability that results from that income.

Production risks can adversely affect distributions from the Royalty Trust.

The occurrence of drilling, production or transportation accidents at any of the underlying properties may reduce Royalty Trust distributions. While the Royalty Trust, as the owner of the royalty interests, should not be responsible for the costs associated with these accidents, any such accidents may result in the loss of a productive well and associated reserves or interruption of production.

Any future distributions from the Royalty Trust will be subject to fluctuating prices for oil and gas.

Oil and gas prices fluctuate widely in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Royalty Trust. To the extent there is production of oil and gas associated with the royalty interests, the royalties that the Royalty Trust may receive from its share of production will be affected by changes in the prices of oil and gas. As a result, future distributions from the Royalty Trust to the holders of the royalty trust units could be reduced or discontinued. In addition, lower oil and gas prices may reduce the likelihood that the underlying properties will be developed or that any oil and gas discovered will be economic to produce. The volatility of energy prices reduces the accuracy of estimates of future cash distributions to the Royalty Trust unitholders and the value of the royalty trust units.

The Royalty Trust will be dependent on FCX for funding unless and until such time as it may receive income from any production on the underlying properties, and any such income may be insufficient to cover the Royalty Trust’s administrative expenses.

Because none of the underlying properties are at present producing any oil or gas, the Royalty Trust has, and upon completion of the merger will have, no source of income. Therefore, it must rely on FCX for funding of its administrative expenses. FCX has agreed to pay annual trust expenses up to a maximum amount of $350,000. Any material adverse change in FCX’s financial condition or results of operations could materially and adversely affect the Royalty Trust and the Royalty Trust unitholders.

FCX’s interests and the interests of the Royalty Trust unitholders may not always be aligned.

Because FCX will have interests in oil and gas properties not included in the Royalty Trust following completion of the merger, FCX’s interests and the interests of the Royalty Trust unitholders may not always be aligned. For example, in setting budgets for development and production expenditures for FCX’s properties, including the underlying properties, FCX may make decisions that could adversely affect future production from the underlying properties. Moreover, FCX could decide to sell or abandon some or all of the underlying properties, and that decision may not be in the best interests of the holders of the royalty trust units.

FCX may transfer or abandon underlying properties.

FCX may at any time transfer all or part of the underlying properties. The Royalty Trust unitholders will not be entitled to vote on any transfer, and the Royalty Trust will not receive any proceeds of the transfer of the underlying properties. Following any such transfer, the underlying properties will continue to be subject to the royalty interests, but the net proceeds from the transferred underlying properties would be calculated separately and paid by the transferee. The transferee would be responsible for all of FCX’s obligations relating to the royalty interests on the portion of the underlying properties transferred, and FCX would have no continuing obligation to the Royalty Trust for those underlying properties.

The Royalty Trust is limited in duration, may be dissolved upon certain events and the royalty trust units are subject to a call feature after 5 years.

The Royalty Trust will dissolve on the earlier of (i) the 20th anniversary of the closing of the merger, (ii) the sale of all of the royalty interests, (iii) upon the election of the Trustee following its resignation for cause (as more fully described in the amended and restated trust agreement), (iv) upon a vote of the holders of 80% (which after the fifth anniversary of the closing of the merger, shall be reduced to 66-2/3%) or more of the outstanding royalty trust units held by persons other than FCX or any of its affiliates, at a duly called meeting of the Royalty Trust unitholders at which a quorum is present, or (v) the exercise by FCX of the right to call all of the royalty trust units described in the next paragraph. The royalty interests will terminate at the time of termination of the Royalty Trust.

FCX will maintain a call right with respect to the outstanding royalty trust units at $10 per royalty trust unit, provided that the call right may not be exercised prior to the fifth anniversary of the closing of the merger. In addition, at any time after the fifth anniversary of the closing of the merger, if the volume weighted average price per royalty trust unit is equal to $0.25 or less for the immediately preceding consecutive nine-month period, FCX may purchase all, but not less than all, of the outstanding royalty trust units at a price of $0.25 per unit so long as FCX tenders payment within 30 days of such nine-month period. See the section entitled “The Royalty Trust Agreement” beginning on page 127.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus contain “forward-looking statements.” These statements may be made directly in this proxy statement/prospectus or may be incorporated in this proxy statement/prospectus by reference to other documents and may include statements for periods following the merger. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding potential oil and gas discoveries, oil and gas exploration, development and production activities and costs, amounts and timing of capital expenditures, reclamation, indemnification and environmental obligations and costs, the potential for or expectation of successful flow tests, potential quarterly and annual production and flow rates, reserve estimates, projected operating cash flows and liquidity, and the potential MPEHtm project. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

MMR cautions readers that forward-looking statements are not guarantees of future performance or exploration and development success, and its actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that may cause MMR’s actual results to differ materially from those anticipated by the forward-looking statements include, but are not limited to, those associated with the failure to consummate the merger, the diversion of management’s attention from the operations of the business as a result of preparations for the merger, the risk that the MMR shallow water, ultra-deep Gulf of Mexico prospects covered by the 5% gross overriding royalty interest will not produce hydrocarbons, the transaction-related expenses that are expected to be incurred regardless of whether the merger is consummated, general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where MMR is a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, unanticipated hazards for which MMR has limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, the ability to obtain regulatory approvals and significant project financing for the potential MPEHtm project, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards, and other factors described in Part I, Item 1A. “Risk Factors” included in MMR’s annual report on Form 10-K for the year ended December 31, 2012, as updated by MMR’s subsequent filings with the SEC. The risks and uncertainties identified in this proxy statement/prospectus should be read in conjunction with the other information in this proxy statement/prospectus and MMR’s other filings with the SEC.

Investors are cautioned that many of the assumptions upon which MMR’s forward-looking statements are based are likely to change after MMR’s forward-looking statements are made, including for example the market prices of oil and natural gas, which MMR cannot control, and production volumes and costs, some aspects of which MMR may or may not be able to control. Further, MMR may make changes to its business plans that could or will affect its results. MMR cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in MMR’s assumptions, changes in its business plans, its actual experience, or other changes. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus and MMR undertakes no obligation to update any forward-looking statements except as required by law.

THE COMPANIES

MMR

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

McMoRan Oil & Gas Co., the immediate predecessor of McMoRan Exploration Co. (MMR), was incorporated under the laws of the State of Delaware on April 15, 1994. On May 12, 1994, Freeport-McMoRan Inc. spun off its oil and gas operations to its shareholders through a distribution of shares of McMoRan Oil & Gas Co. At the time of the spin-off, James R. Moffett and Richard C. Adkerson were (1) Co-Chairman of the Board and Co-Chairman of the Board and Chief Executive Officer, respectively, of McMoRan Oil & Gas Co. and (2) Chairman of the Board and Senior Vice President, respectively, of Freeport-McMoRan Inc. Following its separation from Freeport-McMoRan Inc., McMoRan Oil & Gas Co. pursued a business plan of exploring for and producing oil and gas, primarily in the Gulf of Mexico and onshore in the Gulf Coast area. Freeport Sulphur Company was incorporated under the laws of the State of Delaware on August 26, 1997 (name was changed to Freeport-McMoRan Sulphur Inc. on October 21, 1997). MMR was incorporated under the laws of the State of Delaware on July 30, 1998. MMR began doing business as a publicly traded company on November 17, 1998 when McMoRan Oil & Gas Co. and Freeport-McMoRan Sulphur Inc. combined their operations. As a result, McMoRan Oil & Gas LLC and Freeport-McMoRan Sulphur LLC (name was changed to Freeport-McMoRan Energy LLC on September 29, 2003), the successors to those companies, became MMR’s wholly owned subsidiaries.

MMR’s oil and gas operations are conducted through McMoRan Oil & Gas LLC, its principal operating subsidiary. MMR engages in the exploration, development and production of oil and natural gas in the shallow waters (less than 500 feet of water) of the Gulf of Mexico and onshore in the Gulf Coast area of the United States. MMR’s exploration strategy is focused on targeting large structures on the “deep gas play,” and on the “ultra-deep play.” Deep gas prospects target large deposits at depths typically between 15,000 and 25,000 feet. Ultra-deep prospects target objectives at depths typically below 25,000 feet. MMR has one of the largest acreage positions in the shallow waters of the Gulf of Mexico and Gulf Coast areas, which are MMR’s regions of focus. MMR has rights to approximately 920,000 gross acres, including approximately 385,000 gross acres associated with the ultra-deep gas play below the salt weld. MMR’s focused strategy enables it to make efficient use of its geological, engineering and operational expertise in these areas where MMR has more than 40 years of operating experience. MMR also believes that the scale of its operations in the Gulf of Mexico allows it to realize certain operating synergies and provides a strong platform from which to pursue its business strategy.

Royalty Trust

The Royalty Trust is a trust created by FCX under Delaware law pursuant to a trust agreement entered into on December 18, 2012, between FCX, as depositor, and Wilmington Trust, National Association, as Delaware trustee. The Royalty Trust was created to hold certain overriding royalty interests, which are referred to herein as the royalty interests, in hydrocarbons saved and produced from certain MMR shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects, which are referred to herein as the subject interests. MMR owns less than 100% of the working interest in each of the subject interests.

Since 2008, MMR’s ultra-deep drilling activities (below the salt weld, i.e., the listric fault) have confirmed MMR’s geologic model and the highly prospective nature of this emerging geologic trend. Data from seven wells drilled to date tie geologic formations encountered below the salt weld to productive zones onshore, in the deepwater Gulf of Mexico and in Mexico. Each of these seven wells is included in the subject interests, along with additional exploration prospects that will also be burdened by the Royalty Trust. To date, only the Davy

Jones No. 1 well has been completed and efforts continue to obtain a measurable flow rate. As such, the subject interests remain “exploration concepts” and further drilling and flow testing will be required to determine the commercial potential of the subject interests.

AT THIS TIME, THERE IS NO PRODUCTION ASSOCIATED WITH ANY OF THE SUBJECT INTERESTS, AND THERE ARE NO RESERVES CLASSIFIED AS PROVED, PROBABLE OR POSSIBLE ASSOCIATED WITH THE SUBJECT INTERESTS, OTHER THAN THE LINEHAM CREEK WELL, OR THE ROYALTY TRUST UNITS. The Royalty Trust will have no ability to influence the exploration or development of the subject interests. In addition, FCX will be under no obligation to fund or to commit any other resources to the exploration or development of the subject interests.

FCX

Freeport-McMoRan Copper & Gold Inc.

333 North Central Avenue

Phoenix, Arizona 85004

(602) 366-8100

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum. FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America, and the highly prospective Tenke Fungurume minerals district in the Democratic Republic of Congo.

Merger Sub

INAVN Corp.

333 North Central Avenue

Phoenix, Arizona 85004

(602) 366-8100

INAVN Corp., a wholly owned subsidiary of FCX, which is referred to herein as the Merger Sub, is a Delaware corporation formed on December 3, 2012 for the purpose of effecting the merger.

Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable notice filings in connection with the merger.

THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the merger agreement. The complete text of the merger agreement is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein. All stockholders of MMR are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger agreement and the transactions contemplated thereby, as the merger agreement is the legal document governing the transaction and its express terms and conditions govern the rights and obligations of MMR, FCX and Merger Sub.

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and conditions. The merger agreement contains representations and warranties by each of the parties to the merger agreement, made as of specific dates. These representations and warranties were made solely for the benefit of the other parties to the merger agreement and:

•	were not intended to be treated as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate; and

•

have been qualified in the merger agreement by reference to certain disclosures contained in separate disclosure letters delivered by the parties to each other and in certain SEC filings made by the parties.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone as characterizations of the actual state of facts about FCX or MMR, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the other documents incorporated by reference herein. For information regarding MMR, see the section entitled “Where You Can Find More Information,” beginning on page 160.

The Merger

Under the terms of the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of FCX, will merge with and into MMR, with MMR surviving the merger as a wholly owned subsidiary of FCX. Following the consummation of the merger, MMR will be a wholly owned subsidiary of FCX.

Time of Closing and Effective Time of the Merger

The completion of the merger, which is referred to herein as the closing, will take place at 10:00 a.m. New York City time no later than the fourth business day after the closing conditions contained in the merger agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another time is agreed to by the parties in writing.

The merger will become effective at such date and time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or such later time as agreed by MMR and FCX and specified in the certificate of merger.

Merger Consideration

Each share of MMR common stock issued and outstanding immediately prior to the effective time of the merger, other than any dissenting shares or shares held by FCX and any of its subsidiaries (including any shares acquired in connection with the consummation of the PXP merger agreement), will be converted into the right to receive $14.75 in cash, without interest and 1.15 royalty trust units, which collectively is referred to herein as the merger consideration. As of the date of this proxy statement/prospectus, none of the subject interests associated with the royalty trust units had any reserves classified as proved, probable or possible, other than MMR’s onshore Lineham Creek well, and none of such subject interests had any associated production. Cash will be paid in lieu of any fractional royalty trust units.

Pursuant to the terms of the merger agreement, each outstanding and unexercised MMR stock option as of the closing will convert into a stock option relating to shares of FCX common stock on the same terms and conditions as the MMR stock option immediately prior to closing, adjusted to reflect the exchange ratio between the trading price of MMR common stock and FCX common stock. Each outstanding restricted stock unit of MMR as of the closing will convert into restricted stock units relating to FCX common stock, adjusted to reflect the exchange ratio between the trading price of MMR common stock and FCX common stock, with each adjusted restricted stock unit subject to the same terms and conditions as the MMR restricted stock unit prior to closing. Each other equity-based right, whether contingent or accrued, to receive shares of MMR common stock or cash based on the value of a number of shares granted under a MMR deferred compensation plan that are outstanding immediately prior to the closing, other than options or restricted stock units outstanding at the closing, will, as of closing, be converted into the right to receive (or to be credited with) such number of shares of, or other payments based on, FCX common stock, adjusted to reflect the exchange ratio between the trading price of MMR common stock and FCX common stock and subject to the same terms and conditions as the MMR award prior to closing. Notwithstanding the foregoing, concurrently with the execution of the merger agreement, certain executive officers of MMR waived their contractual rights to accelerated vesting as a result of the merger.

Exchange Procedures

Prior to the effective time of the merger, FCX will appoint an exchange agent reasonably acceptable to MMR to handle the exchange of shares of MMR common stock for the merger consideration.

As soon as reasonably practicable following the effective time of the merger (and in any event within four business days of the closing), FCX will cause the exchange agent to mail to each holder of record of shares of MMR common stock whose shares were converted into the right to receive the merger consideration (i) a letter of transmittal (which will specify that the delivery will be effected, and the risk of loss and title will pass, only upon proper delivery of the certificates to the exchange agent and will be in such form and have such other provisions as FCX and MMR may reasonably agree upon prior to the effective time of the merger) and (ii) instructions for use in the surrender of certificates or book-entry shares, as applicable, that formerly represented shares of MMR common stock in exchange for the merger consideration and any cash in lieu of any fractional royalty trust units.

After the effective time of the merger and until surrendered, each certificate or book-entry share of MMR common stock will represent for all purposes solely the right to receive the merger consideration and any cash in lieu of any fractional royalty trust units.

MMR Stockholder Approval

The merger agreement contemplates that the merger is conditioned upon the following stockholder approvals, which collectively are referred to herein as the MMR stockholder approval:

•	approval of the charter amendment proposal by a majority of the outstanding shares of MMR common stock;

•	approval of the merger proposal by a majority of the outstanding shares of MMR common stock; and

•

approval of the merger proposal by a majority of the outstanding shares of MMR common stock, excluding shares owned by FCX and its subsidiaries, PXP and its subsidiaries, and certain MMR executive officers and directors who also serve as officers and/or directors of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr.

•

For additional information regarding the proposals to be considered at the MMR special meeting and the applicable vote requirements, see the sections entitled “The MMR Special Meeting” beginning on page 132 and “Proposals to be Considered at the MMR Special Meeting” beginning on page 136.

Representations and Warranties

The merger agreement contains representations and warranties of MMR to FCX customary for agreements of this nature with regard to MMR’s business, financial condition and other facts pertinent to the merger. The representations made by MMR relate to the following:

•	corporate organization and qualification;

•	capital structure and outstanding securities of MMR and its subsidiaries;

•

corporate authority to enter into the merger agreement, perform its obligations and, subject to obtaining the MMR stockholder approval, consummate the transactions contemplated by the merger agreement;

•	the stockholder approval required to approve the merger;

•	the approval by the MMR board of directors of the merger agreement;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons, relating to the merger agreement and related matters;

•

the absence of violations of, or conflicts with, MMR’s organizational documents, applicable law or certain agreements as a result of MMR entering into and performing under the merger agreement and the transactions contemplated thereby;

•	SEC filings, financial statements and compliance with the Sarbanes-Oxley Act of 2002;

•	absence of certain undisclosed liabilities;

•	compliance with law and permits;

•	environmental matters;

•	employee benefits matters;

•

absence of certain changes, events or developments since January 1, 2012, including the absence of any changes, events or developments that has had or would reasonably be expected to have, individually or in the aggregate, a MMR material adverse effect (as “Company Material Adverse Effect” is defined in the merger agreement and described below under “—Definition of Material Adverse Effect”);

•	absence of certain litigation;

•

the truth and accuracy of certain information supplied in connection with the preparation of this proxy statement/prospectus and the registration statement on Form S-4 of which this proxy statement/prospectus is a part;

•	regulatory matters;

•	proper filing of tax returns and certain other tax matters;

•	certain labor and employee relations matters;

•	intellectual property;

•	ownership of, and leases for, real property, including oil and gas interests;

•	maintenance of adequate insurance;

•	the opinion of Evercore Group L.L.C.;

•	interests in material contracts and compliance thereunder;

•	proved oil and gas reserve reports;

•	absence of brokers other than Evercore Group L.L.C.;

•	inapplicability of state anti-takeover statutes; and

•	absence of additional representations and warranties.

The merger agreement also contains representations and warranties of FCX and Merger Sub to MMR customary for agreements of this nature with regard to FCX’s business, financial condition and other facts pertinent to the merger. The representations made by FCX relate to the following:

•	corporate organization and qualification;

•	corporate authority to enter into the merger agreement, perform its obligations and consummate the transactions contemplated by the merger agreement;

•	the approval by the FCX board of directors of the merger agreement;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons, relating to the merger agreement and related matters;

•

the absence of violations of, or conflicts with, FCX’s organizational documents, applicable law or certain agreements as a result of FCX entering into and performing under the merger agreement and the transactions contemplated thereby;

•	absence of certain litigation;

•

the truth and accuracy of certain information supplied in connection with the preparation of this proxy statement/prospectus and the registration statement on Form S-4 of which this proxy statement/prospectus is a part;

•	absence of finders or brokers;

•	availability of funds to pay the cash portion of the merger consideration;

•	the debt commitment letters, which are referred to herein as commitment letters; and

•	absence of additional representations and warranties.

The representations and warranties noted above are subject to qualifications and limitations agreed to by FCX and MMR in connection with negotiating the terms of the merger agreement.

Definition of Material Adverse Effect

Several of the representations and warranties made by MMR in the merger agreement and certain conditions to MMR’s performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a Company Material Adverse Effect, which is referred to herein as a MMR material adverse effect.

The merger agreement provides that a MMR material adverse effect means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would reasonably be expected to have, a material adverse effect on (i) the ability of MMR to consummate the merger and the other transactions contemplated by the merger agreement or (ii) the business, condition (financial or otherwise) or results of operations of MMR and its subsidiaries, taken as a whole, other than any event, circumstance, change, effect, development or occurrence resulting from or arising out of:

•	changes in law or GAAP (or authoritative interpretations thereof);*

•	changes in general economic, financial or other capital market conditions (including prevailing interest rates) or political or regulatory conditions;*

•	any changes or developments generally in the industries or markets in which MMR or any of its subsidiaries conducts its business;*

•	any natural disaster or act of God (including storms and hurricanes);*

•	any act of terrorism or outbreak or escalation of hostilities or armed conflict;*

•

the announcement or the existence of, compliance with or performance under, the merger agreement or the transactions contemplated thereby, including (i) the identity of the acquirer, (ii) any delays or cancellations of orders, contracts or payments for MMR’s products or services, (iii) any loss of customers or suppliers or changes in such relationships or (iv) any loss of employees or labor dispute or employee strikes, slowdowns, job actions or work stoppages or labor union activities;

•	changes in the share price or trading volume of MMR’s common stock;

•	any failure, in and of itself, by MMR to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics;

•	any taking of any action consented to by, or at the request of, FCX or Merger Sub;

•	changes in the prices of hydrocarbons;

•	any results in well performance that do not result from the gross negligence of MMR or any of its subsidiaries;

•	changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where MMR’s and its subsidiaries’ oil and gas interests are located;*

•	changes in applicable laws, including changes in the deductibility of drilling completion or operating costs or other taxes;* and

•

the exceptions denoted with an “*” may be considered in determining whether there has been a MMR material adverse effect only to the extent having a material disproportionate effect on MMR and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which MMR and its subsidiaries operate.

Any blowout, spill, explosion or similar occurrence with respect to any well, pipeline or equipment operated by MMR may, however, be taken into account in determining whether there has been a MMR material adverse effect.

Covenants of MMR Relating to the Conduct of its Business

During the period between December 5, 2012 and the earlier of the effective time of the merger or the termination of the merger agreement, MMR has agreed that it and its subsidiaries will (except as required by law, with the prior consent of FCX, as may be expressly required by the merger agreement or as set forth in the disclosure schedules delivered to FCX and Merger Sub) conduct business in the ordinary course and will use their commercially reasonable efforts to preserve intact their present lines of business, maintain their material rights, franchises and permits and preserve their relationships with customers and suppliers to the extent the preservation of such relationships is in the best interests of MMR.

Prior to the earlier of the effective time of the merger or the termination of the merger agreement, MMR has agreed not to do any of the following, and that its subsidiaries will not do any of the following (except as required by law, with the prior consent of FCX, as may be expressly contemplated or required by the merger agreement or as set forth in the disclosure schedules delivered to FCX and Merger Sub):

•	amend any of their respective certificates of incorporation, bylaws or other comparable charters or organizational documents;

•

split, combine or reclassify any capital stock of MMR or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such securities;

•

except in the ordinary course of business, authorize or pay any dividend or other distribution with respect to outstanding shares of capital stock, whether payable in cash, assets, stock or other securities, other than dividends paid by any of MMR’s subsidiaries to MMR or to any of MMR’s subsidiaries and dividends and distributions required under applicable organizational documents in effect on the date of the merger agreement;

•

adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger and other than any mergers, consolidations, restructurings or reorganizations solely among MMR and its subsidiaries or among MMR’s subsidiaries;

•

make any acquisition of, loans, advances or capital contributions to, or investments in, any other person or business entity in an aggregate principal amount greater than $5 million, except for transactions contemplated by MMR’s fiscal 2012 budget or among MMR and its wholly owned subsidiaries or among MMR’s wholly owned subsidiaries;

•

sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets other than sales of property and/or assets in the ordinary course of business consistent with past practice with a value in excess of $10 million in the aggregate, except (i) sales, transfers and dispositions of obsolete or worthless equipment, (ii) sales, transfers and dispositions of inventory, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business, or (iii) sales, leases, transfers or other dispositions made in connection with any transaction among MMR and its wholly owned subsidiaries or among MMR’s wholly owned subsidiaries;

•

authorize any capital expenditures in excess of $75 million in the aggregate, except for expenditures contemplated by MMR’s fiscal 2012 budget or fiscal 2013 budget (subject to certain limitations) or expenditures made in response to any emergency;

•

enter into any new contract to sell hydrocarbons other than in the ordinary course of business consistent with past practice, but in no event having a duration longer than 60 days unless MMR or its subsidiary can terminate without penalty on 60 days’ notice or less;

•

(i) establish, adopt, amend, modify or terminate any collective bargaining agreement or company benefit plan covering any current or former employee (including officers, directors, and independent contractors); (ii) increase compensation or benefits of any current or former employee, other than increases in base salary to employees who are not directors or officers in the ordinary course of business consistent with past practice, which do not exceed 3% in the aggregate or 5% for any individual; (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business; (iv) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any current or former employee; (v) accelerate any rights or benefits or, other than in the ordinary course of business, make any determinations or interpretations with respect to any company benefit plan; (vi) fund any rabbi trust or similar arrangement; (vii) grant or amend any equity awards; or (viii) hire or terminate the employment or services of (other than for cause) any employee who has target annual compensation greater than $500,000;

•	change any of the accounting methods, practices or principles used by MMR and its subsidiaries, unless required by a change in GAAP or applicable law;

•

except as otherwise provided for in the merger agreement, issue, sell, pledge, dispose of or encumber or agree to issue, sell, pledge, dispose of or encumber any shares of capital stock or other ownership interest of MMR or any of its subsidiaries other than (i) issuances of MMR common stock in respect of the settlement of stock awards, (ii) sales pursuant to the exercise of options if necessary to effectuate an option direction upon exercise or for withholding of taxes or (iii) for transactions among MMR and its wholly owned subsidiaries or among MMR’s wholly owned subsidiaries;

•

redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other rights relating to securities of MMR or any of its subsidiaries, except for transactions among MMR and its subsidiaries or among MMR’s subsidiaries;

•

incur, assume, guarantee or otherwise become liable for, or modify in any material respect, the terms of any indebtedness, except (i) for indebtedness incurred in the ordinary course of business; (ii) for indebtedness among MMR and its wholly owned subsidiaries or among MMR’s wholly owned subsidiaries; (iii) for indebtedness incurred to refinance existing indebtedness on the same or more favorable terms to MMR than existing indebtedness; (iv) for any guarantees by MMR of indebtedness of its subsidiaries or guarantees of its subsidiaries of indebtedness of MMR or any other subsidiary; and (v) for other indebtedness not exceeding $75 million in the aggregate;

•

other than in the ordinary course of business, modify, amend or terminate, or waive any rights under any material contract or permit, or enter into any new material contract or any contract which would reasonably be expected to restrict or limit in any material respect FCX, MMR, the surviving corporation or any of their respective affiliates from engaging in any business or competing in any geographic location with any person, except (i) in cases of an emergency that presents a likelihood of property or environmental damage and/or risk to health or safety; (ii) in connection with terminations of employment or services in the ordinary course of business consistent with past practice; or (iii) material contracts in furtherance of MMR’s fiscal 2012 budget or fiscal 2013 budget;

•

waive, release, assign, settle or compromise any claim or action other than waivers, releases, assignments, settlements or compromises (i) equal to or lesser than the amounts reserved with respect thereto on MMR’s September 30, 2012 balance sheet or (ii) that do not exceed $2 million in the aggregate;

•

make, change or revoke any material tax election, change any material tax accounting method, file any material amended tax return, enter into any closing agreement, request any material tax ruling, settle or compromise any material tax proceeding or surrender any claim for a material refund of taxes;

•

except as otherwise permitted by the merger agreement or for transactions between MMR and its subsidiaries or among MMR’s subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of MMR or any subsidiary, other than (i) at stated maturity and (ii) any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness; or

•	take any of the foregoing actions.

FCX’s Access to MMR; Confidentiality

MMR has agreed to use commercially reasonable efforts to afford FCX, the officers and employees and the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives of FCX reasonable access during normal business hours and upon reasonable prior notice from FCX, during the period between December 5, 2012 and the earlier of the effective time of the merger or the termination of the merger agreement, to MMR’s and its subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable laws and with such additional accounting, financing, operating, environmental and other data and information regarding MMR and its subsidiaries, as FCX may reasonably request for the purpose of facilitating the consummation of the financing (described below under “—Financing Covenant; MMR Cooperation”) and the merger.

MMR and FCX have agreed that all information provided to MMR, FCX, their respective officers, directors, employees or representatives in connection with the merger will be governed in accordance with the confidentiality agreement, dated as of July 11, 2012, between MMR and FCX.

No Solicitation by MMR of Takeover Proposals

During the period between December 5, 2012 and the earlier of the effective time of the merger or the termination of the merger agreement, MMR has agreed that it will, and will cause each of its affiliates and each of its and their officers, directors or employees to, and will use its reasonable best efforts to direct each agent, financial advisor, investment banker, attorney, accountant or other representative of MMR and each of its affiliates, which collectively are referred to in this section as “representatives,” to:

•

immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons with respect to any takeover proposal involving MMR, and promptly instruct or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of the merger agreement in connection with any actual or potential takeover proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its representatives; and

•

until the effective time of the merger or the termination of the merger agreement, not, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a takeover proposal, or (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a takeover proposal.

Notwithstanding the foregoing restrictions, if at any time prior to obtaining stockholder approval of the merger, MMR, directly or indirectly, receives a bona fide, unsolicited written takeover proposal from any person that does not result from a breach of the non-solicitation provisions of the merger agreement and if the MMR board of directors, upon the recommendation of the MMR special committee, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal (as “Company Superior Proposal” is defined in the merger agreement and described below under “—Definitions of Superior Proposal and Takeover Proposal”), then MMR may directly or indirectly engage in or otherwise participate in discussions or negotiations with the person making such takeover proposal and its representatives and potential sources of financing regarding such takeover proposal.

In addition, MMR may furnish to the person making such takeover proposal information (including non-public information) relating to MMR or its subsidiaries and afford access to the business, properties, assets, employees, officers, contracts, books and records of MMR and its subsidiaries; provided that (i) prior to taking such actions, MMR is required to enter into a confidentiality agreement with terms no less favorable to MMR than those contained in the confidentiality agreement between FCX and MMR dated July 11, 2012, except that such confidentiality agreement may contain a less restrictive standstill restriction and must not prohibit MMR from complying with the non-solicitation covenants and (ii) all such non-public information (to the extent such information has not been previously provided or made available to FCX) is provided or made available to FCX, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person.

MMR has agreed to promptly (and in no event less than 24 hours after receipt) notify orally and in writing FCX after receipt of any takeover proposal, including the identity of the person making the takeover proposal and the material terms and conditions thereof and promptly (and in no event later than 24 hours after receipt) provide copies to FCX of any written proposals, indications of interest and/or draft agreements relating to such takeover proposal. MMR also agrees to keep FCX reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such takeover proposal (including by promptly (and in no event later than 24 hours after receipt) providing FCX copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such takeover proposal).

Definitions of Superior Proposal and Takeover Proposal

For purposes of this summary, “superior proposal” means a bona fide, unsolicited written takeover proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and MMR, the stockholders of such third party) acquiring, directly or indirectly, more than 75% of the outstanding MMR common stock or more than 75% of the assets of MMR and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that the MMR board of directors, acting upon the recommendation of the MMR special committee, determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such takeover proposal and (iii) that the MMR board of directors, acting upon the recommendation of the MMR special committee, determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to the merger agreement proposed by FCX in response to such takeover proposal, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, and the merger agreement), is more favorable to the stockholders of MMR from a financial point of view than the merger.

For purposes of this summary, “takeover proposal” means (i) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving MMR or any of its subsidiaries whose assets, taken together, constitute 15% or more of MMR’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding MMR common stock or securities of MMR representing more than 15% of the voting power of MMR or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any subsidiary of MMR), directly or indirectly, in one or more transactions, assets or businesses of MMR or its subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of MMR, in each case, other than the merger.

Recommendation of the MMR Board of Directors

MMR has agreed that the MMR board of directors may not:

•	fail to include a recommendation that its stockholders adopt the merger agreement in this proxy statement/prospectus;

•

change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to FCX, its recommendation that its stockholders adopt the merger agreement;

•

take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, subject to certain exceptions (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (it being understood that the MMR board of directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a change in recommendation by the MMR board of directors; or

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend to its stockholders a takeover proposal.

Subject to the conditions described below, at any time prior to stockholder approval of the merger, the MMR board of directors, acting upon the recommendation of the MMR special committee, may change its recommendation in response to a bona fide, unsolicited takeover proposal that (i) did not result from a breach of MMR’s non-solicitation obligations and (ii) the MMR board of directors, acting upon the recommendation of the MMR special committee, determines, after consultation with its outside financial advisors and outside counsel, that such proposal constitutes a superior proposal and, in light of such proposal, the failure to take such action would be inconsistent with its fiduciary duties under applicable law and only:

•

if the MMR board of directors (i) provides FCX at least four business days’ prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such superior proposal) and (ii) has contemporaneously provided to FCX a copy of any proposed transaction agreements with the person making such superior proposal and a copy of any financing commitments relating thereto (or if not provided in writing to MMR, a written summary of the material terms thereof);

•	during such four business day notice period, MMR has negotiated, and has caused its representatives to negotiate, in good faith with FCX (to the extent FCX wishes to negotiate);

•

after such four business day notice period, the MMR board of directors, acting upon the recommendation of the MMR special committee, has considered in good faith all changes to the terms of the merger agreement proposed in writing by FCX and has determined (after consultation with its outside financial advisors and outside legal counsel) that the superior proposal would continue to constitute a superior proposal if the revisions were to be given effect; and

•

in the event of any change to any of the financial terms or other material terms of such superior proposal, a new notice period (equal to the greater of two business days or the period remaining under the initial four business day notice period) was afforded FCX before the MMR board of directors effected a change in recommendation.

Subject to the conditions described below, at any time prior to stockholder approval of the merger, the MMR board of directors may change, qualify, withhold or modify, in a manner adverse to FCX, its recommendation that its stockholders adopt the merger agreement, if, in response to an intervening event, the MMR board of directors, acting upon the recommendation of the MMR special committee, has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under applicable law and only:

•	if the MMR board of directors provides FCX at least four business days’ prior written notice of its intention to take such action which notice specifies the reasons therefor;

•	during such four business day notice period, MMR has negotiated, and has caused its representatives to negotiate, in good faith with FCX (to the extent FCX wishes to negotiate);

•

after such four business day notice period, the MMR board of directors, acting upon the recommendation of the MMR special committee of the MMR board of directors, has considered in good faith all changes to the terms of the merger agreement proposed in writing by FCX and has determined (after consultation with its outside financial advisors and outside legal counsel) that the failure to change its recommendation in response to the intervening event would reasonably be likely to be inconsistent with its fiduciary duties under applicable law if the revisions proposed were to be given effect; and

•

in the event of each and every change to material facts and circumstances relating to such intervening event, a new notice period (equal to the greater of two business days or the period remaining under the initial four business day notice period) was afforded FCX before MMR effected a change in recommendation.

For purposes of this summary, an “intervening event” means a material event, fact, circumstance, development or occurrence that is unknown to the MMR board of directors as of December 5, 2012 (or, if known, the magnitude or material consequences of which were not known or foreseeable by the MMR board of directors as of December 5, 2012), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the MMR board of directors prior to obtaining stockholder approval of the merger; provided that in no event will the following be considered an intervening event:

•	an event, change, effect, development or occurrence involving FCX or any of its subsidiaries; and

•

any event, change, effect, development or occurrence relating to the expectation, discovery or development of hydrocarbons which may be contained in or which may be accessible, produced, marketed or sold from any oil and gas interests of MMR or any of its subsidiaries.

SEC Filings

In connection with preparing and filing this proxy statement/prospectus, FCX and MMR have agreed to reasonably cooperate to take all actions and to cooperate with the other parties in doing all things necessary, proper or advisable to:

•	prepare and file with the SEC the Form S-4 of which this proxy statement/prospectus is a part;

•	prepare and file with the SEC the Schedule 13E-3;

•	use reasonable best efforts to respond to any comments of the SEC or its staff in connection with the foregoing; and

•	advise the other party, promptly after it receives notice thereof, of any request by the SEC or its staff for amendments or supplements to the foregoing.

MMR has agreed to take all action necessary in accordance with applicable laws and MMR’s organizational documents to duly give notice of, convene and hold the MMR special meeting. Notwithstanding anything to the contrary contained in the merger agreement, MMR has agreed not to adjourn or postpone the MMR special meeting without FCX’s consent; provided that without FCX’s consent, MMR may adjourn or postpone the MMR special meeting after consultation with FCX:

•	to ensure that any required supplement or amendment to the proxy statement, Form S-4 or Schedule 13E-3 is provided to MMR’s stockholders in advance of the MMR special meeting; or

•

if, as of the time for which the MMR special meeting is originally scheduled there are insufficient shares of MMR’s common stock represented (either in person or by proxy) to constitute a quorum or to solicit additional proxies and votes in favor of adoption of the merger agreement if sufficient votes to constitute requisite stockholder approval have not been obtained.

FCX has further agreed to cause the Royalty Trust to prepare and file with the SEC a shelf registration statement relating to the transfer of royalty trust units to holders of MMR’s convertible securities upon conversion of such holders’ convertible securities. FCX has agreed to reasonably cooperate with the Royalty Trust in the preparation of the shelf registration statement, including by providing the Royalty Trust with any information regarding FCX, MMR or their respective properties or assets that is reasonably requested by the Royalty Trust and required to be included in the shelf registration statement. FCX and the Royalty Trust have agreed to use their reasonable best efforts to have the shelf registration statement declared effective by the SEC as promptly as practicable after its filing but in no event later than the closing date of the merger, and to cause the shelf registration statement to remain continuously effective until the earlier of (i) the conversion, exchange, repurchase or redemption of all of the MMR convertible securities or (ii) the maturity of each series of MMR convertible securities.

If after December 5, 2012, the MMR board of directors, acting upon the recommendation of the MMR special committee, determines to change its recommendation, MMR has agreed to nevertheless:

•	submit the merger agreement to its stockholders for adoption at the MMR special meeting;

•	take all other action necessary or advisable to solicit the vote or consent of its stockholders required by the rules of the NYSE or applicable law; and

•

not submit to the vote of its stockholders any takeover proposal other than the merger proposal unless the merger agreement has been terminated in accordance with its terms prior to the MMR special meeting.

At the MMR special meeting , FCX and Merger Sub agree to vote, or cause to be voted, all of the shares of MMR’s common stock then beneficially owned by either of them or any of their subsidiaries and controlled affiliates in favor of the adoption of the merger agreement.

Employee Matters

FCX has agreed that, after completion of the merger, it will, subject to certain exceptions as provided in the merger agreement, for one year following the effective time of the merger, provide, or cause to be provided, to each employee of MMR and its subsidiaries as of the effective time of the merger, for so long as the applicable employee remains employed, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits paid and provided to similarly situated employees of FCX and its subsidiaries (other than MMR and its subsidiaries).

Efforts to Obtain Regulatory Approvals

MMR, FCX and Merger Sub have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the merger.

In furtherance of the foregoing, FCX has agreed to take all action necessary to obtain expiration or early termination of the waiting period under the HSR Act with respect to the transactions contemplated by the merger agreement, including:

•	selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of MMR, FCX or their respective subsidiaries;

•	terminating, entering into or modifying existing relationships, contractual rights or obligations of MMR, FCX or their respective subsidiaries;

•	terminating any venture or other arrangement; or

•	creating any relationship, contractual rights or obligations of MMR, FCX or their respective subsidiaries.

However, FCX is not required to take any of the foregoing actions if doing so would, individually or in the aggregate, be reasonably likely to result in a MMR material adverse effect or a material adverse effect on FCX.

Financing Covenant; MMR Cooperation

FCX has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the financing on the terms and conditions described in the commitment letters by the closing, including using reasonable best efforts to:

•	maintain in effect the commitment letters;

•	satisfy on a timely basis all conditions to funding the financing set forth in the commitment letters; and

•

negotiate and enter into definitive agreements on the terms and conditions contemplated by the commitment letters (including after giving effect to any “flex” provisions in connection with the financing).

FCX has agreed that it will not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under any commitment letter without MMR’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless the terms of the commitment letter, as so amended, do not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of financing or the merger.

In addition, if any portion of the amount of financing necessary to consummate the Transaction and the transactions contemplated by the merger agreement becomes unavailable on the terms and conditions described in or contemplated by the commitment letters for any reason, FCX will use its reasonable best efforts to arrange and obtain financing from the same or alternate sources in an amount sufficient and on terms and conditions no materially less favorable (taken as a whole) than those described in the commitment letters to enable FCX to fund the payment of the cash component of the merger consideration. If alternative financing is required, FCX will promptly provide MMR with a copy of any new financing commitment (redacted for fee provisions, pricing, flex terms, any other economic terms and other confidential terms but not to any matters related to conditionality) that provides for such alternative financing.

Pursuant to the merger agreement, MMR has agreed to, and has agreed to cause its subsidiaries and representatives to, among other things, at the sole cost of FCX, provide all cooperation that is usual and customary for similar financings and otherwise as may be reasonably necessary, proper or advisable in connection with the financing or any alternative financing by FCX or any of its affiliates in connection with the merger as may be reasonably requested by FCX or its representatives.

FCX may, if it so determines in its discretion, arrange for alternative financing for the merger and the transactions contemplated by the merger agreement from third parties on terms and conditions not materially less favorable to FCX (taken as a whole) if such alternative financing does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the merger and the transactions contemplated by the merger agreement.

MMR has agreed to use reasonable best efforts to obtain drafts of customary payoff letters from the lenders of MMR and its subsidiaries no less than five business days prior to the effective time of the merger and deliver, or cause to be delivered, executed version of such payoff letters to FCX no less than two business days prior to the effective time of the merger. FCX has agreed, at the effective time of the merger, to terminate the outstanding indebtedness of, and release any encumbrances on, MMR and its subsidiaries.

Completion of the financing, including but not limited to the bridge facilities, is not a condition to any party’s obligation to complete the merger. For further information on conditions to the completion of the merger, see below “—Conditions to the Completion of the Merger.”

Royalty Trust Units

MMR and FCX have agreed to (and FCX has agreed to cause the Royalty Trust to) take such actions as are required to effect the Royalty Trust in accordance with the merger agreement and the term sheet relating to the Royalty Trust. FCX will cause the royalty trust units to be issued upon the closing of the merger. The merger agreement provides that it is a condition to closing that the royalty trust units be approved for listing on the New York Stock Exchange or NASDAQ prior to the closing; however, the parties to the merger agreement have irrevocably waived this condition, and do not currently expect that the royalty trust units will be listed on a national securities exchange at the time of issuance.

Standstill Waivers

MMR has agreed not take any action which would reasonably be expected to have the effect of revoking, modifying or terminating the waiver by MMR of (i) the provisions of the MMR stockholder agreement, (ii) the provisions of the PXP stockholder agreement, (iii) the provisions of the confidentiality agreement, dated as of July 11, 2012, between MMR and FCX, and (iv) the provisions of the confidentiality agreement, dated as of July 16, 2012, between MMR and PXP, in each case which would or could limit, prohibit or otherwise impede either the acquisition by FCX of additional shares of MMR common stock in connection with the transactions contemplated by the PXP merger agreement, or the vote of the shares of MMR common stock owned by PXP or its affiliates in favor of the charter amendment, the merger, or otherwise with respect to any matter to be voted on by the stockholders of MMR; provided that upon termination of the merger agreement in accordance with its terms, the standstill waivers will not be applicable and will have no force or effect (except that the standstill waivers with respect to the transactions contemplated by the PXP merger agreement are irrevocable).

Voting and Support Agreement

MMR, FCX and PXP have entered into a support agreement by which PXP has agreed to vote the shares of MMR common stock held by PXP in favor of the charter amendment proposal, the merger proposal, and any other action in furtherance of the merger agreement. For additional information regarding the PXP support agreement, see the section entitled “The Voting and Support Agreement” beginning on page 131.

Transaction Litigation

MMR has agreed to give FCX the opportunity to participate (at FCX’s expense and subject to a customary joint defense agreement) in MMR’s defense or settlement of any stockholder litigation against MMR and/or its directors or executive officers relating to the transactions contemplated by the merger agreement, including the merger. MMR has agreed that it will not settle or offer to settle any litigation commenced prior to or after the date of the merger agreement against MMR or its directors, executive officers or similar persons by any stockholder of MMR relating to the merger agreement, the merger, or any other transaction contemplated by the merger agreement without the prior written consent of FCX.

Conditions to the Completion of the Merger

The obligation of each of FCX and MMR to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	obtaining the MMR stockholder approval;

•	the absence of any injunction or law prohibiting the consummation of the merger or any related transaction;

•	all waiting periods applicable to the merger under the HSR Act having expired or having been terminated;

•

the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part and the absence of any stop order or proceedings seeking a stop order or initiation or threat of such proceeding by the SEC;

•	the delivery of a fully executed trust agreement for the Royalty Trust; and

•	the royalty trust units having been authorized for listing on the New York Stock Exchange or NASDAQ (which condition has been irrevocably waived by the parties to the merger agreement).

The obligation of MMR to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of FCX and Merger Sub contained in the merger agreement must be true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, except where such failures to be so true and correct (without regard to “materiality” and similar qualifiers contained in such representations and warranties) have not and would not, individually or in the aggregate, have a material adverse effect on the ability of FCX and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•

the obligations and covenants of FCX and Merger Sub contained in the merger agreement having been performed or complied with by FCX and Merger Sub in all material respects on or prior to the closing date; and

•

the receipt of an officers’ certificate dated as of the closing date and executed by FCX’s chief executive officer or another senior officer certifying that the two preceding conditions have been satisfied.

The obligation of each of FCX and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of MMR contained in the merger agreement with respect to MMR’s capital stock must be true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except those representations and warranties made as of a particular date or period will be true and correct only as of such date or period), except for any de minimis inaccuracies;

•

the representations and warranties of MMR contained in the merger agreement with respect to the absence of a MMR material adverse effect must be true and correct both at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date;

•

all other representations and warranties of MMR contained in the merger agreement must be true and correct both at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except those representations and warranties made as of a particular date or period will be true and correct only as of such date or period), except where such failures to be so true and correct (without regard to “materiality,” MMR material adverse effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a MMR material adverse effect;

•	the obligations and covenants of MMR contained in the merger agreement having been performed or complied with by MMR in all material respects on or prior to the closing date; and

•

the receipt of an officers’ certificate dated as of the closing date and executed by MMR’s chief executive officer or another senior officer certifying that the four preceding conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger by the mutual written consent of the parties, or by either FCX or MMR if:

•

the merger has not been consummated on or before June 5, 2013, which is referred to herein as the end date, except that, if on June 5, 2013, all of the conditions to closing have been satisfied (other than the condition requiring that there be no injunction or law prohibiting the merger, the condition requiring that the HSR waiting period has expired or been terminated or the condition requiring the effectiveness of the Form S-4 filing), the end date may be extended to September 5, 2013, provided, that the end date will not be so extended if the failure of any of the foregoing conditions to be satisfied is the result of the material breach of the party desiring to extend the end date of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement;

•	an injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and nonappealable; provided,

however, that the right to so terminate the merger agreement will not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under the merger agreement; or

•	the MMR stockholder approval is not obtained.

In addition, the merger agreement may be terminated and abandoned at any time prior to the effective time of the merger by MMR if FCX or Merger Sub breaches or fails to comply with its representations, warranties, agreements or covenants in the merger agreement which would give rise to the failure of certain conditions to closing and cannot be cured by the end date (or, if curable by the end date, is not cured within 45 days following delivery of written notice received from MMR); provided, that the right to terminate the merger agreement on this basis is not available if MMR is in breach of its representations, warranties, agreements or covenants in the merger agreement, which would give rise to the failure of certain conditions to closing.

In addition, the merger agreement may be terminated and abandoned at any time prior to the effective time of the merger by FCX if:

•	prior to obtaining the MMR stockholder approval, the MMR board of directors changes its recommendation to MMR stockholders in favor of the merger and related matters; or

•

MMR breaches or fails to comply with its representations, warranties, agreements or covenants in the merger agreement which would give rise to the failure of certain conditions to closing and cannot be cured by the end date (or, if curable by the end date, is not cured within 45 days following delivery of written notice received from FCX); provided, that the right to terminate the merger agreement on this basis is not available if FCX is in breach of its representations, warranties, agreements or covenants in the merger agreement, which would give rise to the failure of certain conditions to closing.

Termination Fees

The merger agreement provides that MMR is required to pay FCX up to $19.5 million in connection with FCX’s expenses in connection with the merger agreement if:

•	either MMR or FCX terminates the merger agreement because the MMR stockholder approval is not obtained; or

•	FCX terminates the merger agreement because, prior to obtaining the MMR stockholder approval, the MMR board of directors changes its recommendation in favor of the merger due to an intervening event.

The merger agreement also provides that MMR is required to pay FCX a termination fee of $98 million if:

•

FCX terminates the merger agreement because, prior to obtaining the MMR stockholder approval, the MMR board of directors changes its recommendation in favor of the merger due to a superior proposal; or

•

MMR or FCX terminates the merger agreement because the merger has not been consummated on or before the end date or because the MMR stockholder approval is not obtained, and, in either case, (i) a takeover proposal is publicly announced or publicly known and not withdrawn at least 15 business days prior to the MMR special meeting and (ii) at any time on or prior to the twelve-month anniversary of such termination, MMR or any of its subsidiaries enters into a definitive agreement with respect to any takeover proposal, or the transactions contemplated by any takeover proposal are consummated.

Remedies

The merger agreement provides that, in the event that MMR pays the termination fee (as described further under “—Termination Fees”) to FCX when required, MMR will have no further liability to FCX in connection with the merger agreement. Notwithstanding the foregoing, nothing in the merger agreement relieves FCX or MMR from liability in the case of fraud or a willful or intentional breach of the merger agreement. The merger agreement also provides that the parties are entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically its terms and provisions.

Amendment; Extension and Waiver

Any provision of the merger agreement may be amended or waived by written agreement of the parties at any time prior to the closing , provided that after receipt of the MMR stockholder approval, no such amendment or waiver may be made that would reduce the amount or change the type of consideration into which each share of MMR common stock would be converted upon consummation of the merger or would otherwise by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of MMR, without approval of such stockholders of MMR.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

Expenses

Generally, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such costs or expenses; provided that FCX and MMR will each pay one-half of all filing fees required under the HSR Act.

THE ROYALTY TRUST AGREEMENT

At the closing of the merger, an amended and restated trust agreement with respect to the trust will be entered into by the depositor and the trustees. Thereafter, the Royalty Trust and the respective rights and obligations of FCX, the trustees and the Royalty Trust unitholders with respect to the Royalty Trust will be governed by the amended and restated trust agreement to be entered into on such date, which is referred to herein as the amended and restated trust agreement. The following discussion summarizes material terms of the amended and restated trust agreement. All stockholders of MMR are urged to read carefully the full text of the amended and restated trust agreement, a copy of which in substantially final form will be filed subsequently as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Creation and Organization of the Royalty Trust. The Royalty Trust was created under the Delaware Statutory Trust Act pursuant to a trust agreement entered into on December 18, 2012 between FCX, as depositor, Wilmington Trust, National Association, as Delaware trustee and certain officers of FCX, as regular trustees. Upon the execution of the amended and restated trust agreement, the Royalty Trust will issue a number of royalty trust units equal to the fully diluted number of shares of MMR common stock outstanding immediately prior to the effective time of the merger (including shares beneficially owned by FCX and its subsidiaries, excluding shares issuable pursuant to equity awards which will be converted into FCX equity awards in connection with the consummation of the merger, and calculated assuming each of MMR’s convertible securities are converted at a conversion rate calculated assuming the maximum possible make-whole premium is received). We currently estimate that the total number of royalty trust units to be issued will approximate 230 million. This expectation is based on the maximum number of MMR common shares that could be issued to holders of MMR’s outstanding convertible securities at the maximum applicable make-whole premiums based on an assumed trading price and closing date for the merger and the assumption that no options are exercised prior to the closing of the merger. The exact number of royalty trust units to be issued will not be known until immediately prior to the closing of the merger.

The Royalty Trust was created to acquire and hold the royalty interests for the benefit of the Royalty Trust unitholders. The royalty interests are passive in nature, and neither the trustees nor the Royalty Trust unitholders will have any control over or responsibility for any costs relating to the drilling, development or operation of the subject interests. None of FCX, MMR or any other operators of the underlying properties included in the subject interests have any contractual commitments to the Royalty Trust to conduct drilling on the underlying properties or to maintain their ownership interest in any of these underlying properties. For a description of the royalty interests and the subject interests and other information relating to them, see the sections entitled “Description of the Royalty Interests” beginning on page 144 and “Description of the Subject Interests” beginning on page 146.

The beneficial interest in the Royalty Trust will be divided into a number of royalty trust units equal to the fully diluted number of shares of MMR common stock outstanding immediately prior to the effective time of the merger, which is currently estimated to be approximately 230 million and each royalty trust unit will represent an equal undivided portion of the beneficial interest in the Royalty Trust. Pursuant to the merger agreement, holders of MMR common stock will receive 1.15 royalty trust units for each share of MMR common stock as consideration for their shares of MMR common stock. For additional information concerning the royalty trust units, see the section entitled “Description of the Royalty Trust Units” beginning on page 150.

Assets of the Royalty Trust.  The assets of the trust will consist of the royalty interests and cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the Royalty Trust unitholders, if any.

Duties and Limited Powers of the Trustee.  The duties of the trustee will be specified in the amended and restated trust agreement and by the laws of the State of Delaware. The trustee’s principal duties will consist of:

•	collecting income attributable to the royalty interests;

•	paying expenses, charges and obligations of the Royalty Trust from the Royalty Trust’s income and assets;

•	distributing distributable income to the Royalty Trust unitholders; and

•

prosecuting, defending or settling any claim of or against the trustee, the Royalty Trust or the royalty interests, including the authority to dispose of or relinquish title to any of the royalty interests that are the subject of a dispute upon the receipt of sufficient evidence regarding the facts of such dispute.

The trustee will have no authority to incur any contractual liabilities on behalf of the Royalty Trust that are not limited solely to claims against the assets of the Royalty Trust.

If a liability is contingent or uncertain in amount or not yet currently due and payable, the trustee may create a cash reserve to pay for the liability. If the trustee determines that the cash on hand and the cash to be received are insufficient to cover expenses or liabilities of the Royalty Trust, the trustee may borrow funds required to pay those expenses or liabilities. The trustee may borrow the funds from any person, including FCX or itself. The trustee may also encumber the assets of the Royalty Trust to secure payment of the indebtedness. If the trustee borrows funds to cover expenses or liabilities, the Royalty Trust unitholders will not receive distributions until the borrowed funds are repaid. FCX has agreed to lend money to the Royalty Trust to fund certain of the Royalty Trust’s ordinary administrative expenses in excess of its funds available to pay such expenses and the amount to be paid by FCX, which arrangements will be set forth in the amended and restated trust agreement.

The only asset the Royalty Trust may acquire is the royalty interests and the only investment activity the trustee may engage in is the investment of cash on hand.

The trustee will have the right to require any Royalty Trust unitholder to dispose of his royalty trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of a Royalty Trust unitholder. If a Royalty Trust unitholder fails to dispose of his royalty trust units, FCX will be obligated to purchase them (up to a cap set forth in the amended and restated trust agreement) at a price determined in accordance with a formula set forth in the amended and restated trust agreement.

The trustee will be authorized to agree to modifications of the terms of the conveyances of the royalty interests to the Royalty Trust or to settle disputes involving such conveyances, so long as such modifications or settlements do not alter the nature of the royalty interests as rights to receive a share of the oil and gas, or proceeds thereof, from the underlying properties free of any obligation for drilling, development or operating expenses or rights that do not possess any operating rights or are obligations.

Fiduciary Responsibility and Liability of the Trustee.  The duties and liabilities of the trustee will be set forth in the amended and restated trust agreement and the laws of the State of Delaware. The trustee will not make business decisions affecting the assets of the Royalty Trust. Therefore, substantially all of the trustee’s functions under the amended and restated trust agreement are expected to be ministerial in nature. See description in the section above entitled “—Duties and Limited Powers of the Trustee.” The amended and restated trust agreement, however, will provide that the trustee may:

•	charge for its services as trustee;

•	retain funds to pay for future expenses and deposit them with one or more banks or financial institutions (which may include the trustee to the extent permitted by law);

•	lend funds at commercial rates to the Royalty Trust to pay the Royalty Trust’s expenses; and

•	seek reimbursement from the Royalty Trust for its out-of-pocket expenses.

In discharging its duty to Royalty Trust unitholders, the trustee may act in its discretion and will be liable to the Royalty Trust unitholders only for willful misconduct, bad faith or gross negligence. The trustee will not be liable for any act or omission of its agents or employees unless the trustee acted with willful misconduct, bad faith or gross negligence in its selection and retention. The trustee will be indemnified individually or as the trustee for any liability or cost that it incurs in the administration of the Royalty Trust, except in cases of willful misconduct, bad faith or gross negligence. The trustee will have a lien on the assets of the Royalty Trust as security for this indemnification and its compensation earned as trustee. The Royalty Trust unitholders will not be liable to the trustee for any indemnification. See the section entitled “Description of Royalty Trust Units—Liability of the Royalty Trust Unitholders and the Royalty Trust” beginning on page 151. The trustee will ensure that all contractual liabilities of the Royalty Trust are limited to the assets of the Royalty Trust.

Funding of Administrative Expenses.  If the Royalty Trust’s expenses exceed its funds available to pay such expenses, FCX will fund the administrative expenses and reporting obligations of the Royalty Trust and all other expenses, up to a maximum amount of $350,000 per year.

FCX has agreed to lend money to the Royalty Trust to fund certain of the Royalty Trust’s ordinary administrative expenses in excess of its funds available to pay such expenses and the amount to be paid by FCX, which arrangements will be set forth in the amended and restated trust agreement.

Amendment of Trust Agreement.  Any amendment of the amended and restated trust agreement will require a vote of holders of 66 2/3% or more of the outstanding royalty trust units, except that any amendment that would permit the holders of fewer than 80% of the outstanding royalty trust units to approve a sale of all or substantially all of the royalty interests, whether in a single transaction or series of transactions, or to terminate the Royalty Trust will require a vote of holders of 80% (which, after the fifth anniversary of the closing of the merger, shall be reduced to 66 2/3%) or more of the outstanding royalty trust units held by persons other than FCX or its subsidiaries. However, FCX and the trustee will be permitted to supplement or amend the amended and restated trust agreement, without the approval of the Royalty Trust unitholders, in order to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision thereof, or to change the name of the Royalty Trust, provided that such supplement or amendment does not adversely affect the interests of the Royalty Trust unitholders. In addition, no amendment may:

•	alter the purposes of the Royalty Trust or permit the trustee to engage in any business or investment activities other than as specified in the amended and restated trust agreement;

•	alter the rights of the Royalty Trust unitholders as among themselves;

•	permit the trustee to distribute the royalty interests in kind; or

•	adversely affect the rights and duties of the trustee unless such amendment is approved by the trustee.

Compensation of the Trustee.  The trustee will be entitled to annual compensation of $200,000 (provided that until the first year in which the Royalty Trust receives any payment pursuant to the conveyances or the overriding royalty interests, the annual compensation shall be $150,000), plus reimbursement of its reasonable out-of-pocket expenses incurred in connection with the administration of the Royalty Trust. The trustee’s compensation will be paid out of the Royalty Trust assets.

FCX Call Rights.  FCX will maintain a call right with respect to the outstanding royalty trust units at $10.00 per royalty trust unit, provided that the call right may not be exercised prior to the fifth anniversary of the closing of the merger. In addition, at any time after the fifth anniversary of the closing of the merger, if the VWAP (as defined below) per royalty trust unit is equal to $0.25 or less for the immediately preceding consecutive nine-month period, FCX will maintain the right to purchase all, but not less than all, of the outstanding royalty trust units at a price of $0.25 per royalty trust unit so long as FCX tenders payment within 30 days of such nine-month period. “VWAP” per royalty trust unit on any trading day means the market price of one royalty trust unit from the opening of trading on the relevant trading day until the close of trading on the relevant trading day determined, using a volume-weighted average method. If the VWAP of the royalty trust units cannot be determined, the closing price of the royalty trust units for the relevant trading day, on the market or system that the royalty trust units are most commonly quoted or traded, will be substituted for the VWAP.

Duration of the Trust.  The Royalty Trust will dissolve on the earlier of (i) the 20th anniversary of the closing of the merger, (ii) the sale of all of the royalty trust units, (iii) upon a vote of 80% (which after the fifth anniversary of the closing of the merger, shall be reduced to 66-2/3%) or more of the outstanding royalty trust units held by persons other than FCX or any of its affiliates, at a duly called meeting of the Royalty Trust unitholders at which a quorum is present, (iv) upon the election of the Trustee following its resignation for cause (as more fully described in the amended and restated trust agreement) or (v) the exercise of the FCX call rights described in the preceding paragraph.

THE VOTING AND SUPPORT AGREEMENT

Simultaneously with the execution of the merger agreement, PXP (which owned approximately 31.3% of the outstanding shares of MMR common stock as of April 4, 2013, the record date) entered into a voting and support agreement with FCX and MMR, which is referred to herein as the support agreement. Pursuant to the support agreement, PXP has agreed, among other things, to vote the shares of MMR common stock held by PXP:

•	in favor of the charter amendment proposal;

•	in favor of the merger agreement proposal;

•	against alternative transactions; and

•	in favor of any action in furtherance of the transactions contemplated by the merger agreement.

Additionally, pursuant to the support agreement, PXP has granted an irrevocable proxy to FCX to vote its shares of MMR common stock as described above. The support agreement generally prohibits PXP from transferring its shares of MMR common stock prior to the consummation of the merger. The support agreement and the irrevocable proxy granted thereunder will automatically terminate upon the first to occur of (i) the consummation of the merger, (ii) the termination of the merger agreement in accordance with its terms, or (iii) any breach by FCX of its obligations under the merger agreement not to change the merger consideration to MMR stockholders or materially amend any material provision of the merger agreement or terminate the merger agreement, without the prior written consent of PXP.

Due to PXP’s percentage ownership of MMR’s outstanding common stock, the terms of the support agreement will not assure passage of any of the proposals to be presented at the MMR special meeting.

The foregoing discussion summarizes material terms of the support agreement. We urge you to read carefully the full text of the support agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.

THE MMR SPECIAL MEETING

Date, Time and Place

The special meeting of MMR stockholders is scheduled to be held at                 , local time on                 , 2013 at                 .

Purpose of the MMR Special Meeting

The special meeting of MMR stockholders is being held:

•

to approve the proposed amendment to Article X section (k) of the amended and restated certificate of incorporation of MMR to exclude FCX from the definition of “Interested Stockholder,” which is referred to herein as the charter amendment proposal;

•

to approve the adoption of the Agreement and Plan of Merger, dated as of December 5, 2012, by and among MMR, Freeport-McMoRan Copper & Gold Inc., which is referred to herein as FCX, and INAVN Corp., a wholly owned subsidiary of FCX, which is referred to herein as Merger Sub, as such agreement may be amended from time to time, which is referred to herein as the merger agreement, which provides for, among other things, the merger of Merger Sub with and into MMR, with MMR surviving the merger as a wholly owned subsidiary of FCX, and the transactions contemplated thereby, which is referred to herein as the merger proposal; and

•

to approve the adjournment of the MMR special meeting, if necessary or appropriate, in the view of the MMR board of directors, to solicit additional proxies in favor of the charter amendment proposal or the merger proposal or if there are not sufficient votes at the time of such adjournment to approve either proposal, which is referred to herein as the adjournment proposal.

Recommendations of the Board of Directors of MMR

The board of directors of MMR has determined that adopting the charter amendment and entering into the merger agreement are fair to, advisable and in the best interests of MMR and its stockholders and declared the charter amendment proposal and the merger proposal advisable.

The MMR board of directors recommends that you vote “FOR” the charter amendment proposal, “FOR” the merger proposal and “FOR” the adjournment proposal.

Record Date; Stock Entitled to Vote

Only holders of record of shares of MMR common stock at the close of business on April 4, 2013 are entitled to notice of, and to vote at, the MMR special meeting and at an adjournment of the meeting. MMR refers to this date as the record date for the special meeting. A complete list of stockholders of record of MMR entitled to vote at the MMR special meeting will be available for the 10 days before the MMR special meeting at MMR’s executive offices and principal place of business at 1615 Poydras Street, New Orleans, Louisiana 70112 for inspection by stockholders of MMR during ordinary business hours for any purpose germane to the MMR special meeting. The list will also be available at the MMR special meeting for examination by any stockholder of MMR of record present at the special meeting.

As of April 4, 2013, the record date, the directors and executive officers of MMR as a group owned and were entitled to vote 9,110,202 shares of the common stock of MMR, representing approximately 5.6% of the outstanding shares of MMR common stock on that date (including 9,070,442 shares of MMR common stock, representing approximately 5.6% of the outstanding shares of MMR common stock, which are beneficially owned by the directors and executive officers of MMR who are interested stockholders). MMR currently expects that its directors and executive officers will vote their shares in favor of the charter amendment proposal and the merger proposal, but none of MMR’s directors or executive officers have entered into any agreement obligating them to do so.

As of April 4, 2013, the record date, the directors and executive officers of FCX as a group owned and were entitled to vote 10,043,446 shares of the common stock of MMR, representing approximately 6.2% of the outstanding shares of MMR common stock on that date (including 9,070,442 shares of MMR common stock, representing approximately 5.6% of the outstanding shares of MMR common stock, which are beneficially owned by the directors and executive officers of FCX who are interested stockholders).

Quorum

A quorum is necessary to hold a valid special meeting of MMR stockholders. A quorum will be present at the MMR special meeting if the holders of a majority of the outstanding shares of the MMR common stock entitled to vote at the special meeting are present, in person or by proxy. If a quorum is not present at the special meeting, MMR expects the presiding officer to adjourn the MMR special meeting in order to solicit additional proxies. Abstentions will be counted as present for purposes of determining whether a quorum is present.

Required Vote

Approval of the charter amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MMR common stock.

Approval of the merger proposal requires the affirmative vote of the holders of (1) a majority of the outstanding shares of MMR common stock and (2) a majority of the outstanding shares of MMR common stock, excluding shares owned by FCX and its subsidiaries, PXP and its subsidiaries, and certain MMR executive officers and directors who also serve as officers and/or directors of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr., who are referred to herein as the interested stockholders.

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of MMR common stock entitled to vote on the proposal present or represented by proxy at the MMR special meeting.

Abstentions, Failures to Vote and Broker Non-Votes

Your failure to vote will have the same effect as a vote against the charter amendment proposal and the merger proposal, but will have no effect on the adjournment proposal. Your abstention from voting will have the same effect as a vote against the charter amendment proposal, the merger proposal and the adjournment proposal. A broker non-vote will have the same effect as a vote against the charter amendment proposal and the merger proposal, but will have no effect on the adjournment proposal. Because there are no proposals being voted upon at the MMR special meeting that brokers have discretionary authority to vote on, MMR does not expect any broker non-votes on any of the proposals

Voting at the Special Meeting

Whether or not you plan to attend the MMR special meeting, please promptly submit you voting instructions to vote your shares of MMR common stock by proxy to ensure your shares are represented at the meeting. You may also vote in person at the MMR special meeting.

Voting in Person

If you plan to attend the MMR special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of MMR common stock are held in street name, which means your shares of MMR common stock are held of record by a broker, bank or nominee, and you wish to vote at the special meeting, you must bring to the MMR special meeting a legal proxy from the record holder (your broker, bank or nominee) of the shares of MMR common stock authorizing you to vote at the special meeting.

Voting by Proxy

You should submit your voting instructions to vote your shares of MMR common stock by proxy even if you plan to attend the MMR special meeting. You can always change your vote at the MMR special meeting.

Your enclosed proxy card includes specific instructions for submitting your voting instructions for your shares of MMR common stock. MMR’s electronic voting procedures are designed to authenticate your identity and to ensure that your voting instructions are accurately recorded. When the accompanying proxy is returned properly executed, the shares of MMR common stock represented by it will be voted at the MMR special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If you return your signed proxy card without indicating how you want your shares of MMR common stock to be voted with regard to a particular proposal, your shares of MMR common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the MMR special meeting and cannot be voted.

If your shares of MMR common stock are held in an account with a broker, bank or other nominee, you have received a separate voting instruction card in lieu of a proxy card and you must follow those instructions in order to submit your voting instructions.

If you hold shares of MMR common stock through MMR’s Employee Capital Accumulation Program (ECAP), you may only vote your shares by mail. Accordingly, please complete, date and sign your proxy card and return it in the postage-paid envelope provided to you.

Revocation of Proxies or Voting Instructions

You have the power to revoke your proxy at any time before your proxy is voted at the MMR special meeting. You can revoke your proxy or voting instructions in one of four ways:

•	you can grant a new, valid proxy bearing a later date;

•	you can send a signed notice of revocation;

•

if you are a holder of record of MMR common stock on the record date for the MMR special meeting, you can attend the MMR special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given; or

•

if your shares of MMR common stock are held in an account with a broker, bank or other nominee, you must follow the instructions on the voting instruction card you received in order to change or revoke your instructions.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by MMR’s Secretary at 1615 Poydras Street, New Orleans, Louisiana 70112 no later than the beginning of the MMR special meeting.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the MMR special meeting will be borne by MMR. This proxy solicitation is being made by MMR on behalf of the MMR board of directors. MMR has retained Georgeson Inc. and MacKenzie Partners, Inc. to assist in MMR’s solicitation of proxies and expects to pay each a fee of $25,000, plus reasonable expenses, for these services. In addition to the use of the mail, proxies may be solicited by executive officers and directors and regular employees of MMR, without additional remuneration, by personal interview, facsimile or otherwise. MMR will also request brokers, banks and nominees to forward proxy materials to the beneficial owners of shares of MMR common stock held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Adjournments and Postponements

The special meeting may be adjourned by the presiding officer or upon the affirmative vote of holders of a majority of the shares of MMR common stock entitled to vote on the adjournment proposal present or represented by proxy at the MMR special meeting, whether or not a quorum exists. The special meeting may be adjourned without notice other than announcement at the meeting, except if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the reconvened meeting, a notice of the reconvened meeting must be given to each stockholder entitled to vote at such meeting.

In addition, at any time prior to convening the special meeting, the MMR board of directors may postpone the special meeting without the approval of MMR’s stockholders. If postponed, MMR will publicly announce the new meeting date. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow MMR stockholders who have already sent in their proxies to revoke them at any time prior to their use.

PROPOSALS TO BE CONSIDERED AT THE MMR SPECIAL MEETING

The Charter Amendment Proposal (Item 1 on the Proxy Card)

The MMR board of directors, upon the unanimous recommendation of the special committee of the MMR board of directors, determined that the charter amendment proposal is in the best interests of MMR and its stockholders, and recommends that MMR’s stockholders approve an amendment to Article X section (k) of the amended and restated certificate of incorporation of MMR to exclude FCX from the definition of “Interested Stockholder” as follows (proposed new language underlined):

(k) “Interested Stockholder” means any person (other than the Corporation, any Subsidiary, Plains Exploration & Production Company, Freeport-McMoRan Copper & Gold Inc., any Employee Benefit Plan, any fiduciary with respect to an Employee Benefit Plan acting in such capacity, owning Capital Stock as of November 9, 1998, or any Affiliate or Associate of any of the foregoing) who (1) is the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock or (2) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock. For the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the person through application of paragraph (c) of the Article ~~IX~~ VII, section 3 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

The adoption of this amendment by MMR stockholders is a condition to closing of the merger. In the event this proposal is not approved by MMR stockholders, the merger cannot be consummated. If this proposal is approved by MMR’s stockholders, the amendment to Article X section (k) of MMR’s amended and restated certificate of incorporation will become effective upon filing of the amendment with the Secretary of State of the State of Delaware.

Under MMR’s amended and restated certificate of incorporation, approval of an amendment to Article X section (k) of the amended and restated certificate of incorporation of MMR requires the affirmative vote of holders of not less than 80% of the outstanding shares of MMR common stock; provided, however, that if such amendment is first adopted by both a majority of the directors then in office and a majority of the continuing directors, voting as a separate group, then such amendment shall be deemed adopted by MMR’s stockholders upon the affirmative vote of the holders of a majority of the outstanding shares of MMR common stock. Accordingly, because the proposed amendment was adopted by a majority of the directors then in office and the continuing directors, approval of the proposed amendment requires the affirmative vote of the holders of a majority of the outstanding shares of MMR common stock.

In addition, the proposed amendment deletes the erroneous reference to Article IX and replaces it with the correct reference to Article VII.

Article VII of MMR’s charter provides, among other things, that any merger of MMR with an Interested Stockholder shall require the affirmative vote of holders of at least 80% of the outstanding shares of MMR common stock and the affirmative vote of 75% of the outstanding shares held by the disinterested stockholders, such approvals are referred to herein as the “supermajority approvals.” As a result, as currently constructed, the proposed merger would trigger the supermajority approvals described in Article VII of MMR’s charter because FCX and its subsidiaries are “Interested Stockholders” under the terms of the charter due to their ownership of shares of MMR convertible preferred stock convertible into approximately 16.1% of the outstanding shares of MMR common stock as of April 15, 2013. However, if FCX and its subsidiaries are excluded from the definition of “Interested Stockholder”, the proposed merger would require only the affirmative vote of holders of a majority of the outstanding shares of MMR common stock.

Under the existing construction of the charter, given the supermajority approvals requirement described above, the affirmative vote of a majority of the disinterested stockholders in favor of the merger proposal would not necessarily ensure approval of the merger agreement. As such, the MMR board of directors, acting upon the unanimous recommendation of the MMR special committee, determined that it was fair to, advisable and in the best interests of the MMR stockholders (including the disinterested stockholders) to amend the charter to specifically exclude FCX and its subsidiaries from the definition of “Interested Stockholder,” thereby making the supermajority approvals inapplicable. The MMR board of directors’ determination that the charter amendment proposal is in the best interests of MMR and its stockholders is based on its belief that the requirements in the merger agreement that the merger proposal be approved by (1) a majority of the outstanding shares of MMR common stock and (2) a majority of the disinterested stockholders, as opposed to the supermajority approvals requirements described above, are a more appropriate vote requirement threshold given that it ensures approval of the merger agreement proposal if a majority of the disinterested stockholders vote in favor of the merger proposal and a majority of the outstanding shares of MMR common stock vote in favor of the merger proposal and the charter amendment proposal.

The MMR board of directors recommends that its stockholders vote “FOR” the charter amendment proposal.

The Merger Proposal (Item 2 on the Proxy Card)

As discussed throughout this proxy statement/prospectus, MMR is asking its stockholders to consider and vote on a proposal to adopt the merger agreement and thereby approve, among other things, the merger. The approval of the adoption of the merger agreement, among other things, is required for completion of the merger.

Holders of MMR common stock should read this proxy statement/prospectus carefully in its entirety, including the annexes, for more detailed information concerning the merger agreement. See the information about the merger agreement and the merger throughout this proxy statement, including the information set forth in the sections entitled “Special Factors—General Description and Effects of the Merger” beginning on page 24 and “The Merger Agreement” beginning on page 110. In particular, holders of MMR common stock are directed to the merger agreement, a copy of which is attached as Annex A hereto.

Under the terms of the merger agreement and in accordance with the DGCL, upon completion of the merger, Merger Sub will merge with and into MMR. MMR will be the surviving corporation in the merger and will thereby become a wholly owned subsidiary of FCX.

Under the terms of the merger agreement, MMR cannot complete the merger without the following stockholder approvals:

•	approval of the charter amendment proposal by a majority of the outstanding shares of MMR common stock;

•	approval of the merger proposal by a majority of the outstanding shares of MMR common stock; and

•

approval of the merger proposal by a majority of the outstanding shares of MMR common stock, excluding shares owned by FCX and its subsidiaries, PXP and its subsidiaries, and certain MMR executive officers and directors who also serve as officers and/or directors of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr., who are referred to herein as the interested stockholders.

Accordingly, adoption of the merger agreement requires the affirmative vote of holders of (1) a majority of the outstanding shares of MMR common stock and (2) a majority of the outstanding shares of MMR common stock, excluding the interested stockholders.

For additional information regarding the stockholder vote requirement, see the sections entitled “The Merger Agreement” beginning on page 110 and “The MMR Special Meeting” beginning on page 132.

If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the adoption of the merger agreement.

The special committee of the MMR Board of Directors (1) unanimously determined that the merger and the merger agreement are fair to, advisable and in the best interests of MMR and its stockholders, (2) approved the merger agreement and (3) recommended that the MMR Board of Directors adopt and approve the merger agreement.

Accordingly, the MMR Board of Directors recommends that holders of MMR common stock vote “FOR” the proposal to adopt and approve the merger agreement.

See the section entitled “Special Factors—MMR’s Reasons for the Merger and Recommendation of the MMR Special Committee and Board of Directors” beginning on page 39 of this proxy statement/prospectus. For a discussion of interests of MMR’s directors and executive officers in the merger that may be different from, or in addition to, the interests of MMR stockholders generally, see the section entitled “Special Factors—Interests of MMR Directors and Executive Officers in the Merger,” beginning on page 76.

The Adjournment Proposal (Item 3 on the Proxy Card)

In addition you are also being asked to approve an adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the charter amendment proposal or the merger proposal. If, at the special meeting, the number of shares of MMR common stock present or represented and voting in favor of the charter amendment proposal or the merger proposal is insufficient to approve the either proposal, MMR intends to move to adjourn the special meeting in order to enable MMR’s board of directors to solicit additional proxies for approval of the proposals.

The MMR board of directors, upon the unanimous recommendation of the special committee of the MMR board of directors, determined that the adjournment proposal is in the best interests of MMR and its stockholders and recommends a vote “FOR” the adjournment proposal. For a discussion of interests of MMR’s directors and executive officers in the merger that may be different from, or in addition to, the interests of MMR stockholders generally, see the section entitled “Special Factors—Interests of MMR Directors and Executive Officers in the Merger,” beginning on page 76.

STOCK OWNERSHIP OF FCX AND MMR DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Ownership of Major FCX Stockholders

Based on filings with the SEC, the table below shows the beneficial owner of more than 5% of the outstanding shares of FCX common stock as of December 31, 2012. Unless otherwise indicated, all information is presented as of December 31, 2012, and all shares beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
BlackRock, Inc.	84,022,739	(2)	8.9%
40 East 52nd Street New York, NY 10022

(1)	Based on 949,742,416 outstanding shares of FCX common stock as of April 15, 2013.
(2)	Based on a Schedule 13G/A filed with the SEC on February 1, 2013, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein.

Ownership of FCX Directors and Executive Officers

The table below shows the amount of outstanding shares of FCX common stock beneficially owned as of April 15, 2013, by (i) each of its current directors and its chief executive officer, its chief financial officer and its other executive officers (such officers being the FCX named executive officers) serving during 2012 and (ii) all of its current directors and executive officers as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Options	Number of Shares Subject to Exercisable Options and Vesting of RSUs(1)	Total Number of Shares Beneficially Owned(2)	Percent of Class(3)
Richard C. Adkerson (4)	1,623,163	4,332,500	5,955,663		*
Robert J. Allison, Jr. (5)	175,560	105,500	281,060		*
Michael J. Arnold (6)	189,001	1,145,000	1,334,001		*
Robert A. Day (7)	1,337,500	165,500	1,503,000		*
Gerald J. Ford (8)	125,264	165,500	290,764		*
H. Devon Graham, Jr.	13,500	70,500	84,000		*
Charles C. Krulak	11,500	95,500	107,000		*
Bobby Lee Lackey	22,342	50,500	72,842		*
Jon C. Madonna	16,180	85,500	101,680		*
Dustan E. McCoy	11,000	95,500	106,500		*
James R. Moffett (9)	3,130,989	2,082,500	5,213,489		*
Kathleen L. Quirk	299,932	2,074,000	2,373,932		*
B. M. Rankin, Jr. (10)	709,860	65,500	775,360		*
Stephen H. Siegele	236,384	105,500	341,884		*
Directors and executive officers as a group (14 persons)	7,902,175	10,639,000	18,541,175	1.9%

*	Ownership is less than 1%.
(1)	Reflects shares of FCX common stock that could be acquired within sixty days of April 15, 2013 upon the exercise of options, the vesting of RSUs granted pursuant to FCX’s stock incentive plans and the termination of deferrals on previously vested RSUs.

(2)	In addition to the RSUs included in “Number of Shares Subject to Exercisable Options and Vesting of RSUs,” each beneficial owner holds the following unvested RSUs, which are not included in the table above.

Name of Beneficial Owner	Number of RSUs
Richard C. Adkerson	453,537
Robert J. Allison, Jr.	11,500
Michael J. Arnold	90,195
Robert A. Day	3,500
Gerald J. Ford	3,500
H. Devon Graham, Jr.	19,500
Charles C. Krulak	7,500
Bobby Lee Lackey	7,500
Jon C. Madonna	9,500
Dustan E. McCoy	8,000	(†)
James R. Moffett	453,537
Kathleen L. Quirk	148,471
B. M. Rankin, Jr.	3,500
Stephen H. Siegele	3,500

(†)	Reflects January 1, 2013 payout of 2,000 previously deferred RSUs pursuant to his deferral election.

(3)	Based on 949,742,416 outstanding shares of FCX common stock as of April 15, 2013.
(4)	Includes (a) 20,330 shares of FCX common stock held in his individual retirement account (IRA), (b) 552,844 shares of FCX common stock held in a trust and (c) 131,686 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Mr. Adkerson has pledged 862,425 shares of FCX common stock to secure a line of credit.
(5)	Includes 59,244 shares of FCX common stock held by Mr. Allison’s spouse.
(6)	Includes 5,331 shares of FCX common stock held in the FCX ECAP.
(7)	Includes 42,000 shares of FCX common stock held by his spouse, as to which he disclaims beneficial ownership. Mr. Day has pledged 1,272,000 shares of FCX common stock to secure a line of credit.
(8)	Includes 20,000 shares of FCX common stock held as trustee of a trust.
(9)	Includes (a) 3,066,880 shares of FCX common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, (b) 56,557 shares of FCX common stock held in the FCX ECAP and (c) 7,552 shares of FCX common stock held by his spouse, as to which he disclaims beneficial ownership. The limited liability company through which Mr. Moffett owns his shares has entered into three forward sale contracts with a securities broker pursuant to which the limited liability company agreed to sell: (a) 450,000 shares of common stock on March 4, 2014 and 300,000 shares of common stock on November 3, 2014, with the sale price to be determined and paid on the respective maturity dates, and (b) up to 1,500,000 shares on November 3, 2014, with exact number of shares to be delivered on the maturity date determined by the closing price on such date, and in exchange for which the limited liability company received a payment upon execution of the contract. Under all three contracts, the limited liability company may elect to settle the contract in cash and retain ownership of the shares. The limited liability company has pledged a total of 2,250,000 shares in part to secure its obligations under these contracts but continues to hold beneficial ownership and voting power with respect to these shares, and the right to receive quarterly dividend payments of up to $0.3125 per share with respect to 450,000 of the shares.
(10)	Includes 585,360 shares held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner.

Ownership of Major MMR Stockholders

Based on filings with the SEC, the table below shows the beneficial owners of more than 5% of the outstanding shares of MMR common stock other than Mr. Moffett, whose beneficial ownership is reflected in the table in the section below titled “Ownership of MMR Directors and Executive Officers.” Unless otherwise indicated, all information is presented as of December 31, 2012, and all shares beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Shares	Shares Issuable upon Conversion of Convertible Securities (1)	Total Number of Shares Beneficially Owned		Percent of Outstanding Shares (2)
Freeport-McMoRan Copper & Gold Inc.	—	31,250,000	31,250,000	(3)	16.1%
Freeport-McMoRan Preferred LLC
333 N. Central Ave.
Phoenix, AZ 85004

Leon G. Cooperman	8,711,400	3,393,755	12,105,155	(4)	7.3%
2700 North Military Trail
Suite 230
Boca Raton, Florida 33431

Paulson & Co. Inc.	15,556,300	—	15,556,300	(5)	9.5%
1251 Avenue of the Americas
New York, NY 10020

Plains Exploration & Production Company	51,000,000	—	51,000,000	(6)	31.3%
700 Milam, Suite 3100
Houston, TX 77002

(1)

MMR has the following securities outstanding that are convertible into shares of MMR common stock: its 8% convertible perpetual preferred stock, its 5 1/4% convertible senior notes due 2013, its 4% convertible senior notes due 2017 and its 5.75% convertible perpetual preferred stock, Series 1 and Series 2.

(2)	In accordance with SEC rules, in calculating the percentage for each beneficial owner, MMR added to the 163,100,608 shares outstanding as of April 15, 2013, the number of shares of common stock issuable upon the conversion or exercise of convertible securities and options held by that beneficial owner. For purposes of calculating these percentages for each beneficial owner, MMR does not assume the conversion or exercise of any of the other beneficial owners’ convertible securities or options.
(3)	Based on an amended Schedule 13D filed with the SEC on December 6, 2012 jointly by FCX and Freeport-McMoRan Preferred LLC, a wholly-owned subsidiary of FCX, which is referred to herein as FCX Preferred. Includes 31,250,000 shares of MMR common stock issuable upon conversion of 500,000 shares of its 5.75% convertible perpetual preferred stock, Series 2.
(4)	Based on an amended Schedule 13G filed with the SEC on February 8, 2013 by Leon G. Cooperman on his own behalf and on behalf of investment firms identified therein. According to the amended Schedule 13G, Mr. Cooperman, on a consolidated basis, has (a) sole voting and investment power over 7,046,639 of the shares of MMR common stock reported and (b) shared voting and investment power over 5,058,516 of the shares of MMR common stock reported. Includes 3,393,755 shares of MMR common stock issuable upon conversion of 54,300 shares of its 5.75% convertible perpetual preferred stock, Series 1.
(5)	Based on a Schedule 13G filed with the SEC on February 14, 2013 by Paulson & Co. Inc. (Paulson) as a registered investment advisor. All of the shares reported are owned by investment advisory clients of Paulson. To Paulson’s knowledge, no such client has an interest relating to more than 5% of the class of securities to which the Schedule 13G relates. As investment advisor, Paulson has sole voting and sole dispositive power with respect to all of the shares reported. Paulson expressly disclaims beneficial ownership.
(6)	Based on an amended Schedule 13D filed with the SEC on December 13, 2012 by Plains Exploration & Production Company.

Ownership of MMR Directors and Executive Officers

Unless otherwise indicated, the table below shows the amount of MMR’s common stock each of MMR’s directors and its chief executive officer, its chief financial officer and its other executive officers, which are referred to herein as the named executive officers, beneficially owned as of April 15, 2013, and all shares shown are held with sole voting and investment power, and include, if applicable, shares held in MMR’s Employee Capital Accumulation Program, which is referred to herein as the ECAP.

Name of Beneficial Owner	Number of Shares Not Subject to Options	Number of Shares Subject to Exercisable Options and Vesting of RSUs(1)	Total Number of Shares Beneficially Owned(2)	Percent of Class(3)
Richard C. Adkerson (4)	546,942	2,375,000	2,921,942	1.8%
A. Peyton Bush, III	2,875	13,125	14,125	*
William P. Carmichael	6,556	13,125	17,806	*
Robert A. Day	964,560	41,250	1,005,810	*
James C. Flores (5)	9,452	10,000	19,452	*
Gerald J. Ford (6)	2,064,018	41,250	2,105,268	1.3%
H. Devon Graham, Jr.	10,250	41,250	51,500	*
Suzanne T. Mestayer	19,627	29,000	48,627	*
James R. Moffett (7)	5,092,143	3,825,000	8,917,143	5.3%
C. Howard Murrish (8)	242,667	525,000	767,667	*
Nancy D. Parmelee	495	296,667	297,162	*
Kathleen L. Quirk	19,539	485,000	504,539	*
B. M. Rankin, Jr. (9)	591,712	30,375	622,087	*
John F. Wombwell (5)	1,250	10,000	11,250	*
Directors and executive officers as a group (13 persons) (10)	9,329,419	7,211,042	16,540,461	9.7%

*	Ownership is less than 1%.
(1)	Reflects shares of MMR common stock that could be acquired within sixty days upon the exercise of options and the vesting of RSUs granted pursuant to MMR’s stock incentive plans.
(2)	In addition to the RSUs included in “Number of Shares Subject to Exercisable Options and Vesting of RSUs,” each beneficial owner holds the following unvested RSUs, which are not included in the table above.

Name of Beneficial Owner	Number of RSUs
Richard C. Adkerson	—
A. Peyton Bush, III	3,750
William P. Carmichael	3,750
Robert A. Day	3,750
James C. Flores	3,750
Gerald J. Ford	3,750
H. Devon Graham, Jr.	3,750
Suzanne T. Mestayer	3,750
James R. Moffett	—
C. Howard Murrish	—
Nancy D. Parmelee	—
Kathleen L. Quirk	—
B. M. Rankin, Jr.	3,750
John F. Wombwell	3,750

(3)	Based on 163,100,608 shares of MMR common stock outstanding as of April 15, 2013.
(4)	Includes (a) 147 shares of MMR common stock held in his individual retirement account, which is referred to herein as an IRA, (b) 312,431 shares of MMR common stock held by Mr. Adkerson through a Grantor Retained Annuity Trust, (c) 73,072 shares of MMR common stock issuable upon conversion of 500 shares of MMR’s 8% convertible perpetual preferred stock and (d) 33,908 shares of MMR common stock held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. The economic value of 600,000 of the exercisable stock options has been transferred pursuant to a partition agreement.
(5)	Messrs. Flores and Wombwell serve as executive officers of Plains Exploration & Production Company, which owns 51 million shares, representing approximately 31.3% of the outstanding shares of MMR common stock.
(6)	Includes 146,145 shares of MMR common stock issuable upon conversion of 1,000 shares of MMR’s 8% convertible perpetual preferred stock held by a limited partnership with respect to which Mr. Ford, as a general partner, shares voting and investment power.
(7)	Includes (a) 5,091,117 shares of MMR common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power and (b) 1,026 shares of MMR common stock held by Mr. Moffett’s spouse, as to which he disclaims beneficial ownership. Mr. Moffett’s address is 1615 Poydras Street, New Orleans, Louisiana 70112.
(8)	Mr. Murrish retired as MMR’s executive vice president effective August 1, 2011. Includes (a) 3,293 shares of MMR common stock held in Mr. Murrish’s IRA, (b) 4,367 shares of MMR common stock held in MMR’s ECAP, (c) 412 shares of MMR common stock held in his spouse’s IRA, (d) 32,395 shares of MMR common stock held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (e) 694 shares of MMR common stock held by Mr. Murrish as a custodian for one of his sons, and (f) 450 shares of MMR common stock held by Mr. Murrish as custodian for his grandson.
(9)	Includes 567,889 shares of MMR common stock held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner.
(10)	Mr. Murrish ceased to be an executive officer of MMR upon his retirement effective August 1, 2011; thus, the shares of MMR common stock held by Mr. Murrish are not included in the total number of shares of MMR common stock beneficially owned by the directors and executive officers of MMR as a group.

DESCRIPTION OF THE ROYALTY INTERESTS

The royalty interests to be conveyed to the Royalty Trust will consist of overriding royalty interests in hydrocarbons saved and produced from certain MMR shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects.

An overriding royalty interest in general represents a non-operating interest in an oil and gas property that provides the owner a specified share of production without any related operating expenses or development costs and is carved out of an oil and gas lessee’s working or cost-bearing interest under the lease. A working or cost-bearing interest in general represents an operating interest in an oil and gas property that provides the owner a specified share of production that is subject to all production expense and development costs. An owner of a working or cost-bearing interest, subject to the terms of applicable operating agreements, generally has the right to participate in the selection of a prospect, drilling location, or drilling contractor, to propose the drilling of a well, to determine the timing and sequence of drilling operations, to commence or shut down production, to take over operations, or to share in any operating decision. An owner of an overriding royalty interest in general has none of the rights described in the preceding sentence, and holders of royalty trust units will not have such rights. Unlike royalty interests that are retained by the mineral rights owner that grants the leasehold, an “overriding” royalty is generally granted to a party that does not own any interest in the underlying minerals, and the overriding royalty interest expires when production ceases and the lease terminates. Additionally, an owner of a working interest may generally decline participation in any operation and allow other consenting working interest owners to conduct such operations, as provided under the applicable operating agreement. In such instances, the overriding royalty interest owner generally would not be entitled to its share of production until the consenting working interest owners recoup a multiple of costs incurred with respect to such operations as set forth in the applicable operating agreement.

The overriding royalty interest in the subject interests will be a 5% gross overriding royalty interest (proportionately reduced based on MMR’s working interest to equal the product of five per cent (5%) multiplied by a fraction, the numerator of which is the working interest held by MMR and its affiliates in the applicable subject interest and the denominator of which is one hundred per cent (100%)) in hydrocarbons saved and produced from certain MMR shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects. MMR owns less than 100% of the working interest in each of the subject interests. The table below reflects MMR’s estimated working interest in each of the subject interests.

Subject Interest Name	Estimated Working Interest
Davy Jones	63.40%
Blackbeard East	72.00%
Lafitte	72.00%
Blackbeard West	69.40%
England	36.00%
Barbosa	72.00%
Morgan	72.00%
Barataria	72.00%
Blackbeard West #3	69.40%
Drake	72.00%
Davy Jones West	36.00%
Hurricane	72.00%
Hook	72.00%
Captain Blood	72.00%
Bonnet	72.00%
Queen Anne’s Revenge	72.00%
Calico Jack	36.00%
Highlander	72.00%
Lineham Creek	36.00%
Tortuga	72.00%

Pursuant to the merger agreement, FCX agreed to cause MMR to convey to the Royalty Trust pursuant to a master conveyance agreement, which is referred to herein as the master conveyance, the overriding royalty interests in the leases listed or otherwise described in the master conveyance, which are referred to herein as the subject interests. The overriding royalty interest conveyed to the Royalty Trust shall apply only to those hydrocarbons saved and produced from the MMR shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects, as discussed above and as specifically set forth in the applicable recordable conveyance. See the section entitled “Description of the Subject Interests” beginning on page 146.

The overriding royalty interests will be free and clear of any and all drilling, development and operating costs and expenses (except that the overriding royalty interests will bear a proportional share of costs incurred for activities downstream of the wellhead for gathering, transporting, compressing, treating, handling, separating, dehydrating or processing the produced hydrocarbons prior to their sale, and certain income taxes, production, severance, sales, excise and similar taxes related to the sale of the produced hydrocarbons and property or ad valorem taxes to the extent assessed on the subject interests, which are referred to herein as the specified post-production costs and specified taxes, respectively). The overriding royalty interests hydrocarbons will be valued at the wellhead (after deduction or withholding of specified taxes and less any specified post-production costs) and neither MMR nor FCX will have any duty to transport or market the produced hydrocarbons away from the wellhead without cost. The overriding royalty interest hydrocarbons will be subject to and bear production and other like taxes.

The Royalty Trust will have no ability to influence the exploration or development of the subject interests, and FCX will have no obligation to commit or expend drilling, exploration or development capital with respect to the subject interests. In addition, FCX will have the right to elect not to participate in drilling or other operations conducted by other working interest owners with respect to the subject interests.

DESCRIPTION OF THE SUBJECT INTERESTS

The “subject interests” consist of 20 ultra-deep (target depths generally greater than 18,000 total vertical depth) prospects. The offshore “subject interests” consist of the following: (1) Barataria; (2) Barbosa; (3) Blackbeard East; (4) Blackbeard West; (5) Blackbeard West #3; (6) Bonnet; (7) Calico Jack; (8) Captain Blood; (9) Davy Jones; (10) Davy Jones West; (11) Drake; (12) England; (13) Hook; (14) Hurricane; (15) Lafitte; (16) Morgan; and (17) Queen Anne’s Revenge. The onshore “subject interests” consist of the following: (1) Highlander; (2) Lineham Creek; and (3) Tortuga. All of the subject interests are located in relatively shallow waters offshore of the state of Louisiana, or onshore in Louisiana. MMR does not own 100% of the working interest of any of the subject interests. The 5% gross overriding royalty interest in hydrocarbons saved and produced from the subject interests will burden all of MMR’s current leasehold interests associated with such prospects, as well as any leasehold interests associated with such prospects which are acquired by MMR on or before December 5, 2017 as reflected in the table below (subject to MMR’s right to dispose of its working interest to a percentage not less than the estimated working interests set forth in the table below). The 5% gross overriding royalty interest will be proportionately reduced based on MMR’s working interest to equal the product of five per cent (5%) multiplied by a fraction, the numerator of which is the working interest held by MMR and its affiliates in the applicable subject interest and the denominator of which is one hundred per cent (100%) as reflected in the table below. As of the date of the merger agreement, the subject interests comprised all of MMR’s ultra-deep prospects and none of the subject interests had any reserves classified as proved, probable or possible, and none of the subject interests had any associated production. MMR may develop additional ultra-deep prospects subsequent to the date of the merger agreement, which will not be included in the subject interests. As of the date of this proxy statement/prospectus, MMR’s independent reserve engineers have assigned initial estimates of 12.9 Bcfe of net proved reserves, 46.6 Bcfe of net probable reserves and 82.2 Bcfe of net possible reserves, associated with interim drilling results through December 31, 2012, from the sands encountered above 24,000 feet in the Lineham Creek well, located on one of the onshore subject interests. As of the date of this proxy statement/prospectus, none of the subject interests had any associated production.

Subject Interest Name	Estimated Working Interest	Operator	Estimated Overriding Royalty Interest (5% proportionately reduced to reflect the Estimated Working Interest)
Davy Jones	63.40%	McMoRan	3.17%
Blackbeard East	72.00%	McMoRan	3.6%
Lafitte	72.00%	McMoRan	3.6%
Blackbeard West	69.40%	McMoRan	3.47%
England	36.00%	Undetermined	1.8%
Barbosa	72.00%	McMoRan	3.6%
Morgan	72.00%	McMoRan	3.6%
Barataria	72.00%	McMoRan	3.6%
Blackbeard West #3	69.40%	McMoRan	3.47%
Drake	72.00%	McMoRan	3.6%
Davy Jones West	36.00%	McMoRan	1.8%
Hurricane	72.00%	McMoRan	3.6%
Hook	72.00%	McMoRan	3.6%
Captain Blood	72.00%	McMoRan	3.6%
Bonnet	72.00%	McMoRan	3.6%
Queen Anne’s Revenge	72.00%	McMoRan	3.6%
Calico Jack	36.00%	McMoRan	1.8%
Highlander	72.00%	McMoRan	3.6%
Lineham Creek	36.00%	Chevron	1.8%
Tortuga	72.00%	McMoRan	3.6%

Ultra-Deep Oil and Gas Prospects Acreage. At December 31, 2012, MMR owned or controlled interests in approximately 690 oil and gas leases in the Gulf of Mexico and onshore Louisiana, covering approximately 381,000 gross acres (235,000 net acres to MMR’s interests), associated with MMR’s ultra-deep prospects which are included in the subject interests. Approximately 16,000 net acres owned by MMR and associated with MMR’s ultra-deep prospects are scheduled to expire in 2013, including approximately 12,000 net acres which would have no impact on the specified resource potential, and approximately 4,000 net acres which, if the acreage is not reacquired in the future, would reduce the gross unrisked potential of certain prospects from approximately 18 tcfe to approximately 14 tcfe. No specific production volumes associated with the expiring leases has been included in the projections.

The following table shows the oil and gas acreage associated with MMR’s ultra-deep prospects in which MMR owned interests as of December 31, 2012.*

	Developed		Undeveloped
	Gross	Net	Gross	Net
	Acres	Acres	Acres	Acres
Offshore (federal waters)	0	0	255,504	161,389
Onshore Louisiana	0	0	57,599	27,261

Total at December 31, 2012	0	0	313,103	188,650

*	In addition, MMR controls approximately 68,000 gross acres (46,000 net acres) by options to lease.

Ultra-Deep Exploration and Development Activities. Since 2008, MMR’s drilling activities in the shallow waters of the Gulf of Mexico below the salt weld (i.e. listric fault) have successfully confirmed MMR’s geologic model and the highly prospective nature of this emerging geologic trend. The data from seven wells drilled to date indicate the presence below the salt weld of geologic formations including Upper/Middle/Lower Miocene, Frio, Vicksburg, Jackson, Yegua, Sparta carbonate, Wilcox, Tuscaloosa and Cretaceous carbonate, which have been prolific onshore, in the deepwater Gulf of Mexico and in international locations. The results of these activities indicate the potential for a major new geologic trend spanning 200 miles in the shallow waters of the Gulf of Mexico and onshore in the Gulf Coast area. Further drilling and flow testing will be required to determine the ultimate potential of this new trend.

MMR has incurred drilling and other related costs for in-progress and/or unproven exploratory wells totaling $1,134.7 million at December 31, 2012. In addition, its allocated costs for the working interests acquired in properties associated with MMR’s current in-progress and unproven wells totaled $693.5 million at December 31, 2012.

Davy Jones

Davy Jones No. 1 completion activities initiated in the fourth quarter of 2011, and initial flow testing procedures were attempted in March 2012, however MMR encountered mechanical issues with the well’s originally designed perforating equipment. Subsequent activities to flow the well were conducted in 2012, and additional procedures to achieve a measurable flow are required. Future plans will incorporate data gained to date at Davy Jones as well as potential core and log data from the in progress well at Lineham Creek, located onshore approximately 50 miles northwest of Davy Jones. The rig has been moved off location for several months while a large scale hydraulic fracture treatment is designed to penetrate the Wilcox reservoirs to facilitate hydrocarbon movement into the wellbore. MMR’s investment in well drilling, completion and other costs specifically attributable to Davy Jones No. 1 approximated $318.4 million as of December 31, 2012.

Completion and testing of the Davy Jones offset appraisal well (Davy Jones No. 2) is expected to commence following review of results from Davy Jones No. 1. Davy Jones is located on a 20,000 acre structure that has multiple additional drilling opportunities.

MMR has drilled two sub-salt wells in the Davy Jones field. The Davy Jones No. 1 well logged 200 net feet of pay in multiple Wilcox sands, which were all full to base. The Davy Jones offset appraisal well (Davy Jones No. 2), which is located two and a half miles southwest of Davy Jones No. 1, confirmed 120 net feet of pay in multiple Wilcox sands, indicating continuity across the major structural features of the Davy Jones prospect, and also encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections.

MMR is the operator and holds a 63.4 percent working interest and a 50.2 percent net revenue interest in Davy Jones. MMR’s total investment in Davy Jones, which includes $474.8 million in allocated property acquisition costs, totaled $1,024.0 million at December 31, 2012.

Blackbeard East

The Blackbeard East ultra-deep exploration by-pass well, which is located on South Timbalier Block 144 in 80 feet of water, was drilled to a total depth of 33,318 feet in January 2012. Exploration results from the well indicate the presence of hydrocarbons below the salt weld in geologic formations including Upper/Middle Miocene, Frio, Vicksburg, and Sparta carbonate. Pressure and temperature data below the salt weld in the Miocene sands between 19,500 feet and 24,600 feet at Blackbeard East indicate that a completion at these depths could utilize conventional equipment and technologies. MMR’s lease rights to South Timbalier Block 144 were scheduled to expire on August 17, 2012. Prior to the expiration, MMR submitted initial development plans for Blackbeard East to the Bureau of Safety and Environmental Enforcement of the United States Department of the Interior (BSEE). MMR is seeking approval to test and complete the middle Miocene sands during 2013 using conventional equipment and technologies. Additional plans for further development of the deeper zones continue to be evaluated. MMR continues to hold its rights to this lease while the development plans are under administrative consideration by BSEE. MMR’s ability to continue to preserve its interest in Blackbeard East will require approval from the BSEE of its development plans.

MMR holds a 72.0 percent working interest and a 57.4 percent net revenue interest in Blackbeard East. MMR’s total investment in Blackbeard East, which includes $130.5 million in allocated property acquisition costs, totaled $308.8 million at December 31, 2012.

Lafitte

The Lafitte ultra-deep exploration well, which is located on Eugene Island Block 223 in 140 feet of water, was drilled to a total depth of 34,162 feet in March 2012. Exploration results from the well indicate the presence of hydrocarbons below the salt weld in geologic formations including Middle/Lower Miocene, Frio, Upper Eocene, and Sparta carbonate. MMR’s lease rights to Eugene Island Block 223 were scheduled to expire on October 8, 2012. Prior to the lease expiration, MMR submitted its initial development plans to complete and test the Jackson/Yegua sands in the upper Eocene for Lafitte to the BSEE. MMR continues to hold its rights to this lease while the development plans are under administrative consideration by the BSEE. MMR’s ability to continue to preserve its interest in Lafitte will require approval from the BSEE of MMR’s development plans.

MMR holds a 72.0 percent working interest and a 58.3 percent net revenue interest in Lafitte. MMR’s total investment in Lafitte, which includes $35.8 million in allocated property acquisition costs, totaled $196.8 million at December 31, 2012.

Blackbeard West Unit

The Blackbeard West No. 1 well was drilled to a total depth of 32,997 feet in October 2008 and logs below 30,067 feet indicated potential hydrocarbon bearing zones measuring 220 net feet requiring further evaluation. The well has been temporarily abandoned while MMR evaluates whether to drill deeper or complete the well to test the existing zones. MMR’s lease rights to the Blackbeard West Unit (including Blackbeard West No. 1) are currently held by activities associated with Blackbeard West No. 2 (discussed below). MMR’s investment in the Blackbeard West No. 1 drilling costs approximated $31.1 million at December 31, 2012.

The Blackbeard West No. 2 ultra-deep exploration well on Ship Shoal Block 188 was drilled to a total depth of 25,584 feet in January 2013. Through logs and core data, MMR has identified three potential hydrocarbon bearing Miocene sand sections between approximately 20,800 and 24,000 feet. Initial completion efforts are expected to focus on the development of approximately 50 net feet of laminated sands in the Middle Miocene located at approximately 24,000 feet. Additional development opportunities in the well bore include approximately 80 net feet of potential low-resistivity pay at approximately 22,400 feet and an approximate 75 foot gross section at approximately 20,900 feet. Pressure and temperature data indicate that a completion at these depths could utilize conventional equipment and technologies. MMR holds a 69.4 percent working interest and a 53.1 percent net revenue interest in Ship Shoal Block 188. MMR’s investment in Blackbeard West No. 2 totaled $90.6 million at December 31, 2012. In addition, MMR has approximately $27.6 million of leasehold costs for the Blackbeard West unit resulting from allocated property acquisition costs.

Lineham Creek Onshore Well

The Lineham Creek exploration prospect, which is located onshore in Cameron Parish, Louisiana is currently drilling below the salt weld at 27,300 feet. In November 2012, the well encountered what appears to be hydrocarbon bearing porous sands above 24,000 feet, as identified by wireline logs. Independent reserve engineers retained by MMR have assigned initial estimates of proved, probable and possible reserves associated with interim drilling results through December 31, 2012, from the sands encountered above 24,000 feet in this ultra-deep exploratory well including 12.9 Bcfe of net proved reserves, 46.6 Bcfe of net probable reserves and 82.2 Bcfe of net possible reserves. These proved reserves are believed to be the first proved reserves to be recorded in the sub-salt, ultra-deep trend. Development plans will be determined following completion of drilling and evaluation of the well’s deeper objectives. The well, which is targeting Eocene and Paleocene objectives below the salt weld, has a proposed total depth of 29,000 feet. MMR is participating for a 36.0 percent working interest. MMR’s investment in Lineham Creek totaled $53.6 million at December 31, 2012.

Lomond North Onshore Well

The Lomond North ultra-deep prospect, which is located onshore in the Highlander area, primarily in St. Martin Parish, Louisiana, is currently drilling below 13,600 feet. This exploratory well has a proposed total depth of 30,000 feet and is targeting Eocene, Paleocene and Cretaceous objectives below the salt weld. MMR controls rights to approximately 80,000 gross acres in Iberia, St. Martin, Assumption and Iberville Parishes, Louisiana. MMR is operator and currently holds a 72.0 percent working interest. MMR’s investment in Lomond North totaled $40.1 million at December 31, 2012.

Hurricane Deep

The Hurricane Deep well, which is located in 12 feet of water on South Marsh Island Block 217, was drilled to a total depth of 21,378 feet in July 2011. Log results indicated the presence of Operc and Gyro sands in areas not subject to the override that MMR determined could be pursued in an updip location. The well has been temporarily abandoned to preserve the wellbore while MMR evaluates opportunities to sidetrack or deepen the well. MMR’s total investment in Hurricane Deep, which includes $24.8 million in allocated property acquisition costs, totaled $55.5 million at December 31, 2012.

If current or future activities are not successful in generating production that will allow MMR to recover all or a portion of our investment in any of our in-progress and/or unproven wells, MMR may be required to write down its investment in such properties to their estimated fair value.

Ultra-Deep Exploratory and Development Drilling. As of December 31, 2012, there were no productive or dry exploratory or development wells associated with the ultra-deep prospects, which does not include 9 gross (6.2 net) in-progress wells at December 31, 2012, 8 gross (5.5 net) in-progress wells at December 31, 2011 and 6 gross (3.9 net) in-progress wells at December 31, 2010.

DESCRIPTION OF ROYALTY TRUST UNITS

General

Each royalty trust unit represents an undivided share of beneficial interest in the Royalty Trust. Each holder of a royalty trust unit has the same rights as the holder of any other royalty trust unit. Upon the execution of the amended and restated trust agreement, the Royalty Trust will issue a number of royalty trust units equal to the fully diluted number of shares of MMR common stock outstanding immediately prior to the effective time of the merger (including shares beneficially owned by FCX and its subsidiaries, excluding shares issuable pursuant to equity awards which will be converted into FCX equity awards in connection with the consummation of the merger, and calculated assuming each of MMR’s convertible securities are converted at a conversion rate calculated assuming the maximum possible make-whole premium is received). We currently estimate that the total number of royalty trust units to be issued will approximate 230 million. This expectation is based on the maximum number of MMR common shares that could be issued to holders of MMR’s outstanding convertible securities at the maximum applicable make-whole premiums based on an assumed trading price and closing date for the merger and the assumption that no options are exercised prior to the closing of the merger. The exact number of royalty trust units to be issued will not be known until immediately prior to the closing of the merger. Any royalty trust units issued in excess of the amount required to be paid as merger consideration will be retained by FCX, with the applicable number of retained royalty trust units to remain subject to FCX’s obligation to deliver royalty trust units to holders of MMR’s convertible securities pursuant to the terms of such securities.

Distributions and Income Computations

Each quarter, the trustee will determine the amount of funds available for distribution to the Royalty Trust unitholders. Available funds will equal the excess cash received by the Royalty Trust from the royalty interests and other sources during that quarter (which may, after such time as any of the royalty interests commence generating cash proceeds, include loans from FCX in the circumstances described in the section entitled “The Royalty Trust Agreement—Funding of Administrative Expenses” beginning on page 129, over the Royalty Trust’s liabilities for that quarter. In any event, no distributions will be made until such time as the trustee receives cash proceeds from the royalty interests. Available funds will be reduced by any cash the trustee decides to hold as a reserve against future liabilities. The trustee shall establish a cash reserve equal to such amount. The Royalty Trust unitholders that own their royalty trust units on the close of business on the record date for each calendar quarter, which is referred to herein as the “quarterly record date”, will receive a pro-rata distribution of the amount of the cash available for distribution generally made 10 business days after the quarterly record date.

Unless otherwise advised by counsel or the IRS, the trustee will record the income and expenses of the Royalty Trust for each quarterly period as belonging to the Royalty Trust unitholders of record on the quarterly record date. The Royalty Trust unitholders will recognize income and expenses for tax purposes in the quarter of receipt or payment by the Royalty Trust, rather than in the quarter of distribution by the Royalty Trust. Minor variances may occur. For example, a reserve could be established in one quarterly period that would not give rise to a tax deduction until a later quarterly period, or an expenditure paid in one quarterly period would be amortized for tax purposes over several quarterly periods. See the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Royalty Trust Units” beginning on page 82.

Transfer of the Royalty Trust Units

The Royalty Trust unitholders will be permitted to transfer their royalty trust units in accordance with the amended and restated trust agreement. The trustee will not require either the transferor or transferee to pay a service charge for any transfer of a trust unit. The trustee may require payment of any tax or other governmental charge imposed for a transfer. The trustee may treat the owner of any royalty trust unit as shown by its records as the owner of the royalty trust unit. The trustee will not be considered to know about any claim or demand on a royalty trust unit by any party except the record owner. A person who acquires a royalty trust unit after any quarterly record date will not be entitled to the distribution relating to that quarterly record date. Delaware law will govern all matters affecting the title, ownership or transfer of royalty trust units.

Periodic Reports

Within 45 days following the end of each of the first three quarters, the Royalty Trust will mail to each Royalty Trust unitholder of record on a quarterly record date a report, which may be a copy of the Royalty Trust’s quarterly report on Form 10-Q, showing the assets, liabilities and distributable income of the Royalty Trust for the quarter. Within 90 days following the end of each year, the Royalty Trust will mail to the Royalty Trust unitholders of record, as of a date to be selected by the trustee, an annual report, which may be a copy of the Royalty Trust’s annual report on Form 10-K, containing audited financial statements of the Royalty Trust. In each case, the foregoing obligations shall be deemed satisfied if the trustee files a copy of the Royalty Trust’s annual report on Form 10-K and a copy of the Royalty Trust’s quarterly reports on Form 10-Q on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system maintained by the SEC or otherwise makes such reports publicly available on an Internet website that is generally available to the public.

The Royalty Trust will file all required Royalty Trust federal and state income tax and information returns. Within 75 days following the end of each fiscal year, the Royalty Trust will prepare and mail to each Royalty Trust unitholder of record on a quarterly record date during such year a report in reasonable detail with the information that Royalty Trust unitholders need to correctly report their share of the income and deductions of the Royalty Trust.

Each Royalty Trust unitholder and his representatives may examine, for any proper purpose, during reasonable business hours the records of the Royalty Trust and the trustee.

Liability of the Royalty Trust Unitholders and the Royalty Trust

Under the Delaware Statutory Trust Act, Royalty Trust unitholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the DGCL. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to such limitation.

Since the Royalty Trust will not conduct an active business and the trustee will have little power to incur obligations, it is expected that the Royalty Trust will only incur liabilities for routine administrative expenses, such as the trustee’s fees and accounting, engineering, legal, tax advisory and other professional fees.

Voting Rights of the Royalty Trust Unitholders

The Royalty Trust unitholders’ voting rights will be more limited than those of stockholders of most public corporations. For example, there will be no requirement for annual meetings of Royalty Trust unitholders or for annual or other periodic re-election of the trustee.

The trustee or Royalty Trust unitholders owning at least 15% of the outstanding royalty trust units will be permitted to call meetings of Royalty Trust unitholders. Meetings must be held in New York, New York. Written notice setting forth the time and place of the meeting and the matters proposed to be acted upon must be given to all of the Royalty Trust unitholders of record as of a record date set by the trustee at least 20 days and not more than 60 days before the meeting. The presence in person or by proxy of Royalty Trust unitholders representing a majority of royalty trust units outstanding will constitute a quorum. Each Royalty Trust unitholder will be entitled to one vote for each royalty trust unit owned.

Unless otherwise required by the amended and restated trust agreement, any matter may be approved by holders of a majority of royalty trust units constituting a quorum, although less than a majority of the royalty trust units then outstanding. The affirmative vote of the holders of 80% (which, after the fifth anniversary of the closing of the merger, shall be reduced to 66 2/3%) of the outstanding royalty trust units held by persons other than FCX or its subsidiaries will be required to terminate the Royalty Trust or approve a sale of all or substantially all of the royalty interests, whether in a single transaction or series of transactions. The affirmative vote of the holders of 66 2/3% of the outstanding royalty trust units will be required to (1) amend an amended and restated trust agreement (excluding the requirements for 80% Royalty Trust unitholder approval of dissolution of the Royalty Trust or a sale of all or substantially all of the royalty interests, which requires approval of holders of 80% of the outstanding royalty trust units), (2) approve other sales of the assets of the Royalty Trust or (3) approve any amendment, modification, termination or waiver of any rights under the master conveyance (or any other instrument of conveyance). The trustee may be removed, with or without cause, by a vote of the holders of a majority of the outstanding royalty trust units.

Any action required or permitted to be authorized or taken at any meeting of Royalty Trust unitholders may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the authorization or action taken is signed by Royalty Trust unitholders holding royalty trust units representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all royalty trust units entitled to vote thereon were present and voted.

COMPARATIVE MARKET PRICE INFORMATION AND DIVIDENDS

FCX and MMR common stock are listed on the NYSE. The following table sets forth the high and low sales prices of shares of FCX common stock and MMR common stock as reported on the NYSE, and the quarterly cash dividends declared per share for the periods indicated. MMR stockholders will not be entitled to receive any shares of FCX common stock as merger consideration, and no shares of FCX common stock are being registered pursuant to this proxy statement/prospectus.

	FCX Common Stock				MMR Common Stock
	High	Low	Dividends		High	Low	Dividends
Fiscal Year Ended December 31, 2013:
Second Quarter (through April 17, 2013)	$34.00	$27.52	$—		$16.67	$16.24	—
First Quarter	36.26	30.72	0.3125		16.40	15.70	—

Fiscal Year Ended December 31, 2012:
Fourth Quarter	42.89	30.54	0.3125		$16.12	$7.25	—
Third Quarter	43.65	31.08	0.3125		$14.49	$10.94	—
Second Quarter	39.43	31.16	0.3125		$13.19	$7.76	—
First Quarter	48.96	36.76	0.3125		$15.24	$10.03	—

Fiscal Year Ended December 31, 2011:
Fourth Quarter	43.50	28.85	0.25		$16.57	$8.25	—
Third Quarter	56.78	30.37	0.25		$18.83	$9.75	—
Second Quarter	58.75	46.06	0.75	(a)	$19.26	$15.03	—
First Quarter	61.35	46.20	0.25		$18.68	$14.94	—

(a)	Includes a supplemental common stock dividend of $0.50 per share paid in June 2011.

On December 4, 2012, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of FCX common stock as reported on the NYSE were $38.80 and $38.06, respectively. On             , 2013, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of FCX common stock as reported on the NYSE were $             and $            , respectively.

On December 4, 2012, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of MMR common stock as reported on NYSE were $36.40 and $35.30, respectively. On             , 2013, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of MMR common stock as reported on the NYSE were $             and $            , respectively.

MMR stockholders are advised to obtain current market quotations for MMR common stock. The market price of MMR common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of MMR common stock before or after the effective date of the merger.

MMR has not in the past paid, and does not anticipate in the future paying, cash dividends on its common stock. In addition, the terms of certain of MMR’s outstanding indebtedness prohibit MMR’s payment of dividends on its common stock.

RELATED PARTY TRANSACTIONS

FM Services Company

MMR is party to a services agreement with FM Services Company, a wholly owned subsidiary of FCX, under which FM Services Company provides MMR with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. FM Services Company also provides these services to FCX. In 2012, MMR incurred approximately $7.7 million of costs under the services agreement, and MMR expects its costs under the services agreement to approximate $7.7 million in 2013.

Overlapping Directors and Officers

Several of MMR’s directors and executive officers also serve as directors or officers of FCX. Messrs. Moffett, Adkerson, Rankin, Day, Ford and Graham, each of whom serves as a director of MMR, also serve as directors of FCX. Messrs. Moffett and Adkerson and Ms. Quirk, each of whom serves as an executive officer of MMR, also serve as executive officers of FCX. In addition, Ms. Parmelee, an executive officer of MMR, also serves as an officer of FCX. As of April 15, 2013, the overlapping board members and executive officers beneficially owned 9,070,442 shares of MMR common stock or about 5.6% of the outstanding shares of MMR common stock. For information regarding the compensation paid to or earned by Messrs. Moffett and Adkerson and Ms. Quirk for services rendered to MMR and FCX, see the “Executive Compensation Tables” section of each of MMR’s 2012 proxy statement filed with the SEC and FCX’s 2012 proxy statement filed with the SEC.

FCX and PXP 2010 Transactions

On December 30, 2010, MMR issued 500,000 shares of its 5.75% Convertible Perpetual Preferred Stock, Series 2 (convertible perpetual preferred stock) to FCX Preferred, a wholly owned subsidiary of FCX. In connection with the completion of the issuance of the convertible perpetual preferred stock to FCX Preferred, MMR entered into a stockholder agreement with FCX and FCX Preferred, which is referred to herein as the FCX stockholder agreement, pursuant to which, among other things, FCX has the right to nominate individuals to serve on MMR’s board of directors, who are referred to herein as the FCX designated directors. For as long as FCX and its affiliates beneficially own (1) not less than 75% of the outstanding shares of MMR common stock on a fully diluted basis owned by FCX and its affiliates immediately after the closing of the purchase of the convertible perpetual preferred stock, FCX will have the right to designate two members of MMR’s board of directors; and (2) between 25% and 75% of the outstanding shares of MMR common stock on a fully diluted basis owned by FCX and its affiliates immediately after the closing of the purchase of the convertible perpetual preferred stock, FCX will have the right to designate one member of MMR’s board of directors; provided, however, that FCX’s designation rights have been suspended during such time as at least two members of MMR’s board of directors are also members of FCX’s board of directors. Because FCX and MMR have shared at least two directors at all times since the execution of the FCX stockholder agreement, FCX has not been entitled to exercise its director designation rights. FCX will have no designation rights while FCX and its affiliates beneficially own less than 25% of the percentage of the outstanding shares of MMR common stock on a fully diluted basis owned at closing by FCX and its affiliates.

In connection with the completion of the issuance of the convertible perpetual preferred stock to FCX Preferred, MMR also entered into a registration rights agreement with FCX Preferred, which is referred to herein as the FCX registration rights agreement, pursuant to which MMR agreed to, within 60 days of closing, (1) prepare and file with the SEC a shelf registration statement with respect to the securities issued to FCX Preferred, which is referred to herein as the FCX registrable securities, that would permit the FCX registrable securities to be resold in registered transactions and (2) use its commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while FCX and its affiliates hold FCX registrable securities. MMR filed with the SEC a shelf registration statement for the FCX registrable securities on February 28, 2011. In addition, under certain circumstances, the FCX registration rights agreement permits FCX to demand or participate in an underwritten public offering by MMR.

On December 30, 2010, MMR also issued 51 million shares of MMR common stock to Plains Exploration & Production Company, which is referred to herein as PXP, in connection with MMR’s acquisition of PXP’s shallow water Gulf of Mexico shelf properties, interests, and assets, which is referred to herein as the PXP property acquisition. Upon consummation of the PXP property acquisition, MMR and PXP entered into a stockholder agreement effective December 30, 2010, which is referred to herein as the PXP stockholder agreement, pursuant to which, among other things, the size of MMR’s board of directors was increased from 9 to 11 members and PXP was granted the right to nominate two individuals to serve on MMR’s board of directors. As long as PXP and its affiliates beneficially own at least 10% of the issued and outstanding shares of MMR common stock, PXP will have the right to nominate two individuals to serve on MMR’s board of directors. If PXP and its affiliates beneficially own less than 10% but at least 5% of the issued and outstanding shares of MMR common stock, PXP will have the right to nominate one individual to serve on MMR’s board of directors. If PXP and its affiliates beneficially own less than 5% of the issued and outstanding shares of MMR common stock, PXP will not have the right to nominate any individuals to serve on MMR’s board of directors. Pursuant to the PXP stockholder agreement, Messrs. Flores and Wombwell were nominated and elected to MMR’s board of directors at the 2012 annual meeting.

In connection with the completion of the PXP property acquisition, MMR and PXP also entered into a registration rights agreement, which is referred to herein as the PXP registration rights agreement, pursuant to which MMR agreed to, within 60 days of closing of the PXP property acquisition, (1) prepare and file with the SEC a shelf registration statement with respect to the 51 million shares of MMR common stock issued to PXP, which is referred to herein as the PXP registrable securities, that would permit some or all of the PXP registrable securities to be resold in registered transactions and (2) use its commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while PXP and its affiliates hold PXP registrable securities. MMR filed with the SEC a shelf registration statement for the PXP registrable securities on February 28, 2011. In addition, under certain circumstances, the PXP registration rights agreement permits PXP to demand or participate in an underwritten public offering conducted by MMR.

COMPARISON OF RIGHTS OF MMR STOCKHOLDERS AND ROYALTY TRUST UNITHOLDERS

The following is a summary of the material differences between the rights of MMR stockholders and beneficiaries under the Royalty Trust. In addition to this summary, we urge you to refer to the Delaware General Corporation Law, which is referred to herein as the DGCL, the Delaware Statutory Trust Act, as well as to the amended and restated certificate of incorporation of MMR, as amended, which is referred to herein as the MMR charter and is available upon request, the amended and restated bylaws of MMR, which is referred to herein as the MMR bylaws and is available upon request, and the amended and restated trust agreement of the Royalty Trust. See the section entitled “Where You Can Find More Information” beginning on page 160.

MMR is a Delaware corporation governed by the DGCL. The Royalty Trust was formed by FCX and is governed by the Delaware Statutory Trust Act. Some difference between the rights of the MMR stockholders and the beneficiaries under the Royalty Trust may arise from differences in their respective governing law as well as the documents governing their respective existences and administration.

Board of Directors

MMR. The MMR bylaws provide for election of directors at the annual meeting of MMR stockholders. Each director elected will hold office for the term for which he is elected and until his successor is elected and duly qualified.

The Royalty Trust. The Royalty Trust does not have a board of directors, but rather is administered by a trustee initially appointed by FCX. The trustee will remain as trustee until the Royalty Trust is terminated or upon the trustee’s resignation or removal by beneficiaries having aggregate royalty trust units of at least a majority of the total royalty trust units held by all beneficiaries. See the section entitled “The Royalty Trust Agreement” beginning on page 127.

Fiduciary Duties

MMR. Executive officers and directors of MMR have a fiduciary duty of loyalty to MMR and MMR stockholders and a duty to exercise due care in the management and administration of MMR’s affairs.

The Royalty Trust. To the extent provided in the trust agreement, the fiduciary duties of the trustees have been limited in the trust agreement as permitted by the Delaware Statutory Trust Act so that it will be liable to Royalty Trust unitholders only for willful misconduct, bad faith or gross negligence.

Meetings and Voting Rights

MMR. The MMR bylaws provide for an annual meeting of MMR stockholders at which MMR stockholders will elect a board of directors and transact other business properly before the meeting.

The Royalty Trust. No annual meeting of beneficiaries will be required under the trust agreement.

Ongoing Operations

MMR. Unless otherwise provided in the MMR charter, MMR exists for an unlimited term. MMR’s purpose is to operate as a going concern engaged in the business determined by its board of directors. MMR intends to generate profits and attempts to increase stockholder value through the operation of its tangible and intangible assets.

The Royalty Trust. The business of the Royalty Trust is limited to specific assets with a finite economic life. The Royalty Trust is organized for the sole purpose of receiving and distributing a 5% gross overriding royalty interest (proportionately reduced to reflect MMR’s estimated working interest) in hydrocarbons saved and produced from certain of MMR’s shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects.

Transferability

MMR. Shares of MMR common stock are freely transferable in the market on the NYSE.

The Royalty Trust. The royalty trust units are expected to be freely transferable in the market, but are not expected to be listed on a national securities exchange at the time of closing of the merger.

MERGER FEES AND EXPENSES

The estimated fees and expenses* incurred or expected to be incurred by the Royalty Trust, MMR, FCX and Merger Sub in connection with the merger are as follows:

Financial Advisor Fees and Expenses	$36,600,000
Legal Fees	5,000,000
Accounting Fees	200,000
Solicitation, Printing and Mailing Costs	650,000
Filing Fees	440,000
Exchange Agent Fees	20,000
Miscellaneous	90,000

Total	$43,000,000

*	All fees and expenses, other than filing fees, are estimates.

The merger agreement provides that each of MMR, FCX and Merger Sub will pay all costs and expenses incurred by it in connection with the merger and related matters, except that FCX and MMR will each pay one-half of all filing fees required under the HSR Act. FCX has agreed to pay all fees and expenses on behalf of the Royalty Trust. The estimate for legal fees set forth in the table above does not include any amounts attributable to any existing or future litigation challenging the merger. See the section entitled “Special Factors—Legal Proceedings” beginning on page 96. None of these costs and expenses will reduce the per share merger consideration to be received by holders of shares MMR common stock.

LEGAL MATTERS

The validity under Delaware law of the royalty trust units to be issued in the merger will be passed upon by Morris, Nichols, Arsht & Tunnell LLP.

EXPERTS

The consolidated financial statements of MMR appearing in MMR’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of MMR’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and MMR management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of FCX appearing in its annual report on Form 10-K for the year ended December 31, 2012 (including schedule appearing therein), and the effectiveness of FCX’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and FCX management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Gulf Coast Ultra Deep Royalty Trust for the period from December 18, 2012 (inception) to December 31, 2012, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

RESERVES

FCX’s reserve estimates are based on the latest available geological and geotechnical studies. FCX conducts ongoing studies of its ore bodies to optimize economic values and to manage risk. FCX revises its mine plans and estimates of recoverable proven and probable mineral reserves as required in accordance with the latest available studies. FCX’s estimates of recoverable proven and probable reserves are prepared by and are the responsibility of its employees; a majority of these estimates are reviewed and verified by independent experts in mining, geology and reserve determination.

The information regarding MMR’s proved oil and gas reserves as of December 31, 2012, 2011 and 2010, that is incorporated by reference herein, and as of July 1, 2012 that is referenced herein, has been reviewed and verified by Ryder Scott Company, L.P., which is referred to herein as Ryder Scott. This reserve information has been incorporated by reference herein upon the authority of Ryder Scott, as experts in the petroleum engineering and oil and gas reserve determination.

MMR 2013 ANNUAL MEETING STOCKHOLDER PROPOSALS

MMR will hold an annual meeting in 2013 only if the merger has not already been completed.

If you want MMR to consider including a proposal in its 2013 proxy statement, you must have delivered it in writing to MMR’s corporate secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112 by December 28, 2012.

If you want to present a proposal or nominate a candidate for election to the MMR board at MMR’s 2013 annual meeting but do not wish to have it included in MMR’s proxy statement, you must submit the proposal in writing to MMR’s corporate secretary, at the above address, by February 14, 2013, in accordance with the specific procedural requirements in MMR’s by-laws. If you would like a copy of these procedures, please contact MMR’s corporate secretary as provided above, or access MMR’s by-laws on its website at www.mcmoran.com under Investor Center—Corporate Governance. Failure to comply with MMR’s by-law procedures and deadlines may preclude presentation of the matter or nomination of the applicable candidate for election at MMR’s 2013 annual meeting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the MMR board of directors knows of no matters that will be presented for consideration at the MMR special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the MMR special meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

FCX and the Royalty Trust have filed with the SEC a registration statement under the Securities Act that registers the distribution to MMR stockholders of the royalty trust units to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Registrants and the royalty trust units. The rules and regulations of the SEC allow the Registrants to omit certain information included in the registration statement from this document.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like FCX and MMR, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by FCX with the SEC are also available at FCX’s internet website. The address of the site is www.fcx.com. The reports and other information filed by MMR with the SEC are also available at MMR’s internet website. The address of the site is www.mcmoran.com.We have included the web addresses of the SEC, FCX, and MMR as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

The SEC allows FCX and MMR to incorporate by reference information in this document. This means that FCX and MMR can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that FCX and MMR previously filed with the SEC. They contain important information about the companies and their financial condition.

FCX Filings (File No. 001-11307-01)	Period
Annual Report on Form 10-K	Filed on February 22, 2013 for the fiscal year ended December 31, 2012.

Current Reports on Form 8-K	Filed on January 17, 2013, January 31, 2013, February 19, 2013, February 28, 2013, March 1, 2013, March 5, 2013, March 7, 2013 and April 17, 2013 (other than documents or portions of those documents not deemed to be filed).

MMR Filings (File No. 001-07791)	Period
Annual Report on Form 10-K	Filed on February 22, 2013 for the fiscal year ended December 31, 2012.

Current Reports on Form 8-K	Filed on January 24, 2013, January 31, 2013 and February 1, 2013 (other than documents or portions of those documents not deemed to be filed).

In addition, FCX and MMR also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and between the date of this proxy statement/prospectus and to the date of the MMR special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished pursuant to Item 2.02 or Item 7.01 of any current Report on Form 8-K or exhibits filed under Item 9.01 relating to such items of Form 8-K, unless expressly stated otherwise therein), as well as proxy statements. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

FCX has supplied all information contained or incorporated by reference in this document relating to the Registrants, and MMR has supplied all information relating to MMR.

Documents incorporated by reference are available from FCX and MMR without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

McMoRan Exploration Co. 1615 Poydras Street New Orleans, Louisiana 70112 (504) 582-4000	Freeport-McMoRan Copper & Gold Inc. 333 N. Central Ave. Phoenix, AZ 85004 (602) 366-8100 Email: fcx_communications@fmi.com

MMR stockholders requesting documents should do so by                  , 2013 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from FCX or MMR, MMR will mail them to you by first class mail, or another equally prompt means after it receives your request.

This document is a prospectus of the Royalty Trust and FCX and a proxy statement of MMR for the MMR special meeting. Neither FCX nor MMR has authorized anyone to give any information or make any representation about the merger or FCX or MMR that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that either FCX or MMR has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MCMORAN EXPLORATION CO.,

FREEPORT-MCMORAN COPPER & GOLD INC.

and

INAVN Corp.

Dated as of December 5, 2012

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 5, 2012, is by and among McMoRan Exploration Co., a Delaware corporation (the “Company”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Parent”) and INAVN Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the parties intend that Parent will acquire the Company by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, the Special Committee of the Company Board (the “Company Special Committee”) has recommended to the board of directors of the Company (the “Company Board”) that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Special Committee of the Parent Board (the “Parent Special Committee”), has recommended to the board of directors of Parent (the “Parent Board”) that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders;

WHEREAS, the Parent Board has (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, (i) the board of directors of Merger Sub has determined that it is in the best interests of Merger Sub and its stockholders, and declared it advisable, for Merger Sub to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (ii) Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Key Executives has entered into an agreement with Parent waiving Merger related accelerated vesting provisions in Company Stock Awards outstanding immediately prior to the Effective Time (each a “Key Executive Waiver”);

WHEREAS, in connection with the Merger, (i) the Company and Parent will at or prior to the Closing, create a trust (the “Trust”) pursuant to the terms of a trust agreement in form and substance reasonably acceptable to Parent and the Company (the “Trust Agreement”); (ii) the Trust Agreement shall reflect, among other things, the terms and conditions set forth in this Agreement and the term sheet attached as Exhibit A (the “Term Sheet”); and (iii) Parent shall cause the Trust to issue that number of Trust units (the “Royalty Trust Units”) in accordance with the terms and conditions of the Term Sheet;

WHEREAS, concurrently with the execution of this Agreement and as a condition and material inducement to the Company’s and Parent’s willingness to enter into this Agreement, Pennsylvania is entering into a Voting Agreement, dated as of the date hereof and attached as Exhibit B hereto, pursuant to which, among other things, Pennsylvania has agreed to vote all shares of Company Common Stock beneficially owned by Pennsylvania in favor of approval of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section  1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall cease, and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned subsidiary of Parent.

Section 1.2 Closing. Unless this Agreement is terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, no later than the fourth business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holder of any shares of Company Common Stock or shares of common stock of Merger Sub:

(i) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub or any of their respective Subsidiaries (as defined herein) (including, for the avoidance of doubt, any shares acquired by Parent or any Subsidiary of Parent pursuant to the transactions contemplated by the Pennsylvania Merger Agreement) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor; provided, however, that any shares of Company Common Stock owned or held by any direct or indirect wholly owned Subsidiary of the Company shall be converted into the right to receive the Merger Consideration, as set forth below. For the avoidance of doubt, this Section 2.1(a)(ii) shall not apply to shares of Company Common Stock held in trust or otherwise set aside from shares held in the Company’s treasury pursuant to or in respect of a Company Benefit Plan.

(iii) Conversion of Company Common Stock. Subject to the other provisions of ARTICLE II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares or Dissenting Shares (as defined herein), shall be converted automatically into and shall thereafter represent the right to receive $14.75 in cash, without interest (the “Cash Consideration”) and (2) 1.15 Royalty Trust Units (the “Unit Consideration” and together with the Cash Consideration, the “Merger Consideration”).

All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional Royalty Trust Units into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder effectively withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by ARTICLE V), the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Company Convertible Securities. The Company Convertible Securities issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding unless converted prior to the Effective Time, and shall be treated in accordance with the respective terms of their underlying agreements following the Effective Time; provided, however, that the Company Convertible Securities that are owned by Parent and its Subsidiaries immediately prior to the Effective Time shall be cancelled and cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor.

Section 2.2 Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement.

Section 2.3 Exchange of Certificates Representing Company Common Stock.

(a) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall make available to the Exchange Agent cash sufficient to pay the aggregate Cash Consideration (together with, to the extent then determinable, the aggregate amount payable in lieu of fractional Royalty Trust Units pursuant to Section 2.3(j)) for the payment to holders of Company Common Stock and shall deposit, or shall cause to be deposited, with the Exchange Agent evidence of Royalty Trust Units in book-entry form (and/or certificates representing such Royalty Trust Units, at Parent’s election) representing the number of Royalty Trust Units sufficient to deliver the aggregate Unit Consideration (such cash and certificates, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within four (4) business days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration and any cash in lieu of fractional Royalty Trust Units into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or Royalty Trust Units to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration and any cash in lieu of fractional Royalty Trust Units into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement.

(d) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Company other than the right to receive the Merger Consideration and any cash in lieu of fractional shares into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.3(b), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.

(e) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book- Entry Shares pursuant to this ARTICLE II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this

ARTICLE II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any cash in lieu of fractional Royalty Trust Units without any interest thereon.

(g) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this ARTICLE II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate or Book-Entry Share pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.3(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in lieu of fractional Royalty Trust Units.

(j) Fractional Royalty Trust Units. No certificates or scrip representing fractional Royalty Trust Units shall be issued upon the conversion of any shares of Company Common Stock pursuant to Section 2.1. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Royalty Trust Unit (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average closing price of one Royalty Trust Unit on the stock exchange on which the Royalty Trust Units are listed (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the first five trading days immediately following the date of the Effective Time.

Section 2.4 Equity-Based Awards.

(a) Each option to purchase Shares granted pursuant to a Company Stock Plan (each, a “Company Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into an option (each, an “Adjusted Option”) to purchase, on the same terms and conditions as were applicable to such Company Option outstanding immediately prior to the Effective Time, the number of shares of Parent Common Stock, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to the Company Option immediately prior to the Effective Time by the Equity Award Exchange Ratio, at an exercise price per share of Parent Common Stock, rounded up to the nearest whole cent, equal to the per share exercise price for the Shares otherwise purchasable pursuant to the Company Option outstanding immediately prior to the Effective Time divided by the Equity Award Exchange Ratio.

(b) Each award of restricted stock units in respect of Shares granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding as of the Effective Time shall be converted as of the Effective Time into a restricted stock unit award (each, an “Adjusted RSU”) in respect of the number of shares of Parent Common Stock, rounded to the nearest whole share, determined by multiplying the number of Shares subject to the Company RSU outstanding immediately prior to the Effective Time by the Equity Award Exchange Ratio, with each Adjusted RSU to continue to be subject to the same terms and conditions as were applicable to the related Company RSU outstanding or payable immediately prior to the Effective Time.

(c) Each right of any kind (excluding Company Options and Company RSUs), contingent or accrued, to receive Shares or cash payments measured by the value of a number of Shares granted under a Company Deferred Compensation Plan (each, an “Other Stock-Based Award”) that are outstanding immediately prior to the Effective Time shall be deemed to be converted as of the Effective Time into the right to receive (or to be credited with) the number of shares, or benefits measured by the value of the number of shares, of Parent Common Stock, rounded to the nearest whole share, equal to the product of (i) the number of Shares subject to the Other Stock-Based Award outstanding immediately before the Effective Time, and (ii) the Equity Award Exchange Ratio (each, an “Adjusted Other Stock-Based Award”), with each Adjusted Other Stock-Based Award to continue to be subject to the same terms and conditions as were applicable to the related Other Stock-Based Award outstanding immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Company Board and/or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Options, Company RSUs, and Other Stock-Based Awards (collectively, the “Company Stock Awards”) outstanding immediately prior to the Effective Time as contemplated by this Section 2.4. For the avoidance of doubt, in no event shall any holder of a Company Stock Award receive the Merger Consideration as consideration for such Company Stock Awards. As of the Effective Time, Parent shall file one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) with respect to Parent Common Stock underlying the Adjusted Options and in respect of the Adjusted RSUs and the Adjusted Other Stock-Based Awards pursuant to this Section 2.4.

(e) For the purposes of this Section 2.4:

(i) “Company Closing Price” shall mean the average, rounded to the nearest one hundredth of a cent, of the closing sales prices of shares of Company Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time occurs.

(ii) “Company Deferred Compensation Plan” means the McMoRan Exploration Co. Supplemental Executive Capital Accumulation Program, excluding any Qualified Plans.

(iii) “Company Stock Plans” mean the Company 1998 Stock Option Plan, the Company Amended and Restated 2000 Stock Incentive Plan, the Company Amended and Restated 2001 Stock Incentive Plan, Company Amended and Restated 2003 Stock Incentive Plan, the Company Amended and Restated 2004 Director Compensation Plan, the Company Amended and Restated 2005 Stock Incentive Plan and the Company Amended and Restated 2008 Stock Incentive Plan.

(iv) “Equity Award Exchange Ratio” shall mean the Company Closing Price divided by the Parent Closing Price, rounded to the nearest one ten thousandth.

(v) “Parent Closing Price” shall mean the average, rounded to the nearest one hundredth of a cent, of the closing sales prices of shares of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time occurs.

Section 2.5 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed prior to the date hereof (including information set forth in any exhibit thereto but excluding any disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are predictive or primarily cautionary in nature other than historical facts included therein) or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent as follows:

Section  3.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of the Company and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company, in each case, as amended through the date hereof. The Company has made available prior to the date of this Agreement true and complete copies of the minute books of the Company and each Subsidiary of the Company, which copies contain true and complete records of all meetings and other corporate actions held or taken since December 31, 2009 of their respective stockholders and boards of directors or similar governing bodies (including committees of their respective stockholders and boards of directors or similar governing bodies).

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 50,000,000 shares of preferred stock, par value

$0.01 per share (“Company Preferred Stock”). As of November 30, 2012, (i) 161,880,866 shares of Company Common Stock were issued and outstanding, (ii) 2,650,589 shares of Company Common Stock were held in treasury, (iii) 712,118 shares of Company Preferred Stock were issued and outstanding, including 12,118 shares of 8.0% Convertible Perpetual Preferred Stock, 200,000 shares of 5.75% Convertible Perpetual Preferred Stock, Series 1, and 500,000 shares of 5.75% Convertible Perpetual Preferred Stock, Series 2, (iv) 2,584,459 shares of Company Common Stock were available for grant under the Company Stock Plans, (v) 103,877 shares of Company Common Stock were subject to outstanding Company RSUs, and 14,261,250 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options. All outstanding equity securities of the Company are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Awards outstanding as of November 30, 2012, specifying (i) the cumulative weighted average option price for all outstanding Company Stock Awards and (ii) the Company Stock Plan under which such Company Stock Award was granted.

(b) Except as set forth in Section 3.2(a) and this Section 3.2(b) (and other than the shares of Company Common Stock issuable pursuant to the terms of outstanding Company Stock Awards), and other than the Company’s 5.25% Convertible Senior Notes due 2013 and 4% Convertible Senior Notes due 2017 (collectively, the “Company Convertible Notes,” and together with the Company Preferred Stock, the “Company Convertible Securities”), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to (i) receipt of approval of this Agreement by holders of a majority of the shares of Company Common Stock entitled to vote thereon (the “Stockholder Merger Approval”), and (ii) adoption by holders of a majority of the shares of Company Common Stock entitled to vote thereon of an amendment to Article X of the Company’s certificate of incorporation to provide that Parent is not an “Interested Stockholder” as defined in such certificate of incorporation (the “Charter Amendment”) by a majority of the holders of the shares of Company Common Stock entitled to vote thereon (the “Charter Amendment Approval” and together with the Stockholder Merger Approval and the Disinterested Stockholder Approval, the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, acting upon the recommendation of the Company Special Committee, and, except for the Stockholder Merger Approval and Charter Amendment Approval and the Charter Amendment, no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board has, acting in accordance with the recommendation of the Company Special Committee, (i) resolved to recommend that the Company’s stockholders adopt this Agreement and the Charter Amendment (including, with respect to the Charter Amendment, the approval of both a majority of the members of the Company Board and a majority of the “Continuing Directors” as defined in the Company’s certificate of incorporation) (the “Company Recommendation”), (ii) determined that this Agreement, the Merger and the Charter Amendment are fair to and in the best interests of the Company’s stockholders, (iii) approved this Agreement, the Merger and the Charter Amendment, and (iv) directed that the adoption of this Agreement and the Charter Amendment be submitted to a vote at a meeting of the Company’s stockholders. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and general principles of equitable relief.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the New York Stock Exchange (“NYSE”), (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any antitrust, competition or similar laws outside of the United States, and (vii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”) and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.2(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, or has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including without limitation any Oil and Gas Lease or Oil and Gas Contract but excluding any Company Benefit Plan), instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws. The Company has obtained all third-party opinions required under its indebtedness in connection with its entry into this Agreement.

(d) The Independent Directors of the Company have, solely in connection with the transactions contemplated by this Agreement and the Pennsylvania Merger Agreement and subject to Section 5.12 hereof, irrevocably waived (i) the provisions of the Florida Stockholder Agreement, including Section 2.3 thereof, (ii) the provisions of the Pennsylvania Stockholder Agreement, including Section 5 thereof, (iii) the provisions of the Confidentiality Agreement, including Section 9 thereof and (iv) the provisions of the Pennsylvania Confidentiality Agreement, including Section 6 thereof, in each case which would or could limit, prohibit or otherwise impede either the direct or indirect acquisition by Parent of additional shares of Company Common Stock in connection with the transactions contemplated by the Pennsylvania Merger Agreement, or the vote (or entry into or compliance with the terms of such agreement to vote) of the shares of Company Common Stock owned by Pennsylvania or any of its Affiliates in favor of the Merger, the Charter Amendment or otherwise with respect to any matter to be voted on by the stockholders of the Company, and such waivers are valid and in full force and effect (the “Standstill Waivers”).

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2010 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. None of the Company’s Subsidiaries is, or at any time since January 1, 2010 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. The Company has heretofore made available to Parent true, correct and complete copies of all written correspondence between the Company and the SEC occurring since January 1, 2010. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s financial statements or other Company SEC Documents.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, except where the failure to maintain such controls and procedures has not had, and would not have, a Company Material Adverse Effect. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, as of the date hereof, management of the Company, has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.6 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent that would have been required to be reflected in, reserved against or otherwise described on the Company Financial Statements (or in the notes thereto) in accordance with GAAP and were not so reflected, reserved against or described, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement and the transactions contemplated or permitted by this Agreement, and (iii) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section  3.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, Order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any Law, other than matters pertaining to Environmental Laws and operations related to Oil and Gas Interests that have been fully resolved with the applicable Governmental Entity.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), (ii) all Company Permits are valid and in full force and effect and are not subject to any pending administrative or judicial proceeding that could result in modification, termination or revocation thereof and (iii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits.

(d) Each of the Company and its Subsidiaries and, to the knowledge of the Company, each third-party operator of any of the Oil and Gas Interests of the Company and its Subsidiaries (with respect to such interests) is, and since January 1, 2010 has been, in compliance, in all material respects, with applicable Laws and Orders.

(e) Since January 1, 2010, none of the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material concerns from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) to the knowledge of the Company, no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 3.8 Environmental Laws and Regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there are no actions, suits, proceedings (whether administrative or judicial) or, to the knowledge of the Company, investigations pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging non-compliance with or other liability under any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2010 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by the Company or any of its Subsidiaries, or to the knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries, that could reasonably be expected to give rise to any fine, penalty or remediation of any kind to the Company or its Subsidiaries, (iv) none of the Company and its Subsidiaries and, to the knowledge of the Company, any third-party operator of any of the Oil and Gas Interests of the Company and its Subsidiaries, is subject to any Order with any other person that could reasonably be expected to result in obligations or liabilities under applicable Environmental Laws and, (v) none of the Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law). The Company has made available to Parent copies of all non-privileged material environmental reports, studies, assessments, data, measurements, correspondence, memoranda or other documents prepared within the past five years that are in the possession or reasonable control of the Company or any of its Subsidiaries pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that, in each case, contain information that could reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole. EXCEPT AS SET FORTH IN THIS SECTION 3.8, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO ENVIRONMENTAL MATTERS, COMPLIANCE WITH ENVIRONMENTAL LAWS OR THE COMPANY’S OR ITS SUBSIDIARIES’ COMPLIANCE THEREWITH, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material employee benefit plan, program, agreement or arrangement, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of the Company or any of its Subsidiaries (whether or not listed in Section 3.9(a) of the Company Disclosure Schedule, each, a “Company Benefit Plan”).

(b) With respect to the Company Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Company Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”); (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) all material communications, other than routine communications, received from or sent to the IRS, the Pension Benefit Guaranty Corporation (the “PBGC”) or the Department of Labor since January 1, 2010. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States.

(c) Each Company Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, in each case, on or before the date hereof, have been made or paid in full.

(d) Section 3.9(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Qualified Plan, and such determination or opinion letter has not been revoked (nor, to the knowledge of the Company, has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could materially adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) No Company Benefit Plan (excluding any Multiemployer Plan or Parent MEP) is, and in the last six years, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to any benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. Neither the Company nor any of its Subsidiaries has incurred any material liability under Title IV of ERISA which remains outstanding and unsatisfied and no material liability under Title IV of ERISA is expected to be incurred by the Company or any of its Subsidiaries.

(f) None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), excluding any Multiple Employer Plan sponsored, maintained, established or required to be contributed to by the Parent or any of its Subsidiaries or any of their respective ERISA Affiliates (a “Parent MEP”), and none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability which remains outstanding and unsatisfied to a Multiemployer Plan or a Multiple Employer Plan (excluding a Parent MEP) as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof or the Company, in each case, with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h) None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has been involved in any transaction that would reasonably be expected to cause the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Affiliates to be subject to material liability under Section 4069 of ERISA. None of the Company or any of its Subsidiaries has incurred (either directly or indirectly, including as a result of any indemnification obligation) any liability under or pursuant to Title I of ERISA with respect to any Company Benefit Plan which remains outstanding and unsatisfied, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, and, to the knowledge of the Company, no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company, any of its Subsidiaries, or, after the Effective Time, Parent or any of its Affiliates, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, no Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries has any obligation with respect to any employee benefit plan that provides for, any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(j) Each Company Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in documentary and operational compliance with Section 409A of the Code, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held. The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, or accrued pension benefit or any other material payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would be reasonably likely to, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code.

Section 3.10 Absence of Certain Changes or Events.

(a) From January 1, 2012 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since January 1, 2012, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.12 Information Supplied. The proxy statement mailed to the Company’s stockholders in connection with the Merger and the related transactions (the “Proxy Statement”) and any amendment thereof or supplement thereto, at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this agreement by the stockholders of the Company (as amended or supplemented, the “Schedule 13E-3”), at the date it and any amendment or supplement is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion therein. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by the Trust in connection with the issuance of Royalty Trust Units in the Merger (the “Form S-4”) shall not, at the time the Form S-4 is declared effective with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or the Trust in writing expressly for inclusion therein. The Form S-4 (solely with respect to the portion thereof based on information supplied or to be supplied by the Company for inclusion therein, but excluding any portion thereof based on information supplied by Parent or the Trust in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section  3.13 Regulatory Matters.

(a) The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

Section 3.14 Tax Matters. Except as has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (iii) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (iv) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens, (vi) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (vii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company and other than customary Tax indemnification provisions contained in commercial agreements not principally relating to Taxes) or has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, and (viii) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section  3.15 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is, or since December 31, 2011 has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). No employee is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or, to the Company’s knowledge, any of its Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. The Company has complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; the Company has not been reassessed in any respect under such Laws during the past three years, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; to the knowledge of the Company, there are no claims that may affect the accident cost experience of the Company, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) To the knowledge of the Company, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, and (iv) to the knowledge of the Company, no third person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.17 Properties.

(a) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by the Company and its Subsidiaries, except for such Oil and Gas Interests sold, used or otherwise disposed of since December 31, 2011, other than as set forth in Section 3.17(a) of the Company Disclosure Schedule, in each case free and clear of all Liens other than Company Permitted Liens and Production Burdens. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Oil and Gas Lease to which the Company or any of its Subsidiaries is a party is valid and in full force and effect, (ii) none of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Oil and Gas Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Oil and Gas Lease, and (iii) none of the Company or any of its Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that the Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, other than as to Oil and Gas Leases, either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease and sublease and such title or contractual right sufficient to enable the Company or its Subsidiaries to conduct their operations as currently conducted pursuant thereto under each other occupancy agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Company or any of its Subsidiaries are conducted) (such property subject to a lease, sublease or other occupancy agreement, the “Company Leased Real Property” and such leases, subleases and other occupancy agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Company Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the lessee thereof in the operation of its business.

(c) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”) and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease.

(d) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas

Interests of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(f) All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of the Company or any of its Subsidiaries or otherwise associated with an Oil and Gas Interest of the Company or any of its Subsidiaries drilled and operated by the Company or a Subsidiary, and, to the knowledge of the Company, all such wells drilled or operated by third party operators have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations conducted by the Company or a Subsidiary, and, to the knowledge of the Company, all such activities conducted by third party operators, have been conducted in compliance with all applicable Laws except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(g) All Oil and Gas Interests operated by the Company and its Subsidiaries have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law.

(h) None of the material Oil and Gas Interests of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(i) Except as may be contained in any Company Material Contract or any joint operating agreement to which the Oil and Gas Interests of the Company and its Subsidiaries are subject, none of the Oil and Gas Interests of the Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.18 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate. All material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 3.19 Opinion of Financial Advisor. The Company Special Committee has received the opinion of Evercore Group L.L.C. to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the aggregate Merger Consideration to be received by the holders of Company Common Stock (other than Pennsylvania and their respective Subsidiaries) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes. The Company and Parent have been authorized by Evercore Group L.L.C. to permit the inclusion of such opinion of Evercore Group L.L.C. in its entirety and references thereto in the Proxy Statement and the Schedule 13E-3, subject to prior review and consent by Evercore Group L.L.C.

Section 3.20 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, the Collective Bargaining Agreements and agreements filed as exhibits to the Company SEC Documents as of the date of this Agreement and neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $5,000,000;

(iv) any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by the Company and its Subsidiaries, in excess of $35,000,000;

(v) any material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(vi) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person, other than (A) advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests not covered by a joint operating agreement less than $25,000,000 or (B) any loan or capital contribution to, or investment in, (1) the Company or one of its wholly owned Subsidiaries, (2) any person (other than an officer, director or employee of the Company or any of its Subsidiaries) that is less than $500,000 to such person or (3) any officer, director or employee of the Company or any of its Subsidiaries that is less than $500,000 to such person;

(viii) any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that (A) excluding Contracts with market-based pricing mechanisms, has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty on 60 days’ notice or less or (B) contains a “take or pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(ix) any Contract relating to a currently producing property that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 50 MMcf (or, in the case of liquids, in excess of 750 barrels) of Hydrocarbons per day (calculated on a yearly average basis);

(x) any Oil and Gas Lease that contains express provisions (A) obligating the Company or any of its Subsidiaries to drill Wells, pursuant to which the Company or any Subsidiary would reasonably be expected to be required to expend $1,000,000 on any individual Oil and Gas Lease or $5,000,000 in the aggregate on all obligations under Oil and Gas Leases, (B) establishing bonus obligations in excess of

$1,500,000 that were not satisfied at the time of leasing or signing and that remain payable, (C) requiring payments or providing for a change in terms upon a change in control of the lessee or (D) providing for a fixed term, even if there is still production in paying quantities;

(xi) any agreement other than Oil and Gas Leases pursuant to which the Company or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $10,000,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $10,000,000 per year;

(xii) any agreement which is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $100,000,000 in the aggregate during the 12-month period following the date hereof;

(xiii) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $10,000,000; and

(xiv) any material lease or sublease with respect to a Company Leased Real Property.

(xv) All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Company Material Contracts.”

(b) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in material breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21 Reserve Reports. The Company has delivered or otherwise made available to Parent true and correct copies of all material written reports requested or commissioned by the Company or its Subsidiaries and delivered to the Company or its Subsidiaries in writing on or before the date of this Agreement estimating the Company’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Report Preparer”) concerning the Oil and Gas Interests of the Company and such Subsidiaries as of December 31, 2011 (the “Company Reserve Reports”). The factual, non-interpretive data provided by the Company and its Subsidiaries to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report Preparer’s estimates of the proved oil and gas reserves set forth in the Company Reserve Reports was, to the knowledge of the Company, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports) accurate, and to the knowledge of the Company there were no material errors in the assumptions and estimates provided by the Company and its Subsidiaries to any Report Preparer in connection with their preparation of the Company Reserve Reports. The Company’s internal proved reserve estimates prepared by management for the year ended December 31, 2011 were not, taken as a whole, materially lower than the conclusions in such Company Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

Section  3.22 Finders or Brokers. Except for Evercore Group L.L.C., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23 State Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially inapplicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws, subject to receipt of the Company Stockholder Approval.

Section 3.24 No Additional Representations.

(a) The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in ARTICLE IV.

(b) The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered to the Company by Parent and Merger Sub in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in ARTICLE IV or in any certificate delivered by Parent or Merger Sub to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered by Parent or Merger Sub to the Company, (i) Parent does not make, or has not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the forms, documents and reports filed or furnished prior to the date hereof by Parent or any of its Subsidiaries with the SEC (the “Parent SEC Documents”) (including any information set forth in any exhibit thereto but excluding any disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than historical facts included therein) or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not impair in any material respect the ability of each of Parent and Merger Sub, as applicable, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Merger. Parent Board, acting in accordance with the recommendation of the Parent Special Committee, has approved this Agreement and the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and general principles of equitable relief.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the HSR Act and any antitrust, competition or similar laws outside of the United States, and (vii) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not have, or be reasonably expect to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not impair in any material respect the ability of each of Parent and Merger Sub, as applicable, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger.

Section 4.3 Investigations; Litigation. As of the date hereof, except as would not have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.4 Information Supplied. None of the information provided by or on behalf of Parent or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein that were not specifically supplied in writing by or on behalf of Parent. The information supplied or to be supplied by Parent or the Trust for inclusion in the Form S-4 shall not, at the time the Form S-4 is filed with the SEC or at any time such document is amended or supplemented or declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 (solely with respect to the portion thereof based on information supplied or to be supplied by Parent or the Trust for inclusion therein, but excluding any portion thereof based on information supplied by the Company in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent or the Trust) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

Section 4.5 Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company or any of its Subsidiaries or affiliates (other than Parent) in connection with or upon consummation of the Merger.

Section 4.6 Financing.

(a) Parent has delivered to the Company a true and complete copy (including all exhibits, schedules, annexes and amendments thereto and the related fee letters (redacted for provisions related to fees, pricing, “flex” terms (other than any “flex” term expressly permitted thereby to be disclosed to the Company), any other economic terms and other confidential terms but not, for the avoidance of doubt, as to any matters related to conditionality) of the executed debt commitment letters, dated as of the date of this Agreement, by and among certain of the Financing Sources and Parent providing for debt financing as described by such commitment letters (such commitment letters, including all such exhibits, schedules, annexes and amendments thereto and each related fee letter (redacted for provisions related to fees, pricing, “flex” terms (other than any “flex” term expressly permitted thereby to be disclosed to the Company), any other economic term and other confidential items but not, for the avoidance of doubt, as to any matters related to conditionality), collectively, the

“Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth or referred to therein, certain Financing Sources have agreed to lend the amounts set forth therein (the “Financing”), for the purpose of, inter alia, funding the Merger Consideration and the fees and expenses related thereto and pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Commitment Letters. Assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.3 and performance by the Company of its obligations under this Agreement, the proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letters and other cash available to Parent and its affiliates in the aggregate will be sufficient for Parent to pay the Merger Consideration and all related fees and expenses at the Closing.

(b) As of the date of this Agreement, each Commitment Letter is in full force and effect and is a valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity, including that equitable remedies are discretionary and may not be ordered), and is not subject to any conditions precedent related to the funding of the net proceeds of the Financing that are not set forth or otherwise contemplated in the copies of the Commitment Letters provided to the Company (it being understood that the related fee letters may be redacted by Parent by removing fees, pricing, “flex” terms (other than any “flex” term expressly permitted thereby to be disclosed to the Company), any other economic terms and other confidential terms, but not, for the avoidance of doubt, as to any matters related to conditionality).

(c) None of the Commitment Letters has been amended or modified prior to the date of this Agreement and the respective commitments contained therein have not been, to the knowledge of Parent, terminated, reduced, withdrawn or rescinded prior to the date of this Agreement.

(d) As of the date of this Agreement, none of the Financing Sources has notified Parent of its intention to terminate any Commitment Letter or not to provide the Financing.

(e) As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of any Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach by Parent under the terms and conditions of any Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy any of the conditions to the Financing to be satisfied pursuant to each Commitment Letter on the Closing Date, provided that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations or warranties set forth in ARTICLE III or non-compliance by the Company and its Affiliates with their respective obligations hereunder on any such condition to the Financing.

(f) As of the date of this Agreement, there are no side letters, understandings or other agreements relating to the Financing to which Parent or any of its Affiliates is a party that imposes conditions to the funding of the Financing, other than those set forth in the Commitment Letters.

(g) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Commitment Letters to be paid prior to the date of this Agreement.

Section 4.7 No Additional Representations.

(a) Parent and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations

(or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representations or warranties not set forth in ARTICLE III.

(b) Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered to Parent and Merger Sub by the Company in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Sub have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and Parent and Merger Sub acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in ARTICLE III or in any certificate delivered by Parent to the Company, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered by the Company to Parent or Merger Sub, (i) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of Parent, (iii) as may be expressly required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their material rights, franchises and Company Permits and preserve their relationships with customers and suppliers to the extent the preservation of such relationships is in the best interests of the Company; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by Parent, (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A) shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents (other than in the event of a Charter Amendment Approval);

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company, and (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $5,000,000 in the aggregate, except (1) as contemplated by the Company’s fiscal 2012 budget and capital expenditure plan, previously provided to Parent (the “Company 2012 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2012 fiscal year) or (2) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets other than sales of property and/or assets in the ordinary course of business consistent with past practice with a value in excess of $10,000,000 in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, or (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(G) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $75,000,000 in the aggregate, except for (1) expenditures contemplated by the Company 2012 Budget (whether or not such capital expenditure is made during the 2012 fiscal year), (2) expenditures contemplated by the Company’s fiscal 2013 budget and capital expenditures plan, which shall not be greater than the expenditures contemplated by the Company 2012 Budget plus 10%, excluding extraordinary items contained in the Company 2012 Budget and including any rollover amount from the Company 2012 Budget, or (3) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(H) shall not, and shall not permit any of its Subsidiaries to, enter into any new Contract to sell Hydrocarbons other than in the ordinary course of business consistent with past practice, but in no event having a duration longer than 60 days unless it may be terminated by the Company or such Subsidiary without penalty on 60 days’ notice or less;

(I) except as required by applicable Law or the terms of any Company Benefit Plan existing and as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend, modify or terminate (or commit to establish, adopt, amend, modify or terminate) any Collective Bargaining Agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock agreement, plan or arrangement covering any current or former directors, officers, employees, individual independent contractors or other individual service providers of the Company or any of its Subsidiaries or other existing Company Benefit Plan, (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, individual independent contractors or other individual service providers of the Company or its Subsidiaries, other than increases in base salary to employees who are not directors or officers in the ordinary course of business consistent with past practice, which shall not exceed 3% in the aggregate or 5% for any individual employee (in each case, on an annualized basis), (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business, (4) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees, individual independent contractors or other individual service providers of the Company or any of its Subsidiaries, (5) accelerate any rights or benefits or, other than in the ordinary course of business, make any determinations or interpretations with respect to any Company Benefit Plan, (6) fund any rabbi trust or similar arrangement, (7) grant or amend any equity awards or (8) hire or terminate the employment or services of (other than for cause) any officer, employee, or individual independent contractor who has target annual compensation greater than $500,000;

(J) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(K) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company Stock Awards outstanding on the date hereof, (2) the sale of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, or (3) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(L) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(M) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except

(1) for any indebtedness incurred in the ordinary course of business, (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (5) with respect to any indebtedness not in accordance with clauses (1) through (4), for any indebtedness not to exceed $75,000,000 in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(N) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, or enter into any new Contract which would be a Company Material Contract or which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent, the Company, the Surviving Corporation or any of their respective Affiliates from engaging in any business or competing in any geographic location with any person, except (i) in case of an emergency that, in the Company’s good faith determination, presents a reasonable likelihood of material property or environmental damage and/or any risk to human health or safety; (ii) in connection with terminations of employment or services in the ordinary course of business consistent with past practice; or (iii) Material Contracts in express furtherance of the Company 2012 Budget or 2013 budget;

(O) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of September 30, 2012 included in the Company SEC Documents or (2) that do not exceed $2,000,000 in the aggregate;

(P) shall not make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes;

(Q) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity and (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(R) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (Q) of this Section 5.1(b).

Section 5.2 Access.

(a) For purposes of furthering the transactions contemplated hereby, the Company shall use commercially reasonable efforts to afford Parent and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors (including the employees, consultants and Representatives thereof), financing sources and agents and other representatives of Parent reasonable access during normal business hours and upon reasonable prior notice from Parent, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request for the purpose of facilitating the consummation of the Financing and the Merger. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any Contract to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law. Neither Parent nor any of its officers, employees or representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the Company or any of the Company’s Subsidiaries without the Company’s prior written consent.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of July 11, 2012, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.3 Non-Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.3, the Company shall, shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall direct the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) of the Company or any of its Affiliates to: (A) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Company Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives and (B) until the Effective Time or, if earlier, the Termination Date, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal. Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms hereof) or with respect to the Standstill Waivers, (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (1) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (2) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to this clause (2), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Company Takeover Proposal or a potential Company Takeover Proposal and (B) the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (1) enforce the confidentiality and standstill provisions of any such agreement, and (2) immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than Parent or any of Parent’s Affiliates, under any such provisions.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, directly or indirectly receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from the Company’s, its Affiliates’ or the Company’s or its Affiliates’ Representatives breach of Section 5.3 and if the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company may, directly or indirectly, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person who has made such Company Takeover Proposal and its Representatives and potential sources of financing; provided, that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives and potential sources of financing regarding such Company Takeover Proposal (including, as a part thereof, making counterproposals). “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those applicable to Parent that are contained in the Confidentiality Agreement, provided that such confidentiality agreement (x) shall not prohibit compliance by the Company with any of the provisions of this Section 5.3 and (y) may contain a less restrictive standstill restriction.

(c) The Company shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, Parent after receipt by the Company or any of its Representatives of any Company Takeover Proposal, including of the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide copies to Parent of any written proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(d) Except as expressly permitted by this Section 5.3(d) and, with respect to (i)(A) and (i)(B) of this sentence only, Section 5.3(e), the Company Board shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (it being understood that the Company Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change) or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors make a Company Adverse Recommendation Change if, after receiving a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of Section 5.3, the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) in light of such Company Takeover Proposal, the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (A) the Company has given Parent at least four (4) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and has contemporaneously provided to Parent a copy of the Company Superior Proposal, a copy of any proposed transaction agreements with the person making such Company Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) business day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.3(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; and provided, further, that the Company has complied in all material respect with its obligations under this Section 5.3.

(e) Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.3(d) and shall not be subject to this Section 5.3(e)), nothing in this Agreement shall prohibit or restrict the Company Board from making a Company Adverse Recommendation Change in response to an Intervening Event if the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, has determined in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make a Company Adverse Recommendation Change would reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (A) the Company has given Parent at least four (4) business days prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board to make a Company Adverse Recommendation Change pursuant to this Section 5.3(e), (C) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make a Company Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (D) in the event of each and every change to the material facts and circumstances relating to such Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) business day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)), during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, after consultation with outside counsel, the failure so to disclose would reasonably be likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board; provided, that any such position or disclosure (other than any “stop, look and listen” communication that includes a reaffirmation of the Company Recommendation) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement, Parent shall, and shall cause the Trust to, prepare and file with the SEC the Form S-4 and the Company and Parent shall jointly prepare and file the Schedule 13E-3 with the SEC, and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement and the Schedule 13E-3, including by providing the Company with any information regarding Parent or Merger Sub that is reasonably required to be included in the Proxy Statement or the Schedule 13E-3. The Company shall reasonably cooperate with Parent and the Trust in the preparation of the Form S-4, including by providing Parent and the Trust with any information regarding the Company or its properties or assets that is reasonably requested by Parent and required to be included in the Form S-4. The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff, to clear the preliminary Proxy Statement and the Schedule 13E-3 with the SEC as promptly as practicable after filing and to cause the Proxy Statement and Schedule 13E-3 to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC (or as otherwise directed by Parent with respect to coordinating with the mailing of the Form S-4). Parent and the Trust shall use their reasonable best efforts to respond to any comments of the SEC or its staff, to have the Form S-4 declared effective by the SEC as promptly as practicable after filing, and to cause the Form S-4 to be mailed to the Company’s stockholders as promptly as practicable after it is declared effective. Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, the Schedule 13E-3 or the Form S-4, as applicable, or comments thereon or responses thereto or requests by the SEC or its staff for additional information. The Company will promptly provide Parent with copies of all correspondence between the Company (or its Representatives) and the SEC (or its staff) regarding the Proxy Statement, the Schedule 13E-3 or the Merger. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement or the Schedule 13E-3 will be made by the Company, without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon (and the Company shall give reasonable consideration to all reasonable comments suggested by Parent, Merger Sub or their counsel). If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Company shall as promptly as reasonably practicable prepare and mail to its stockholders such an amendment or supplement.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement and the Schedule 13E-3 by the SEC and the declaration of effectiveness of the Form S-4, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders (including any postponement or adjournment thereof) for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”). Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without Parent’s consent; provided that without Parent’s consent, the Company may adjourn or postpone the Company Stockholders Meeting after consultation with Parent (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement, Form S-4 or Schedule 13E-3 is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting or (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained. Subject to making a Company Adverse Recommendation Change, the Company Board shall recommend the adoption of this Agreement and shall take all lawful action to solicit such adoption of this Agreement. In the event that subsequent to the date hereof, the Company Board determines to make a Company Adverse Recommendation Change, the Company shall nevertheless submit this Agreement to the holders of the Company Common Stock for adoption at the Company Stockholders’ Meeting and take all other action necessary or advisable to solicit the vote or consent of its stockholders required by the rules of the NYSE or applicable law, and shall not submit to the vote of its stockholders any Company Takeover Proposal other than the Merger unless this Agreement shall have been terminated in accordance with its terms prior to such meeting.

(c) At the Company Stockholders’ Meeting or any postponement or adjournment thereof, Parent and Merger Sub shall vote, or cause to be voted, all of the shares of Company Common Stock then beneficially owned by either of them or any of their Subsidiaries and controlled affiliates in favor of the adoption of this Agreement.

(d) As promptly as reasonably practicable following the date of this Agreement, Parent will cause the Trust to prepare and file with the SEC a shelf registration statement on any appropriate form under the Securities Act (the “Shelf Registration Statement”) relating to the transfer of Royalty Trust Units to holders of Company Convertible Securities upon conversion of such holders’ Company Convertible Securities. Parent shall reasonably cooperate with the Trust in the preparation of the Shelf Registration Statement, including by providing the Trust with any information regarding Parent, the Company or their respective properties or assets that is reasonably requested by Parent and required to be included in the Shelf Registration Statement. Parent and the Trust shall use their reasonable best efforts to respond to any comments of the SEC or its staff, to have the Shelf Registration Statement declared effective by the SEC as promptly as practicable after filing but in no event later than the Effective Time, and to cause the Shelf Registration Statement to remain continuously effective until the earlier of (i) the conversion, exchange, repurchase or redemption of all Company Convertible Securities or (ii) the maturity of each series of Company Convertible Securities.

Section 5.5 Employee Matters.

(a) Effective as of the Effective Time and for a period of one year thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to employees of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (the “Company Employees”) for so long as the applicable Company Employee remains employed by Parent or the Surviving Corporation, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits paid and provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries); provided, that for purposes of the foregoing sentence the Company Benefit Plans provided to employees of the Company as of immediately prior to the Effective Time shall remain in place and be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Parent and its Subsidiaries for purposes of this sentence, it being understood that the Company Employees may commence participation in Parent’s benefit plans on different dates following the Effective Time with respect to different benefit plans.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries and all of their respective predecessor entities prior to the Closing Date for purposes of eligibility, vesting and benefit accrual rates or contribution rates under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for benefit accrual purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, and (B) credit each Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Company Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, subject to the applicable information being provided to Parent. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) Notwithstanding anything contained in this Agreement to the contrary, following the Effective Time, while employed by Parent or the Surviving Corporation, the Company Employees whose employment is governed by a Collective Bargaining Agreement shall be provided compensation and benefits pursuant to the terms of the applicable Collective Bargaining Agreement as in effect from time to time.

(d) If requested by Parent in writing delivered to the Company not less than ten (10) business days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate, subject to the consummation of the transactions contemplated by this Agreement, and effective as of immediately prior to the Effective Time, the McMoRan Exploration Co. Employee Capital Accumulation Program (the “Company 401(k) Plan”). Following

the Effective Time, the assets of the Company 401(k) Plan shall be distributed to the participants, and Parent shall permit the Company Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to Parent’s 401(k) plan. Individual account balances shall be valued as of the date of transfer, and the transfer shall be in cash, except that outstanding loan balances shall be transferred in the form of notes or other documentation evidencing such loans.

(e) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor all accrued and vested benefits under the Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time and applicable Law as such agreements and arrangements may be modified or terminated in accordance with their terms from time to time.

(f) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Corporation, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or affiliates to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall create any third party beneficiary rights in any Company Employee or current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 5.6 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger, the parties hereto shall use reasonable best efforts to effect such transfers.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Merger, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request. Neither party shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten (10) business days after the date of this Agreement, all notifications required under the HSR Act. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.

(d) In furtherance, and not in limitation of the foregoing, Parent shall (and shall use reasonable best efforts to cause Pennsylvania to) take any and all action necessary to obtain expiration or early termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement and the Pennsylvania Merger Agreement, including but not limited to: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating, entering into or modifying existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; or (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries (each a “Divestiture Action”) in an effort to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger. Parent may condition the entry of a Divestiture Action on consummation of the Merger. In the event a Governmental Entity institutes (or threatens to institute) any action challenging the transactions contemplated by this Agreement as violative of any U.S. antitrust law, Parent and the Company shall cooperate and use reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger, including by pursuing administrative or judicial appeal, and Parent shall take all action necessary, including but not limited to any Divestiture Action, in an effort to resolve such action so as to permit such consummation prior to the End Date. To assist Parent in complying with its obligations set forth in this Section, at Parent’s request the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements prior to the Closing with respect to any Divestiture Action; provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section or elsewhere shall require, or be deemed to require, Parent to take or agree to take any Divestiture Action if doing so would, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or a material adverse effect on Parent.

(e) Notwithstanding anything to the contrary contained herein, the parties agree that it is Parent’s sole right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing subject to this Section 5.6.

Section 5.7 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former, directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries, in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Notwithstanding anything to the contrary herein, the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that such “tail policy” shall provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the Indemnified Parties than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries; provided further in no event shall the cost of such policy, if purchased by the Company, exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.9(c). The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.9 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, and (ii) this Section 5.9 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

(g) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section  5.11 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange, and obtain the Financing on the terms and conditions described in the Commitment Letters by the Closing, including using reasonable best efforts to (i) maintain in effect each Commitment Letter (provided that such Commitment Letters may be amended, supplemented, modified and replaced as set forth below), (ii) satisfy on a timely basis all conditions applicable to Parent to the funding of the Financing set forth in each Commitment Letters and within Parent’s control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information to Parent) and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters (including any “flex” provisions), or terms and conditions not materially less favorable (taken as a whole) to Parent than the terms and conditions contemplated by each Commitment Letters (including any “flex” provisions) which terms and conditions would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger.

(b) Prior to the Closing, Parent shall not, and shall not permit Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, any Commitment Letter without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Parent and Merger Sub may, without the Company’s prior written consent (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of any Commitment Letter that does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger; and (y) amend, replace, supplement or otherwise modify any Commitment Letter (subject to the terms and conditions thereof) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed such Commitment Letters as of the date of this Agreement. Upon any such amendment, replacement, supplement or modification, the term “Commitment Letters” shall include any such Commitment Letter as so amended, replaced, supplemented or modified. For the avoidance of doubt, each of Parent and Merger Sub may, if it so determines in its discretion, arrange for alternative financing for the Merger from a third party or parties reasonably satisfactory to Parent (and thereafter the “Commitment Letter” (as modified in singular form if the context requires) and the “Financing” as defined herein shall refer to such financing commitment in respect of such alternative financing) on terms and conditions not materially less favorable to Parent (taken as a whole), if such alternative financing does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger. If any such alternate financing is obtained Parent shall promptly and in any event within one Business Day provide the Company with a copy of any new financing commitment (redacted for provisions related to fees, pricing, “flex” terms, any other economic terms and other confidential terms but not, for the avoidance of doubt, as to any matters related to conditionality) that provides for such alternative financing.

(c) In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letters (including the “flex” provision) for any reason, or Parent and Merger Sub determines in their discretion, to arrange for alternative financing for the Merger from a third party or parties reasonably satisfactory to Parent on terms and conditions not materially less favorable to Parent (taken as a whole), provided that such alternative financing does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources reasonably satisfactory to Parent (the “Alternative Financing”) in an amount sufficient and on terms and conditions not materially less favorable (taken as a whole) than those described in the Commitment Letters (which terms and conditions would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger) to enable Parent to fund the payment of the cash component of the aggregate Merger Consideration (and thereafter the “Commitment Letters” and the “Financing” as defined herein shall refer to such financing commitment for the Alternative Financing). If an Alternative Financing is required in accordance with this Section 5.11, Parent shall promptly, and in any event within one Business Day provide the Company with a copy of any new financing commitment (redacted for provisions related to fees, pricing, “flex” terms, any other economic terms and other confidential terms but not, for the avoidance of doubt, as to any matters related to conditionality) that provides for such Alternative Financing, and thereafter the “Commitment Letters” (as modified to singular form if the context requires) as defined herein shall refer to such financing commitment in respect of the Alternative Financing.

(d) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to (at the sole expense of Parent), provide all cooperation that is usual and customary for similar financings and otherwise as may be reasonably necessary, proper or advisable in connection with the Financing or any Alternative Financing by Parent or any of its affiliates in connection with the Merger as may be reasonably requested by Parent or its Representatives. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to (i) furnish, as promptly as practicable, the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters (which shall provide “negative assurance” comfort) to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such Financing or Alternative Financing; (ii) furnish, as promptly as practicable (A) any financial statements, schedules or other financial data or information relating to the Company and its Subsidiaries reasonably requested by Parent or its Representatives as may be necessary, proper or advisable to consummate the Financing or the Alternative Financing, including financial statements, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering or as may be necessary, proper or advisable to consummate the offering(s) of debt securities contemplated by the Commitment Letters, and (B) drafts of such “comfort” letters which such independent accountants are prepared to issue upon completion of customary procedures, each in form and substance customary for offering(s) of debt securities contemplated by the Commitment Letters; (iii) use commercially reasonable efforts to facilitate contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, lead arrangers, bookrunners, underwriters, initial purchasers or placement agents, as applicable, and/or Parent’s or any of its affiliate’s auditors in connection with, the Financing or any Alternative Financing, at reasonable times and upon reasonable advance notice; (iv) use commercially reasonable efforts to make available, at reasonable times and upon reasonable advance notice, the necessary employees and advisors of the Company and its Subsidiaries to provide reasonable assistance with the preparation of business projections, financing documents and offer materials by Parent and its affiliates; (v) provide customary information, documents, authorization letters and certificates, enter into agreements and take other actions that are or may be customary in connection with the Financing or any Alternative Financing (including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations); (vi) use commercially reasonable efforts to provide assistance in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda, private placement memoranda, and other marketing and syndication materials (including with respect to the presence or absence of material non-public information and the accuracy of the information contained therein) reasonably requested by Parent or any of its affiliates; (vii) use commercially reasonable efforts to assist Parent in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries; (viii) permit the reasonable use by Parent and its Affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks; (ix) participate as necessary in a reasonable number of meetings, presentations, customary one-on-one sessions and road shows with parties acting as lead arrangers, bookrunners, underwriters, initial purchasers or other agents for, and prospective lenders and investors of, the Financing or any Alternative Financing and in drafting sessions and due diligence sessions, as applicable (including the reasonable participation in such meetings by the Company’s senior management with appropriate seniority and expertise); (x) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals and participating in a reasonable number of sessions with rating agencies; (xi) delivering any certificates or similar documents as may be reasonably requested by Parent; and (xii) not commence or effect any offering, placement or arrangement of any debt securities or bank financing competing with the proposed financing of Parent and its Affiliates (and not permit any such offering, placement or arrangements to occur on its behalf); provided that (x) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing or any Alternative Financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Company Material Contract, in each case except for any payment, incurrence or action that is conditioned upon, and shall not take effect until, the Effective Time, and (y) no obligations of the Company or any of its Subsidiaries under any certificate, opinion, contract, indenture or other document or instrument delivered pursuant to this Section 5.11 shall be effective until the Effective Time, and none of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 5.11 under any certificate, opinion, contract, indenture or other document or instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time. The Company will use commercially reasonable efforts to provide to Parent and the Financing Sources such information as may be reasonably necessary so that the marketing materials as they relate to the Company and its affiliates are complete and correct in all material respects.

(e) The Company shall use reasonable best efforts to (i) obtain drafts of customary payoff letters from third-party lenders and trustees with respect to the indebtedness of the Company and its Subsidiaries specified in Section 5.11 of the Company Disclosure Letter no later than five business days prior to the Effective Time and (ii) deliver or cause to be delivered executed versions of such payoff letters to Parent promptly thereafter, and in any event no later than two business days prior to the Effective Time. At the Effective Time, subject to Parent making available necessary funds to do so, the Company shall use all reasonable best efforts to, and to cause its Subsidiaries to, permanently (x) terminate the indebtedness specified in Section 5.11 of the Company Disclosure Letter and all related contracts to which the Company or any of its Subsidiaries is a party and (y) make satisfactory arrangements for the release of any Encumbrances on assets relating to such terminated indebtedness.

(f) Notwithstanding anything in this Section 5.11 to the contrary, in fulfilling its obligations pursuant to this Section 5.11, (i) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives), except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct, bad faith or intentional breach of its obligations hereunder by the Company or its Subsidiaries.

Section 5.12 Standstill Waivers. The Company shall not take any action which would reasonably be expected to have the effect of revoking, modifying or terminating the Standstill Waivers; provided that upon termination of this Agreement in accordance with Section 7.1, the Standstill Waivers shall not be applicable and shall have no force or effect (except that the Standstill Waivers with respect to the transactions contemplated by the Pennsylvania Merger Agreement shall be irrevocable, and shall survive any termination of this Agreement).

Section 5.13 Transaction Litigation. The Company shall give Parent the opportunity to participate (at Parent’s expense and subject to a customary joint defense agreement) in the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Merger, or any other transaction contemplated hereby without the prior written consent of Parent.

Section 5.14 Section 16 Matters. Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent to take the actions contemplated by this Section 5.14, the Company and Parent each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Royalty Trust Units resulting from the Merger and the other transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under or related to this Agreement in accordance with and subject to the terms and conditions set forth in this Agreement.

Section 5.16 Royalty Trust Units. The Company and Parent shall (and Parent shall cause the Trust to) take such actions as are required to effect the Trust in accordance with this Agreement and the Term Sheet. Parent shall cause the Royalty Trust Units to be issued in the Merger, reserved for issuance in connection with the Merger or reserved for issuance in connection with any conversion of Company Convertible Securities, to be approved for listing on the New York Stock Exchange or NASDAQ, subject, if applicable, to official notice of issuance, prior to the Closing.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger or any related transaction.

(c) All waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) The Company and Parent shall have delivered, or cause to be delivered, to each other a duly executed Trust Agreement.

(f) The Royalty Trust Units to be issued in the Merger shall have been authorized for listing on the New York Stock Exchange or NASDAQ, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality” and similar qualifiers contained in such representations and warranties) have not and would not, in individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of its general partner, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than in the first and second sentence of Section 3.2(a), Section 3.2(b) and Section 3.10(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) the first and second sentence of Section 3.2(a) and Section 3.2(b) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 3.10(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company, Parent and Merger Sub duly authorized (i) with respect to Parent and Merger Sub, by their respective boards of directors or other governing body, and (ii) with respect to the Company, by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors;

(b) by either the Company (duly authorized by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors) or Parent, if the Merger shall not have been consummated on or prior to June 5, 2013 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(d), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either Parent or the Company from time to time by written notice to the other party up to a date not beyond September 5, 2013, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement.

(c) by either the Company (duly authorized by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors) or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company (duly authorized by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors) or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company (duly authorized by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors), if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not cure such breach or failure within forty-five (45) calendar days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that a condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied);

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company does not cure such breach or failure within forty-five (45) calendar days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein such that a condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied); and

(g) by Parent prior to receipt of the Company Stockholder Approval in the event of a Company Adverse Recommendation Change.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3 and ARTICLE VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in Section 7.3 and liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Breakup Fee; Expenses.

(a) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(g) as a result of a Company Adverse Recommendation Change due to an Intervening Event, the Company shall pay Parent up to $19,500,000 in respect of Parent’s expenses in connection with this Agreement (the “Expense Reimbursement”), by wire transfer (to an account designated by Parent) in immediately available funds within two business days after such termination. If this Agreement is terminated (i) by Parent pursuant to Section 7.1(g) as a result of a Company Adverse Recommendation Change due to a Company Superior Proposal, or (ii) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), and in the case of any termination pursuant to this clause (ii), (A) a Company Takeover Proposal shall have been publicly announced or shall have become publicly known, and not withdrawn at least fifteen (15) business days prior to the Company Stockholders’ Meeting and (B) at any time on or prior to the twelve month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal or the transactions contemplated by any Company Takeover Proposal are consummated, the Company shall pay Parent the Termination Fee (less any amounts previously paid to Parent in respect of the Expense Reimbursement), by wire transfer (to an account designated by Parent) in immediately available funds (1) in the case of clause (i), within two business days of such termination, in the case of clause (ii) the Expense Reimbursement within two business days of such termination and the Termination Fee (less any amounts previously paid to Parent in respect of the Expense Reimbursement) upon the earlier of entering into such definitive agreement with respect to a Company Takeover Proposal or the consummation of the transactions contemplated by a Company Takeover Proposal. “Termination Fee” shall mean a cash amount equal to $98,000,000. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after such termination and payment of the Termination Fee pursuant to and in accordance with this Section 7.3(a), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3(a), except in the case of fraud or a willful and material breach by the Company of this Agreement. Each of the parties hereto acknowledges that the Termination Fee and Expense

Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee and/or Expense Reimbursement are due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the Termination Fee in connection with a termination of this Agreement pursuant to which the Termination Fee is payable, and if the Termination Fee is payable at such time as Parent has already received payment from the Company in respect of Expense Reimbursement, the amount of Expense Reimbursement actually received by Parent shall be deducted from the Termination Fee.

(b) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.3(a), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except that the agreements set forth (i) in this ARTICLE VIII shall survive the Effective Time and the termination of this Agreement, as applicable, indefinitely, (ii) in ARTICLE II (Conversion of Shares; Exchange of Certificates) and Section 5.9 (Indemnification and Insurance) shall survive the Effective Time and (iii) in Section 5.8 (Public Announcements), Section 5.12 (Standstill Waivers) (only with respect to the transactions contemplated by the Pennsylvania Merger Agreement), Section 7.2 (Effect of Termination) and Section 7.3 (Breakup Fee; Expenses) shall survive termination of this Agreement indefinitely.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, however, that Parent and the Company shall each pay one-half of all filing fees required under the HSR Act.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY FINANCING SOURCES UNDER THE FINANCING OR ANY AFFILIATE THEREOF ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, ANY REPLACEMENT OR ALTERNATIVE FINANCING, THE COMMITMENT LETTERS, THE COMMITMENT LETTERS IN RESPECT OF ANY REPLACEMENT OR ALTERNATIVE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES HERETO AGREE THAT (I) SUCH CLAIMS, SUITS, ACTIONS OR PROCEEDINGS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE CITY AND COUNTY OF NEW YORK, AND (II) THEY SHALL NOT BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING, DIRECTLY OR INDIRECTLY, OUT

OF OR RELATING TO THE FINANCING OR ANY REPLACEMENT OR ALTERNATIVE FINANCING, THE COMMITMENT LETTERS, ANY COMMITMENT LETTERS IN RESPECT OF ANY REPLACEMENT OR ALTERNATIVE FINANCING OR THE PERFORMANCE THEREOF) OR THE ACTIONS OF PARENT, MERGER SUB, THE FINANCING SOURCES OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Freeport-McMoRan Copper & Gold Inc.
333 North Central Avenue
Phoenix, Arizona 85004
Facsimile: (602) 366-7691
Attention: General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000
Attention: David E. Shapiro, Esq.
Email: deshapiro@wlrk.com

To the Company:

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
Facsimile: (504) 585-3513
Attention: General Counsel

with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Michael J. Aiello, Esq.
Email: michael.aiello@weil.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder and that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section  8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived by the parties hereto (which amendment or waiver must be in writing and signed) by action taken or authorized (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors or other governing body and (ii) with respect to the Company, by or on behalf of the Company Board, upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Independent Directors of the Company; provided, however, that after receipt of Company Stockholder Approval, no such amendment or waiver shall be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or that would otherwise by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, without approval of such stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything herein to the contrary, Sections 8.5, 8.6 and 8.13 and this sentence may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of each Financing Source.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for the provisions of Section 5.9, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder (other than the right of the holders of Company Common Stock to receive the Merger Consideration in accordance with Article II, a claim with respect to which may not be made unless and until the Effective Time shall have occurred). Notwithstanding the foregoing, (1) each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon Sections 8.5 and 8.6 hereof, the last sentence of Section 8.11 and this Section 8.13, and each Financing Party may enforce such provisions, and (2) Pennsylvania shall be an express third party beneficiary of and shall be entitled to rely upon Section 5.12 (only with respect to the transactions contemplated by the Pennsylvania Merger Agreement). In addition, the Company agrees, on behalf of itself and its Affiliates, stockholders and Representatives (collectively, the “Company Related Parties”), that the Financing Sources under the Commitment Letters and their Affiliates, stockholders and Representatives and each of their successors and assigns (collectively, the “Financing Parties”) shall be subject to no liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by the Company Related Parties arising out of or relating to this Agreement, the Commitment Letters, the Financing or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Parties with respect to the foregoing.

Section  8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) a majority of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which that are held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) on the date hereof. References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would reasonably be expected to have, a material adverse effect on (A) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, circumstance, change, effect, development or occurrence resulting from or arising out of: (1) changes in Law or GAAP (or authoritative interpretations thereof), (2) changes in general economic, financial or other capital market conditions (including prevailing interest rates) or political or regulatory conditions, (3) any changes or developments generally in the industries or markets in which the Company or any of its Subsidiaries conducts its business, (4) any natural disaster or act of God (including storms and hurricanes), (5) any act of terrorism or outbreak or escalation of hostilities or armed conflict, (6) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including (i) the identity of the acquirer, (ii) any delays or cancellations of orders, Contracts or payments for the Company’s products or services, (iii) any loss of customers or suppliers or changes in such relationships or (iv) any loss of employees or labor dispute or employee strikes, slowdowns, job actions or work stoppages or labor union activities, (7) changes in the share price or trading volume of the Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be a Company Material Adverse Effect), (8) any failure, in and of itself, by the Company to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be a Company Material Adverse Effect), (9) any taking of any action consented to by, or at the request of, Parent or Merger Sub, (10) changes in the prices of Hydrocarbons; (11) any results in well performance that do not result from the gross negligence of the Company or any of its Subsidiaries; (12) changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where the Oil and Gas Interests of the Company and its Subsidiaries are located or and (13) changes in applicable Laws or interpretations thereof by any Governmental Authority, including any changes in the deductibility of drilling completion or operating costs or other taxes; except, in with respect to clauses (1) through (5), (12) and (13), to the extent having a material disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; provided, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion or similar occurrence with respect to any well, pipeline or equipment operated by the Company may be taken into account in determining whether there has been a Company Material Adverse Effect.

(ii) “Company Permitted Lien” means (A) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) any Lien created under any Oil and Gas Lease, Oil and Gas Contracts and Company Material Contracts in effect as of the date hereof for obligations not yet delinquent or that are being contested in good faith by appropriate proceedings; (C) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable, or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (D) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (E) pledges or deposits in connection with workers’

compensation, unemployment insurance, and other social security legislation or to secure obligations to local or state Governmental Entities in connection with the receipt of funds or other benefits from such Governmental Entity relating to capital projects, (F) Liens relating to intercompany borrowings among the Company and its wholly owned subsidiaries, (G) in the case of any Company Real Property Leases, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor, (ii) any statutory Lien for amounts that are not yet due and payable or are being contested in good faith, (iii) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property, (iv) Liens that have been placed by a third party on the fee title of real property constituting Company Leased Real Property, (H) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present or continued use, operation, or occupancy by the Company or any of its Subsidiaries or materially detract from the value of, the property encumbered thereby, (I) Royalties and other burdens existing pursuant to Oil and Gas Leases, Oil and Gas Contracts and Company Material Contracts in effect as of the date hereof; (J) all applicable Laws and rights reserved to or vested in any Governmental Entity (i) to control or regulate any Oil and Gas Interest in any manner; (ii) by the terms of any right, power, grant or permit, or by any provision of Law, to terminate such right, power, grant or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of any Oil and Gas Interest; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned; and (iv) to enforce any obligations or duties affecting any Oil and Gas Interest to any Governmental Authority with respect to any permit; (K) rights of a common owner of any interest in rights-of-way or easements currently held by the Company or any of its Subsidiaries and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of any Oil and Gas Interest as currently used and operated; (L) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in or applicable or pertaining to any Oil and Gas Interest for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, in each case, that do not materially impair the use, operation or ownership of any Oil and Gas Interest for the purposes of Hydrocarbon development as currently used and operated; (M) any Lien permitted pursuant to the Company’s existing credit agreements and debt instruments or (N) any Lien, the existence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) “Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 75% of the outstanding Company Common Stock or more than 75% of the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (B) that the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Independent Directors, determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal and (C) that the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Independent Directors, determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal, and all financial, legal, regulatory and other aspects of such Company Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of the Company from a financial point of view than the Merger.

(iv) “Company Takeover Proposal” means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

(v) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

(vi) “Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

(vii) “Disinterested Stockholder Approval” means approval of this Agreement by the affirmative vote of holders of a majority of the shares of Company Common Stock entitled to vote thereon, excluding shares owned by Parent and its Subsidiaries, Pennsylvania and its Subsidiaries and the individuals set forth on Section 8.15(b)(vii) of the Company Disclosure Schedule

(viii) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), in each case as in effect as of the date of this Agreement.

(ix) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(x) “Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing or any Alternative Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their and their respective affiliates’ former or current partners, members, stockholders, officers, directors, employees, agents and representatives and their respective successors and assigns.

(xi) “Florida Stockholder Agreement” means the Stockholder Agreement by and among the Company, Florida Preferred LLC and Parent, dated December 23, 2010.

(xii) “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(xiii) “Hazardous Materials” means all substances defined by applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect.

(xiv) “Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

(xv) “Independent Directors” has the meaning set forth in the Florida Stockholder Agreement.

(xvi) “Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to the Company’s Board as of the date of this Agreement (or, if known, the magnitude or material consequences of which were not known or foreseeable by the Company’s Board as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Company’s Board prior to obtaining the Company Stockholder Approval; provided, however, that no event, change, effect, development or occurrence involving Parent or any of its Subsidiaries, shall be an Intervening Event; provided, further, that under no circumstances shall any event, change, effect, development or occurrence relating to the expectation, discovery or development of Hydrocarbons which may be contained in or which may be accessible, produced, marketed or sold from any Oil and Gas Interests of the Company or any of its Subsidiaries constitute or contribute towards an Intervening Event

(xvii) “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

(xviii) “Key Executives” means the executives set forth on 8.15(a)(xv) of the Company Disclosure Schedule.

(xix) “Oil and Gas Contracts” means any of the following Contracts to which the Company or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

(xx) “Oil and Gas Interests” means (A) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (B) Hydrocarbons or revenues therefrom; (C) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or united; (D) all Oil and Gas Contracts; (E) surface interests, fee interests, reversionary interests, reservations and concessions pursuant to which interests in or rights to Hydrocarbons are derived; (F) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (G) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (A) and (C) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (H) all interests in machinery equipment (including Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xxi) “Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons. For purposes of clarity, Oil and Gas Leases shall not include operating agreements.

(xxii) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

(xxiii) “Pennsylvania” means Plains Exploration & Production Company, a Delaware corporation.

(xxiv) “Pennsylvania Confidentiality Agreement” means the confidentiality agreement, dated as of July 16, 2012, between the Company and Pennsylvania.

(xxv) “Pennsylvania Merger Agreement” means the Agreement and Plan of Merger by and among Parent, Pennsylvania Merger Sub and Pennsylvania, dated as of the date hereof.

(xxvi) “Pennsylvania Stockholder Agreement” means the Stockholder Agreement by and between the Company and Pennsylvania, dated as of December 23, 2010.

(xxvii) “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

(xxviii) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

(xxix) “Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or any of its Subsidiaries and used for the conduct of the business of the Company or any of its Subsidiaries as presently conducted.

(xxx) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties or other governmental assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(xxxi) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

(xxxii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(xxxiii) “Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

(xxxiv) “Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on the Oil and Gas Leases or Units or otherwise associated with an Oil and Gas Interest of the Company or any of its Subsidiaries.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President, Chief Financial Officer & Treasurer

INAVN CORP.

By:	/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President & Treasurer

[Signature Page to Agreement and Plan of Merger]

MCMORAN EXPLORATION CO.

By:	/s/ Nancy D. Parmelee
Name: Nancy D. Parmelee
Title: Senior Vice President, Chief Financial Officer & Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A to the Merger Agreement

Term Sheet for Overriding Royalty Interests (the “Royalty Trust Term Sheet”)

Capitalized Terms	Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement and Plan of Merger by and among Freeport-McMoRan Copper & Gold Inc. (“Parent”), INAVN Corp. (“Merger Sub”) and McMoRan Exploration Co. (the “Company”), dated December 5, 2012 (the “Agreement”).

Transaction

Prior to the Closing, Parent (with the reasonable cooperation of the Company, as requested by Parent) will cause the Trust to be created pursuant to the Trust Agreement. The Royalty Trust Units will be issued and distributed in a manner consistent with the terms of the Agreement and this Term Sheet.

The total number of Royalty Trust Units issued by the Trust will be equal to the fully diluted number of shares of the Company Common Stock outstanding immediately prior to the effective time of the merger (for the avoidance of doubt, (i) excluding any shares of Company Common Stock issuable in respect of Company Stock Awards, which Company Stock Awards will not receive the Merger Consideration in connection with the Merger, (ii) including any shares beneficially owned by Parent or its subsidiaries or otherwise to be cancelled at the effective time of the Merger and (iii) calculated based on the assumption that all Company Convertible Securities receive the maximum make-whole premium applicable to them in connection with the merger upon conversion (as calculated as of the effective time of the Merger), as set forth in their respective underlying agreements).

All Royalty Trust Units issued by the Trust and not distributable with respect to shares of Company Common Stock in connection with the merger shall be held by Parent upon the closing of the Merger, with the applicable number of Royalty Trust Units to remain subject to the ongoing obligation of Parent to deliver the Royalty Trust Units upon conversion of the outstanding Company Convertible Securities, as set forth in their respective underlying agreements.

For the avoidance of doubt, in no event shall any holder of a Company Stock Award be issued Royalty Trust Units as consideration for such Company Stock Award.

Pursuant to a master conveyance agreement (the “Master Conveyance”), Parent will cause the Company to convey to the Trust overriding royalty interests in the Subject Interests (as defined below). The Master Conveyance will be effective as of the Closing and in form and substance consistent with this term sheet and otherwise satisfactory to Company and Parent.

Subject Interests

All of Company’s right, title and interest in and to leases listed in the Master Conveyance (the “Subject Interests”) will be subject to the overriding royalty interests, subject to the restrictions described under “Overriding Royalty Percentage” below.

The Subject Interests will generally include all of Company’s existing shallow water Gulf of Mexico and onshore Gulf Coast ultra deep (wells completed at a depth of 18,000 feet or below) exploration prospects that are not classified as proved reserves or probable or possible reserves as of the signing of the merger agreement and without limitation will include all of Company’s rights currently owned or (with respect to which the Company is in the process of acquiring) hereafter acquired by the Company or any of its Affiliates within the prospect areas set forth on Schedule A. The Company and Parent will cooperate in good faith between signing of the Merger Agreement and Closing to identify with specificity the leases and blocks in which the Company has an interest included within the Subject Interests, and the Master Conveyance will include references to such specific leases and blocks. To the extent any such rights which the Company is in the process of acquiring are acquired by the Company or any of its Affiliates after the execution of the original Master Conveyance, such rights will be transferred to the Trust pursuant to a subsequently executed conveyance agreement in substantially the same form and substance as the Master Conveyance. None of the Subject Interests have any associated production at the time of the signing of the merger agreement.

Overriding Royalty Percentage	The Trust will receive a 5% gross overriding royalty interests in and to the hydrocarbons saved and produced from the Subject Interests, net to the Company’s working interest.

Drilling, Operating and Development Costs

The overriding royalty interests will be free and clear of any and all drilling, development and operating costs and expenses; provided, however, that the overriding royalty interest hydrocarbons will be valued at the wellhead and neither the Company nor Parent will have any duty to transport or market the produced hydrocarbons away from the wellhead without cost, and provided further that the overriding royalty interest hydrocarbons will be subject to and bear production and other like taxes.

The Parent and Company will include customary language protective of the trust in the Trust Agreement and any other definitive documentation creating the overriding royalty interest with respect to any transportation or marketing of hydrocarbons that Parent or its controlled Affiliates may elect to provide with respect to hydrocarbons produced from the Subject Interests and the price utilized for purposes of calculating the overriding royalty interest.

No Obligation to Drill or Develop	The Trust will have no ability to influence the exploration or development of the Subject Interests. Parent will have no obligation to commit or expend drilling, exploration or development capital with respect to the Subject Interests. In addition, Parent will have the right to elect not to participate in drilling or other operations conducted by other working interest owners with respect to the Subject Interests.

Term and Termination

The Trust will terminate on the earlier of (i) the 20th anniversary of the Closing, (ii) the sale of all of the royalty interests, or (iii) upon a vote of the holders of 80% (which after the fifth anniversary of the Closing, shall be reduced to 66-2/3%) or more of the outstanding Trust Units held by persons other than Parent or any of its affiliates, at a duly called meeting of Trust Unit holders at which a quorum is present.

The overriding royalty interests will terminate at the time of termination of the Trust.

Parent will maintain a call right with respect to the outstanding Trust Units at $10 per unit, provided that the call right may not be exercised prior to the fifth anniversary of the Closing.

At any time after the fifth (5th) anniversary of Closing, if the VWAP (as defined below) per Trust Unit is equal to $0.25 or less for the immediately preceding consecutive nine-month period, Parent will maintain the right to purchase all, but not less than all, of the outstanding Trust Units at a price of $0.25 per Trust Unit so long as Parent tenders payment within 30 days of such nine-month period. “VWAP” per Trust Unit on any trading day means the market price of one Trust Unit from the open of trading on the relevant trading day until the close of trading on the relevant trading day determined, using a volume-weighted average method. If the VWAP of the Trust Units can not be determined, the closing price of the Trust Units for the relevant trading day, on the market or system that the Trust Units are most commonly quoted or traded, will be substituted for the VWAP.

Trust Expenses	Parent will fund the administrative and reporting obligations of the Trust and all other expenses, up to a maximum amount of $350,000 per year. Prior to the Closing Date, the Company and Parent will discuss in good faith arrangements for Parent to lend money to the Trust to cover expenses in excess of such amount and the repayment terms of such indebtedness.

Listing; Registration	The Trust Units will be listed on a national securities exchange. The Trust Units will be registered on issuance and the Trust will therefore be subject to SEC reporting requirements.

Sale of Subject Interests	Parent may at any time transfer all or part of the Subject Interests subject to the transferee assuming all obligations (including the obligation to pay the overriding royalty) and rights with respect to such Subject Interests under the Trust.

Transferability	The Trust Units will be transferable, subject to customary procedural requirements.

Documentation	The Trust Units will be issued based on documentation reasonably acceptable to Company and Parent. In the absence of definitive documentation, the terms of this term sheet will control.

List of Schedules Omitted from the Merger Agreement

Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement included in this Annex A have been omitted. A list briefly identifying the contents of the omitted schedules is set forth below. The Registrants agree to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

Company Disclosure Schedule

3.2(a)	Outstanding Company Stock Awards
3.3(b)	Company Approvals
3.6	No Undisclosed Liabilities
3.9(a)	Company Benefit Plans
3.9(d)	Qualified Plans
3.9(i)	Post-Employment Benefits
3.10(b)	Absence of Certain Changes or Events
3.17(b)	Oil and Gas Interests Disposed of since December 31, 2011
5.1(a)	Conduct of Business—General
5.1(b)	Conduct of Business
8.15(a)	Knowledge Persons
8.15(a)(xv)	Key Executives
8.15(b)(vii)	Persons Excluded from Disinterested Stockholder Approval

Parent Disclosure Schedule

4.2	Corporate Authority Relative to this Agreement; No Violation
4.3	Investigations; Litigation
8.15	Knowledge Persons

ANNEX B

EXECUTION COPY

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of December 5, 2012, among Plains Exploration & Production Company, a Delaware corporation (“Stockholder”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Florida”) and McMoRan Exploration Co., a Delaware corporation (“Maine”).

WHEREAS, Florida, INAVN Corp., a Delaware corporation and wholly owned subsidiary of Florida (“Merger Sub”), and Maine propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Maine (the “Merger”), with Maine to survive the Merger as a wholly owned subsidiary of Florida, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, Florida, Maine and Stockholder are executing this agreement prior to or contemporaneously with the execution of the Merger Agreement;

WHEREAS, Stockholder owns shares of common stock, par value $0.01 per share, of Maine (“Common Stock”) (together with any other shares of capital stock of Maine acquired (whether beneficially or of record) by Stockholder after the date hereof and prior to the earlier of the Closing and the termination of all of Stockholder’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, adoption of the Merger Agreement in accordance with the terms thereof and approval of the related amendment to the certificate of incorporation of Maine by the stockholders of Maine (together, the “Approval”) are conditions to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of Maine and Florida to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (a) the consummation of the Merger and (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier date, the “Expiration Date”), Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of Maine’s stockholders, however called, or in connection with any written consent of Maine’s stockholders, the Stockholder (in such capacity and not in any other capacity) will (i) appear at such meeting or otherwise cause all of the Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities:

(a) in favor of the Approval (and, in the event that the Approval is presented as more than one proposal, in favor of each proposal that is part of the Approval), and in favor of any other matter presented or proposed as to approval of the Merger or any part or aspect thereof or any other transactions or matters contemplated by the Merger Agreement, including but not limited to, any stockholder vote required by Section 251 of the Delaware Corporation Law;

(b) against any Company Takeover Proposal, without regard to the terms of such Company Takeover Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions or matters contemplated by the Merger Agreement,

(c) against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Stockholder of its obligations under this Agreement, including: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Maine or any of its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of Maine or any of its Subsidiaries (other than the Merger) or a reorganization, recapitalization or liquidation of Maine or any of its Subsidiaries; (iii) an election of new members to the board of directors of Maine, other than nominees to the board of directors of Maine who are serving as directors of Maine on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of Maine or any amendment or other change to Maine’s certificate of incorporation or bylaws, except if approved in writing by Florida; or (v) any other material change in Maine’s corporate structure or business, except if approved in writing by Florida,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Maine contained in the Merger Agreement, or of Stockholder contained in this Agreement, and

(e) in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the Merger Agreement, including the Merger and the amendment of the certificate of incorporation of Maine (clauses (a) through (e), the “Required Votes”).

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1 From and after the date hereof until the Expiration Date, Stockholder hereby irrevocably and unconditionally grants to, and appoints, Florida and any designee thereof as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities in accordance with the Required Votes.

1.2.2 Stockholder hereby represents that any proxies heretofore given in respect of the Securities, if any, are revocable, and hereby revokes such proxies.

1.2.3 Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. If for any reason the proxy granted herein is not irrevocable, then Stockholder agrees, until the Expiration Date, to vote the Securities in accordance with Section 1.2.1(a) through Section 1.2.1(e) above as instructed by Florida in writing. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b).

Section 1.4 Inconsistent Agreements. Stockholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Securities and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Securities.

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Prior to the Expiration Date, Stockholder (in its capacity as a stockholder of Maine) shall not, shall cause its officers and directors not to, and shall use reasonable best efforts to cause its agents, advisors and other representatives (in each case, acting in their capacity as such to Stockholder, the “Stockholder Representatives”) not to, (a) initiate, solicit or knowingly encourage or knowingly take or continue any other action to facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (b) participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to any Company Takeover Proposal (other than to inform a Person of the existence of this Section 2.1 and Section 5.3 of the Merger Agreement), (c) furnish any non-public information or data regarding Maine or any of its Subsidiaries to, or afford access to the properties, personnel, books and records of Maine to, any Person (other than Florida and its Subsidiaries) in connection with or in response to or in circumstances that would reasonably be expected to lead to, any Company Takeover Proposal, (d) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Maine’s certificate of incorporation or bylaws, inapplicable to any Person other than Florida and its Subsidiaries or to any transactions constituting or contemplated by a Company Takeover Proposal, or (e) resolve or agree to do any of the foregoing (the activities specified in clauses (a) through (e) being hereinafter referred to as the “Restricted Activities”).

Section 2.2 Notification. Stockholder (in its capacity as a stockholder of Maine) shall, and shall cause the Stockholder Representatives to, immediately cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to a Company Takeover Proposal. From and after the date hereof until the Expiration Date, Stockholder shall as promptly as practicable (and in any event within 24 hours) (i) notify Florida of (x) any Company Takeover Proposal it receives in its capacity as a stockholder of Maine, (y) any request it receives in its capacity as a stockholder of Maine for non-public information relating to Maine or its Subsidiaries, other than requests for information not reasonably expected to be related to an Company Takeover Proposal, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a stockholder of Maine regarding a Company Takeover Proposal, (ii) if such Company Takeover Proposal, request or inquiry is in writing, deliver to Florida a copy of such Company Takeover Proposal, request or inquiry and any related draft agreements and other written material setting forth the terms and conditions of such Company Takeover Proposal, and (iii) if such Company Takeover Proposal, request or inquiry is oral, provide to Florida a reasonably detailed summary thereof. Stockholder shall keep Florida reasonably informed on a prompt and timely basis of the status and material details of any such Company Takeover Proposal and with respect to any material change to the terms of any such Company Takeover Proposal within 24 hours of any such material change. This Section 2.2 shall not apply to any Company Takeover Proposal received by Maine.

Section 2.3 Capacity. Stockholder is signing this Agreement solely in its capacity as a stockholder of Maine and nothing contained herein shall in any way limit or affect any actions taken by any Stockholder Representative in his capacity as a director of Maine, and no action taken in any such capacity as a director shall be deemed to constitute a breach of this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF STOCKHOLDER

Section 3.1 Representations and Warranties. Stockholder represents and warrants to Florida as follows: (a) Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Stockholder and the execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, (d) the execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Stockholder or the Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the Securities and Exchange Commission by Stockholder, (e) Stockholder owns, beneficially and of record, or controls 51,000,000 shares of Common Stock and (f) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, Stockholder owns, beneficially and of record, or controls all of the Securities free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement) and has sole voting power with respect to the Securities and sole power of disposition with respect to all of the Securities, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto, and no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Securities.

Section 3.2 Covenants. Stockholder hereby:

(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Stockholder may have with respect to the Securities;

(b) agrees to promptly notify Maine and Florida of the number of any new Securities acquired by Stockholder after the date hereof and prior to the Expiration Date. Any such Securities shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof;

(c) agrees to permit Maine to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of the Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; and

(d) shall and does authorize Florida or its counsel to notify Maine’s transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such shares), provided that Florida or its counsel further notifies Maine’s transfer agent to lift and vacate the stop transfer order with respect to the Securities following the Expiration Date.

ARTICLE IV

TERMINATION

This Agreement shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Date and (b) any breach by Florida of Section 5.17 of the Agreement and Plan of Merger, dated as of the date hereof, by and among Florida, Merger Sub and Stockholder. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected.

Section 5.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):

To Florida:

Freeport-McMoRan Copper & Gold Inc.

333 North Central Avenue

Phoenix, Arizona 85004

Facsimile: (602) 366-7691

Attention: General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David E. Shapiro

Facsimile: (212) 403-2000

Email: deshapiro@wlrk.com

To Stockholder:

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Facsimile: (713) 579-6231

Attention: General Counsel

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Michael E. Dillard

Sean T. Wheeler

Facsimile: (713) 546-5401

Email: michael.dillard@lw.com

sean.wheeler@lw.com

To Maine:

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

Facsimile: (504) 585-3513

Attention: General Counsel

with a copy to:

Weil, Gotshal & Manges

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Facsimile: (212) 310-8007

Email: michael.aiello@weil.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.3 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Florida, Maine and Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto; provided that Florida may assign its rights and obligations under this Agreement to a Subsidiary of Florida, so long as Florida remains liable for its obligations hereunder.

Section 5.5 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.6 Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.7 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.8 Jurisdiction; Specific Enforcement; Waiver of Trial by Jury. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware (“Delaware Court of Chancery”) and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.2; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.9 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.10 Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender includes each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and (j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.11 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk
Name:	Kathleen L. Quirk
Title:	Executive Vice President, Chief Financial Officer & Treasurer

[Signature Page to Voting and Support Agreement]

MCMORAN EXPLORATION CO.

By:	/s/ Nancy D. Parmelee
Name:	Nancy D. Parmelee
Title:	Senior Vice President, Chief Financial Officer & Secretary

[Signature Page to Voting and Support Agreement]

ANNEX C

December 5, 2012

The Special Committee of the Board of Directors of

McMoRan Exploration Co.

1615 Poydras St.

New Orleans, LA 70112

Members of the Special Committee:

We understand that McMoRan Exploration Co., a Delaware corporation (the “Company”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Parent”), and Merger Sub, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall cease, and (ii) the Company shall be the surviving corporation and a direct wholly owned subsidiary of Parent (the “Merger”). By virtue of the Merger, shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”) owned by Parent or Merger Sub or any of their respective subsidiaries (including, for the avoidance of doubt, any shares acquired by Parent or any subsidiary of Parent pursuant to the transactions contemplated by the Plains Merger Agreement) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (“Cancelled Shares”). Each share of Company Common Stock, other than any Cancelled Shares or Dissenting Shares , shall be converted into the right to receive a combination of $14.75 in cash and 1.15 units in a royalty trust to be formed by Parent in accordance with the terms and conditions set forth in the Merger Agreement (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the respective meanings ascribed thereto in the Merger Agreement.

The Special Committee has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration (other than Plains or any of its subsidiaries).

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed and discussed with management of the Company certain non-public projected financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	discussed past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(iv)	reviewed and discussed a report regarding the Company’s proved, probable and possible reserves prepared by Ryder Scott Company, L.P. (“Ryder Scott”) dated as of July 1, 2012 (the “Ryder Scott Reserve Report”) with representatives from Ryder Scott;

(v)	reviewed and discussed with the Company’s technical personnel the Company’s unrisked resource potential from its inventory of subsalt ultra-deep assets (the “Ultra-Deep Assets”) prepared and furnished to us by management of the Company;

(vi)	developed risking assumptions of the Company’s resource potential from its Ultra-Deep Assets utilizing our technical team, which we discussed with the Company’s technical personnel, who deemed the assumptions reasonable;

EVERCORE GROUP L.L.C.    55 EAST 52ND STREET    NEW YORK, NY 10055    TEL: 212.857.3100    FAX: 212.857.3101

The Special Committee of the Board of Directors of

McMoRan Exploration Co.

December 5, 2012

(vii)	reviewed the impact of different commodity price assumptions on the net asset value of the Company’s proved, probable and possible reserves, as well as the resources potential of the Ultra-Deep Assets, using customary adjustments to reflect an October 1, 2012 effective date for this analysis;

(viii)	reviewed the reported prices and the historical trading activity of the Company’s common stock;

(ix)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly-traded companies that we deemed relevant;

(x)	compared the financial performance of the Company and the valuation multiples implied by the Merger with those of certain other transactions that we deemed relevant;

(xi)	reviewed a draft of the Merger Agreement dated December 4, 2012; and

(xii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the alternative business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based. We have assumed that the Ryder Scott Reserve Report and Company-provided information on the Ultra-Deep Assets are a reasonable basis upon which to evaluate the proved, probable and possible reserves and the resource potential of the Company. We express no view as to any reserve or resource data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

The Special Committee of the Board of Directors of

McMoRan Exploration Co.

December 5, 2012

For purposes of this letter and our opinion, we have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock entitled to receive the Merger Consideration (other than Plains or any of its subsidiaries), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. This letter, and our opinion, does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company or the counterparty will trade at any time. Furthermore, we express no opinion herein as to the price at which units in the Royalty Trust will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates, on the one hand, and the Company, Plains or Parent or any of their respective affiliates, on the other hand, pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company, Plains and Parent in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent, Plains and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Merger Consideration (other than Plains or any of its subsidiaries).

The Special Committee of the Board of Directors of

McMoRan Exploration Co.

December 5, 2012

Very truly yours, EVERCORE GROUP L.L.C.

By:	/s/ Timothy Carlson
Timothy Carlson Senior Managing Director

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a recognized national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a recognized national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Pursuant to the DGCL, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

As permitted by the DGCL, the FCX certificate of incorporation includes a provision that eliminates the personal liability of FCX’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to FCX or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, FCX’s ability or that of FCX stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the FCX certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is FCX’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by FCX’s director or officer in advance of the final disposition of a proceeding according to applicable law.

The indemnification provisions in the FCX certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of FCX’s directors and executive officers for liabilities arising under the Securities Act. FCX also provides insurance from commercial carriers against some liabilities incurred by FCX’s directors and officers.

Item 21.	Exhibits.

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of December 5, 2012, by and among McMoRan Exploration Co., Freeport-McMoRan Copper & Gold Inc. and INAVN Corp. (schedules and exhibits omitted pursuant to 601(b)(2) of Regulation S-K) (included as Annex A to the proxy statement/prospectus in this registration statement)

3.1**	Certificate of Trust of Gulf Coast Ultra Deep Royalty Trust

3.2	Form of Certificate of Amendment of Certificate of Trust of Gulf Coast Ultra Deep Royalty Trust (included as Exhibit A in Exhibit 5.1 hereto)

3.3	Composite Certificate of Incorporation of FCX, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.1 of FCX’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010

3.4	Amended and Restated Bylaws of FCX, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.1 of FCX’s Current Report on Form 8-K filed on April 17, 2013

5.1	Form of Opinion of Morris, Nichols, Arsht & Tunnell LLP regarding legality of securities being registered

8.1**	Opinion of Weil, Gotshal & Manges LLP regarding tax matters

10.1	Voting and Support Agreement dated as of December 5, 2012, by and between McMoRan Exploration Co., Plains Exploration & Production Company and Freeport-McMoRan Copper & Gold Inc. (included as Annex B to the proxy statement/prospectus in this registration statement)

10.2**	Trust Agreement of Gulf Coast Ultra Deep Royalty Trust, dated as of December 18, 2012

10.3*	Form of Amended and Restated Trust Agreement of Gulf Coast Ultra Deep Royalty Trust to be entered into upon the closing of the merger

10.4*	Form of Master Conveyance of Overriding Royalty Interest by and between McMoRan Oil & Gas LLC and Gulf Coast Ultra Deep Royalty Trust to be entered into upon the closing of the merger.

23.1	Consent of Ernst &Young LLP, the independent registered public accounting firm for Gulf Coast Ultra Deep Royalty Trust

23.2	Consent of Ernst & Young LLP, the independent registered public accounting firm for McMoRan Exploration Co.

23.3	Consent of Ernst & Young LLP, the independent registered public accounting firm for Freeport-McMoRan Copper & Gold Inc.

23.4	Consent of Ryder Scott Company, L.P.

23.5	Consent of Morris, Nichols, Arsht & Tunnell LLP for legality opinion (included in Exhibit 5.1 hereto)

23.6	Consent of Weil, Gotshal & Manges LLP for tax opinion (included in Exhibit 8.1 hereto)

24.1**	Powers of Attorney

99.1**	Form of Preliminary Proxy Card of McMoRan Exploration Co.

99.2	Opinion of Evercore Group L.L.C., financial advisor to the special committee of the board of directors of McMoRan Exploration Co. (included as Annex C to the proxy statement/prospectus in this registration statement)

99.3	Consent of Evercore Group L.L.C., financial advisor to the special committee of the board of directors of McMoRan Exploration Co.

Exhibit Number	Description

99.4	Opinion of Credit Suisse Securities (USA) LLC, financial advisor to the special committee of the board of directors of Freeport-McMoRan Copper & Gold Inc. (filed as Exhibit (c)(5) to the Schedule 13E-3 with respect to the merger filed with the Securities and Exchange Commission on December 28, 2012 and incorporated herein by reference thereto)

99.5	Consent of Credit Suisse Securities (USA) LLC, financial advisor to the special committee of the board of directors of Freeport-McMoRan Copper & Gold Inc.

99.6**	Summary Report of Ryder Scott Company, L.P. relating to McMoRan Oil & Gas LLC as of July 1, 2012

99.7**	Summary Report of Ryder Scott Company, L.P. relating to K-Mc Ventures I LLC as of July 1, 2012

99.8*	Report of Ryder Scott Company, L.P. relating to McMoRan Oil & Gas LLC as of July 1, 2012

99.9	Report of Ryder Scott Company, L.P. relating to K-Mc Ventures I LLC as of July 1, 2012

99.10**	Consent of Ryder Scott Company, L.P. relating to the Ryder Scott reserve reports

99.11	Letter Agreement by and between McMoRan Exploration Co., Freeport-McMoRan Copper & Gold Inc. and INAVN Corp. dated as of March 11, 2013

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	To be filed by amendment.
**	Previously filed.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(9) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(10) That every prospectus that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(11) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(12) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(13) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants have duly caused this Amendment No. 4 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 18, 2013.

GULF COAST ULTRA DEEP ROYALTY TRUST By: Freeport-McMoRan Copper & Gold Inc., as Depositor

By:	/s/ Kathleen L. Quirk

	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities indicated on April 18, 2013.

Signature	Title

/s/ Kathleen L. Quirk	Trustee
Kathleen L. Quirk

/s/ Douglas N. Currault II	Trustee
Douglas N. Currault II

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk

	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities indicated on April 18, 2013.

Signature	Title

*	President, Chief Executive Officer and Director
Richard C. Adkerson	(Principal Executive Officer)

/s/ Kathleen L. Quirk	Executive Vice President, Chief Financial Officer
Kathleen L. Quirk	and Treasurer (Principal Financial Officer)

/s/ C. Donald Whitmire, Jr.	Vice President and Controller—Financial Reporting
C. Donald Whitmire, Jr.	(Principal Accounting Officer)

S-1

Signature	Title

*	Chairman of the Board
James R. Moffett

*	Vice Chairman of the Board
B. M. Rankin, Jr.

*	Director
Robert J. Allison, Jr.

*	Director
Robert A. Day

*	Director
Gerald J. Ford

*	Director
H. Devon Graham, Jr.

*	Director
Charles C. Krulak

*	Director
Bobby Lee Lackey

*	Director
Jon C. Madonna

*	Director
Dustan E. McCoy

*	Director
Stephen H. Siegele

*	Kathleen L. Quirk hereby signs this Amendment No. 4 to the Registration Statement on behalf of the indicated persons for whom she is attorney-in-fact on April 18, 2013, pursuant to powers of attorney previously filed as Exhibit 24.1 to Amendment No. 2 to the Registration Statement on Form S-4 of the Royalty Trust and FCX filed with the Securities and Exchange Commission on March 12, 2013.

BY:	/s/ Kathleen L. Quirk
Attorney-in-fact
Dated: April 18, 2013

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